                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              Lomak Petroleum, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

                                   15,490,704
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         The unit price was determined using the average of the high and low sales price of Lomak Common Stock on the New York Stock Exchange on June 3, 1998 of $11.5625 and the maximum Exchange Ratio of 1.2083 shares of Lomak Common Stock.
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                  $177,174,927
--------------------------------------------------------------------------------
     (5) Total fee paid:

                                   $35,434.99
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                     [LETTERHEAD OF LOMAK PETROLEUM, INC.]

                                               , 1998

Dear Fellow Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of
Lomak Petroleum, Inc. ("Lomak") at                     ,                     ,
Fort Worth, Texas on                     ,                     , at        .m.,
Fort Worth time.

     At the special meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares of common stock of Lomak ("Lomak Common Stock") pursuant to the Agreement and Plan of Merger dated May 12, 1998, as amended (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Lomak with and into Domain Energy Corporation ("Domain"). The Merger Agreement provides that, upon consummation of the Merger, each issued and outstanding share of common stock of Domain would be converted into a number of shares of Lomak Common Stock ranging from .8529 to 1.2083 (the "Exchange Ratio"), depending upon the average closing sales price of Lomak Common Stock, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for the period of the 15 most recent trading days ending on the third business day prior to the date of the closing of the Merger. The Merger Agreement and the Merger are discussed in more detail in the accompanying Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.

     Lomak's Board of Directors believes that the Merger is fair to, and in the best interests of, its stockholders and recommends that you vote in favor of the issuance of Lomak Common Stock pursuant to the Merger Agreement. In making that determination, the Board of Directors took into account, among other factors, the opinion of PaineWebber Incorporated, an investment banking firm, that the Exchange Ratio was fair to Lomak from a financial point of view. A copy of the PaineWebber opinion is included in the accompanying Proxy Statement/Prospectus as Annex E. At the special meeting, you will also be asked to approve an amendment to Lomak's Certificate of Incorporation to change Lomak's name to "Range Resources Corporation." The Merger is not conditioned upon approval of the name change.

     The oil and gas industry is once again coping with low commodity prices. As a result, the stock prices of the independent sector have fallen sharply. While Lomak cannot escape the cyclical nature of our business, we are continuing to aggressively pursue our goal of building a top tier exploration and production company. The Merger of Lomak and Domain will create Range Resources Corporation, one of the twenty largest publicly traded independents in the United States, with assets exceeding $1 billion. We will have a natural gas dominated reserve base of nearly a trillion cubic feet of gas equivalents. Our balance of long-lived, stable cash flow activities, coupled with a dynamic array of high impact exploration projects and an emerging international effort, provide a unique platform to build future value. Historically, Lomak has been able to create substantial value, during periods of low commodity prices. We certainly expect nothing less from Range Resources Corporation.

     If you have any questions or need further assistance, please call MacKenzie Partners, Inc., who will be assisting in connection with the special meeting, at
(800) 322-2885 or call collect at (212) 929-5500. Regardless of whether you plan to attend the special meeting, please sign, date and return the enclosed proxy or voting instruction card in the enclosed envelope as promptly as possible so that your shares will be represented at the special meeting. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          John H. Pinkerton
                                          President and Chief Executive Officer

                   [LETTERHEAD OF DOMAIN ENERGY CORPORATION]

                                               , 1998

Dear Fellow Stockholder:

     Domain Energy Corporation ("Domain") has entered into an Agreement and Plan of Merger, dated as of May 12, 1998 (as amended, the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Lomak Petroleum, Inc. ("Lomak") with and into Domain. The Merger Agreement provides that, upon consummation of the Merger, each issued and outstanding share of the common stock of Domain ("Domain Common Stock") would be converted into shares of common stock of Lomak ("Lomak Common Stock") on a one-for-one basis at a price of $14.50 per share, to be adjusted for changes in Lomak's stock price from $12.00 to $17.00. To derive the actual exchange ratio, the $14.50 price will be divided by the average closing sales price of Lomak Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for the period of the 15 most recent trading days ending on the third business day prior to the date of the closing of the Merger, but if the average price is below $12.00, or above $17.00, the $14.50 would be divided by $12.00 or $17.00, respectively. Therefore, the exchange ratio for conversion of one share of Domain Common Stock into shares of Lomak Common Stock will be within the range of .8529 (if Lomak's average closing sale price is $17.00 or above) to 1.2083 (if Lomak's average closing sale price is $12.00 or below). The Merger Agreement and the Merger are discussed in more detail in the accompanying Proxy Statement/Prospectus.

     Upon consummation of the Merger, subject to the approval of its stockholders Lomak will change its name to "Range Resources Corporation" and Jon Linker, Chairman of our Board of Directors, and I will join Range's Board. I have been asked to continue with Range as its Chief Operating Officer and am pleased to report that virtually our entire management and technical team will continue with Range, in charge of its Gulf Coast business unit in Houston.

     The accompanying Proxy Statement/Prospectus is being furnished to holders
of Domain Common Stock as of                     , 1998 as the information
statement required to be delivered pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended. First Reserve Fund VII, Limited Partnership, Domain's majority stockholder, has approved and adopted the Merger and the Merger Agreement pursuant to a written consent delivered to Domain on May 12, 1998. As a result, under Delaware law no further Domain stockholder action is required to approve the Merger or the Merger Agreement, and no special meeting of the Domain stockholders will be held in connection with the Merger. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The issuance of Lomak Common Stock to the Domain stockholders pursuant to the Merger Agreement is subject to the affirmative vote of a majority of the outstanding shares of Lomak Common Stock and Lomak $2.03 Convertible Preferred Stock. Lomak has scheduled a Special Meeting of Stockholders to be held on
                    , 1998 (the "Special Meeting") to consider and vote upon proposals to approve (i) the issuance of the shares of Lomak Common Stock in the Merger and (ii) an amendment to the Certificate of Incorporation of Lomak to change the name of Lomak to "Range Resources Corporation." If the issuance of Lomak Common Stock in the Merger is approved at the Special Meeting and certain other conditions to the Merger are satisfied or waived, Lomak will, promptly thereafter, deliver to each Domain stockholder a letter of transmittal and instructions for use in effecting the exchange of certificates representing Domain Common Stock for certificates representing Lomak Common Stock and, if applicable, cash in lieu of a fractional share.

     We are excited about having the chance to continue our strategy of building stockholder value through focused Gulf Coast exploration, development and acquisition activity and growing our independent producer financing business as a part of Range Resources. Your new Company will have total capitalization of almost $1 billion, proved reserves of almost 1 Tcfe, daily production of over 200 Mmcfe and 1997 pro forma revenues and EBITDA of $222 million and $155 million, respectively. We believe that the combination of Lomak's long-lived, geographically diverse reserve base with our high-impact Gulf Coast onshore and offshore exploration and development portfolio, and the bringing together of two management teams with a shared commitment to growth, provide a unique opportunity to enhance the value of your investment in Domain.

     We look forward to your continuing support.

     If you have any questions or need further assistance, please call
                    .

                                          Sincerely,

                                          Michael V. Ronca
                                          President and Chief Executive Officer

                             LOMAK PETROLEUM, INC.
                                500 THROCKMORTON
                            FORT WORTH, TEXAS 76102
                                 (817) 870-2601

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    To be held on                     , 1998

To the Stockholders of Lomak Petroleum, Inc.:

     A Special Meeting of Stockholders (the "Lomak Special Meeting") of Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), will be held on
                    ,                     , 1998 at             .m., Fort Worth,
Texas, at                     ,                     ,                     , for
the following purposes:

     1. To consider and vote upon a proposal to approve the issuance of up to 15,490,704 shares of common stock, par value $.01 per share, of Lomak ("Lomak Common Stock") pursuant to the Agreement and Plan of Merger dated as of May 12, 1998, as amended (the "Merger Agreement"), among Lomak, DEC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Lomak ("Merger Sub"), and Domain Energy Corporation, a Delaware corporation ("Domain"). Pursuant to the Merger Agreement, Merger Sub would be merged with and into Domain (the "Merger") and, among other things, each share of common stock, par value $.01 per share, of Domain ("Domain Common Stock") outstanding at the effective time of the Merger would be converted into a number of shares of Lomak Common Stock ranging from .8529 to 1.2083 (the "Exchange Ratio"), depending upon the average closing sales price of Lomak Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for the period of the 15 most recent trading days ending on the third business day prior to the date of the closing of the Merger, all as more fully set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is included as Annex A thereto;

     2. To consider and vote upon a proposal to amend the Certificate of Incorporation of Lomak, as amended (the "Certificate of Incorporation"), to change the name of Lomak to "Range Resources Corporation" (the "Name Change"); and

     3. To transact such other business as may properly come before the Lomak Special Meeting or any adjournment(s) thereof.

     The Board of Directors of Lomak has fixed the close of business on
                    , 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Lomak Special Meeting and any adjournment(s) thereof. Only holders of record of shares of Lomak Common Stock and shares of $2.03 Convertible Preferred Stock of Lomak (the "Lomak Preferred Stock" and collectively with the Lomak Common Stock, the "Lomak Voting Stock") at the close of business on the record date are entitled to notice of, and to vote at, the Lomak Special Meeting. A complete list of such stockholders will be available for examination at the offices of Lomak in Fort Worth, Texas during normal business hours by any Lomak stockholder, for any purpose germane to the Lomak Special Meeting, for a period of 10 days prior to the Lomak Special Meeting. Stockholders of Lomak are not entitled to any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware.

     Your vote is important. The issuance of the Lomak Common Stock in the Merger (the "Stock Issuance") requires the affirmative vote of the holders of a majority of the outstanding shares of Lomak Voting Stock, voting together as a class, represented in person or by proxy at the Lomak Special Meeting, provided that a quorum is present. The Name Change requires the affirmative vote of the holders of a majority of the shares of the Lomak Voting Stock outstanding and entitled to vote as of the Record Date, voting together as a class. While the consummation of the Merger is contingent upon stockholder approval of the Stock Issuance, the consummation of the Merger and the Stock Issuance are not contingent on stockholder approval of the Name Change. Even if you plan to attend the Lomak Special Meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the Lomak Special Meeting if you are unable to attend. If you do attend the Lomak Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors

                                          Jeffrey A. Bynum
                                          Corporate Secretary

Fort Worth, Texas
                    , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 5, 1998
                             LOMAK PETROLEUM, INC.
                           PROXY STATEMENT/PROSPECTUS
                             ---------------------

                           DOMAIN ENERGY CORPORATION
                             INFORMATION STATEMENT
                             ---------------------

            SPECIAL MEETING OF STOCKHOLDERS OF LOMAK PETROLEUM, INC.
                  TO BE HELD ON                         , 1998

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), in connection with the solicitation of proxies by the Board of Directors of Lomak for use at the Special Meeting of Stockholders of Lomak (the "Lomak Special Meeting") including any adjournment(s). The Lomak Special Meeting
is scheduled to be held on                     , 1998. This Proxy
Statement/Prospectus relates to the proposed merger (the "Merger") of DEC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Lomak ("Merger Sub"), with and into Domain Energy Corporation, a Delaware corporation ("Domain"), pursuant to the Agreement and Plan of Merger, dated as of May 12, 1998, as amended (the "Merger Agreement"), among Lomak, Merger Sub and Domain. In addition, the Lomak stockholders also will be asked to vote upon a proposal at the Lomak Special Meeting to amend the Certificate of Incorporation, as amended, of Lomak (the "Certificate of Incorporation") to change the name of Lomak to "Range Resources Corporation" (the "Name Change").

     This Proxy Statement/Prospectus is being furnished to stockholders of Domain, as the information statement required to be delivered to the Domain stockholders pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the consent of First Reserve Fund VII, Limited Partnership, a Delaware limited partnership and majority stockholder of Domain (the "Principal Stockholder" or "FRLP"), to the Merger. As a result of the Principal Stockholder's approval and adoption of the Merger and the Merger Agreement by written consent delivered to Domain on May 12, 1998, no further Domain stockholder action is required to approve the Merger and the Merger Agreement, and no special meeting of the Domain stockholders will be held in connection with the Merger.

     At the effective time of the Merger (the "Effective Time"), Merger Sub will be merged with and into Domain, which will be the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, Domain will become a wholly owned subsidiary of Lomak. Each issued and outstanding share of common stock, par value $.01 per share, of Domain (the "Domain Common Stock") will be converted into such number of shares of fully paid and nonassessable voting common stock, par value $.01 per share, of Lomak ("Lomak Common Stock") equal to the Exchange Ratio. The "Exchange Ratio" shall be equal to the quotient of (i) $14.50 divided by (ii) the Closing Date Market Price (rounded to four decimal places); provided, however, that in no event shall the Exchange Ratio be greater than 1.2083 nor less than 0.8529. The term "Closing Date Market Price" shall mean the average of the closing sales price of Lomak Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal during the period of the 15 most recent trading days ending on the third business day prior to the date of the closing of the Merger. Cash will be paid in lieu of fractional shares of Lomak Common Stock. See "The Merger Agreement -- Fractional Shares."

     This Proxy Statement/Prospectus constitutes a prospectus of Lomak with
respect to up to                     shares of Lomak Common Stock issuable to
Domain stockholders in the Merger pursuant to the Merger Agreement upon conversion of shares of Domain Common Stock outstanding on the date hereof and not owned by Lomak or any subsidiary thereof or upon the exercise of outstanding stock options of Domain which, if not exercised prior to the Effective Time, pursuant to the Merger Agreement and the terms of the related stock option plans, will constitute options to purchase shares of Lomak Common Stock upon the terms set forth in such stock option plans and the Merger Agreement. See "Merger Agreement -- Interests of Certain Persons in the Merger -- Domain Option Plans."

     The Lomak Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") under the symbol "LOM," and the Domain Common Stock is listed for trading on the NYSE under the symbol "DXD." On June 4, 1998, the last sale prices of the Lomak Common Stock and the Domain Common Stock as reported on the NYSE Composite Transaction Tape were $11.3125 per share and $11.875 per share, respectively. For a description of the Lomak Common Stock, see "Description of Lomak Capital Stock" and "Comparison of Rights of Holders of Domain Common Stock and Lomak Common Stock." If the Name Change is approved by the stockholders at the Lomak Special Meeting, Lomak's NYSE trading symbol will be changed to "RRC."

     SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

     This Proxy Statement/Prospectus, the accompanying form of proxy and the other enclosed documents are first being mailed to stockholders of Lomak and
Domain on or about                     , 1998.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS                     , 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LOMAK OR DOMAIN. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF LOMAK OR DOMAIN SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS OF LOMAK BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. LOMAK UNDERTAKES TO PROVIDE COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE), WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO CORPORATE SECRETARY, LOMAK PETROLEUM, INC., 500 THROCKMORTON STREET, FORT WORTH, TEXAS 76102. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS, SUCH REQUESTS SHOULD BE
RECEIVED BY                     , 1998.

                             AVAILABLE INFORMATION

     Lomak and Domain are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Lomak and Domain can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Lomak and Domain may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Certain of such reports, proxy statements and other information filed by Lomak or Domain are also available on the Commission's World Wide Web site at http://www.sec.gov.

     Lomak has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Lomak Common Stock to be issued pursuant to the Merger Agreement. The information contained herein with respect to Lomak and its affiliates, including Merger Sub, has been provided by Lomak, and the information contained herein with respect to Domain and its affiliates has been provided by Domain. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by Lomak pursuant to the Exchange Act, are incorporated herein by reference:

     1. Lomak's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     2. Lomak's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     3. The description of the Lomak Common Stock contained in the Registration Statement on Form 8-A declared effective by the Commission on October 8, 1990; and

     4. The information set forth under the headings "Election of Directors" and "Executive Compensation" on pages 4 through 11 of the Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 28, 1998 filed under cover of Schedule 14A with the Commission on April 16, 1998.

     All documents filed by Lomak pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Lomak Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

SUMMARY.....................................................    6
RISK FACTORS................................................   22
THE COMPANIES...............................................   29
  Lomak Petroleum, Inc......................................   29
  Merger Sub................................................   30
  Domain Energy Corporation.................................   30
POST-MERGER PROFILE AND STRATEGY............................   33
LOMAK SPECIAL MEETING.......................................   41
  Matters To Be Considered at the Lomak Special Meeting.....   41
  Voting Proxies............................................   42
  Revocability of Proxies...................................   42
  No Dissenters' or Appraisal Rights........................   42
  Solicitation of Proxies...................................   42
THE MERGER..................................................   43
  General...................................................   43
  Background of the Merger..................................   43
  Lomak's Reasons for the Merger; Recommendation of Board of
     Directors of Lomak.....................................   47
  Domain's Reasons for the Merger; Recommendation of Board
     of Directors of Domain.................................   49
  Opinions of Financial Advisors............................   51
  Interests of Certain Persons in the Merger................   60
  Certain Federal Income Tax Consequences...................   62
  Accounting Treatment......................................   63
  Governmental and Regulatory Approvals.....................   63
  Restrictions on Resales by Affiliates.....................   64
  Factors Affecting Forward-Looking Statements..............   64
CERTAIN TERMS OF THE MERGER AGREEMENT.......................   65
  Effective Time of the Merger..............................   65
  Manner and Basis of Converting Shares.....................   65
  Treatment of Domain Stock Options.........................   65
  Surrender and Exchange of Certificates....................   65
  Treatment of Fractional Interests.........................   67
  No Dissenters' or Appraisal Rights........................   67
  Representations and Warranties............................   67
  Conduct of Business Prior to the Merger...................   67
  No Solicitation...........................................   70
  Certain Additional Agreements.............................   70
  Certain Post-Merger Matters...............................   71
  Conditions to the Merger..................................   71
  Termination and Amendment of the Merger Agreement.........   72
  Expenses..................................................   72
  Indemnification of Directors and Officers.................   72
VOTING AGREEMENT............................................   74
  General...................................................   74
  Pre-Merger Provisions Relating to Domain Common Stock.....   74
  Post-Merger Provisions Relating to Lomak Common Stock.....   74
STOCK PURCHASE AGREEMENT....................................   75
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   76
BUSINESS OF DOMAIN..........................................   83
  General Development of Business...........................   83
  Certain Transactions......................................   84
  Independent Producer Finance Activities...................   85
  Producing Properties and Exploitation of Assets...........   85
  Production, Prices and Operating Expenses.................   87

  Exploration...............................................................................................         87
  Historical Results........................................................................................         88
  Oil and Natural Gas Reserves..............................................................................         90
  Oil and Gas Marketing.....................................................................................         91
  Risk Management...........................................................................................         92
  Competition...............................................................................................         92
  Seasonality...............................................................................................         92
  Regulation................................................................................................         92
  Environmental Matters.....................................................................................         95
  Employees.................................................................................................         97
  Offices...................................................................................................         97
  Legal Proceedings.........................................................................................         98
SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA (DOMAIN).......................................         99
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (DOMAIN)..............        100
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION.................................................        111
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................................        112
  Lomak.....................................................................................................        112
  Domain....................................................................................................        114
  Pro Forma Beneficial Ownership of Range Resources Corporation.............................................        115
DESCRIPTION OF LOMAK CAPITAL STOCK..........................................................................        116
  Lomak Common Stock........................................................................................        116
  Options...................................................................................................        116
  Preferred Stock...........................................................................................        116
COMPARATIVE RIGHTS OF LOMAK AND DOMAIN STOCKHOLDERS.........................................................        117
  Directors.................................................................................................        117
  Preferred Stock...........................................................................................        117
  Amendment of the Certificate of Incorporation and By-Laws.................................................        118
  Limitation on Liability of Directors......................................................................        118
  Indemnification of Directors and Officers.................................................................        118
  Special Meetings..........................................................................................        119
THE NAME CHANGE.............................................................................................        119
STOCKHOLDER PROPOSALS.......................................................................................        119
LEGAL MATTERS...............................................................................................        119
EXPERTS.....................................................................................................        120
CERTAIN DEFINITIONS.........................................................................................        121
INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS.....................................................        F-1
ANNEX A -- Agreement and Plan of Merger (as amended)........................................................        A-1
ANNEX B -- Voting and Standstill Agreement..................................................................        B-1
ANNEX C -- Stock Purchase Agreement.........................................................................        C-1
ANNEX D -- Opinion of Credit Suisse First Boston Corporation................................................        D-1
ANNEX E -- Opinion of PaineWebber Incorporated..............................................................        E-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read carefully this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Stockholders should carefully consider the information set forth below under the heading "Risk Factors." As used in this Proxy Statement/Prospectus, unless otherwise required by the context, the term "Lomak" means Lomak Petroleum, Inc. and its consolidated subsidiaries, and the term "Domain" means Domain Energy Corporation and its consolidated subsidiaries. Subject to approval of the Name Change at the Lomak Special Meeting, the post-Merger corporation will be known as "Range Resources Corporation" and is sometimes referred to in this Proxy Statement/Prospectus as "Range." Capitalized terms used herein without definition are, unless otherwise indicated, defined in the Merger Agreement and used herein with such meanings. Certain terms relating to the oil and gas industry are defined under "Certain Definitions" in this Proxy Statement/Prospectus. As used herein, "cash flow" is defined as net income plus deferred taxes, provision for impairment, depletion, depreciation and amortization, stock compensation expense, exploration expense, IPF return of capital and amortization of debt issuance costs.

RANGE RESOURCES CORPORATION: THE POST-MERGER COMPANY

     Range Resources Corporation will be formed through the combination of two of the fastest growing companies in the oil and gas industry. From inception, Range will be one of the twenty largest publicly traded independent oil and gas companies in the United States. Range will have a long-lived, high margin asset base of nearly a trillion cubic feet of natural gas equivalents, a development inventory of over 1,700 proven projects, a diversified portfolio of domestic onshore and Gulf of Mexico exploration projects and an emerging international effort. This blend of long-lived reserves, extensive development inventory and high potential exploration provides a unique platform on which to build stockholder value. Range will operate through six distinct business units, led by experienced technical and operating teams of over 50 petroleum engineers and geoscientists. Management's substantial ownership of Range stock will align its interests with those of the stockholders.

STRATEGY AND GROWTH OPPORTUNITIES

     Range's objective is to create stockholder value through a balanced strategy that combines lower risk, steady growth activities with higher risk, high impact activities. Ongoing development, the Independent Producer Finance business ("IPF") and transportation, processing and marketing activities are expected to provide consistent cash flow and growth. Domestic onshore and Gulf of Mexico exploration and international activities will provide opportunities to dramatically increase production and reserves at low finding costs.

- Range will have over 1,700 development projects, consisting of proven drilling locations and recompletion opportunities. More than 85% of these projects are concentrated in nine fields covering 587,000 gross acres. Such large acreage blocks and concentration of projects provide economies of scale, access to competitively priced oilfield services and focused operating and technological expertise.

- Through IPF, Range will provide capital to small producers to fund acquisition and development projects. In 1997, IPF generated $15 million of cash flow. The IPF portfolio had a cost basis of $52 million at March 31, 1998, with a Present Value of $63 million. IPF's goal is to expand its portfolio to over $200 million in three to five years.

- Range will generate incremental cash flow by transporting, processing and marketing production from its properties. Range's transportation assets include approximately 3,000 miles of gas gathering and pipelines and a 25,000 Mcfd gas processing plant. These activities generated $8 million of cash flow in 1997.

- Range will have active domestic onshore exploration projects covering 578,000 gross acres. These projects are well distributed among the Permian, Gulf Coast, Midcontinent and Appalachia business units. Target depths range from 4,500 to 18,000 feet, and the projects offer the potential to add substantially to Range's reserves and production. Range expects to initiate six 3D seismic surveys and spud 18 exploration wells on its existing projects by year-end.

- Range's offshore exploration program will focus on its 3.5 million acres of contiguous 3D seismic data in the shallow waters of the Gulf of Mexico. Presently, there are 33 identified prospects on this acreage, and Range will have leases covering 112,000 gross acres on 24 of these prospects. Range expects to test four to six of these prospects by year-end.

- Through a 50%-owned subsidiary, Range will have the opportunity to explore and develop 1.2 million gross acres in Argentina. This acreage has recently been awarded, pending a Presidential decree. On this acreage, 25 potential prospects have already been identified. The concessions entail a commitment for Range to spend approximately $2.5 million, net to its interest, to shoot 70 square miles of 3D seismic data and drill four exploratory wells by 2001.

RESERVES AND PRODUCTION

- Range will have pro forma combined proved reserves as of December 31, 1997 totaling 960 Bcfe with a Present Value of approximately $836 million.

- Range's daily production immediately upon completion of the Merger is expected to exceed 210 Mmcfe, 77% of which is estimated to be natural gas.

- Range's reserve life will be 12.8 years. The benefits of long-lived reserves include minimizing the impact of short-term commodity price volatility and reducing reinvestment risk.

- Range will operate over 80% of its proved reserves, providing substantial control over the timing, expense and manner of the exploitation of its properties.

FINANCIAL

- On a pro forma combined basis at March 31, 1998, Range had total assets of $1.1 billion, total debt of $540 million and a debt to book capitalization ratio of 55%.

- For the twelve months ended December 31, 1997 on a pro forma combined basis, Range generated revenues of $222 million and cash flow of $128 million.

- The combination of Range's low unit operating costs and the premium prices received for approximately 35% of its gas production generates relatively high operating margins. Range has in place fixed price gas sales contracts on volumes averaging 31,000 Mcfd in the second half of 1998 that will help mitigate the financial impact on Range of low commodity prices.

- Range's long-lived reserves and fixed price gas contracts, combined with its strong credit statistics and large asset base, are expected to provide access to a variety of attractive sources of capital to fund future activity.

MANAGEMENT AND TECHNICAL EXPERTISE

- Range will conduct its operations through six independent business units, each staffed with experienced technical, operating and management personnel. The six units will be: Permian, Gulf Coast, Midcontinent, Appalachia, International and IPF. Where Lomak and Domain own assets in overlapping geographical areas, those assets will be consolidated into a single unit, improving operational efficiency.

- Range will have a technical staff of 54 petroleum engineers, geologists and geophysicists, with an average of 20 years of experience. These personnel will provide each business unit with the expertise with which to execute the efficient development of existing assets, as well as the pursuit of additional opportunities in the form of exploration and acquisitions. Range's technical staff applies the latest technological innovations, including 3D seismic, horizontal and directional drilling, advanced completion techniques and extensive reservoir engineering studies to help reduce finding costs and maximize ultimate reserve recovery.

- Upon completion of the Merger, directors and executive officers of Range are expected to beneficially own approximately 8% of Range's outstanding common stock. This substantial ownership position will align the interests of management with those of the stockholders.

PARTIES TO THE MERGER

     Lomak. Lomak is an independent energy company engaged in oil and gas development, exploration and acquisition primarily in four core areas: the Permian, Midcontinent, Gulf Coast, and Appalachia regions. Over the past seven years, Lomak has significantly increased its reserves and production through acquisitions and the development and exploration of its properties. At December 31, 1997, Lomak had proved reserves of 753 Bcfe with a Present Value of $632 million. On an Mcfe basis, the reserves were 76% natural gas, with a reserve life index in excess of 15 years. Properties operated by Lomak account for over 98% of its total reserves. Lomak also owns over 3,000 miles of gas gathering systems and a gas processing plant in proximity to its principal gas properties. Lomak's objective is to maximize stockholder value through aggressive growth in its reserves, production, cash flow and earnings through a balanced program of development and exploratory drilling and strategic acquisitions. Management believes that the acquisitions completed since 1990 have substantially enhanced Lomak's ability to increase its production and reserves through the ongoing development of the acquired properties. Lomak now has over 1,600 proven recompletion and development drilling projects. With its large development inventory and expanding exploration effort, Lomak believes that it can achieve significant growth in reserves, production, cash flow and earnings over the next several years. Lomak currently anticipates spending approximately $300 million during the next three years on the development and exploration activities.

     Domain. Domain is an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties. Domain complements these activities with the IPF Program, pursuant to which it invests in oil and natural gas reserves through the acquisition of term overriding royalty interests. Domain's oil and gas operations are concentrated primarily in the Gulf Coast region (which includes the shallow waters of the Gulf of Mexico). Domain has grown rapidly from 12.6 Bcfe of proved reserves at December 31, 1993 to 173 Bcfe of proved reserves at December 31, 1997, with a Present Value of $148.8 million. Domain has an active exploration program supported primarily by a 3D seismic database of 700 blocks (approximately 5,500 square miles) in the shallow waters of the Gulf of Mexico and more than 150,000 gross acres in southern Mississippi with respect to which 3D seismic is currently being acquired. In addition, Domain is the 50% owner of Domain Argentina, S.A., which, pending a Presidential decree, has been awarded two Argentine concessions totaling approximately 1.2 million acres. The IPF Program has expanded rapidly since 1994 and has a cost basis of approximately $52 million, representing aggregate Present Value of $63 million and proved reserves of approximately 34 Bcfe. In addition, Domain is currently evaluating approximately $50 million of new IPF transactions.

     Merger Sub. Merger Sub is a wholly owned subsidiary of Lomak incorporated on May 8, 1998 in the State of Delaware for the sole purpose of effecting the Merger. Merger Sub presently conducts no business and has no material assets or liabilities.

LOMAK SPECIAL MEETING

     The Lomak Special Meeting will be held on                ,                ,
1998 at   .m., Fort Worth, Texas, at                ,                ,
               . At the Lomak Special Meeting, the holders of Lomak Common Stock and Lomak Preferred Stock (collectively, the "Lomak Voting Stock") will be asked to consider and vote upon a proposal to approve the issuance of shares of Lomak Common Stock to holders of Domain Common Stock in the Merger (the "Stock Issuance") and the change of Lomak's name to "Range Resources Corporation" (the "Name Change"). See "Lomak Special Meeting."

     Only holders of record of Lomak Common Stock and Lomak Preferred Stock at
the close of business on          , 1998 (the "Record Date") will be entitled to
receive notice of and to vote at the Lomak Special Meeting. On the Record Date,
there were                shares of Lomak Common Stock and 1,149,840 shares of
Lomak Preferred Stock outstanding. The Stock Issuance requires the affirmative vote of the holders of a majority of the shares of Lomak Common Stock and Lomak Preferred Stock, voting together as a class, represented in person or by proxy at the Lomak Special Meeting, provided that a quorum is present. The Name Change requires the affirmative vote of a majority of the shares of the Lomak Common Stock and the Lomak Preferred Stock outstanding and entitled to vote as of the Record Date, voting together as a class.

     The Stock Issuance and Name Change are separate proposals and will be voted on separately by the holders of Lomak Voting Stock. The proposals are not contingent on each other and the failure to adopt one proposal will not constitute a failure to adopt the other proposal if the requisite stockholder vote for the other proposal is otherwise obtained.

     As of the Record Date, directors and executive officers of Lomak and their
affiliates were beneficial owners of an aggregate of                outstanding
shares of Lomak Common Stock and no shares of Lomak Preferred Stock,
representing approximately (i)   % of the outstanding shares of Lomak Voting
Stock entitled to vote at the Lomak Special Meeting, (ii)   % of the maximum and
  % of the minimum votes that could be required to approve the Stock Issuance
and (iii)   % of the maximum and   % of the minimum votes that could be required
to approve the Name Change. Each of the directors and executive officers of Lomak has advised Lomak that he plans to vote or to direct the vote of all of the outstanding shares of Lomak Common Stock beneficially owned by him in favor of the Stock Issuance and the Name Change.

DOMAIN STOCKHOLDER CONSENT

     First Reserve Fund VII, Limited Partnership (the "Principal Stockholder" or "FRLP"), which owned an aggregate of 7,820,718 shares, or approximately 51.8%, of the outstanding shares of Domain Common Stock on May 12, 1998, has voted all of such stock in favor of the Merger. On May 12, 1998, FRLP approved and adopted the Merger and the Merger Agreement by written consent delivered to Domain pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"). As a result of FRLP's approval and adoption of the Merger Agreement, no further action is required by Domain stockholders to approve and adopt the Merger and the Merger Agreement, and no meeting of Domain stockholders will be held.

THE MERGER

     General. Lomak, Merger Sub and Domain have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into Domain, and Domain will be the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Lomak.

     Manner and Basis of Converting Shares. As of the Effective Time of the Merger, without any action on the part of the holders of Domain Common Stock, each share of Domain Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into such number of shares of Lomak Common Stock as is equal to the "Exchange Ratio," which is the quotient of (i) $14.50 divided by (ii) the Closing Date Market Price; provided, however, that in no event shall the Exchange Ratio be greater than 1.2083 nor less than 0.8529. The term "Closing Date Market Price" shall mean the average closing sales price of Lomak Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for the period of the 15 most recent trading days ending on the third business day prior to the Closing Date (as defined in the Merger Agreement). No fractional shares of Lomak Common Stock shall be issued in the Merger, and all holders of fractional shares of Lomak Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Lomak Common Stock to which such holder would otherwise have been entitled by the Closing Date Market Price.

     No Solicitation. The Merger Agreement provides that, from the date thereof until the termination thereof, Domain and its Subsidiaries (as defined in the Merger Agreement) will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Domain Acquisition Proposal (as hereinafter defined), or (ii) engage in negotiations with, or disclose any nonpublic information relating to Domain or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Domain Acquisition Proposal. Nothing contained in the foregoing provision shall prohibit Domain and the Domain Board from taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Commission under the Exchange Act. The term "Domain Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Domain or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by the Merger Agreement.

     Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of certain conditions, including: (i) the approval of the Stock Issuance by the holders of Lomak Common Stock and Lomak Preferred Stock, voting together as a class; (ii) the absence of any action, suit or proceeding instituted by any Governmental Authority (as defined in the Merger Agreement), or any statute, rule or regulation, injunction, order, decree or judgment of any court or Governmental Authority that would prohibit, restrain, enjoin or restrict the consummation of the Merger; (iii) the Registration Statement shall have become effective under the Securities Act; (iv) all third party permits, authorizations, consents, or approvals required to be obtained to consummate the transactions contemplated by the Merger Agreement shall have been obtained; (v) the shares of Lomak Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; (vi) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the transactions contemplated by the Merger Agreement shall have expired; (vii) the transactions contemplated by the Stock Purchase Agreement (as defined below) shall have been consummated on or prior to the Effective Time in accordance with the terms thereof, and as a result of such transactions, Lomak shall have acquired from the Principal Stockholder at least 3,250,000 shares of outstanding Domain Common Stock; and (viii) other customary closing conditions for a transaction of this nature. There can be no assurance that all of the conditions to the Merger will be satisfied.

     Termination and Amendment of the Merger Agreement. The Merger Agreement may be terminated: (i) by the mutual consent of the parties; (ii) by either Lomak or Domain if the Effective Time shall not have occurred on or before October 31, 1998; (iii) by Domain if there has been a material breach by Lomak or Merger Sub of any covenant or agreement set forth in the Merger Agreement, the Voting Agreement or the Stock Purchase Agreement (each as defined below) or if there shall be a breach by Lomak of any representation contained in the Merger Agreement that would result in a failure to satisfy the conditions to the obligations of Domain set forth in the Merger Agreement; (iv) by Lomak, if there has been a material breach by Domain or the Principal Stockholder of any covenant or agreement set forth in the Merger Agreement, the Voting Agreement or the Stock Purchase Agreement, or if there shall be a breach by Domain of any representation contained in the Merger Agreement that would result in a failure to satisfy the conditions to the obligations of Lomak and Merger Sub set forth in the Merger Agreement or a material breach by the Principal Stockholder of the Voting Agreement or Stock Purchase Agreement; (v) by either Domain or Lomak, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; or (vi) by either Domain or Lomak, if the requisite stockholder approval shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

     Board of Directors of Range. Immediately after the Effective Time, Jonathan
S. Linker, the Chairman of the Board of Domain, and Michael V. Ronca, the President and Chief Executive Officer and a director of Domain, will be elected as directors of Range, and the size of Range's Board of Directors will be increased accordingly. Lomak has also agreed to nominate these newly appointed directors for election by Range's stockholders at the Company's 1999 Annual Meeting of Stockholders.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The respective Boards of Directors of Lomak and Domain have determined that the terms of the Merger are fair to and in the best interests of their respective stockholders, and have approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

     The Board of Directors of Lomak unanimously recommends that the holders of Lomak Common Stock and Lomak Preferred Stock approve the Stock Issuance and the Name Change.

     For additional information with respect to the determinations made by the Lomak and Domain Boards of Directors, see "The Merger -- Lomak's Reasons for the Merger; Recommendation of Board of Directors of Lomak" and " -- Domain's Reasons for the Merger; Recommendation of Board of Directors of Domain."

OPINIONS OF FINANCIAL ADVISORS

     Lomak. PaineWebber Incorporated ("PaineWebber") has delivered a written opinion dated May 12, 1998 to the Board of Directors of Lomak to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to Lomak from a financial point of view. PAINEWEBBER'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF LOMAK AND RELATES TO THE FAIRNESS TO LOMAK OF THE CONSIDERATION TO BE PAID IN THE MERGER FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO MATTERS RELATING TO THE MERGER. The full text of the written opinion dated May 12, 1998 of PaineWebber is attached hereto as Annex E and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by PaineWebber in connection with such opinion. See "The Merger -- Opinions of Financial Advisors -- PaineWebber Opinion to the Lomak Board of Directors."

     Domain. Credit Suisse First Boston Corporation ("CSFB") has delivered a written opinion dated May 12, 1998 to the Board of Directors of Domain to the effect that, as of May 12, 1998 and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Domain Common Stock. CSFB'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF DOMAIN AND RELATES TO THE FAIRNESS TO THE HOLDERS OF DOMAIN COMMON STOCK OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO MATTERS RELATING TO THE MERGER. The full text of the written opinion dated May 12, 1998 of CSFB is attached hereto as Annex D and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken by CSFB in connection with such opinion. See "The Merger -- Opinions of Financial Advisors -- CSFB Opinion to the Domain Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Boards of Directors of Lomak and Domain, stockholders should be aware that certain members of the Board of Directors of Domain and certain executive officers of Domain have interests in the transactions contemplated by the Merger Agreement separate from their interests as stockholders. See "The Merger -- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, even though no cash is received in the transaction, a holder of Domain Common Stock that exchanges such stock for Lomak Common Stock in the Merger will recognize gain or loss equal to the difference between the fair market value of the shares of Lomak Common Stock received by such holder in the Merger and the adjusted basis of the shares of Domain Common Stock surrendered in the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase of Domain by Lomak for financial accounting purposes. See "The Merger -- Accounting Treatment."

NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of Domain Common Stock, Lomak Common Stock and Lomak Preferred Stock (including holders of Lomak Common Stock and Lomak Preferred Stock who vote against the Stock Issuance) will not be entitled to dissenters' or appraisal rights under the DGCL if the Merger is consummated.

GOVERNMENTAL AND REGULATORY APPROVALS

     The acquisition by FRLP of shares of Lomak Common Stock pursuant to the Merger (and therefore, the Merger itself) is conditioned upon the expiration or termination of the waiting period under the HSR Act. Lomak and the Principal Stockholder filed notification reports, together with requests for early termination of the waiting period with the Department of Justice and the Federal
Trade Commission (the "FTC") under the HSR Act on                     , 1998.
Unless earlier terminated or a request for additional information is made, the applicable waiting period for each of these filings will expire on
                    , 1998. Lomak and Domain are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws. See "The
Merger -- Governmental and Regulatory Approvals."

RISK FACTORS

     In evaluating the Merger, stockholders should take into account the following risk factors relating to the Merger, Lomak and Domain, and their respective businesses, which risk factors are discussed at greater length under "Risk Factors."

- The calculation of the Exchange Ratio in the Merger is based upon the Closing Date Market Price, which could be different from the closing price of Lomak Common Stock on the date of the Lomak Special Meeting. In addition, the adjustment provided for in the calculation of the Exchange Ratio is subject to a minimum and maximum "collar";

- Growth through business combinations entails risks, including risks with respect to the successful integration of operations;

- The majority of Domain's producing properties are operated by other industry partners;

- Domain's IPF Program is inherently subject to certain risks, including that Domain makes an up-front cash payment to purchase term overriding royalty interests, and the producer's obligations are generally nonrecourse;

- Because the Merger is not a tax-free reorganization, a Domain stockholder could recognize federal income tax liability even though no cash is received in the Merger;

- It is expected that Lomak will recognize a non-recurring pre-tax impairment charge of approximately $106 million upon consummation of the Merger;

- Prices for oil, natural gas and NGL production, and the costs of acquiring, finding, developing and producing such products, are volatile;

- Domain's and Lomak's reserve information is based upon estimates of proved reserves and future net revenues, which may prove not to be accurate;

- Range's future success depends upon its ability to find or acquire additional oil and gas reserves that are economically recoverable;

- After the Merger, the stockholders of both Lomak and Domain will own an investment in a company with a different risk and potential benefit profile as it relates to exploratory versus development drilling than that of Lomak or Domain separately;

- Exploration drilling and development drilling involve a high degree of risk that no commercial production will be obtained or that the production will not be sufficient to recover drilling and completion costs;

- Oil and natural gas operations involve risks that may not be fully insured;

- Range's gas gathering, processing and marketing operations will depend in large part on the ability to contract with third party producers;

- Governmental agencies regulate the oil and natural gas industry extensively;

- Foreign operations involve additional risks for oil and natural gas companies; and

- Oil and natural gas production, development and exploration activities are competitive.

STOCK PURCHASE AGREEMENT

     Simultaneously with the execution of the Merger Agreement, Lomak and FRLP entered into the Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Lomak has agreed, on the terms and conditions set forth in the Stock Purchase Agreement, to acquire from FRLP 3,250,000 shares of Domain Common Stock on July 1, 1998 at a cash purchase price of $43,875,000, or $13.50 per share. The consummation of the Merger is contingent upon the consummation of the purchase pursuant to the Stock Purchase Agreement, but not vice versa. See "Stock Purchase Agreement."

VOTING AGREEMENT

     Simultaneously with the execution of the Stock Purchase Agreement, Lomak and FRLP entered into the Voting and Standstill Agreement (the "Voting Agreement") pursuant to which FRLP has, among other things, agreed to vote all shares of Domain Common Stock beneficially owned by FRLP (i) in favor of the Merger Agreement and (ii) against any business combination proposal or other matter that may interfere or be inconsistent with the Merger (including, without limitation, a Domain Acquisition Proposal). The Voting Agreement also restricts, subject to certain exceptions, the ability of FRLP to sell, transfer or pledge or grant a proxy with respect to any of the shares of Lomak Common Stock to be owned by it during the term of the Voting Agreement, and prohibits FRLP and certain of its affiliates from initiating, engaging in or voting the shares of Lomak Common Stock owned by it in favor of a business combination or other change in control of Lomak not approved by the Lomak Board of Directors. See "Voting Agreement."

MARKET PRICES OF LOMAK COMMON STOCK AND DOMAIN COMMON STOCK

     Lomak Common Stock is traded on the NYSE under the symbol "LOM," and the Domain Common Stock is traded on the NYSE under the symbol "DXD." The following table sets forth the closing sales prices per share of Lomak Common Stock and Domain Common Stock as reported on the NYSE on May 11, 1998, the last business day prior to announcement by the parties of the Merger Agreement and on June 4, 1998, the last trading day for which prices were available prior to the date of this Proxy Statement/Prospectus:

                                             MARKET PRICE PER SHARE
                                           ---------------------------
                                              DOMAIN         LOMAK
                  DATE                     COMMON STOCK   COMMON STOCK
                  ----                     ------------   ------------
May 11, 1998.............................    $12.5000       $14.0000
June 4, 1998.............................    $11.8750       $11.3125

     If the Name Change is approved by the stockholders at the Lomak Special Meeting, Lomak's NYSE trading symbol will be changed to "RRC."

                           COMPARATIVE PER SHARE DATA

     Set forth below are the net earnings (loss) and book value per share data for Lomak and Domain on a historical basis, a pro forma basis for Lomak and an equivalent pro forma basis for Domain. See "Unaudited Pro Forma Combined Financial Information."

     The information set forth below should be read in conjunction with the audited and unaudited consolidated financial statements and related notes of Lomak, incorporated by reference in this Proxy Statement/Prospectus, the audited and unaudited consolidated financial statements and related notes of Domain and the unaudited pro forma condensed financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                     LOMAK

                                                               THREE
                                                              MONTHS
                                                               ENDED      YEAR ENDED DECEMBER 31,
                                                             MARCH 31,   -------------------------
                                                               1998       1997      1996     1995
                                                             ---------   -------   ------   ------
Historical Per Common Share Data:
Net earnings (loss)-basic..................................   $ 0.10     $(1.31)   $0.71    $0.31
Net earnings (loss)-dilutive...............................   $ 0.10     $(1.31)   $0.69    $0.31
Book value(a)..............................................   $ 8.07     $ 7.99    $6.02    $4.93
Dividends..................................................   $ 0.03     $ 0.10    $0.06    $0.01
Pro Forma Per Common Share Data(b):
Net earnings (loss)-basic..................................   $(0.03)    $(0.95)
Net earnings (loss)-dilutive...............................   $(0.03)    $(0.95)
Book value(a)..............................................   $ 8.02
Dividends..................................................   $ 0.03     $ 0.10

                                     DOMAIN

                                                               THREE
                                                              MONTHS
                                                               ENDED      YEAR ENDED DECEMBER 31,
                                                             MARCH 31,   -------------------------
                                                               1998       1997      1996     1995
                                                             ---------   -------   ------   ------
Historical Per Common Share Data:
Net earnings-basic.........................................   $ 0.14     $ 0.27       (d)      (d)
Net earnings-dilutive......................................   $ 0.14     $ 0.26       (d)      (d)
Book value(a)..............................................   $ 8.90     $ 8.74       (d)      (d)
Dividends..................................................   $   --     $   --
Equivalent Pro Forma Per Common Share Data(c):
Net earnings (loss)-basic..................................   $(0.03)    $(1.06)
Net earnings (loss)-dilutive...............................   $(0.03)    $(1.06)
Book value(a)..............................................   $ 8.96
Dividends..................................................   $ 0.03     $ 0.11

---------------

(a) Book value for the purposes of this calculation is defined as stockholders' equity, less in the case of Lomak the liquidation value of the Lomak Preferred Stock ($28,746,000) divided by the number of common shares outstanding at each of the periods.
(b) The Lomak pro forma data was derived by combining historical consolidated financial information of Lomak and Domain using the purchase method of accounting for Domain, all on the basis described under "Unaudited Pro Forma Combined Financial Information."
(c) The equivalent pro forma data for Domain was calculated by multiplying the Lomak pro forma per common share data by an assumed Exchange Ratio of 1.1170.
(d) Prior to December 31, 1996 the stock of the operating subsidiaries that combined to create Domain was held by El Paso Natural Gas Company and Tenneco Inc. Therefore, no per share data is available.

--------------------------------------------------------------------------------

                                     LOMAK

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following table presents certain (i) historical and pro forma financial data and (ii) historical and pro forma reserve and operating data of Lomak. The selected consolidated financial data covers the five years ended December 31, 1997, and the three months ended March 31, 1997 and 1998 and pro forma financial information for the year ended December 31, 1997 and the three months ended March 31, 1998. Such financial information has been derived from the financial statements of Lomak. This data should be read in conjunction with the consolidated financial statements of Lomak, the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the reports incorporated herein by reference and the Unaudited Pro Forma Combined Financial Information included herein. Neither the historical nor the pro forma results are necessarily indicative of future results.

                                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------
                                                                                                      PRO
                                                                                                     FORMA
                                              1993       1994       1995       1996       1997        1997
                                            --------   --------   --------   --------   ---------   --------
                                                                                                  (UNAUDITED)
                                              (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas sales.....................  $ 11,132   $ 24,461   $ 37,417   $ 68,054   $ 130,017   $194,094
    Transportation, processing and
      marketing...........................       559      2,195      3,284      5,575      11,727     13,154
    IPF income(a).........................        --         --         --         --          --      4,779
    Interest and other....................       418        471      1,317      3,386       7,594      9,510
                                            --------   --------   --------   --------   ---------   --------
                                              12,109     27,127     42,018     77,015     149,338    221,537
  Expenses:
    Direct operating......................     3,184      8,130     11,302     20,676      31,481     50,628
    Transportation, processing and
      marketing...........................        13        490        849      1,674       3,921      4,690
    Exploration...........................        86        359        512      1,460       2,527     12,527
    General and administrative............     2,049      2,478      2,736      3,966       5,290     11,378
    Stock compensation....................        --         --         --         --          --      4,787
    Interest..............................     1,120      2,807      5,584      7,487      27,175     39,611
    Depletion, depreciation and
      amortization........................     4,347     10,105     14,863     22,303      55,407     85,180
    Provision for impairment..............        --         --         --         --      58,700     58,700
    Minority interest.....................        --         --         --         --          --        (42)
                                            --------   --------   --------   --------   ---------   --------
                                              10,799     24,369     35,846     57,566     184,501    267,459
                                            --------   --------   --------   --------   ---------   --------
  Income (loss) before taxes..............     1,310      2,758      6,172     19,449     (35,163)   (45,922)
  Income taxes............................       (81)       139      1,782      6,834     (11,831)   (15,369)
                                            --------   --------   --------   --------   ---------   --------
  Net income (loss).......................  $  1,391   $  2,619   $  4,390   $ 12,615   $ (23,332)  $(30,553)
                                            ========   ========   ========   ========   =========   ========
  Earnings (loss) per common share:
    Basic.................................  $   0.19   $   0.25   $   0.31   $   0.71   $   (1.31)  $  (0.95)
    Dilutive..............................  $   0.18   $   0.25   $   0.31   $   0.69   $   (1.31)  $  (0.95)
  Cash dividends per common share.........  $   0.00   $   0.00   $   0.01   $   0.06   $    0.10   $   0.10
  Weighted common shares
    outstanding-diluted...................     5,853      9,051     11,841     14,812      19,641     34,717
  OTHER FINANCIAL DATA:
    EBITDA(b).............................  $  6,863   $ 16,029   $ 27,131   $ 50,699   $ 108,646   $154,883
    IPF return of capital(c)..............        --         --         --         --          --     12,109
    EBITDA plus IPF return of capital.....     6,863     16,029     27,131     50,699     108,646    166,992
    Net cash provided by operations.......     4,305     11,241     16,561     38,445      82,446         NA
    Net cash used in investing............   (43,459)   (29,536)   (76,113)   (69,666)   (506,514)        NA
    Net cash provided by financing........    38,912     21,173     57,702     36,799     425,168         NA
    Capital expenditures..................    48,240     70,024     88,530     79,390     572,572         NA
  SELECTED RATIOS:
    EBITDA to interest expense............       6.1x       5.7x       4.9x       6.8x        4.0x       3.9x
    Earnings to fixed charges(d)..........       2.2x       2.0x       2.1x       3.6x       (0.3x)     (0.2x)
    Debt to EBITDA(e).....................       4.5x       3.9x       3.1x       2.3x        3.4x        NA
    Debt to capitalization................        49%        59%        46%        50%         54%        NA
  BALANCE SHEET DATA (END OF PERIOD):
    Cash and equivalents..................  $  2,019   $  4,897   $  3,047   $  8,625   $   9,725         NA
    Total assets..........................    76,333    141,768    214,788    282,547     764,213         NA
    Long-term debt(f).....................    31,108     62,592     83,088    116,806     367,125         NA
    Company-obligated Preferred Securities
      of Subsidiary Trust.................        --         --         --         --     120,000   NA......
    Stockholders' equity..................    32,263     43,248     99,367    117,529     196,950   NA......

                                             Three Months Ended March 31,
                                           --------------------------------
                                                      (unaudited)   Pro
                                                                   Forma
                                            1997         1998       1998
                                           -------      ------    ---------
  STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas sales.....................  $  34,338   $ 32,540   $   47,658
    Transportation, processing and
      marketing...........................      2,774      2,791        2,791
    IPF income(a).........................         --         --        1,958
    Interest and other....................        638      1,741         (469)
                                            ---------   --------   ----------
                                               37,750     37,072       51,938
  Expenses:
    Direct operating......................      7,772      8,396       13,086
    Transportation, processing and
      marketing...........................        869      1,062        1,062
    Exploration...........................      1,002        413        2,116
    General and administrative............      1,082      1,840        4,096
    Stock compensation....................         --         --          289
    Interest..............................      3,959      8,734       11,523
    Depletion, depreciation and
      amortization........................     12,651     12,198       20,473
    Provision for impairment..............         --         --           --
    Minority interest.....................         --         --          (35)
                                            ---------   --------   ----------
                                               27,335     32,643       52,610
                                            ---------   --------   ----------
  Income (loss) before taxes..............     10,415      4,429         (672)
  Income taxes............................      3,853      1,660          (98)
                                            ---------   --------   ----------
  Net income (loss).......................  $   6,562   $  2,769   $     (574)
                                            =========   ========   ==========
  Earnings (loss) per common share:
    Basic.................................  $    0.35   $   0.10   $    (0.03)
    Dilutive..............................  $    0.34   $   0.10   $    (0.03)
  Cash dividends per common share.........  $    0.02   $   0.03   $     0.03
  Weighted common shares
    outstanding-diluted...................     17,682     21,591       35,911
  OTHER FINANCIAL DATA:
    EBITDA(b).............................  $  28,027   $ 25,774   $   33,729
    IPF return of capital(c)..............         --         --        4,557
    EBITDA plus IPF return of capital.....     28,027     25,774       38,286
    Net cash provided by operations.......     19,245     11,723           NA
    Net cash used in investing............   (353,800)   (61,142)          NA
    Net cash provided by financing........    334,345     46,951           NA
    Capital expenditures..................    393,680     77,636           NA
  SELECTED RATIOS:
    EBITDA to interest expense............        7.1x       3.0x         2.9x
    Earnings to fixed charges(d)..........        3.6x       1.5x         0.9x
    Debt to EBITDA(e).....................        3.5x       4.0x         4.0x
    Debt to capitalization................         64%        57%          55%
  BALANCE SHEET DATA (END OF PERIOD):
    Cash and equivalents..................  $   8,415   $  7,257   $   15,506
    Total assets..........................    667,522    800,252    1,072,586
    Long-term debt(f).....................    390,254    414,933      539,718
    Company-obligated Preferred Securities
      of Subsidiary Trust.................         --    120,000      120,000
    Stockholders' equity..................    218,146    199,058      312,849

---------------

 (a) IPF income for 1994, 1995 and 1996 also includes income from Domain's "GasFund" partnership with a financial advisor. See "Business of Domain--Independent Producer Finance Activities."

 (b) EBITDA represents net income plus stock compensation expense, income taxes, exploration expense, interest expense and depletion, depreciation, amortization expense and provision for impairment. EBITDA is not presented as an indicator of Lomak's operating performance, an indicator of cash available for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies. Lomak's credit agreement requires the maintenance of certain EBITDA ratios.

 (c) To more accurately reflect the actual cash flows generated on a pro forma basis, IPF return of capital is identified separately to allow such cash receipts to be combined with EBITDA.

 (d) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income before taxes plus fixed charges. Fixed charges consist of interest expense.

 (e) EBITDA for the historical and pro forma three-month periods presented has been annualized.

 (f) Long-term debt includes current portion.
--------------------------------------------------------------------------------

                                     LOMAK

                       SUMMARY RESERVE AND OPERATING DATA

                                                           YEAR ENDED DECEMBER 31,
                                               ------------------------------------------------
                                                                                     PRO FORMA
                                                 1995        1996         1997          1997
                                               --------    --------    ----------    ----------
                                                   (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
PROVED RESERVES(A):
  Natural gas (Mmcf).........................   232,887     295,594       574,418       693,867
  Oil and NGLs (Mbbls).......................    10,863      14,675        29,774        44,315
  Natural gas equivalents (Mmcfe)............   298,065     383,644       753,062       959,750
  Percent natural gas........................        78%         77%           76%           72%
  Percent proved developed...................        77%         71%           61%           61%
PRODUCTION VOLUMES:
  Natural gas (Mmcf).........................    12,471      21,231        38,409        59,466
  Oil and NGLs (Mbbls).......................       913       1,068         1,794         2,591
  Natural gas equivalents (Mmcfe)............    17,949      27,641        49,170        75,014
  Reserve Life Index (years)(b)..............      16.6        13.9          15.3          12.8
PRODUCT PRICES (AT DECEMBER 31)(A):
  Natural gas (per Mcf)......................  $   2.28    $   3.54    $     2.79    $     2.75
  Oil and NGLs (per Bbl).....................     18.14       23.58         14.54         16.21
FUTURE NET CASH FLOWS(A):
  Undiscounted...............................  $412,638    $941,393    $1,276,147    $1,570,031
  Present Value..............................   229,238     492,172       632,336       836,452
RESERVE ADDITIONS (MMCFE):
  Acquisitions...............................   106,283     109,326       450,693       568,622
  Extensions, discoveries and revisions......    10,943      16,543       (21,073)        1,680
                                               --------    --------    ----------    ----------
  Net additions..............................   117,226     125,869       429,620       570,302
                                               ========    ========    ==========    ==========
COSTS INCURRED:
  Acquisition................................  $ 69,244    $ 63,579    $  448,822    $  583,385
  Development and exploration................    10,184      14,561        58,805        94,503
                                               --------    --------    ----------    ----------
          Total costs incurred...............  $ 79,428    $ 78,140    $  507,627    $  677,888
                                               ========    ========    ==========    ==========
FINDING COSTS (PER MCFE)(C)..................  $    .68    $    .62    $     1.18    $     1.19
RESERVE REPLACEMENT(D).......................       653%        455%          874%        1,160%
WELLS DRILLED:
  Gross......................................      62.0        63.0         213.0         252.0
  Net........................................      39.6        51.9         174.3         188.4
  Success rate (net).........................        99%         94%           96%           94%
PER MCFE DATA:
  Oil and gas sales..........................  $   2.08    $   2.46    $     2.64    $     2.59
  Direct operating expense...................       .63         .75           .64           .67
  General and administrative expense.........       .15         .14           .11           .15
                                               --------    --------    ----------    ----------
  Operating margin(e)........................  $   1.30    $   1.57    $     1.89    $     1.77
                                               ========    ========    ==========    ==========

---------------

(a) Proved reserves and future net cash flows were estimated in accordance with the Commission's guidelines. Prices and costs at December 31 for each of the years 1995 through 1997 were used in the calculation of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with the Commission's guidelines. Pro forma reserves reflect Lomak's and Domain's property acquisition and disposition activity that occurred subsequent to December 31, 1997. Includes amounts related to an above-market gas contract. See "Risk Factors -- Gas Contract Risk."

(b) The reserve life index is calculated as proved reserves (on an Mcfe basis) divided by annual production.

(c) Finding costs are calculated by dividing the amount of total capital expenditure for oil and gas activities including the amounts associated with unproven properties by the amount of estimated net proved reserves added (purchase of oil and gas reserves plus extensions and discoveries) during the same period.

(d) Reserve replacement is calculated as net reserve additions divided by actual production for the period, both on an Mcfe basis.

(e) Operating margin is calculated as oil and gas sales less direct operating expense and general and administrative expense.

                                     DOMAIN

               SELECTED COMBINED AND CONSOLIDATED FINANCIAL DATA

     The following table presents certain (i) historical financial data and (ii) reserve and operating data of Domain. The selected combined and consolidated financial data covers the five years ended December 31, 1997, and the three months ended March 31, 1997 and 1998. Such financial information has been derived from the financial statements of Domain. This data should be read in conjunction with the combined and consolidated financial statements of Domain, the related notes thereto, and "Business of Domain -- Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein. The historical results are not necessarily indicative of future results.

                                                                                                   THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                        MARCH 31,
                                         -----------------------------------------------------   ----------------------
                                                       PREDECESSOR                   SUCCESSOR
                                         ----------------------------------------    ---------        (UNAUDITED)
                                          1993       1994       1995       1996        1997        1997        1998
                                         -------   --------   --------   --------    ---------   --------   -----------
                                                  (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and gas sales....................  $ 1,922   $  5,340   $ 34,877   $ 52,274    $ 47,251    $ 12,782    $ 13,312
  IPF income(a)........................      200      1,417      2,356      4,369       4,779         732       1,958
  Interest and other...................  --.....        283        414       (413)        238        (292)        688
                                         -------   --------   --------   --------    --------    --------    --------
                                           2,122      7,040     37,647     56,230      52,268      13,222      15,958
Expenses:
  Direct operating.....................      220      1,808      8,690     11,547      16,341       3,473       4,418
  General and administrative...........      681         52      2,780      3,361       4,237         792       1,607
  Corporate overhead allocation........      257        944      2,627      4,827          --          --          --
  Stock compensation...................       --         --         --         --       4,587       3,150         185
  Interest.............................       --         --         --        150       3,774       1,109         655
  Depletion, depreciation and
    amortization.......................      987      3,101     22,692     24,920      16,072       3,282       5,598
                                         -------   --------   --------   --------    --------    --------    --------
                                           2,145      5,905     36,789     44,805      45,011      11,806      12,463
                                         -------   --------   --------   --------    --------    --------    --------
  Income (loss) before taxes...........      (23)     1,135        858     11,425       7,257       1,416       3,495
  Income taxes.........................        2        735        351      4,394       4,094       1,735       1,334
                                         -------   --------   --------   --------    --------    --------    --------
  Net income (loss)....................  $   (25)  $    400   $    507   $  7,031    $  3,163    $   (319)   $  2,161
                                         =======   ========   ========   ========    ========    ========    ========
Earnings (loss) per common share:
  Basic................................       NA         NA         NA   NA......    $   0.27    $  (0.03)   $   0.14
  Dilutive.............................       NA         NA         NA   NA......    $   0.26    $  (0.03)   $   0.14
Cash dividends per common share........       NA         NA         NA         NA          NA          NA          NA
Weighted common shares outstanding --
  diluted..............................       NA         NA         NA   NA......      12,126       9,156      15,822
OTHER FINANCIAL DATA:
  EBITDA(b)............................       NA   $  4,236   $ 23,550   $ 36,495    $ 31,690    $  8,957    $  9,933
  IPF Program return of capital(c).....       NA      3,507      2,638      4,618      12,109       3,426       4,557
  EBITDA plus IPF Program return of
    capital............................       NA      7,743     26,188     41,113      43,799      12,383      14,490
  Net cash provided by operations......       NA     11,487     19,933     34,553      21,014       8,112      16,631
  Net cash used in investing...........       NA    (86,669)   (39,728)   (47,329)    (87,602)     (7,577)    (30,849)
  Net cash provided by financing.......       NA     85,014      8,328     12,776      71,283       5,511      17,736
  Capital expenditures.................       NA     85,205     49,904     28,145      91,070       2,276      25,676
SELECTED RATIOS:
  EBITDA to interest expense...........       NA         NA         NA      243.3x        8.4x        8.1x       15.2x
  Earnings to fixed charges(d).........       NA         NA         NA       77.2x        2.9x        2.3x        6.3x
  Debt to EBITDA(e)....................       NA         NA         NA        2.2x        2.0x        2.3x        2.0x
  Debt to capitalization...............       NA         NA   NA......         74%         33%         72%         38%
                                                           PREDECESSOR               SUCCESSOR
                                         -----------------------------   ---------------------
BALANCE SHEET DATA (END OF PERIOD):
  Cash and equivalents.................  $ 1,635   $ 11,467   $     --   $     36    $  4,731    $  6,082    $  8,249
  Total assets.........................   23,493    117,755    137,096    122,429     212,549     125,664     233,448
  Long-term debt(f)....................       --         --         --     79,412      63,720      83,838      80,910
  Stockholders' equity.................     (335)        65        572     28,577     132,034      32,493     134,484

---------------

(a) IPF income for 1994, 1995 and 1996 also includes income from Domain's "GasFund" partnership with a financial investor. See "Business of Domain -- Independent Producer Finance Activities."

(b) EBITDA represents earnings before stock compensation expense, interest, income taxes, depreciation, depletion and amortization. Domain believes that EBITDA may provide additional information about Domain's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is a financial measure commonly used in the oil and gas industry and should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA calculation presented above may not be comparable to similarly titled measures of other companies.

(c) To more accurately reflect the actual cash flows generated by Domain, IPF Program return of capital is identified separately to allow such cash receipts to be combined with EBITDA.

(d) Fixed charges consist of interest expense.

(e) EBITDA for the historical three month periods presented has been annualized.

(f) Long-term debt includes current portion.

                                     DOMAIN

                       SUMMARY RESERVE AND OPERATING DATA

                                                                    YEAR ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                                  PREDECESSOR             SUCCESSOR
                                                           -------------------------     -----------
                                                              1995           1996           1997
                                                           ----------     ----------     -----------
                                                            (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
PRODUCTION VOLUMES:
  Natural gas (Mmcf).....................................     18,065         21,192          15,932
  Oil and NGLs (Mbbls)...................................        424            564             646
  Natural gas equivalents (Mmcfe)........................     20,609         24,575          19,811
  Reserve Life Index (years)(a)..........................        4.7            6.1             8.7
PRODUCT PRICES (AT DECEMBER 31)(B):
  Natural gas (per Mmbtu)................................   $   3.30       $   3.38        $   2.55
  Oil and NGLs (per Bbl).................................      18.76          22.50           18.70
FUTURE NET CASH FLOWS(B):
  Undiscounted...........................................   $128,934       $186,428        $210,252
  Present Value..........................................    103,931        147,837         148,789
RESERVE ADDITIONS (MMCFE):
  Acquisitions...........................................     30,178         48,915          49,741
  Extensions, discoveries and revisions..................     15,703          4,640          22,753
                                                            --------       --------        --------
  Net additions..........................................     45,881         53,555          72,494
                                                            ========       ========        ========
COST INCURRED:
  Acquisition............................................   $ 18,393       $  8,513        $ 55,372
  Development and exploration............................     31,511         19,632          35,698
                                                            --------       --------        --------
  Total costs incurred...................................   $ 49,904       $ 28,145        $ 91,070
                                                            ========       ========        ========
FINDING COSTS (PER MCFE)(C)..............................   $   1.09       $   0.53        $   1.26
RESERVE REPLACEMENT(D)...................................        223%           218%            366%
WELLS DRILLED:
  Gross..................................................       55.0           42.0            39.0
  Net....................................................        9.9            6.9            14.1
  Success rate (net).....................................         43%            64%             71%
PER MCFE DATA:
  Oil and gas sales......................................   $   1.69       $   2.13        $   2.39
  Direct operating expense...............................       0.42           0.47            0.82
  General and administrative expense.....................       0.13           0.14            0.21
                                                            --------       --------        --------
  Operating margin(e)....................................   $   1.14       $   1.52        $   1.36
                                                            ========       ========        ========

                                                                    AS OF DECEMBER 31,
                                                           -------------------------------------
                                                           PREDECESSOR           SUCCESSOR
                                                           -----------     ---------------------
                                                              1995           1996         1997
                                                           -----------     --------     --------
PROVED RESERVES(B):
  Natural gas (Mmcf).....................................     82,682         81,338      104,948
  Oil and NGLs (Mbbls)...................................      2,197         11,380       11,350
  Natural gas equivalents (Mmcfe)........................     95,865        149,616      173,049
  Percent natural gas....................................         86%            50%          61%
  Percent proved developed...............................         79%            88%          69%

---------------

(a) The reserve life index is calculated as proved reserves (on an Mcfe basis) divided by annual production.

(b) Proved reserves and future net cash flows were estimated in accordance with the Commission's guidelines. Prices and costs at December 31 for each of the years 1995 through 1997 were used in the calculation of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with the Commission's guidelines.

(c) Finding costs are calculated by dividing the amount of total capital expenditure for oil and gas activities including the amounts associated with unproven properties by the amount of estimated net proved reserves added (purchase of oil and gas reserves plus extensions and discoveries) during the same period.

(d) Reserve replacement is calculated as net reserve additions divided by Domain's actual production for the period, both on an Mcfe basis.

(e) Operating margin is calculated as oil and gas sales less direct operating expense and general and administrative expense.

                                     RANGE

                  SUMMARY COMBINED RESERVE AND OPERATING DATA

     The following table combines certain historical and pro forma reserve and operating data of Lomak and Domain. Neither the historical nor pro forma data results are necessarily indicative of future results.

                                                            YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------
                                                                                     PRO FORMA
                                                  1995        1996         1997       1997(A)
                                                --------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
PROVED RESERVES:
  Natural gas (Mmcf)..........................   315,569      376,932      679,366      693,867
  Oil and NGLs (Mbbls)........................    13,060       26,055       41,124       44,315
  Natural gas equivalents (Mmcfe).............   393,930      533,260      926,111      959,750
  Percent natural gas.........................        80%          71%          73%          72%
  Percent proved developed....................        77%          76%          62%          61%
PRODUCTION VOLUMES:
  Natural gas (Mmcf)..........................    30,536       42,423       54,341       59,466
  Oil and NGLs (Mbbls)........................     1,337        1,632        2,440        2,591
  Natural gas equivalents (Mmcfe).............    38,558       52,216       68,981       75,014
Reserve Life Index (years)(b).................      10.2         10.2         13.4         12.8
PRODUCT PRICES (AT DECEMBER 31):
  Natural gas (per Mcf).......................  $   2.52   $     3.48   $     2.74   $     2.75
  Oil and NGLs (per Bbl)......................     18.24        23.11        15.69        16.21
FUTURE NET CASH FLOWS:
  Undiscounted................................  $541,572   $1,127,821   $1,486,399   $1,570,031
  Present Value...............................   333,169      640,009      781,125      836,452
RESERVE ADDITIONS (MMCFE):
  Acquisitions................................   136,461      158,241      500,434      568,622
  Extensions, discoveries and revisions.......    26,646       21,183        1,680        1,680
                                                --------   ----------   ----------   ----------
  Net additions...............................   163,107      179,424      502,114      570,302
                                                ========   ==========   ==========   ==========
COST INCURRED:
  Acquisition.................................  $ 87,637   $   72,092   $  504,194   $  583,385
  Development and exploration.................    41,695       34,193       94,503       94,503
                                                --------   ----------   ----------   ----------
          Total costs incurred................  $129,332   $  106,285   $  598,697   $  677,888
                                                ========   ==========   ==========   ==========
FINDING COSTS (PER MCFE)(C)...................  $    .79   $      .59   $     1.19   $     1.19
RESERVE REPLACEMENT(D)........................       423%         344%         728%         827%
WELLS DRILLED:
  Gross.......................................     117.0        105.0        252.0        252.0
  Net.........................................      49.5         58.8        188.4        188.4
  Success rate (net)..........................        88%          90%          94%          94%
PER MCFE DATA:
  Oil and gas sales...........................  $   1.87   $     2.30   $     2.57   $     2.59
  Direct operating expense....................       .52          .62          .69          .67
  General and administrative expense..........       .14          .14          .14          .15
                                                --------   ----------   ----------   ----------
  Operating margin(e).........................  $   1.21   $     1.54   $     1.74   $     1.77
                                                ========   ==========   ==========   ==========

---------------

(a) Proved reserves and future net cash flows were estimated in accordance with the Commission's guidelines. Prices and costs at December 31 for each of the years 1995 through 1997 were used in the calculation of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with the Commission's guidelines. Pro forma reserves reflect Lomak's and Domain's acquisition and disposition activity that occurred subsequent to December 31, 1997. Includes amounts related to an above-market gas contract. See "Risk Factors -- Gas Contract Risk."

(b) The reserve life index is calculated as proved reserves (on an Mcfe basis) divided by annual production.

(c) Finding costs are calculated by dividing the amount of total capital expenditure for oil and gas activities including the amounts associated with unproven properties by the amount of estimated net proved reserves added (purchase of oil and gas reserves plus extensions and discoveries) during the same period.

(d) Reserve replacement is calculated as net reserve additions divided by actual production for the period, both on an Mcfe basis.

(e) Operating margin is calculated as oil and gas sales less direct operating expense and general and administrative expense.

                                  RISK FACTORS

RISK FACTORS AND OTHER CONSIDERATIONS WITH RESPECT TO THE MERGER

     The following factors should be carefully considered by the stockholders of Lomak and Domain in evaluating the Merger.

  MARKET PRICE FLUCTUATIONS OF LOMAK COMMON STOCK

     In determining whether to approve the transactions pursuant to the Merger Agreement, Lomak and Domain stockholders should consider that the price of the Lomak Common Stock at the Effective Time, as well as the prices at the date of this Proxy Statement/Prospectus and at the date of the Lomak Special Meeting, may vary as a result of changes in the business, operations or prospects of Lomak, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. In addition, because the Exchange Ratio is based upon a 15-day average of the closing prices of Lomak Common Stock, the Exchange Ratio may be calculated using a price for Lomak Common Stock which is greater than or less than (in either case, perhaps materially) than the market price for Lomak Common Stock at the Effective Time. Furthermore, the provisions for calculating the Exchange Ratio contain minimum and maximum "collars." As a result, if the Closing Date Market Price for Lomak Common Stock is less than $12.00 per share, then the Exchange Ratio will be calculated so that a Domain stockholder would receive less than $14.50 (valued at the Closing Date Market Price) for each share of Domain Common Stock in the Merger. Conversely, if the Closing Date Market Price is greater than $17.00 per share, then a Domain stockholder would receive greater than $14.50 (valued at the Closing Date Market Price) for each Domain share in the Merger. As of June 4, 1998, the closing price for Lomak Common Stock on the NYSE was $11.3125 per share and the Closing Date Market Price (i.e., the 15-day average, calculated as if the Merger was consummated on that date) was $12.6083 per share.

     Because the Effective Time may occur at a later date than the date of the Lomak Special Meeting, there can be no assurance that the sales price of Lomak Common Stock on the date of the Lomak Special Meeting will be indicative of the sales price of Lomak Common Stock at the Effective Time. The Effective Time will occur as soon as practicable following the Lomak Special Meeting and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. See "Certain Provisions of the Merger Agreement -- Conditions to the Merger."

  RISKS ASSOCIATED WITH INTEGRATING THE COMPANIES

     Growth through business combinations such as the Merger entails certain risks that currently unanticipated difficulties may arise in integrating the operations of the combining entities and that acquired operations could be subject to unanticipated business uncertainties or liabilities. Moreover, such combinations present the risk that the synergies expected from the combined operations may be realized. The various risks associated with the operational integration of Lomak and Domain and the subsequent performance of the combined company may adversely affect the combined company's future results of operations. For a description of the synergies that the managements of Lomak and Domain anticipate to be realized from the Merger, see "Post-Merger Profile and Strategy," "The Merger -- Lomak's Reasons for the Merger; Recommendation of Board of Directors of Lomak" and "The Merger -- Domain's Reasons for the Merger; Recommendation of Board of Directors of Domain."

  FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, a holder of Domain Common Stock that exchanges such stock for Lomak Common Stock in the Merger will recognize gain or loss equal to the difference between the fair market value of the Lomak Common Stock received by such holder in the Merger and the adjusted basis of the Domain Common Stock surrendered in the Merger. Thus, the Merger could result in a federal income tax liability even though no cash (other than cash in lieu of fractional shares) is received in the transaction. See "The Merger -- Certain Federal Income Tax Consequences."

  CERTAIN ACCOUNTING CONSEQUENCES OF THE MERGER

     The Merger is being accounted for as a purchase for financial reporting purposes as required by generally accepted accounting principles. The Merger will result in a significant increase in the recorded value of Domain's oil and gas properties and is expected to significantly increase the depreciation, depletion and amortization costs incurred by Lomak after the Merger. This increase in depreciation, depletion and amortization costs will have a negative impact on Lomak's reported earnings. On a per share pro forma basis for the year ended December 31, 1997 and the three months ended March 31, 1998, earnings
(loss) were ($0.95) per share and ($0.03) per share compared to Lomak's historical earnings (loss) for such periods of ($1.31) and $0.10, respectively. Such unaudited pro forma earnings per share information has been prepared pursuant to regulations prescribed by the Commission. The pro forma adjustments are described in the footnotes to the unaudited pro forma combined financial statements included elsewhere in this Proxy Statement/Prospectus. Although Lomak management believes that the potential negative effect to future earnings from the Merger is outweighed by the benefits of the Merger, the depletion and amortization costs, viewed in isolation, may have a material adverse effect on the market value of the Lomak Common Stock after the Merger. Furthermore, it is expected that Lomak will recognize a non-recurring pre-tax impairment charge of $106 million upon consummation of the Merger because certain oil and gas properties will have a carrying value in excess of the estimated undiscounted future net cash flows. See "Unaudited Pro Forma Combined Financial Statements."

OPERATING RISKS

     The following risk factors relating to the current operations of Lomak and Domain and the future combined operations of the companies should be carefully considered by the stockholders of Lomak and Domain.

  NON-OPERATOR STATUS

     The majority of Domain's producing properties are operated by other industry partners. On those properties that others operate, Domain has a limited ability to exercise control over operations or the associated costs of such operations. The success of Domain's investment in a drilling or acquisition activity on such properties is therefore dependent upon a number of factors that are outside of Domain's control, including the competence and financial resources of the operator. Such factors include the availability of future capital resources of the other participants for the drilling of wells and the approval of other participants of the drilling of wells on the properties in which Domain has an interest. Domain's reliance on the operator and other working interest owners and its limited ability to control certain costs could have a material adverse effect on the realization of expected rates of return on Domain's investment in drilling or acquisition activities.

  CERTAIN RISKS AFFECTING DOMAIN'S IPF PROGRAM

     Domain's IPF Program involves an up-front cash payment for the purchase of a term overriding royalty interest pursuant to which Domain receives an agreed upon share of revenues from identified properties. The producer's obligation to deliver such revenues is nonrecourse to the producer insofar as the producer generally is not liable to Domain for any failure to meet its payment obligation except for such failures attributable to the producer's failure to operate prudently, title failure or certain other causes within the control of the producer. Consequently, Domain's ability to realize successful investments through its producer finance business is subject to Domain's ability to estimate accurately the volumes of recoverable reserves from which the applicable production payment is to be discharged and the operator's ability to recover these reserves. Domain's interest is believed to constitute a property interest and, therefore, in the event of the producer's bankruptcy or similar event would be outside of the reach of the producer's creditors; however, such creditor (or the producer as debtor-in-possession or a trustee for the producer in a bankruptcy proceeding) may argue that the transaction should be characterized as a loan, in which case Domain may have only a creditor's claim for repayment of the amounts advanced. As non-operating interests, Domain's ownership of these production payments should not expose Domain to liability attendant to the ownership of direct working interests, such as environmental liabilities and liabilities for personal injury or death or damage to the property of others, although no assurances can be made in this regard. Finally, as the producer's obligation is only to deliver a specified share of revenues, subject to the ability of the burdened reserves to produce such revenues, Domain bears the risk that future revenues delivered will be insufficient to amortize the purchase price paid by Domain for the interest or to provide any investment return thereon.

     Domain operates the IPF Program through its indirect wholly-owned subsidiary, Domain Energy Finance Corporation ("IPF Company"). IPF Company has a $150 million revolving credit facility with two banks (the "IPF Credit Facility") pursuant to which it finances a portion of IPF Program investments. The borrowing base under this facility as of May 15, 1998 was $49 million.

  VOLATILITY OF OIL AND GAS PRICES

     Historically the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of Lomak and Domain. These factors include weather conditions in the United States and elsewhere, economic conditions in the United States and elsewhere, the actions of the Organization of Petroleum Exporting Countries ("OPEC"), governmental regulation, political stability in the Middle East and elsewhere, the supply of and demand for oil and gas, the price of foreign imports and the availability and prices of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on Lomak's and Domain's carrying value of their respective proved reserves, borrowing capacity, the ability to obtain additional capital, and their financial condition, revenues, profitability and cash flows from operations.

     Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

  UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

     This Proxy Statement/Prospectus contains estimates of Lomak's and Domain's oil and gas reserves and the future net revenues from those reserves which have been prepared by Lomak and Domain, respectively, and certain independent petroleum consultants. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operation costs, the amount and timing of future development expenditures and future oil and gas sales prices may all vary from those assumed in these estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

     In addition, estimates of reserves and of Lomak's and Domain's future net revenues from such reserves and the present value thereof are based on assumptions regarding production levels, future oil and natural gas prices, operating costs and other factors that may not prove to be correct over time. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Proxy Statement/Prospectus.

  FINDING AND ACQUIRING ADDITIONAL RESERVES

     Range's future success depends upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent Lomak or Domain conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of Lomak and Domain will generally decline as they are produced. There can be no assurance that Lomak's or Domain's planned exploration and development projects and acquisition activities will result in significant additional reserves or that Lomak or Domain will have success drilling productive wells at economic returns. If prevailing oil and gas prices were to increase significantly, Lomak's and Domain's finding costs to add new reserves could increase. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. The cost of drilling, completing and operating wells is uncertain, and drilling or production may be curtailed or delayed as a result of many factors.

     Lomak's and Domain's businesses are capital intensive. To maintain their base of proved oil and gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Lomak's and Domain's ability to make the necessary capital investments to maintain or expand Range's asset base would be impaired. Without such investment, Lomak's and Domain's oil and gas reserves would decline.

  CHANGES IN EXPLORATION AND DEVELOPMENT MIX

     Domain's recent business strategy has been to emphasize exploratory activities, whereas Lomak's recent business strategy has been to emphasize development drilling. In 1998, Domain has budgeted $12 million or 24% of its capital budget (excluding IPF Program investments) for exploration activities, whereas Lomak has budgeted $10 million or 11% of its capital budget for exploration activities. While the actual future expenditures on exploration activities may vary, it is expected that, on a proportionate basis, such expenditures will exceed Lomak's 1998 budgeted percentage but will be less than Domain's 1998 budgeted percentage. Exploratory drilling involves more risk than development drilling because it is designed to test formations that have not yet been assigned proved reserves, but, if successful, results in potentially greater increases in proved reserves. Consequently, after the Merger, the stockholders of both Lomak and Domain will own an investment in a company with a different risk and potential benefit profile as it relates to exploratory versus development drilling than that of Lomak or Domain separately.

  DEVELOPMENT AND EXPLORATION RISKS

     Range intends to increase its development and exploration activities. Exploration drilling, and to a lesser extent development drilling, involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is uncertain. Range's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

  OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

     The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, cratering, fires, explosions, pipeline ruptures or spills, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties, environmental pollution, suspension of operations and substantial losses. Although Lomak and Domain carry insurance that each believes is reasonable, neither is fully insured against all risks. Lomak and Domain do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and results of operations of Lomak and Domain.

     From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which Lomak or Domain owns an interest have been subject to production curtailments. The curtailments vary from a few days to several months. In most cases Lomak or Domain is provided only limited notice as to when production will be curtailed and the duration of such curtailments.

     Certain of Lomak's and Domain's properties are located offshore in the Gulf of Mexico and are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations. Several of Lomak's offshore properties have encountered production shortfalls due primarily to mechanical problems. The mechanical issues are currently being addressed by the operators. However, Lomak cannot accurately predict when and if production will be returned to the original levels.

  TRANSPORTATION, PROCESSING AND MARKETING

     Lomak's transportation, processing and marketing operations depend in large part on the ability of Lomak to contract with third party producers to produce their gas, to obtain sufficient volumes of committed natural gas reserves, to maintain throughput in Lomak's processing plant at optimal levels, to replace production from declining wells, to assess and respond to changing market conditions in negotiating gas purchase and sale agreements and to obtain satisfactory margins between the purchase price of its natural gas supply and the sales price for such residual gas volumes and the natural gas liquids processed. In addition, Lomak's operations are subject to changes in regulations relating to gathering and marketing of oil and gas. The inability of Lomak to attract new sources of third party natural gas or to promptly respond to changing market conditions or regulations in connection with its gathering, processing and marketing operations could materially adversely affect Lomak's financial condition and results of operations.

  LAWS AND REGULATIONS

     Lomak's and Domain's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering, marketing, transportation and storage of oil and gas. These regulations, among other things, control the rate of oil and gas production, and control the amount of oil that may be imported. Lomak's and Domain's operations are subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution that might result from Lomak's and Domain's operations. Lomak and Domain may also be subject to substantial clean-up costs for any toxic or hazardous substance that may exist under any of their properties. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes," which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of Lomak and Domain, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on Lomak and Domain. Lomak and Domain could incur substantial costs to comply with environmental laws and regulations.

  FOREIGN OPERATIONS

     A portion of Domain's activities are conducted in Argentina, and it is expected that Range will expand its international operations after the Effective Time. Such activities are subject to the usual risks associated with foreign operations, including political and economic uncertainties, risks of cancellation or unilateral modifica-tion of agreements, operating restrictions, currency repatriation restrictions, expropriation, export restrictions, the imposition of new taxes and the increase of existing taxes, inflation, foreign exchange fluctuations and other risks arising out of foreign government sovereignty over areas in which the operations are conducted. Although Range will endeavor to protect itself against certain political and commercial risks inherent in the venture, there is no certainty that the steps taken by Range will provide adequate protection.

  COMPETITION

     Lomak and Domain encounter substantial competition in acquiring properties, marketing oil and gas, securing equipment and personnel and operating their respective properties. The competitors in acquisitions, development, exploration and production include major oil companies, numerous independent oil and gas companies, individual proprietors and others. Many of these competitors have financial and other resources that substantially exceed those of Lomak and Domain and have been engaged in the energy business for a much longer time than Lomak and Domain. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of Lomak and Domain will permit.

GAS CONTRACT RISK

     A significant portion of Lomak's production is subject to fixed price contracts. Approximately 38% of average gas production at December 31, 1997 was sold subject to fixed price sales contracts. These fixed price contracts are at prices ranging from $2.10 to $4.34 per Mcf. The fixed price contracts with terms of less than one year, between one and five years and greater than five years constitute approximately 51%, 42% and 7%, respectively, of the volumes sold under fixed price contracts. The fixed price sales contracts limit the benefits Lomak will realize if actual prices rise above the contract prices.

     From time to time, Lomak enters into oil and natural gas price hedges to reduce its exposure to commodity price fluctuations. At December 31, 1997 approximately 12% of Lomak's existing market sensitive production was fixed under hedging agreements which expire in 1998. Subsequent to December 31, 1997, Lomak entered into additional hedging agreements which increased the percentage of Lomak's existing market sensitive production covered by hedging arrangements to 28%. In the future, Lomak may hedge a larger percentage of its production, however, it currently anticipates that such percentage would not exceed 70%. Although these hedging activities provide Lomak some protection against falling prices, these activities also reduce the potential benefits to Lomak of price increases above the levels of the hedges.

     As part of the acquisition of oil and gas properties from American Cometra, Inc. in the first quarter of 1997, Lomak acquired an above-market gas contract with a major Texas gas utility company, which expires June 30, 2000. The contract represents 16% of Lomak's 1997 gas production on an Mcf basis. The price paid pursuant to the contract converts to a price of $3.73 per Mcf ($3.33 per Mmbtu) at December 31, 1997. The gas contract provides for a price escalation of $0.05 per Mcf on July 1 of each year. No other purchaser of Lomak's oil or gas during 1997 exceeded 10% of Lomak's total revenues.

     In July 1997 the gas utility filed an action in state district court regarding the gas contract. In the lawsuit, the gas utility asserted a breach of contract claim arising out of the gas purchase contract. Under the gas utility's interpretation of the contract it is seeking, as damages, the reimbursement of the difference between the above-market contract price it paid and market price on a portion of the gas it has taken beginning in July 1997. As of January 1998, the utility alleged that it was entitled to receive approximately $2 million plus attorneys' fees and that this amount will increase by the time the proceedings are completed. Based on its interpretation of the contract, Lomak counterclaimed seeking damages for breach of contract and repudiation of the contract. In May 1998, the court granted a partial summary judgment on the liability issue in favor of the gas utility's interpretation of the contract. Lomak anticipates that the case will be scheduled for trial in late June 1998 to determine the amount of damages, if any. Lomak intends to defend the damage claim and appeal the entire decision when a final judgment is entered. Accordingly, no damage amounts have been included in Lomak's financial statements.

                                     LOMAK

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents certain historical and pro forma financial data. The selected consolidated financial data covers the five years ended December 31, 1997, and the three months ended March 31, 1997 and 1998 and pro forma financial information for the year ended December 31, 1997 and the three months ended March 31, 1998. Such financial information has been derived from the financial statements of Lomak. This data should be read in conjunction with the consolidated financial statements of Lomak, the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the reports incorporated herein by reference and the Unaudited Pro Forma Combined Financial Information included herein. Neither the historical nor the pro forma results are necessarily indicative of future results.

                                                                     YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------------------------
                                                                                                           PRO
                                                                                                          FORMA
                                                 1993       1994       1995       1996       1997         1997
                                               --------   --------   --------   --------   ---------   -----------
                                                                                                       (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and gas sales..........................  $ 11,132   $ 24,461   $ 37,417   $ 68,054   $ 130,017    $194,094
  Transportation, processing and marketing...       559      2,195      3,284      5,575      11,727      13,154
  IPF income(a)..............................        --         --         --         --          --       4,779
  Interest and other.........................       418        471      1,317      3,386       7,594       9,510
                                               --------   --------   --------   --------   ---------    --------
                                                 12,109     27,127     42,018     77,015     149,338     221,537
Expenses:
  Direct operating...........................     3,184      8,130     11,302     20,676      31,481      50,628
  Transportation, processing and marketing...        13        490        849      1,674       3,921       4,690
  Exploration................................        86        359        512      1,460       2,527      12,527
  General and administrative.................     2,049      2,478      2,736      3,966       5,290      11,378
  Stock compensation.........................        --         --         --         --          --       4,787
  Interest...................................     1,120      2,807      5,584      7,487      27,175      39,611
  Depletion, depreciation and amortization...     4,347     10,105     14,863     22,303      55,407      85,180
  Provision for impairment...................        --         --         --         --      58,700      58,700
  Minority interest..........................        --         --         --         --          --         (42)
                                               --------   --------   --------   --------   ---------    --------
                                                 10,799     24,369     35,846     57,566     184,501     267,459
                                               --------   --------   --------   --------   ---------    --------
Income (loss) before taxes...................     1,310      2,758      6,172     19,449     (35,163)    (45,922)
Income taxes.................................       (81)       139      1,782      6,834     (11,831)    (15,369)
                                               --------   --------   --------   --------   ---------    --------
Net income (loss)............................  $  1,391   $  2,619   $  4,390   $ 12,615   $ (23,332)   $(30,533)
                                               ========   ========   ========   ========   =========    ========
Earnings (loss) per common share:
  Basic......................................  $   0.19   $   0.25   $   0.31   $   0.71   $   (1.31)   $  (0.95)
  Dilutive...................................  $   0.18   $   0.25   $   0.31   $   0.69   $   (1.31)   $  (0.95)
Cash dividends per common share..............  $   0.00   $   0.00   $   0.01   $   0.06   $    0.10    $   0.10
Weighted common shares
  outstanding -- diluted.....................     5,853      9,051     11,841     14,812      19,641      34,717
OTHER FINANCIAL DATA:
  EBITDA(b)..................................  $  6,863   $ 16,029   $ 27,131   $ 50,699   $ 108,646    $154,883
  IPF return of capital(c)...................        --         --         --         --          --      12,109
  EBITDA plus IPF return of capital..........     6,863     16,029     27,131     50,699     108,646     166,992
  Net cash provided by operations............     4,305     11,241     16,561     38,445      82,446          NA
  Net cash used in investing.................   (43,459)   (29,536)   (76,113)   (69,666)   (506,514)         NA
  Net cash provided by financing.............    38,912     21,173     57,702     36,799     425,168          NA
  Capital expenditures.......................    48,240     70,024     88,530     79,390     572,572          NA
SELECTED RATIOS:
  EBITDA to interest expense.................       6.1x       5.7x       4.9x       6.8x        4.0x        3.9x
  Earnings to fixed charges(d)...............       2.2x       2.0x       2.1x       3.6x       (0.3x)      (0.2x)
  Debt to EBITDA(e)..........................       4.5x       3.9x       3.1x       2.3x        3.4x         NA
  Debt to capitalization.....................        49%        59%        46%        50%         54%         NA
BALANCE SHEET DATA (END OF PERIOD):
  Cash and equivalents.......................  $  2,019   $  4,897   $  3,047   $  8,625   $   9,725          NA
  Total assets...............................    76,333    141,768    214,788    282,547     764,213          NA
  Long-term debt(f)..........................    31,108     62,592     83,088    116,806     367,125          NA
  Company-obligated Preferred Securities of
    Subsidiary Trust.........................        --         --         --         --     120,000   NA.......
  Stockholders' equity.......................    32,263     43,248     99,367    117,529     196,950   NA.......

                                             Three Months Ended March 31,
                                           --------------------------------
                                                      (unaudited)   Pro
                                                                   Forma
                                            1997         1998       1998
                                           -------      ------    ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and gas sales..........................  $  34,338   $ 32,540   $   47,658
  Transportation, processing and marketing...      2,774      2,791        2,791
  IPF income(a)..............................         --         --        1,958
  Interest and other.........................        638      1,741         (469)
                                               ---------   --------   ----------
                                                  37,750     37,072       51,938
Expenses:
  Direct operating...........................      7,772      8,396       13,086
  Transportation, processing and marketing...        869      1,062        1,062
  Exploration................................      1,002        413        2,116
  General and administrative.................      1,082      1,840        4,096
  Stock compensation.........................         --         --          289
  Interest...................................      3,959      8,734       11,523
  Depletion, depreciation and amortization...     12,651     12,198       20,473
  Provision for impairment...................         --         --           --
  Minority interest..........................         --         --          (35)
                                               ---------   --------   ----------
                                                  27,335     32,643       52,610
                                               ---------   --------   ----------
Income (loss) before taxes...................     10,415      4,429         (672)
Income taxes.................................      3,853      1,660          (98)
                                               ---------   --------   ----------
Net income (loss)............................  $   6,562   $  2,769   $     (574)
                                               =========   ========   ==========
Earnings (loss) per common share:
  Basic......................................  $    0.35   $   0.10   $    (0.03)
  Dilutive...................................  $    0.34   $   0.10   $    (0.03)
Cash dividends per common share..............  $    0.02   $   0.03   $     0.03
Weighted common shares
  outstanding -- diluted.....................     17,682     21,591       35,911
OTHER FINANCIAL DATA:
  EBITDA(b)..................................  $  28,027   $ 25,774   $   33,729
  IPF return of capital(c)...................         --         --        4,557
  EBITDA plus IPF return of capital..........     28,027     25,774       38,286
  Net cash provided by operations............     19,245     11,723           NA
  Net cash used in investing.................   (353,800)   (61,142)          NA
  Net cash provided by financing.............    334,345     46,951           NA
  Capital expenditures.......................    393,680     77,636           NA
SELECTED RATIOS:
  EBITDA to interest expense.................        7.1x       3.0x         2.9x
  Earnings to fixed charges(d)...............        3.6x       1.5x         0.9x
  Debt to EBITDA(e)..........................        3.5x       4.0x         4.0x
  Debt to capitalization.....................         64%        57%          55%
BALANCE SHEET DATA (END OF PERIOD):
  Cash and equivalents.......................  $   8,415   $  7,257   $   15,506
  Total assets...............................    667,522    800,252    1,072,586
  Long-term debt(f)..........................    390,254    414,933      539,718
  Company-obligated Preferred Securities of
    Subsidiary Trust.........................         --    120,000      120,000
  Stockholders' equity.......................    218,146    199,058      312,849

---------------

(a) IPF income for 1994, 1995 and 1996 also includes income from Domain's "GasFund" partnership with a financial advisor. See "Business of Domain--Independent Producer Finance Activities."

(b) EBITDA represents net income plus stock compensation expense, income taxes, exploration expense, interest expense and depletion, depreciation, amortization expense and provision for impairment. EBITDA is not presented as an indicator of Lomak's operating performance, an indicator of cash available for discretionary spending or as a measure of liquidity. EBITDA may not be comparable to other similarly titled measures of other companies. Lomak's credit agreement requires the maintenance of certain EBITDA ratios.

(c) To more accurately reflect the actual cash flows generated on a pro forma basis, IPF return of capital is identified separately to allow such cash receipts to be combined with EBITDA.

(d) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income before taxes plus fixed charges. Fixed charges consist of interest expense.

(e) EBITDA for the historical and pro forma three-month periods presented has been annualized.

(f) Long-term debt includes current portion.

                                 THE COMPANIES

LOMAK PETROLEUM, INC.

     Lomak is an independent energy company engaged in oil and gas development, exploration and acquisition primarily in four core areas: the Permian, Midcontinent, Gulf Coast, and Appalachia regions. Over the past seven years, Lomak has significantly increased its reserves and production through acquisitions and the development and exploration of its properties. At December 31, 1997, Lomak had proved reserves of 753 Bcfe with a Present Value of $632 million. On an Mcfe basis, the reserves were 76% natural gas, with a reserve life index in excess of 15 years. Properties operated by Lomak account for 98% of its total reserves. Lomak's leasehold position contains 1.2 million gross acres. Lomak also owns over 3,000 miles of gas gathering systems and a gas processing plant in proximity to its principal gas properties.

  BUSINESS STRATEGY

     Lomak's objective is to maximize stockholder value through aggressive growth in its reserves, production, cash flow and earnings through a balanced program of development and exploratory drilling and strategic acquisitions. Management believes that the acquisitions completed since 1990 have substantially enhanced Lomak's ability to increase its production and reserves through the ongoing development of the acquired properties. Lomak now has over 1,600 proven recompletion and development drilling projects. With its large development inventory and expanding exploration effort, Lomak believes that it can continue to grow its reserves, production, cash flow and earnings over the next several years without the benefit of future acquisitions. Lomak currently anticipates spending approximately $300 million during the next three years on the development and exploration activities. Consequently, while acquisitions are expected to continue to play an important role in its future growth, Lomak will also focus on exploiting the potential of its larger property base. Lomak's leasehold now totals approximately 1.2 million gross acres (1.0 million net acres), providing significant long-term development and exploration potential.

     In order to most effectively implement its operating strategy, Lomak has concentrated its activities in selected geographic areas. In each core area, Lomak has established separate business units, each with operating, engineering, geological, land, acquisition and other personnel experienced in their respective areas. Lomak believes that this geographic focus provides it with a competitive advantage in sourcing and evaluating new business opportunities within these areas, as well as providing economies of scale in operating and developing its properties.

  DEVELOPMENT

     Lomak's development activities include recompletions of existing wells, infill drilling and installation of secondary recovery projects. Development projects are generated within core operating areas where Lomak has significant operational and technical experience. At December 31, 1997, over 1,600 proven development projects were in inventory. Over 360 of these projects are anticipated to be initiated in 1998 at a total cost of $77 million. Based on the projects currently in inventory, development expenditures are currently projected to total $250 million for the next three years.

  EXPLORATION

     Beginning in 1996, Lomak began to conduct exploration activities on or near existing properties within its core operating areas. Lomak currently has an inventory of 13 multi-prospect, higher risk, higher reward exploration projects. Each of the exploration projects includes multiple drilling prospects. Lomak's exploration program targets deeper horizons within existing Lomak-operated fields, as well as establishing new fields in exploration trend areas in which Lomak's technical staff has experience. Lomak's strategy is based upon limiting its risk by allocating no more than 10% of its cash flow to exploration activities and by participating in a variety of projects with differing characteristics. Lomak projects exploratory expenditures to range between $8 million and $10 million in 1998.

  ACQUISITIONS

     Since 1990, 68 acquisitions have been completed for a total consideration of $808 million. These acquisitions have been made at an average cost of $0.70 per Mcfe. Lomak's acquisition strategy has historically been based on: (i)
Locale: focusing for proved reserves in core areas where Lomak has operating and technical expertise; (ii) Efficiency: targeting acquisitions in which operating and cost efficiencies can be obtained; (iii) Reserve Potential: pursuing properties with the potential for reserve increases through recompletions and drilling; (iv) Incremental Purchases: seeking acquisitions where opportunities for purchasing additional interests in the same or adjoining properties exist; and (v) Complexity: pursuing more complex but less competitive corporate acquisitions.

MERGER SUB

     Merger Sub is a wholly owned subsidiary of Lomak incorporated on May 8, 1998 in the State of Delaware for the sole purpose of effecting the Merger. Merger Sub presently conducts no business and has no material assets or liabilities.

DOMAIN ENERGY CORPORATION

  GENERAL DEVELOPMENT OF BUSINESS

     Domain is an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties. Domain complements these activities with the IPF Program, pursuant to which it invests in oil and natural gas reserves through the acquisition of term overriding royalty interests. Domain's oil and gas operations are concentrated primarily in the Gulf Coast region (which includes the shallow waters of the Gulf of Mexico). Domain has grown rapidly from 12.6 Bcfe of proved reserves at December 31, 1993 to 173 Bcfe of proved reserves at December 31, 1997, with a Present Value of $148.8 million. Domain has an active exploration program supported primarily by a 3D seismic database of 700 blocks (approximately 5,500 square miles) in the shallow waters of the Gulf of Mexico and more than 150,000 gross acres in southern Mississippi with respect to which 3D seismic is currently being acquired. In addition, Domain is the 50% owner of Domain Argentina, S.A., which has recently been awarded, pending a Presidential decree, two Argentine concessions totaling approximately 1.2 million acres. The IPF Program has expanded rapidly since 1994 and has a cost basis of $52 million, representing aggregate Present Value of $63 million and proved reserves of approximately 34 Bcfe. In addition, Domain is currently evaluating approximately $50 million of new transactions.

     Domain was formed in December 1996 and incorporated in the state of Delaware by the management of Tenneco Ventures Corporation and FRLP to acquire (the "Acquisition") Tenneco Ventures Corporation and certain of its affiliates (collectively, "Tenneco Ventures"). Senior management of Domain established Tenneco Ventures in 1992 as a separate business unit of its former parent, Tenneco Inc. ("Tenneco"), to engage in exploration and production, oil and gas program management, producer financing and related activities. The majority of Domain's executive officers are veterans of the Tenneco organization.

     In June 1997 Domain completed an initial public offering of its Common Stock (the "IPO"), generating net proceeds of $88 million, $29 million of which were used to fund an acquisition (the "Funds Acquisition") of oil and gas property interests from the participants in two investment programs formerly managed by Tenneco Ventures and $56 million of which were used to repay a substantial portion of the bank debt incurred to finance the Acquisition.

  GEOGRAPHIC FOCUS

     Domain concentrates its primary oil and gas activities in the Gulf Coast region, specifically in state and federal waters off the coasts of Texas and Louisiana. Domain believes this region is attractive for future development, exploration and acquisition activities due to the availability of seismic data, significant reserve potential and a well-developed infrastructure. Domain's relationships with major oil companies and independent producers operating in the region allow continued access to new opportunities. This geographic focus has enabled Domain to build and utilize a base of region-specific geological, geophysical, engineering and production expertise. Domain engages in IPF Program activities throughout the producing regions of the United States, with a principal geographic focus in the Gulf Coast region.

  ACQUISITION/EXPLOITATION/DEVELOPMENT OF PROPERTIES WITH UNDEREXPLOITED VALUE

     Domain employs an acquisition strategy targeted primarily at properties with underexploited value in its core operating area. Since 1993 Domain has acquired 216 Bcfe of proved reserves at a cost of approximately $126 million. In 1998, Domain has made three separate acquisitions totaling 26 Bcfe for $15 million. Domain manages its acquired properties by working proactively with its joint interest owners to accelerate development, identify exploitation opportunities and implement cost controls on these properties.

     Domain has assembled an experienced staff of 15 geologists, geophysicists, and engineers with an average experience level of 21 years. Domain combines operation of its eight 3D seismic workstations on its large 3D seismic database with detailed geology, reservoir engineering and production engineering to exploit its property base. Based on this work, Domain has assembled a multi-year inventory of development, exploitation, and exploration opportunities, including 40 in 1998 and 45 in 1999.

  EXPLORATION FOCUS

     In 1997, Domain acquired Gulfstar Energy, Inc. ("Gulfstar") and Mid Gulf Drilling Corp., together, the "Gulfstar Acquisition," each of which was an indirect subsidiary of Enron Corp. This acquisition enabled Domain to expand its exploration efforts in the shallow waters of the Gulf of Mexico as a result of the 700 blocks (5,500 square miles) of 3D seismic data owned by Gulfstar and an industry partner. Domain has identified 93 exploration prospects and expects to drill four to six exploratory wells in 1998 utilizing this data. Domain also is a joint venturer in a prospect in southern Mississippi covering more than 150,000 acres of leasehold. A 3D seismic program is currently being planned for this summer. Domain expects to spud the first well in late 1998 or early 1999.

  CONTINUED EXPANSION OF THE IPF PROGRAM

     Domain has leveraged its expertise in oil and gas reserve appraisal and evaluation to develop and grow the IPF Program. Domain believes this program offers an attractive risk/reward balance and stable earnings. The oil and gas companies that establish a relationship with Domain through the IPF Program often come to view Domain as a prospective working interest partner for their drilling or acquisition projects. Domain's staff of five geologists and engineers (two with MBAs), with an average experience level of 17 years, originates and evaluates IPF transactions and manages the IPF portfolio. Management believes that the investment opportunities, market information and business relationships generated as a result of the IPF Program provide Domain with a strategic advantage over other independent oil and gas companies that are not engaged in this business. As a result of Domain's efficiency in originating and closing IPF Program transactions in the $0.5 to $5.0 million range, Domain currently encounters only limited competition from alternate sources of capital for investment in quality properties and projects of independent oil and gas companies.

  OIL AND GAS ASSETS

     As of December 31, 1997, Domain had proved reserves of approximately 173 Bcfe, and its average daily production during 1997 was 54.3 Mmcfe. Approximately 61% of these reserves were natural gas, and approximately 44% of proved reserves were classified as proved developed producing. As of December 31, 1997, Domain had a Present Value of $148.8 million, which does not include reserve value attributable to the IPF Program. As of December 31, 1997, Domain had transactions outstanding under the IPF Program of $49.8 million representing aggregate Present Value of $61.8 million and proved reserves of approximately 30 Bcfe. Domain incurred capital expenditures of $131.2 million in 1997, including $40.2 million for investments in the IPF Program.

  CERTAIN PROJECTIONS

     During the course of the discussions between Lomak and Domain that led to the execution of the Merger Agreement, Domain provided Lomak with certain information about Domain and its financial performance that is not publicly available. The information provided to Lomak and its advisors included financial forecasts for Domain as an independent company (i.e., without regard to the impact to Domain of a transaction with Lomak), which included the following: forecasts of production, revenues and cash flows of approximately 28.6 Bcfe, $74 million and $50 million, respectively, for fiscal 1998. The foregoing information was prepared by Domain solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and is included in this Proxy Statement/Prospectus only because it was furnished to Lomak. The foregoing information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Domain. Although Domain believes that such forward-looking statements are based on reasonable assumptions, it can give no assurance that the assumptions made in preparing the foregoing information will be accurate. Important factors that could cause actual results to differ materially from those in such forward-looking statements include political and economic developments in the United States and/or foreign countries, federal and state regulatory requirements, the timing and extent of changes in commodity prices, the extent of success in acquiring oil and gas properties and in discovering, developing and producing reserves, and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements. The inclusion of this information should not be regarded as an indication that Lomak, Domain or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. Neither of Lomak or Domain assumes any responsibility for the validity, reasonableness, accuracy or completeness of the forecasts, and Domain has made no representation to Lomak regarding the financial information described above.

                        POST-MERGER PROFILE AND STRATEGY

RANGE RESOURCES CORPORATION

     Range Resources Corporation will be formed through the combination of two of the fastest growing companies in the oil and gas industry. From inception, Range will be one of the twenty largest publicly traded independent oil and gas companies in the United States. Range will have a long-lived, high margin asset base of nearly a trillion cubic feet of natural gas equivalents, a development inventory of over 1,700 proven projects, a diversified portfolio of domestic onshore and Gulf of Mexico exploration projects and an emerging international effort. This blend of long-lived reserves, extensive development inventory and high potential exploration provides a unique platform on which to build stockholder value. Range will operate through six distinct business units, led by experienced technical and operating teams including over 50 petroleum engineers and geoscientists. Management's substantial ownership of Range stock will align its interests with those of the stockholders.

STRATEGY AND GROWTH OPPORTUNITIES

     Range's objective will be to create stockholder value through a balanced strategy that combines lower risk, steady growth activities with higher risk, high impact activities. Ongoing development, the Independent Producer Finance business ("IPF") and transportation, processing and marketing activities are expected to provide consistent cash flow and growth. Domestic onshore exploration, Gulf of Mexico exploration and international activities will provide opportunities to dramatically increase reserves and production at low finding costs.

CORE GROWTH AND STABLE CASH FLOW

- Range will have over 1,700 development projects, consisting of proven drilling locations and recompletion opportunities. More than 85% of these projects are concentrated in nine fields covering 587,000 gross acres. Such large acreage blocks and concentration of projects provide economies of scale, access to competitively priced oilfield services and focused operating and technological expertise.

- Through IPF, Range will provide capital to small producers to fund acquisition and development projects. In 1997, IPF generated $15 million of cash flow. The IPF portfolio had a cost basis of $52 million with a Present Value of $63 million at March 31, 1998. IPF's goal is to expand its portfolio to over $200 million in three to five years.

- Range will generate incremental cash flow by transporting, processing and marketing production from its properties. Range's transportation assets include approximately 3,000 miles of gas gathering and pipelines and a 25,000 Mcfd gas processing plant. These activities generated $8 million of cash flow in 1997.

HIGH IMPACT EXPOSURE

- Range will have active domestic onshore exploration projects covering 578,000 gross acres. These projects are well distributed among the Permian, Gulf Coast, Midcontinent and Appalachia business units. Target depths range from 4,500 to 18,000 feet, and the projects offer the potential to add substantially to proved reserves and production. Range expects to initiate six 3D seismic surveys and to spud 18 exploration wells on its existing projects by year-end.

- Range's offshore exploration program will focus on its 3.5 million acres of contiguous 3D seismic data in the shallow waters of the Gulf of Mexico. There are 33 identified prospects on this acreage, and Range will have leases covering 112,000 gross acres on 24 of these prospects. Range expects to test four to six of these prospects by year-end.

- Through a 50%-owned subsidiary, Range will have the opportunity to explore and develop 1.2 million gross acres in Argentina. This acreage has recently been awarded, pending a Presidential decree. On this acreage, 25 potential prospects have already been identified. The award entails a commitment for Range to spend approximately $2.5 million, net to its interest, to shoot 70 square miles of 3D seismic data and drill four exploratory wells by 2001.

RESERVES AND PRODUCTION

- Range will have pro forma combined proved reserves as of December 31, 1997 totaling 960 Bcfe, including 694 Bcf of gas and 44 Mmbbl of oil and NGL, with a Present Value of approximately $836 million.

- Range's daily production immediately upon completion of the Merger is expected to exceed 210 Mmcfe, comprised of 162 Mmcf of gas and 8,100 Bbl of oil and NGL. Approximately 77% of daily production is estimated to be natural gas.

- Range's reserve life will be 12.8 years. The benefits of long-lived reserves include minimizing the impact of short-term commodity price volatility and reducing reinvestment risk.

- Range will operate over 80% of its proved reserves, providing substantial control over the timing, expense and manner of the exploitation of its properties.

                                     RANGE
                  SUMMARY COMBINED RESERVE AND OPERATING DATA

     The following table combines certain historical and pro forma information of Lomak and Domain with respect to production and estimated proved oil and gas reserves.

                                                            YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------
                                                                                     PRO FORMA
                                                  1995        1996         1997       1997(A)
                                                --------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
PROVED RESERVES:
  Natural gas (Mmcf)..........................   315,569      376,932      679,366      693,867
  Oil and NGL (Mbbls).........................    13,060       26,055       41,124       44,315
  Natural gas equivalents (Mmcfe).............   393,930      533,260      926,111      959,750
  Percent natural gas.........................        80%          71%          73%          72%
  Percent proved developed....................        77%          76%          62%          61%
PRODUCTION VOLUMES:
  Natural gas (Mmcf)..........................    30,536       42,423       54,341       59,466
  Oil and NGL (Mbbls).........................     1,337        1,632        2,440        2,591
  Natural gas equivalents (Mmcfe).............    38,558       52,216       68,981       75,014
PRODUCT PRICES (AT DECEMBER 31):
  Natural gas (per Mcf).......................  $   2.52   $     3.48   $     2.74   $     2.75
  Oil and NGL (per Bbl).......................     18.24        23.11        15.69        16.21
FUTURE NET CASH FLOWS:
  Undiscounted................................  $541,572   $1,127,821   $1,486,399   $1,570,031
  Present Value...............................   333,169      640,009      781,125      836,452

---------------

(a) Pro forma data reflect Lomak's and Domain's acquisition and disposition activity that occurred subsequent to December 31, 1997. Includes amounts related to an above-market gas contract. See "Risk Factors -- Gas Contract Risk." Proved reserves and future net cash flows were estimated in accordance with the Commission's guidelines. Prices and costs at December 31 for each of the years 1995 through 1997 were used in the calculation of proved reserves and future net cash flows and were held constant through the periods of estimated production, except as otherwise provided by contract, in accordance with the Commission's guidelines.

ACREAGE AND PRODUCING WELLS

     Range's acreage position will cover 1,679,655 gross (1,105,279 net) acres in the U.S and 1,188,000 million gross (594,000 net) acres in Argentina. The recent award of the Argentine acreage is subject to

Presidential decree. Of this leasehold, 1,845,132 gross acres are undeveloped, including 657,132 acres in the U.S. and all of the Argentine acreage. The majority of Range's production will come from depths of less than 10,000 feet. Through continued exploration using advanced technology, as well as focusing on deeper horizons, Range expects to have substantial potential for future additions to reserves and production on this acreage.

     The following tables combine certain historical and pro forma data for Lomak and Domain, with respect to developed and undeveloped domestic acreage and producing wells as of December 31, 1997.

                                DOMESTIC ACREAGE

                                                                    COMBINED
                                            --------------------------------------------------------
                                                TOTAL ACREAGE
                                            ----------------------      DEVELOPED       UNDEVELOPED
                                             (GROSS)       (NET)      ACREAGE (NET)    ACREAGE (NET)
                                            ---------    ---------    -------------    -------------
Onshore:
  Alabama.................................      1,291          349           349               --
  Louisiana...............................     57,653       14,125         6,048            8,077
  Michigan................................     15,090       13,601            60           13,541
  Mississippi.............................      3,485          808           581              227
  New Mexico..............................     26,763       10,999           797           10,202
  New York................................     93,600       87,900        78,200            9,700
  Ohio....................................    187,800      169,200        61,400          107,800
  Oklahoma................................    174,500      109,100        55,300           53,800
  Pennsylvania............................    469,000      372,600       266,400          106,200
  Texas...................................    324,870      212,837       134,526           78,311
  West Virginia...........................     24,700       14,400         5,400            9,000
                                            ---------    ---------       -------          -------
  Total Onshore...........................  1,378,752    1,005,919       609,061          396,858
                                            ---------    ---------       -------          -------
Offshore:
  Alabama.................................     23,040        7,407         7,407               --
  Louisiana...............................    164,368       61,012        32,431           28,581
  Texas...................................    113,495       30,941        23,961            6,980
                                            ---------    ---------       -------          -------
  Total Offshore..........................    300,903       99,360        63,799           35,561
                                            ---------    ---------       -------          -------
Total.....................................  1,679,655    1,105,279       672,860          432,419
                                            =========    =========       =======          =======

                                PRODUCING WELLS

                                                                         COMBINED
                                                        -------------------------------------------
                                                                                    AVERAGE WORKING
                                                        GROSS WELLS    NET WELLS       INTEREST
                                                        -----------    ---------    ---------------
Crude oil.............................................     2,580         1,112            43%
Natural gas...........................................     6,790         5,485            81%
                                                           -----         -----
          Total.......................................     9,370         6,597            70%
                                                           =====         =====

MANAGEMENT AND TECHNICAL EXPERTISE

- Range will conduct its operations through six independent business units, each staffed with experienced technical, operating and management personnel. The six units will be: Permian, Gulf Coast, Midcontinent, Appalachia, International and IPF. Where Lomak and Domain own assets in overlapping geographical areas, those assets will be consolidated into a single unit, improving operational efficiency.

- Range will have a technical staff of 54 petroleum engineers, geologists and geophysicists, with an average of 20 years of experience. These personnel will provide each business unit with the expertise with which to execute the efficient development of existing assets, as well as the pursuit of additional opportunities in the form of exploration and acquisitions. Range's technical staff applies the latest technological innovations, including 3D seismic, horizontal and directional drilling, advanced completion techniques and extensive reservoir engineering studies to reduce finding costs and maximize ultimate reserve recovery.

- Upon completion of the Merger, directors and executive officers of Range are expected to beneficially own approximately 8% of Range's outstanding common stock. This substantial ownership position will align the interests of management with those of the stockholders.

DEVELOPMENT

     Range will have over 1,700 development projects, consisting of proven drilling locations and recompletion opportunities. This inventory represents approximately five years of development activity based on currently anticipated levels of capital spending. Completion of these development projects is expected to allow Range to increase its base production volumes during the same time period.

                           MAJOR DEVELOPMENT PROJECTS

     The following table sets forth Range's major development projects on a pro forma combined basis at December 31, 1997.

                                                       AVERAGE
                                            GROSS      WORKING     AVERAGE      TARGET        PROVEN
                               REGION      ACREAGE   INTEREST(A)    DEPTH     FORMATIONS     PROJECTS
                            ------------   -------   -----------   -------   -------------   --------
Meadville.................  Appalachia     390,000        86%       5,500    Medina            582
Sonora....................  Permian         55,000        87%       5,000    Canyon, Cisco     322
Fuhrman-Mascho............  Permian         13,600        89%       4,400    San Andres        205
Sterling..................  Permian         47,000        85%       8,000    Canyon            173
Okeene....................  Midcontinent    45,000        85%       8,000    Red Fork           98
Big Lake..................  Permian          7,700       100%       2,500    San Andres         76
Wasson....................  Permian          1,900        35%       5,500    San Andres         40
Alta Mesa.................  Gulf Coast      12,500       100%       6,800    Vicksburg          20
Powell Ranch..............  Permian         14,200        60%       8,000    Wolfcamp           13

---------------

(a) The weighted average working interest for each project, based on total acreage.

     Of the development projects in inventory, over 1,500, or 88% of the total, are concentrated in nine fields covering 587,000 gross acres in the Permian, Gulf Coast, Midcontinent and Appalachian regions. Such large acreage blocks and concentration of projects provide economies of scale and advantages in obtaining oilfield services at competitive prices. In addition, the repetitive nature of these large development programs allows Range's employees and service providers to acquire and maintain geological, drilling, completion, operating and technological expertise specific to these fields.

INDEPENDENT PRODUCER FINANCE

     IPF provides capital to small oil and gas producers to finance specifically identified acquisition and development projects. IPF advances money to producers in exchange for a term overriding royalty interest in their properties. The overrides are dollar-denominated and are calculated to provide IPF with a contractually specified rate of return. The present IPF portfolio is projected to generate an average return of 19%. IPF funds its business with a combination of internally generated cash and borrowings under a bank credit facility. The portfolio had a cost basis of $52 million with a Present Value of $63 million at March 31, 1998, and underlying oil and gas reserves of 34 Bcfe. The IPF reserves and Present Value are not included in Range's consolidated results. In 1997, IPF generated $15 million of cash flow.

     IPF is staffed with six petroleum engineers and geologists who identify and evaluate each project. These professionals are responsible for defining transaction risk, establishing reserve coverage and negotiating the contractual rate of return. The transactions are structured to minimize risk by targeting an asset coverage ratio of two-to-one on proved reserves and taking direct title to the overriding royalty interests to mitigate bankruptcy risk. As dollar-denominated overrides, the transactions leave the majority of the commodity price risk with the producer.

     IPF has established a unique niche in the marketplace, providing capital to small oil and gas producers who are generally ignored by traditional financial institutions. IPF is a leader in this niche market, and has doubled its portfolio each year since 1993 despite its limited geographic scope, transaction size and marketing effort. Range intends to expand IPF's scope to the Permian, Midcontinent and Appalachian regions. Range expects demand for IPF funding to increase, as oil and gas acquisition and divestiture activities continue and consolidation of the banking industry reduces the supply of traditional bank financing for small transactions. With an expanded marketing effort and the pursuit of larger transactions, IPF's goal is to grow its portfolio to over $200 million in three to five years.

TRANSPORTATION, PROCESSING AND MARKETING

     Range will generate incremental cash flows through the transportation, processing and marketing of production from certain of its properties and through providing these services to third parties. During 1997, these activities generated $8 million of cash flow.

     Range's natural gas transportation and processing assets will include approximately 2,700 miles of gas gathering and pipelines in Appalachia and nearly 300 miles of gathering lines in the Sterling area of the Permian Basin. The Appalachian gas gathering systems will transport a majority of Range's Appalachian gas production as well as third party gas to major trunklines and directly to end-users. This system affords Range considerable control and flexibility in marketing its Appalachian production. Range will charge fees to third parties that transport their gas through the systems, based on throughput. The Sterling gas processing plant is a refrigerated turbo-expander cryogenic gas plant placed in service in 1995. The plant, designed for 25,000 Mcfd throughput, is currently operating at approximately 75% of capacity. The plant's capacity can be increased to 35,000 Mcfd with an estimated $4 million of capital expenditures.

     In order to maximize prices and better control credit risk, Lomak has marketed its own gas production since 1993. After completion of the Merger, Range initially will market all of the gas produced from properties presently owned by Lomak, as well as third party gas production. Range will sell its marketed volumes primarily to utilities and directly to end-users. Range will manage the impact of potential gas price declines by developing a balanced portfolio of fixed price and market sensitive contracts and commodity hedging.

GULF OF MEXICO EXPLORATION

     Range will have a 3D seismic database covering 700 contiguous blocks in the shallow waters of the Gulf of Mexico, primarily offshore Louisiana. Domain has used this data to map geological trends within this 3.5 million acre area, identifying specific targets for further exploration. To date, 33 prospects have been identified, four to six of which Range plans to test by year-end 1998. These wells will be drilled to Miocene targets at depths of 10,000 to 12,000 feet.

DOMESTIC ONSHORE EXPLORATION

     Range will have active onshore exploration projects covering 578,000 acres, including two projects in the Permian Basin, three in the Gulf Coast, one in the Midcontinent and two in Appalachia. Each project has multiple drilling prospects, some with multiple targets.

                  ACTIVE DOMESTIC ONSHORE EXPLORATION PROJECTS

     The following table sets forth Range's currently active onshore exploration projects.

                                                          AVERAGE
                                               GROSS      WORKING                     TARGET
PROJECT                           REGION      ACREAGE   INTEREST(A)   DEPTH         FORMATIONS
-------                        ------------   -------   -----------   ------   --------------------
East Fork...................   Permian         70,000       50%       10,000   Ellenburger, Strawn
                                                                                 Detrital, Canyon
Northwest Belize............   Permian        Leasing       50%        4,500       Canyon Reefs
Jericho.....................   Gulf Coast     150,000       13%       18,000       Haynesville
Hartburg....................   Gulf Coast      27,800       46%       12,000      Hartburg Frio
Constitution................   Gulf Coast       4,500       15%       15,000          Yegua
Panhandle...................   Midcontinent    29,900       53%       14,500      Hunton, Morrow
Niagara.....................   Appalachia      16,000       75%        4,500      Niagaran Reefs
Knox/Oriskany...............   Appalachia     280,000       47%        8,000   Knox Trend, Oriskany

---------------

(a) The weighted average working interest for each project, based on total acreage.

     The highest potential of Range's domestic onshore exploration projects, East Fork consists of 70,000 leasehold acres in the Val Verde Basin of West Texas, focused on upthrown fault blocks in the Ellenburger formation. Range expects to use horizontal drilling technology to test the first of these fault blocks in early 1999. Range intends to recoup its leasing costs and fund the drilling of an initial well through the sale of approximately 50% of the working interest in this project. Secondary targets in the Canyon sand and Strawn detrital formations may also be tested with separate wells to be drilled in the first half of 1999.

     The Northwest Belize joint venture targets Canyon reef oil fields in a 250 mile trend on the Eastern Shelf of the Permian Basin. Range's partner, an experienced private independent based in Midland, Texas, has identified nine prospects within this trend. The joint venture will use an extensive library of well log data to focus 3D data acquisition in discrete prospect areas. This focused approach aims to cut finding costs by limiting expensive seismic acquisition to only the most prospective areas. Range expects to shoot 3D seismic in the third quarter of 1998, with the first two test wells to spud in the fourth quarter.

     In the third quarter of 1998, Range will begin shooting 70 square miles of 3D seismic data on its 150,000 acre Jericho project in southern Mississippi. The Jericho project targets 90 identified 2D seismic anomalies in the Haynesville and Cotton Valley formations at approximately 18,000-foot depths. Range plans an initial test of the Jericho project in early 1999.

     On the Gulf Coast of Texas and Louisiana, three distinct prospects comprise the 27,800 acre Hartburg project. The project targets 10,000 to 12,000 foot deep Hartburg Frio sands on the shoulders of salt domes, with secondary Yegua targets. Range will shoot additional 3D data on the Gum Gully prospect in 1998 or early 1999, supplementing the data already purchased. At the Starks prospect, Range plans to shoot 3D seismic and spud an initial exploratory well by year-end 1998. Range expects to lease additional acreage and shoot 3D seismic at its Pine Ridge prospect in the second and third quarters of 1998. If successful, these prospects could likely be replicated in an ongoing Hartburg program.

     Venus Exploration, Inc., a 21% owned affiliate of Range, recently drilled the 15,000 foot Westbury Farms well in the Constitution Field. This redevelopment of an old Gulf Coast field entails the drilling of new wells to test Yegua, Wilcox and Frio zones undrained by previous producers. Range has a 15% working interest in the property, along with its equity ownership in Venus, the operator. The well tested at rates over 4,000 Mcfed, and awaits connection to a sales line to begin production. Venus plans to shoot 3D seismic and drill at least one additional well during 1998 on the Constitution acreage.

     Range's Panhandle project covers 29,900 acres in the Texas Panhandle and adjacent areas of Oklahoma. Primary targets are Hunton structures at depths up to 14,500 feet. At least five analogous nearby fields have produced in excess of 100 Bcfe. This ongoing project utilizes 3D seismic to identify specific Hunton targets, as well as secondary targets in multiple Morrow sands. Range expects to drill two wells in the Panhandle before year-end.

     Range's Niagara project focuses on the Northern Reef producing trend in western Michigan. In 1997, Domain drilled two Niagara reef wells that tested a combined 18,000 Mcfed. These wells are awaiting construction of a pipeline extension, expected to be completed in the third quarter of 1998. After evaluating initial production from these two wells, Range expects to drill up to four additional wells on nearby acreage in 1998.

     In Appalachia, Range will have over 280,000 gross acres prospective in the Knox Trend and Oriskany formations at depths of approximately 8,000 feet. In 1998, Range will participate in 17 exploratory wells, including 15 Knox tests and two Oriskany wells, with an average working interest of 40%. Of the seven wells drilled so far in 1998, six have been successful. Range will continue to leverage its extensive acreage position by allowing other independents to earn working interests in its prospects by shooting seismic on Range acreage.

     In addition to the above mentioned projects, several additional projects are in earlier stages of negotiation or progress. In the Midcontinent region, Range will have accumulated 2,500 acres of leases and seismic options on its 17,000-acre Thunderbird project. Thunderbird targets Simpson sands at an average depth of 7,000 feet, with several secondary target formations. Range plans to begin shooting seismic surveys and test several targets during 1999.

     In the Gulf Coast, Range will hold acreage by production on which it has identified at least five additional prospects or leads. Each of these prospects is in various stages of early activity, with leasing or seismic planned during 1998 and drilling anticipated in 1999.

     Through its equity ownership in Venus Exploration, Inc, Range will participate in an ongoing exploration effort focused on the Expanded Yegua trend of Texas and Louisiana and in the Permian Basin of West Texas. The Venus technical team's accomplishments include discovery of the Vidor-Ames Expanded Yegua field with cumulative production exceeding 110 Bcfe. Venus expects to drill nine exploratory wells in 1998. In addition to its equity participation, Range may have the opportunity to take working interests in certain of Venus's current and future projects.

     In the third quarter, Range hopes to finalize an Appalachian joint venture to shoot 3D and 2D seismic over 175,000 acres in Ohio and Pennsylvania. Based on preliminary terms, Range will contribute acreage for a 31% working interest, while two other large independents will contribute acreage or shoot seismic to earn the remaining interests. Range expects to analyze the seismic to be shot by its partners during the remainder of 1998, in anticipation of an active drilling program in 1999. Range will retain its full interest in approximately 50,000 acres outside but adjacent to the joint venture area.

INTERNATIONAL

     Through a 50%-owned subsidiary, Range will have the opportunity to explore and develop two concessions totaling 1.2 million gross acres in Argentina, on which 25 potential prospects have been identified. This acreage has recently been awarded, pending a Presidential decree. The concessions are located in prolific producing regions and one directly offsets a producing field. The award entails a commitment by Range to spend approximately $2.5 million, net to its interest, to reprocess 125 miles of 2D seismic data, shoot 70 square miles of 3D seismic data and drill four exploratory wells on this acreage by 2001.

     Range will have a management and technical team with experience in South America, as well as in Eastern Europe, Australia, West Africa and Southeast Asia. Range's partners in its Argentine venture have extensive experience and contacts throughout South America, and in Argentina in particular. Range will have an engineering and geological staff in Argentina with an average of 25 years of experience.

     Range targets South America as its platform for international exploration and production activities. Certain South American and other foreign countries offer opportunities to gain access to large acreage positions in known producing basins with substantial exploration upside. Range will pursue a balanced mix of exploration, development and production activities.

                             LOMAK SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE LOMAK SPECIAL MEETING

     Record Date; Stock Entitled to Vote; Quorum. Only holders of record of Lomak Common Stock and Lomak Preferred Stock at the close of business on the
Record Date (         , 1998) will be entitled to receive notice of and to vote
at the Lomak Special Meeting. On the Record Date, there were
                    shares of Lomak Common Stock and        shares of Lomak
Preferred Stock outstanding. The holders of Lomak Voting Stock are entitled to one vote per share on each matter submitted to a vote at the Lomak Special Meeting. The holders of a majority of the outstanding shares of Lomak Voting Stock entitled to vote must be present in person or by proxy at the Lomak Special Meeting in order for a quorum to be present. Shares of Lomak Voting Stock represented by proxies that are marked "abstain" or that are not marked as to any particular matter or matters and "broker non-votes" will be counted as shares present for purposes of determining the presence of a quorum on all matters. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item.

     In the event a quorum is not present in person or by proxy at the Lomak Special Meeting, the Lomak Special Meeting is expected to be adjourned.

     Matters to be Considered. The Board of Directors of Lomak has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby (including the Stock Issuance and the Name Change) and recommends a vote FOR the approval thereof. See "The Merger -- Lomak's Reasons for the Merger; Recommendation of the Board of Directors of Lomak" and "The Name Change."

     At the date of this Proxy Statement/Prospectus, the Board of Directors of Lomak does not know of any business to be presented at the Lomak Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the Lomak Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

     Vote Required. Under the rules of the NYSE, the Stock Issuance requires the affirmative vote of the holders of a majority of the shares of Lomak Common Stock and Lomak Preferred Stock, voting together as a class, represented in person or by proxy at the Lomak Special Meeting, provided that a quorum is present. The Name Change requires the affirmative vote of a majority of the shares of the Lomak Common Stock and the Lomak Preferred Stock outstanding and entitled to vote as of the Record Date, voting together as a class. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     The Stock Issuance and Name Change are separate proposals and will be voted on separately by the holders of Lomak Voting Stock. The proposals are not contingent on each other and the failure to adopt one proposal will not constitute a failure to adopt the other proposal if the requisite stockholder vote for the other proposal is otherwise obtained.

     Securities Ownership of Management and Certain Affiliates. As of the Record Date, directors and executive officers of Lomak and their affiliates were
beneficial owners of an aggregate of                outstanding shares of Lomak
Common Stock and no shares of Lomak Preferred Stock, representing approximately
(i)   % of the outstanding shares of Lomak Voting Stock entitled to vote at the
Lomak Special Meeting, (ii)   % of the maximum and      % of the minimum votes
that could be required to approve the Stock Issuance and (iii)   % of the
maximum and      % of the minimum votes that could be required to approve the
Name Change. Each of the directors and executive officers of Lomak has advised Lomak that he plans to vote or to direct the vote of all of the outstanding shares of Lomak Common Stock beneficially owned by him in favor of the Stock Issuance and the Name Change.

     Domain Stockholder Consent. FRLP, which owned an aggregate of 7,820,718 shares, or approximately 51.8%, of the outstanding shares of Domain Common Stock on May 12, 1998, has voted all of such stock in favor of the Merger. On May 12, 1998, FRLP approved and adopted the Merger and the Merger Agreement by written consent delivered to Domain pursuant to Section 228 of the DGCL. As a result of FRLP's approval and adoption of the Merger Agreement, no further action is required by the Domain stockholders to approve and adopt the Merger and the Merger Agreement, and no meeting of the Domain stockholders will be held.

VOTING PROXIES

     Shares represented by all properly executed proxies received in time for the Lomak Special Meeting and which have not been revoked will be voted at such meeting in the manner specified by the holders thereof. Proxies that do not contain an instruction to vote for or against or to abstain from voting on a particular matter described in the proxy will be voted in favor of such matter.

     It is not expected that any matter other than those referred to herein will be brought before the Lomak Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Lomak form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of Lomak a duly executed revocation, or by voting in person at the meeting. Attendance at the Lomak Special Meeting will not in and of itself constitute a revocation of a proxy.

     In the event a quorum is not present in person or by proxy at the Lomak Special Meeting, the Lomak Special Meeting is expected to be adjourned.

NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of Domain Common Stock, Lomak Common Stock and Lomak Preferred Stock (including holders of Lomak Common Stock and Lomak Preferred Stock who vote against the Stock Issuance) will not be entitled to dissenters' or appraisal rights under the DGCL if the Merger is consummated.

SOLICITATION OF PROXIES

     Subject to the Merger Agreement, Lomak will bear the cost of the solicitation of proxies from its own stockholders, except that Lomak and Domain will share equally the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of Lomak and its subsidiaries may solicit proxies from stockholders of Lomak by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and Lomak will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. Lomak has engaged the services of MacKenzie Partners to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Lomak stockholders for a fee of $5,000 plus reasonable out-of-pocket expenses.

                                   THE MERGER

     The description of the Merger and the Merger Agreement contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference.

GENERAL

     Lomak, Merger Sub and Domain have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver of the conditions set forth therein (see "-- Conditions to the Consummation of the Merger"), Merger Sub will be merged with and into Domain, and Domain will be the Surviving Corporation and a wholly owned subsidiary of Lomak. As soon as practicable after the satisfaction or waiver (where permissible) of the conditions under the Merger Agreement, the Certificate of Merger will be filed with the Secretary of State of the State of Delaware, and the time of such filing will be the Effective Time unless otherwise provided in the Certificate of Merger.

BACKGROUND OF THE MERGER

     In connection with its purchase of properties from American Cometra, Inc. in February 1997, Lomak acquired interests in several blocks in the Gulf of Mexico. Shortly after this acquisition, Lomak announced that it intended to sell these properties. However, because of production difficulties on one of the Gulf of Mexico properties, Lomak did not actively solicit proposals.

     In early 1998, following submission of its 1998 business plan and related capital budget, Domain's management received authorization from the Domain Board to proceed with an offering of debt securities in the Rule 144A "high yield" market to finance potential acquisition and growth opportunities. Concurrently, and in the ordinary course of its business, Domain was conducting informal discussions with a number of companies about possible acquisition or combination transactions, as well as potential asset purchases.

     In early January 1998, Michael V. Ronca, Chief Executive Officer of Domain, was advised by PaineWebber that Lomak continued to be interested in selling its Gulf of Mexico properties. Mr. Ronca asked Michael L. Harvey, Executive Vice President of Domain, to contact John H. Pinkerton, Chief Executive Officer of Lomak, to ask whether Lomak would be interested in selling its Gulf of Mexico properties to Domain. During the course of these discussions, Domain asked whether Lomak would consider receiving Domain Common Stock as part of the consideration for the Gulf of Mexico properties. At the end of January, Lomak informed Domain that Lomak had decided not to pursue further discussions until it had completed an updated technical review of the properties.

     During the period of February 5 through February 8, 1998, both Mr. Pinkerton and Mr. Ronca attended CSFB's "Energy Summit" in Vail, Colorado. During this conference, Mr. Pinkerton and Mr. Ronca discussed their respective companies, including strategies for growth and their interest in synergistic combinations, including the possibility of merging their companies. They also discussed Lomak's offshore Gulf of Mexico properties and Domain's desire to evaluate such properties.

     On February 10, 1998, Messrs. Pinkerton, Ronca and Harvey attended the PaineWebber Energy Conference in New York. At the same time, Mr. Ronca and other representatives of Domain were in New York to make presentations to the rating agencies in connection with Domain's proposed Rule 144A offering of debt securities. At the PaineWebber conference, Mr. Pinkerton and Mr. Harvey met with a representative of PaineWebber to discuss further the possibility of Domain's acquiring Lomak's Gulf of Mexico properties. At this meeting, Mr. Pinkerton and Mr. Harvey also briefly discussed the possibility of a combination of Lomak and Domain.

     On February 17, 1998, at a regularly scheduled Domain Board meeting, Mr. Ronca updated the Board on numerous merger and acquisition discussions that he had undertaken, indicated his belief that certain benefits could be realized through a combination with Lomak and advised the Board that he intended to pursue more in-depth discussions. Domain's Board encouraged Mr. Ronca to continue these efforts. Thereafter, on multiple occasions Jonathan S. Linker, Chairman of the Board of Domain and a Managing Director of First Reserve

Corporation ("First Reserve"), separately affirmed First Reserve's support for Mr. Ronca's initiatives in this regard. First Reserve is the managing general partner of the general partner of FRLP.

     Near the end of February, Domain received preliminary indications from the rating agencies with respect to the proposed high-yield offering. Based in part on these preliminary indications, which were not acceptable to Domain, Domain decided to defer its plans for the high-yield offering and, with the encouragement of First Reserve, management began to focus more intently on a business combination as an avenue to pursue the implementation of its growth strategy.

     On March 20, 1998, Mr. Pinkerton, Mr. Ronca, Mr. Harvey and Mr. Linker met in Fort Worth to discuss a possible merger. At a regular meeting of the Lomak Board held on March 27, Mr. Pinkerton made a presentation to the Lomak Board regarding a possible merger with Domain, followed by a discussion of such a transaction by the Lomak Board.

     On March 30, 1998, Mr. Ronca and Mr. Pinkerton met in Houston to discuss a possible merger. The two parties agreed to proceed with a more in-depth review of each other's properties and operations. Accordingly, on March 31, Lomak and Domain entered into a confidentiality agreement, which included a one-year mutual standstill provision. Pursuant to the standstill provision each party agreed, among other things, not to acquire, or seek to acquire, any voting securities of the other party or to propose any business combination with the other party in each case without the prior consent of the Board of Directors of the other party. Following the execution of the confidentiality agreement, the two parties began to share non-public information with each other about their respective properties and operations.

     On April 7, Mr. Pinkerton met with Mr. Ronca in Houston to discuss various valuation, structural, management and organizational issues that would have to be addressed if a merger were to take place. On April 8, Domain held a special meeting of its Board of Directors during which the merits of a combination with Lomak were discussed in more detail. The Board determined that Mr. Ronca should proceed with these discussions and continue with the evaluation of Lomak and its business, properties and prospects. At this meeting, the Board determined that Domain was not for sale, but recognized the need to grow Domain and expand its access to capital. The meeting concluded with the Board instructing management to proceed with a more thorough investigation of a business combination with Lomak, as well as acquisitions of assets that could support and enhance a capital markets financing.

     On April 13, Mr. Ronca met in New York with Thomas J. Edelman, Chairman of Lomak, to discuss a possible merger and the potential synergies between the two companies' assets and personnel, and to profile Domain's IPF Program. On April 21, representatives of the two companies met in New York at PaineWebber's offices to discuss structural issues, to review the financial impact of the transaction on the two companies and to consider further the complementary strengths of the two companies.

     On April 22, Mr. Pinkerton and Mr. Edelman met with Mr. Ronca and Mr. Linker in New York to discuss the possible terms of a transaction. During the meeting, Lomak raised the issue of acquiring a portion of the Domain Common Stock held by FRLP for cash. Lomak desired to purchase a portion of the Domain Common Stock with cash to ensure that the transaction would be taxable and, as a result, allow Lomak to "step up" the basis of Domain's stock. On April 23, Mr. Linker and Mr. Edelman discussed a sale to Lomak for cash of a portion of FRLP's shares of Domain Common Stock in connection with a possible merger. Mr. Linker stated that FRLP desired to sell $38 million worth of its Domain Common Stock for cash. Mr. Edelman requested that Lomak be permitted to purchase between $38 million and $50 million worth of Domain Common Stock at the market price, and Mr. Linker responded he believed that would be acceptable to FRLP. On the date of this conversation, the closing price of Domain Common Stock on the NYSE was $13 15/16 per share. Later that day, Mr. Edelman had dinner with John A. Hill, Chairman of First Reserve, to discuss, among other topics, whether FRLP desired to retain shares of Lomak Common Stock that would be received by FRLP in a merger, or whether such shares would be distributed to FRLP's investors.

     On April 27, the Lomak Board held a telephonic special meeting. At the special meeting, Lomak's management advised the Lomak Board of the status of discussions between the parties and described the financial impact of the transaction on Lomak. The Lomak Board also reviewed certain historical information regarding Domain, including its historical stock price information. The Lomak Board expressed the view that were Lomak to proceed with the transaction, it would need to obtain assurance that the transaction would be completed. To that end, the Lomak Board expressed the view that FRLP, the holder of a majority of the outstanding shares of Domain Common Stock, would need to agree to vote in favor of the transaction immediately following the execution of a definitive merger agreement. The Lomak Board also noted the significant stock position that FRLP would have in Lomak following the Merger and instructed Lomak's management to obtain customary standstill and voting protections from FRLP as part of the transaction. Following this discussion, the Lomak Board directed Lomak's management to continue to pursue the transaction.

     Following the April 27 Lomak Board meeting, Mr. Pinkerton and Mr. Ronca held numerous discussions regarding the terms of the proposed transaction. Under the terms proposed by Lomak at this time, each share of Domain Common Stock would have been converted into one share of Lomak Common Stock, provided that
(i) if the Closing Date Market Price was between $12.50 and $14.00, the exchange ratio would have increased so that holders of Domain Common Stock received Lomak shares with a value of $14.00 per share and (ii) if the Closing Date Market Price was between $16.00 and $17.50, the exchange ratio would have decreased so that the holders of Domain Common Stock received Lomak shares with a value of $16.00 per share (the "Fixed Exchange Ratio Proposal"). During the same period, Mr. Edelman and Thomas R. Denison, a Managing Director of First Reserve, held several discussions regarding the terms upon which Lomak would be willing to purchase FRLP's shares of Domain Common Stock and FRLP would be willing to agree to support a merger between Lomak and Domain. Also during this period, Lomak and Domain conducted due diligence investigations of each other.

     On April 28, Mr. Denison informed Mr. Edelman that FRLP remained willing to sell between $38 million and $50 million worth of Domain Common Stock to Lomak, but that FRLP desired to receive a fixed price of $13.50 per share and a floor price above $14.00 for the Fixed Exchange Ratio Proposal before FRLP would agree to vote in favor of the proposed merger. Mr. Edelman reiterated that the proposed transaction needed to be taxable, which required the purchase for cash of a portion of FRLP's shares of Domain Common Stock.

     On May 3, Mr. Denison reaffirmed to Mr. Edelman that FRLP desired to receive a fixed price of $13.50 per share regardless of whether the market price for Domain Common Stock increased or decreased prior to the execution of a merger agreement. Mr. Denison again informed Mr. Edelman that FRLP desired a higher floor price for the Fixed Exchange Ratio Proposal.

     On May 4, Domain retained CSFB for the purpose of rendering an opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Domain Common Stock.

     On May 4, legal counsel for Lomak distributed a draft merger agreement to Domain and its legal counsel. From May 4 to May 11, Domain, Lomak and their respective legal counsel negotiated the terms of the merger agreement. During the same period, First Reserve, Lomak and their legal counsel negotiated the terms of the Stock Purchase Agreement and the Voting Agreement.

     On May 6, 1998, the Domain Board met in Houston to review the status of negotiations with Lomak and the draft Merger Agreement. The Board discussed the proposed terms of the transaction, and reached a consensus that the $14.00 floor included in the Fixed Exchange Ratio Proposal was too low. The Board also discussed the need for completing a due diligence review of Lomak before formal action with regard to the proposed merger should be taken. Management was instructed to attempt to negotiate an improvement of the Fixed Exchange Ratio Proposal and to complete its due diligence review promptly. The Board also discussed with counsel the need for approval under Section 203 of the DGCL of the proposed stock purchase transaction and voting and standstill agreement between Lomak and FRLP (the "Section 203 Approval") as a condition to the consummation of any subsequent merger between Domain and Lomak. During this discussion, Messrs. Linker, Macaulay and Pruett (the "First Reserve Directors") were advised by counsel to Domain and by counsel to First Reserve that they should not participate in the vote with regard to the Section 203 Approval when, and if, such vote was to be taken. On May 7, Mr. Ronca informed Mr. Pinkerton that the Domain Board was not comfortable with the $14.00 floor included in the Fixed Exchange Ratio Proposal, and

Mr. Ronca requested that Lomak consider changing its proposal for the exchange ratio. On May 7 and May 8, representatives of Domain and Lomak conducted in-depth due diligence reviews of legal, financial and operational matters, which included interviews of their respective counterparts, in each other's offices. On May 8, 1998, at a telephonic meeting of the Domain Board, the Board received a presentation from Domain's management and counsel concerning due diligence matters and also received an update from Mr. Ronca with respect to the status of negotiations of the economic terms of the transaction.

     On May 7, Lomak retained PaineWebber for the purpose of rendering an opinion with respect to the fairness, from a financial point of view, to Lomak of the consideration to be paid to the holders of Domain Common Stock in the Merger. On May 8, Mr. Edelman and Mr. Pinkerton proposed to Mr. Linker and Mr. Ronca two alternative pricing formulas for the proposed transaction. The first pricing formula was the Fixed Exchange Ratio Proposal. Under the other pricing formula, the Exchange Ratio would be determined by dividing $14.50 by the Closing Date Market Price, subject to a minimum of 0.8529 and a maximum of
1.2083 (the "Fixed Value Proposal"). Mr. Ronca and Mr. Linker responded that they would discuss the two alternatives with the Domain Board at its May 11 meeting.

     On May 11, the Lomak Board met in New York at the offices of PaineWebber. At this meeting, the Lomak Board received a presentation from management with respect to the current status of the negotiations with Domain and FRLP, including the two pricing formulas. The Lomak Board then received a presentation from PaineWebber with respect to the analyses that it performed in connection with its fairness opinion. PaineWebber confirmed for the Lomak Board that, assuming that the pricing mechanism for the proposed transaction consisted of one of the two alternatives discussed with the Lomak Board, PaineWebber would be prepared to render its opinion that the consideration to be paid to the holders of Domain Common Stock in the Merger was fair to Lomak from a financial point of view. The Lomak Board then received a presentation from Vinson & Elkins L.L.P., counsel for Lomak, with respect to the material terms of the Merger Agreement, Stock Purchase Agreement and Voting Agreement, particularly the changes to those documents that had been negotiated by the parties following the circulation of drafts of these documents to the Lomak Board. After discussion, the Lomak Board unanimously approved the Merger, the Merger Agreement, and the transactions contemplated thereby (including the Stock Issuance), as well as the Stock Purchase Agreement and the Voting Agreement. It was the consensus of the Lomak Board that either of the pricing mechanisms discussed at the meeting was acceptable to the Lomak Board. Mr. Edelman and Mr. Pinkerton indicated that they would hold a telephonic meeting of the Executive Committee later that evening to advise the Executive Committee as to which pricing mechanism had been agreed to by the parties.

     Immediately following the Lomak Board meeting, Mr. Edelman and Mr. Pinkerton flew to Houston to give a presentation to the Domain Board with respect to Lomak and the Merger.

     On May 11, 1998, the Domain Board met in Houston to consider the Merger, the Merger Agreement and the Section 203 Approval. The Board first received a presentation from Messrs. Edelman and Pinkerton with regard to the proposed combination of Domain and Lomak and the benefits thereof as perceived by Lomak. Following this presentation, after Messrs. Edelman and Pinkerton left the meeting, the Domain Board considered the effect of the proposed merger on outstanding stock options, executive and employee compensation, severance and retention matters and other issues concerning what effect the integration of the companies would have on Domain's officers and employees, and authorized management to proceed with the negotiation of such issues. The First Reserve Directors reaffirmed their potential conflict of interest with respect to the proposed transaction and, upon advice of counsel, stated that they would be abstaining from any vote on such matters. The Board then discussed with counsel the material terms of the draft Merger Agreement, the alternative exchange ratios proposed by Lomak and the need for the Section 203 Approval. After discussion, the Board concluded, in meetings of the full Board and meetings excluding the First Reserve Directors, that the Fixed Value Proposal provided the greatest benefit to Domain's stockholders. CSFB was then invited to present the financial analyses performed by CSFB with respect to the Exchange Ratio based on the Fixed Value Proposal and rendered to the Domain Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated May 12, 1998, the date of execution of the Merger Agreement) as to the fairness of the Exchange Ratio from a financial point of view to the holders of Domain Common Stock. See "Opinions of Financial Advisors--CSFB Opinion to the Domain Board."

     Following this presentation, after discussion the Domain Board (with the First Reserve Directors abstaining) voted to approve the Merger, the Merger Agreement, and the transactions contemplated thereby, and recommended the adoption and approval of the Merger and the Merger Agreement to the stockholders of Domain. While as advised by counsel, the First Reserve Directors abstained from this vote, they did participate in certain discussions of the Merger and the Merger Agreement (except the Section 203 Approval), listened to the CSFB presentation and voiced their full support for the Merger and the Merger Agreement. Following approval of the Merger and the Merger Agreement, outside of the presence of the First Reserve Directors, the remaining members of the Board discussed the Section 203 Approval and voted to approve the stock purchase transaction and voting and standstill agreement between FRLP and Lomak for purposes of Section 203 of the DGCL.

     During the Domain Board meeting, Mr. Edelman presided over a brief meeting of the Lomak Executive Committee, and informed the committee that Lomak had not yet been informed as to which of the two proposals had been selected by the Domain Board, but that Mr. Edelman would hold another meeting of the committee if the Domain Board approved a pricing mechanism that differed materially from the two proposals. Mr. Linker later called Mr. Edelman during the Domain Board meeting to inform him that the Domain Board had selected the Fixed Value Proposal.

     Also during the Domain Board meeting, Mr. Edelman called Mr. Macaulay to inform him that, consistent with their discussions with respect to tax structure, Lomak would need to purchase for cash at least $43.875 million of Domain Common Stock at $13.50 per share.

     Immediately following the meeting of the Domain Board of Directors, Mr. Ronca and Mr. Rick G. Lester, Domain's Vice President and Chief Financial Officer, met with Mr. Edelman and Mr. Pinkerton to finalize the Merger Agreement. Early in the morning of May 12, Lomak and Domain entered into the Merger Agreement. Simultaneously, Lomak and FRLP entered into the Stock Purchase Agreement and the Voting Agreement. Shortly thereafter, FRLP delivered its written stockholder consent approving the Merger in accordance with the DGCL. Lomak and Domain then executed an amendment to the Agreement and Plan of Merger evidencing that no further action by the Domain stockholders was necessary in connection with the Merger.

     On May 12, Lomak and Domain jointly announced the execution of the Merger Agreement.

LOMAK'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF LOMAK

     By the unanimous vote of the Board of Directors of Lomak at a meeting held on May 11, 1998, the Lomak Board determined the Merger to be fair to and advisable and in the best interests of Lomak and its stockholders and approved the Merger and the Merger Agreement. As described above under "-- Background of the Merger," the Lomak Board's decision to declare the Merger advisable and to approve the Merger and the Merger Agreement and the transactions contemplated thereby (including the Stock Issuance) at its May 11 meeting followed an extensive review of the strategic synergies offered by the Merger.

     At its meetings held on March 27, 1998, April 27, 1998, and May 11, 1998, the Lomak Board received the presentation of management and, in the May 11 meeting, the presentation of its legal advisors and PaineWebber with respect to the possible transaction, including reviews of, among other things: historical information relating to the business, financial condition and results of operations of Lomak and Domain; information provided by Lomak and Domain management and reviewed and adjusted by Lomak management regarding the reserves of Lomak and Domain; information regarding the management of Domain; historical data relating to market prices and trading volumes of Lomak Common Stock and Domain Common Stock; market prices for Domain Common Stock as compared to those of other comparable publicly traded companies; and the possible effects of the Merger on Lomak's financial condition and the possible market effects of the announcement of the proposed Merger and the consummation thereof on the Lomak Common Stock and Domain Common Stock.

     During the course of its deliberations, the Lomak Board of Directors, with the assistance of management and its legal and financial advisors, considered a number of other factors, including the following:

          (i) The overall strategic fit between Lomak and Domain, including the balance created by adding Lomak's long-lived onshore reserves with Domain's shorter-lived Gulf of Mexico reserves;

          (ii) That by combining Lomak and Domain, Range will have a core group of activities that will provide predictable cash flow and lower-risk growth opportunities. The activities will include development drilling from an inventory of over 1,700 proven projects, the IPF business and the transportation, processing and marketing activities;

          (iii) That by combining Lomak and Domain, Range will have a diversified inventory of domestic onshore exploration prospects covering 578,000 gross acres, a significant exploration inventory in the Gulf of Mexico with 112,000 gross acres currently under lease and an emerging international effort in Argentina;

          (iv) That Range would be among the 20 largest U.S. independent energy companies, which Lomak's management believes would provide greater financial strength and growth opportunities, greater purchasing power with oil field service providers and the potential for market valuations comparable to other large independents;

          (v) That by consolidating Lomak's smaller presence in the Gulf Coast with Domain's larger presence, Range will generate approximately 35% of its production, as of the Effective Time, from the Gulf Coast region, where it will have a critical mass of assets and substantial technical experience allowing it to more aggressively exploit existing properties, accelerate exploration and be more competitive with regard to pursuing new opportunities;

          (vi) The belief of Lomak's management that the Merger is expected to be accretive on a cash flow per share basis but dilutive on an earnings per share basis to Lomak's stockholders;

          (vii) The Merger will diversify and expand Lomak's reserve and exploration opportunities in the Gulf of Mexico and Argentina;

          (viii) That the combination of Lomak's and Domain's reserves provides an attractive reserve life of 12.8 years;

          (ix) The belief of Lomak's management that the larger, more diversified Range should benefit from better credit ratings, more flexible financing terms and lower financing costs, especially with respect to Domain's activities;

          (x) Because of Range's expanded cash flow and lower financing costs, coupled with a much larger organization operating in numerous basins, the belief of Lomak's management that it can greatly expand Domain's IPF business from a $52 million portfolio to over $200 million in three to five years;

          (xi) Because of Range's larger asset base, expanded cash flow and lower financing cost, the belief of Lomak's management that it can accelerate Domain's international effort as well as retain larger interests in its international projects;

          (xii) That Range would be more widely held, providing stockholders with a more liquid market for their shares;

          (xiii) That Range would have a broader mix of institutional stockholders and would likely receive greater attention from financial analysts and institutional investors;

          (xiv) The complementary management teams, internal cultures and the resulting technical depth and experience created by combining Lomak's and Domain's geological, geophysical and engineering personnel;

          (xv) The continued involvement of Domain's management in the management of the combined company providing substantial depth to the overall management team;

          (xvi) The proposed terms and conditions of the combination of Lomak and Domain;

          (xvii) The preliminary pro forma financial condition, results of operations and other financial information of the combined entity, including an analysis of the opportunities for costs savings and economies of scale; and

          (xviii) The presentations of PaineWebber delivered to the Lomak Board of Directors at its meeting on May 11, 1998, including the opinion of PaineWebber (later confirmed in writing on May 12, 1998) to the effect that, as of such date, the Exchange Ratio is fair to Lomak from a financial point of view.

     PaineWebber has delivered a written opinion to the Lomak Board of Directors that as of May 12, the Exchange Ratio is fair to Lomak from a financial point of view. A copy of the written opinion of PaineWebber setting forth the assumptions made, matters considered and limitations on the review undertaken by PaineWebber in rendering their opinion is attached to this Proxy Statement/Prospectus as Annex E (and is incorporated herein by reference), and stockholders of Lomak are urged to read such opinion carefully in its entirety. See "-- Opinions of Financial Advisors -- PaineWebber Opinion to the Lomak Board of Directors."

     The foregoing discussion of the information and factors considered and given weight by the Lomak Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Lomak Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Lomak Board of Directors may have given different weights to different factors.

     Based on the factors described above, the Lomak Board of Directors unanimously declared the Merger fair to and advisable and in the best interests of the holders of Lomak Common Stock. THE BOARD OF DIRECTORS OF LOMAK UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF LOMAK COMMON STOCK AND LOMAK PREFERRED STOCK THAT THE STOCK ISSUANCE BE APPROVED.

DOMAIN'S REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF DOMAIN

     By the unanimous vote of the Board of Directors of Domain at a meeting held on May 11, 1998 with Messrs. Linker, Macaulay and Pruett abstaining, the Domain Board determined the Merger to be advisable and in the best interests of Domain and its stockholders, approved the Merger and the Merger Agreement and recommended to the stockholders of Domain that they approve the Merger and the Merger Agreement. As described above under "-- Background of the Merger," the Domain Board's decision to declare the Merger advisable and to approve the Merger and the Merger Agreement and the transactions contemplated thereby (including the Section 203 Approval) and recommend to the stockholders of Domain that they approve the Merger and the Merger Agreement at its May 11 Board meeting followed an extensive review of the relative strengths and weaknesses of Domain and Lomak, Domain's prospects for accessing the capital necessary to finance its exploration and development drilling activities on a cost effective basis, the anticipated benefits of combining Domain with and into a larger enterprise, the complementary nature of Domain's and Lomak's reserves and properties and the ability of Domain and Lomak to combine their respective management and technical teams without disrupting ongoing projects and activities.

     Based upon advice of FRLP's counsel, the members of the Domain Board affiliated with FRLP abstained from voting on the Merger and the Section 203 Approval, but such members were present at, and actively participated in, the discussions and review described herein, and at the May 11 Board meeting, and prior to the vote thereon by the other members of Domain's Board, such abstaining members expressed full support for the Merger.

     At its meetings held on April 8, 1998, May 6, 1998, May 8, 1998, and May 11, 1998, the Domain Board received presentations of management and its legal advisors, and in the May 11 meeting, the presentation of

CSFB, with respect to the proposed Merger, including reviews of, among other things: historical information relating to the business, financial condition and results of operations of Lomak and Domain; information provided by Lomak and Domain management and reviewed and adjusted by Domain management regarding the reserves and operations of Lomak and Domain; information regarding the management of Lomak; historical data relating to market prices and trading volumes of Lomak Common Stock and Domain Common Stock; market prices for Lomak Common Stock as compared to those of other comparable publicly traded companies and the possible enhancement resulting from the Merger on Domain's ability to raise capital for its exploration and development drilling activities.

     During the course of its deliberations, the Domain Board of Directors, considered a number of other factors, including the following:

          (1) The strategic fit between Lomak and Domain, including the match of Lomak's long-lived, lower risk onshore reserves with Domain's onshore and offshore Gulf Coast properties; the complementary management teams and corporate cultures; and the complementary mix of geological, engineering and production expertise;

          (2) The historical performance and strategic objectives of Domain, as well as the risks involved in achieving those objectives in the oil and natural gas industry under current economic and market conditions;

          (3) The geographic diversification of Domain's reserves and exploration opportunities, while adding new core production, development and exploration areas;

          (4) The improved outlook for growing the IPF business by expanding into Lomak's core operating areas in the Permian, Midcontinent and Appalachian regions of the United States;

          (5) The inherent value of Lomak's oil and gas assets, the relative predictability of its cash flow and its prospects for future growth, including through the exploration potential existing in its current property base;

          (6) The fact that Range will be one of the twenty largest independent oil and gas companies, with total assets of $1.1 billion, and the associated benefits of larger size for stockholders in the public equity markets, specifically, (a) the possibility that the combined entity's Common Stock would trade at higher multiples of traditional valuation measures than was the case with Domain or Lomak, (b) the enhanced liquidity of the combined entity's Common Stock compared to the liquidity of Domain Common Stock and (c) broader research coverage by stock market analysts;

          (7) The benefits of larger size for an issuer of debt securities in the capital markets, resulting in a lower cost of funds for Domain;

          (8) The proposed exchange ratio, "collar" and the implied premium over the then-current market price of Domain Common Stock;

          (9) The implied premium of the proposed exchange ratio over the $13.50 per share price to be paid to the Principal Stockholder under the Stock Purchase Agreement for approximately 41% of its shares of Domain Common Stock;

          (10) The proposed terms and conditions of the combination of Lomak and Domain;

          (11) Lomak's experience in operating oil and gas properties, which could assist Domain in its efforts to expand operations on a greater percentage of its properties;

          (12) The strategic and financial alternatives available to Domain;

          (13) The elimination of the market "overhang" that results from the Principal Stockholder's ownership of a majority of the shares of the Domain Common Stock;

          (14) The preliminary pro forma financial condition, results of operations and other financial information of the combined entity, including the opportunities for costs savings and economies of scale, and management's belief that the Merger would be accretive to Range on a cash flow per share basis; and

          (15) The financial presentation of CSFB delivered to the Domain Board of Directors at its meeting on May 11, 1998, including the oral opinion of CSFB (which opinion was subsequently confirmed by delivery of a written opinion dated May 12, 1998, the date of execution of the Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to the holders of Domain Common Stock from a financial point of view. See "Opinions of Financial Advisors -- CSFB Opinion to the Domain Board of Directors."

     The foregoing discussion of the information and factors considered and given weight by the Domain Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Domain Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Domain Board of Directors may have given different weights to different factors.

     Based on the factors described above, the Domain Board of Directors, with Messrs. Linker, Macaulay and Pruett abstaining, unanimously declared the Merger advisable and in the best interests of the holders of Domain Common Stock.

OPINIONS OF FINANCIAL ADVISORS

     PaineWebber Opinion to the Lomak Board of Directors. Lomak engaged PaineWebber to render its opinion as to the fairness, from a financial point of view, to Lomak of the consideration to be paid by Lomak to the holders of Domain Common Stock in the Merger. On May 12, 1998, in connection with the Lomak Board's evaluation of the Merger Agreement and the contemplated transaction, PaineWebber delivered its opinion that, as of such date and subject to certain assumptions, factors and limitations as described below, the Exchange Ratio was fair, from a financial point of view, to Lomak. A COPY OF THE OPINION OF PAINEWEBBER (THE "PAINEWEBBER OPINION"), WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY PAINEWEBBER IN RENDERING THE PAINEWEBBER OPINION, IS ATTACHED AS ANNEX E TO THIS PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS OF LOMAK ARE URGED TO READ THE PAINEWEBBER OPINION CAREFULLY AND IN ITS ENTIRETY.

     No limitations were imposed by Lomak on the scope of the investigation or the procedures to be followed by PaineWebber in rendering the PaineWebber Opinion. PaineWebber was not requested to and did not make any recommendation to the Lomak Board as to the form or amount of the consideration to be paid for the Domain Common Stock in the Merger, which was determined through arm's-length negotiations between Lomak and Domain. In arriving at the PaineWebber Opinion, PaineWebber did not ascribe a specific range of values to Domain, but made a determination as to the fairness, from a financial point of view, to Lomak of the Exchange Ratio on the basis of the financial and comparative analyses summarized below. THE PAINEWEBBER OPINION WAS PREPARED FOR THE INFORMATION OF THE LOMAK BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION CONCERNING HOW HOLDERS OF LOMAK VOTING STOCK SHOULD VOTE WITH RESPECT TO THE STOCK ISSUANCE OR THE NAME CHANGE. THE PAINEWEBBER OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE LOMAK BOARD AS ALTERNATIVES TO THE MERGER OR THE DECISION OF THE LOMAK BOARD TO PROCEED WITH THE MERGER.

     In arriving at the PaineWebber Opinion, PaineWebber, among other things:
(i) reviewed Domain's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1997; (ii) reviewed Lomak's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1997; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Domain and Lomak, furnished to PaineWebber by

Domain and Lomak, respectively; (iv) conducted discussions with members of senior management of Domain and Lomak concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Domain shares and Lomak shares and compared them with that of certain publicly traded companies which PaineWebber deemed to be relevant; (vi) compared the results of operations of Domain and Lomak with that of certain companies which PaineWebber deemed to be relevant; (vii) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant; (viii) considered the pro forma effect of the Merger on Lomak's capitalization ratios and earnings and cash flow per share; (ix) reviewed a draft of the Merger Agreement dated May 8, 1998; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary.

     In preparing the PaineWebber Opinion, PaineWebber relied upon the accuracy and completeness of information supplied or otherwise made available to PaineWebber by Domain and Lomak and did not assume any responsibility to independently verify such information. With respect to the financial forecasts of Lomak and Domain examined by Paine Webber, PaineWebber assumed that such forecasts were reasonably prepared and reflect the best currently available estimates and judgments of the respective managements of Lomak and Domain, as the case may be, as to their future performance. PaineWebber also relied upon assurances of Lomak and Domain, respectively, that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Lomak or Domain, nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed, with Lomak's consent, that (i) the Merger will be accounted for under the purchase method of accounting and (ii) any material liabilities are set forth in the consolidated financial statements of Lomak and Domain, respectively. No opinion was expressed in the PaineWebber Opinion as to the price at which the securities to be issued in the Merger to the stockholders of Domain may trade at any time. The PaineWebber Opinion is based on economic, monetary and market conditions existing on the date thereof. PaineWebber does not have any obligation to update, revise or reaffirm the PaineWebber Opinion.

     In connection with its presentation to the Lomak Board on May 11, 1998, and in advising the Lomak Board of the PaineWebber Opinion, PaineWebber performed a variety of financial and comparative analyses, as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Furthermore, in arriving at the PaineWebber Opinion, PaineWebber did not attribute any particular weight to any analysis or factor considered by PaineWebber. Accordingly, PaineWebber believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber, with Lomak's consent, made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lomak and Domain. Any estimates contained in its analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty, and neither Lomak nor PaineWebber assumes responsibility for the accuracy of such analyses or estimates.

     Purchase Price Analysis -- PaineWebber noted that the terms of the Merger indicated a purchase price for each share of Domain Common Stock of $14.50 (the "Purchase Price"), payable in Lomak Common Stock. Given the closing price of Lomak Common Stock on May 8, 1998, the Purchase Price of $14.50 implied an Exchange Ratio of 1.040 times. When conducting its analyses and evaluating the fairness of the transaction, from a financial point of view, to Lomak, PaineWebber compared the Purchase Price to recent public trading prices for both Lomak Common Stock and Domain Common Stock and reviewed the multiples of (i) Total Market Capitalization (defined as market value of equity plus total debt at book value and minority interests) to EBITDA (defined as earnings before interest, income taxes, depreciation, depletion and amortization, impairments and exploration expense) as calculated for the twelve months ended December 31, 1997 ("LTM EBITDA") (ii) Indicated Reserve Value (defined as Total Market Capitalization, less working capital, less tangible assets other than oil and gas properties, less the book value of oil and gas properties not subject to depletion as of December 31, 1997) to proved reserves and Present Value and (iii) equity market value to cash flow from operations before changes in working capital ("Cash Flow"), for the twelve months ended December 31, 1997 ("LTM Cash Flow") and as estimated for 1998 and 1999, represented by this implied purchase price.

     Historical Stock Price Analysis -- PaineWebber reviewed the historical ratios of the closing stock prices per share of Domain Common Stock and Lomak Common Stock for the period June 24, 1997 through May 8, 1998. PaineWebber calculated that the average of the ratios of the closing stock prices per share of Domain Common Stock and Lomak Common Stock for the following specified periods ending May 8, 1998 were (i) 0.909 times since June 24, 1997, (ii) 0.895 times over the past 120 days, (iii) 0.854 times over the past 60 days and (iv)
0.889 times over the past 30 days. In addition, the ratio of closing stock prices per share of Domain Common Stock and Lomak Common Stock on May 8, 1998 was approximately 0.924 times. This is in comparison to the exchange ratio implied by the Purchase Price of 1.040 times.

     Pro Forma Merger Analysis -- PaineWebber analyzed certain pro forma effects that could result from the Merger. In connection with such analyses, PaineWebber reviewed projections provided by the management of Lomak and Domain, respectively with respect to the future financial performance of Lomak and Domain for the years 1998 and 1999, and after discussing such projections with the management of Lomak and Domain, made certain adjustments. PaineWebber then developed its own analysis of the pro forma effects of the Merger, after considering certain information that PaineWebber deemed to be relevant. This analysis indicated that the pro forma Cash Flow per share in both 1998 and 1999 would be accretive to Lomak. This analysis also indicated that the pro forma earnings per share in both 1998 and 1999 would be dilutive to Lomak.

     Net Asset Value Analyses -- PaineWebber conducted separate Net Asset Value analyses for both Lomak and Domain using information provided by the management of Lomak and Domain, respectively, under two different pricing scenarios provided by PaineWebber. Net Asset Value is defined as the Present Value of Reserves (defined as the value of all future revenues generated by existing proved reserves, less all future production and development costs, discounted at 10%, for the life of the reserves), plus working capital, plus tangible assets other than oil and gas properties, plus the book value of oil and gas properties not subject to depletion as of December 31, 1997, less total debt at book value, less preferred stock at liquidation value, less minority interests. The management of both Lomak and Domain provided estimates of the Present Value of Reserves under two different pricing scenarios. The first scenario, known as the "PaineWebber Price Deck," was calculated using commodity prices as estimated by PaineWebber. They were as follows: West Texas Intermediate -- Cushing Crude Oil was estimated to be $16.85 per barrel in 1998 and $19.00 per barrel in 1999, increasing 3.5% annually afterwards, with a cap of $30.00 per barrel. Henry Hub Natural Gas price was estimated to be $2.50 per mcf in 1998 and $2.55 per mcf in 1999, increasing 3.5% annually afterwards, with a cap of $5.00 per mcf. The second scenario, known as the "Strip Price Deck" was generated using the average annual futures prices listed on the New York Mercantile Exchange on April 29, 1997. West Texas Intermediate -- Cushing Crude Oil was estimated to be $16.29 for 1998, $17.37 for 1999 and $17.58 for 2000, increasing 3.5% annually thereafter, with a cap of $30.00 per barrel. Henry Hub Natural Gas price was estimated to be $2.36 per mcf for 1998, $2.36 per mcf for 1999 and $2.32 per mcf in 2000, increasing 3.5% annually thereafter, with a cap of $5.00 per mcf.

     Using Lomak management estimates of the Present Value of Reserves under the PaineWebber Price Deck and the Strip Price Deck scenarios, PaineWebber estimated that the Net Asset Value of Lomak Common Stock was between $15.00 and $19.50 per share. Using Domain management estimates of the Present Value of Reserves under the PaineWebber Price Deck and the Strip Price Deck, PaineWebber estimated that the Net Asset Value of Domain Common Stock was between $11.50 and $13.25 per share.

     Analysis of Selected Publicly Traded Comparable Companies -- Using publicly available information, PaineWebber also compared selected historical and projected financial data of Lomak and Domain with similar data of two groups of selected publicly traded companies engaged in the businesses considered by PaineWebber to be comparable to those of Lomak and Domain. The first group (the "Broad Comparable Companies") was determined by including companies with a similar Total Market Capitalization to both Lomak and Domain. Specifically, PaineWebber included in its review Barrett Resources Corporation, Basin Exploration, Inc., Belco Oil & Gas Corp., Cabot Oil & Gas Corporation, Coho Energy, Inc., Comstock Resources, Inc., Cross Timbers Oil Company, Denbury Resources Inc., Denbury Management, Inc., Devon Energy Corporation, Forcenergy Inc., Forest Oil Corporation, The Houston Exploration Company, HS Resources, Inc., KCS Energy, Inc., Kelley Oil & Gas Corporation, Louis Dreyfus Natural Gas Corp., The Meridian Resource Corporation, Newfield Exploration Company, Nuevo Energy Company, Patina Oil & Gas Corporation, Santa Fe Energy Resources Inc., Seagull Energy Corporation, Snyder Oil Corporation, St. Mary Land and Exploration Company, Stone Energy Corporation, Swift Energy Company, Titan Exploration, Inc., Tom Brown, Inc. and Vintage Petroleum, Inc. The second group (the "Select Comparable Companies") was determined by including companies from the Broad Comparable Companies that had similar business strategies to Lomak and Domain. For Lomak, PaineWebber included in its review companies included in the Broad Comparable Companies recognized as specializing in acquiring and exploiting proved reserves. Specifically, PaineWebber included Belco Oil & Gas Corp., Cabot Oil & Gas Corporation, Coho Energy, Inc., Comstock Resources, Inc., Cross Timbers Oil Company, Denbury Resources Inc., HS Resources, Inc., Louis Dreyfus Natural Gas Corp., Nuevo Energy Company, Patina Oil & Gas Corporation, Swift Energy Company, Titan Exploration, Inc. and Vintage Petroleum, Inc. (collectively, the "Lomak Select Comparable Companies"). For Domain, PaineWebber included in its review companies included in the Broad Comparable Companies recognized as specializing in Gulf of Mexico exploration. Specifically, PaineWebber included Basin Exploration, Inc., Forcenergy Inc., Forest Oil Corporation, The Houston Exploration Company, Newfield Exploration Company and Stone Energy Corporation (collectively, the "Domain Select Comparable Companies"). An analysis of the ratio of Total Market Capitalization at May 8, 1998 to LTM EBITDA resulted in a median value of 7.1 times for the Broad Comparable Companies, 6.5 times for the Lomak Select Comparable Companies, 7.3 times for the Domain Select Comparable Companies, and 8.0 times and 6.3 imes for Lomak and Domain respectively. An analysis of the ratio of Indicated Reserve Value at May 8, 1998 to Proved Reserves as of December 31, 1997 resulted in a median value of $1.24 per Mcfe for the Broad Comparable Companies, $1.00 per Mcfe for the Lomak Select Comparable Companies, $1.75 for the Domain Select Comparable Companies, and $0.90 and $0.80 for Lomak and Domain, respectively. An analysis of the ratio of Indicated Reserve Value at May 8, 1998 to Present Value at December 31, 1997 resulted in a median value of 142.3% for the Broad Comparable Companies, 111.2% for the Lomak Select Comparable Companies, 144.5% for the Domain Select Comparable Companies, and 102.4% and 98.4% for Lomak and Domain, respectively. An analysis of the ratio of equity market value at May 8, 1998 to LTM Cash Flow resulted in a median value of 5.7 times for the Broad Comparable Companies, 5.0 times for the Lomak Select Comparable Companies, 5.8 times for the Domain Select Comparable Companies, and 3.7 times and 4.9 times for Lomak and Domain, respectively. An analysis of the ratio of equity market value at May 8, 1998 to Cash Flow as estimated for the year ended December 31, 1998 resulted in a median value of 5.9 times for the Broad Comparable Companies,
5.5 times for the Lomak Select Comparable Companies, 5.4 times for the Domain Select Comparable Companies, and 3.7 times for both Lomak and Domain. An analysis of the ratio of equity market value at May 8, 1998 to Cash Flow as estimated for the year ended December 31, 1999 resulted in a median value of 4.6 times for the Broad Comparable Companies, 4.6 times for the Lomak Select Comparable Companies, 4.4 times for the Domain Select Comparable Companies, and
3.3 times and 3.4 times for Lomak and Domain, respectively. PaineWebber calculated a range of implied public market equity values per share of Lomak Common Stock by performing an analysis that applied multiples, selected based on considerations such as the respective median values for the Lomak Select Comparable Companies and PaineWebber's knowledge of Lomak and the industry, to Lomak's LTM EBITDA, Proved Reserves and Present Value at December 31, 1997, LTM Cash Flow, and estimates of 1998 and 1999 Cash Flow. Using these considerations, for Lomak, PaineWebber applied ratios ranging from 7.5 times to 8.5 times to LTM EBITDA, $0.95 per Mcfe to $1.00 per Mcfe to Proved Reserves, 105% to 115% to Present Value, 4.5 times to 5.0 times for LTM Cash Flow, 4.5 times to 5.0 times for estimated 1998 Cash Flow and 3.8 times to 4.2 times for estimated 1999 Cash

Flow and derived an implied public market equity value range for Lomak Common Stock of $15.50 to $17.50 per share as compared to a trading price of $13.94 per share of Lomak Common Stock as of May 8, 1998. PaineWebber also calculated a range of implied public market equity values per share of Domain Common Stock by performing an analysis that applied multiples, selected based on considerations such as the respective median values for the Domain Select Comparable Companies and PaineWebber's knowledge of Domain and the industry, to Domain's LTM EBITDA, Proved Reserves and Present Value at December 31, 1997, LTM Cash Flow and estimates of 1998 and 1999 Cash Flow. Using these considerations for Domain, PaineWebber applied ratios ranging from 7.0 times to 8.0 times to LTM EBITDA, $1.15 per Mcfe to $1.25 per Mcfe to Proved Reserves, 135% to 145% to Present Value, 6.0 times to 7.0 times for LTM Cash Flow, 5.0 times to 5.5 times for estimated 1998 Cash Flow and 4.0 times to 4.5 times for estimated 1999 Cash Flow and derived an implied public market equity value range for Domain Common Stock of $15.50 to $17.50 per share as compared to a trading price of $12.88 per share of Domain Common Stock as of May 8, 1998.

     Because of the inherent differences between the businesses, operations and prospects of Lomak and Domain and the businesses, operations and prospects of the Broad Comparable Companies, PaineWebber believes that a purely quantitative comparable company analysis, without considering qualitative judgments concerning differences between the financial and operating characteristics of Lomak, Domain and the Broad Comparable Companies that would affect the public trading values of Lomak, Domain and such other companies, would not be particularly meaningful in the context of the Merger.

     Analysis of Selected Comparable Transactions -- PaineWebber reviewed the prices paid, to the extent publicly available, in selected acquisition transactions which involved certain oil and gas companies similar to Domain and which took place in 1996, 1997 and 1998. PaineWebber included in its review the following transactions: HS Resources Inc./Tide West Oil Co., Seagull Energy Corporation/Global Natural Resources Inc., Texas Pacific Group/Belden & Blake Corp., Mesa Inc./Parker & Parsley Petroleum Co., Columbia Natural Resources Inc./Alamco Inc., Monterey Resources Inc./McFarland Energy Inc., Louis Dreyfus Natural Gas Corp./American Exploration Company, Meridian Resource Co./Cairn Energy USA Inc., Burlington Resources Inc./Louisiana Land & Exploration Co., Texaco Inc./Monterey Resources Inc., Titan Exploration Inc./Offshore Energy Development Corp., Belco Oil & Gas Corp./Coda Energy Inc., Chesapeake Energy Corp./Hugoton Energy Corp., Sonat Inc./Zilkha Energy Co., Ocean Energy Inc./United Meridian Corp., Union Pacific Resources Group Inc./Norcen Energy Resources Ltd. and Atlantic Richfield Co./Union Texas Petroleum Holdings, Inc. (the "Comparable Transactions"). PaineWebber reviewed the multiples paid in the Comparable Transactions of the Indicated Reserve Value of the transaction to proved reserves and Present Value, of Total Market Capitalization of the transaction to LTM EBITDA, and the total equity market value of the transaction to LTM Cash Flow.

     PaineWebber calculated a range of implied private market equity values per share of Domain Common Stock by performing an analysis that applied the median multiples from the Comparable Transactions to Domain's proved reserves, LTM EBITDA and LTM Cash Flow. Using these considerations, PaineWebber applied the multiple $1.03 per Mcfe and 87.6% to Domain's proved reserves and Present Value, respectively, a multiple of 8.1 times to Domain's LTM EBITDA and a multiple of
6.9 times Domain's LTM Cash Flow and derived a private market equity value range for Domain Common Stock of $15.00 to $17.00 per share.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Lomak, Domain and the acquired businesses analyzed, PaineWebber believes that it is inappropriate to rely solely on the quantitative results of the analysis without also making qualitative judgments concerning differences between the characteristics of the Comparable Transactions and the Merger that would affect the acquisition values of Domain, Lomak and such acquired companies.

     Premiums Paid Analysis -- PaineWebber reviewed the premiums paid in 714 domestic acquisition transactions disclosing transaction values between $100 million and $1 billion from January 1, 1996 and May 8, 1998 to the price of the target company one day, one week and four weeks prior to the announcement of the transaction. Using this information, PaineWebber determined the mean and median premiums paid one

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

day prior to announcement of the transaction to be 25.1% and 19.2%, respectively, the mean and median premiums paid one week prior to announcement of the transaction to be 29.8% and 24.1%, respectively and the mean and median premiums paid four weeks prior to the announcement of the transaction to be 35.8% and 29.6%, respectively. PaineWebber applied these premiums to Domain's Common Stock price one day, one week and four weeks prior to May 8, 1998. PaineWebber also reviewed the premiums paid in 33 domestic acquisition transactions recognized as mergers of equals from January 1, 1996 and May 8, 1998 to the price of the target company one day, one week and four weeks prior to the announcement of the transaction. Using this information, PaineWebber determined the mean and median premiums paid one day prior to announcement of the transaction to be 8.3% and 6.9%, respectively, the mean and median premiums paid one week prior to announcement of the transaction to be 11.2% and 12.4%, respectively and the mean and median premiums paid four weeks prior to the announcement of the transaction to be 11.0% and 12.2%, respectively. PaineWebber applied these premiums to the Domain Common Stock price one day, one week and one month prior to May 8, 1998. Through this methodology, PaineWebber calculated values for Domain Common Stock ranging from $15.00 to $16.50 per share.

     Contribution Analysis -- Based on the information available in the 1997 Form 10-K for both Lomak and Domain, PaineWebber compared the contributions of each of Lomak and Domain to combined Total Market Capitalization, market value of common stock, revenue, EBITDA, Cash Flow, net income for the year ended December 31, 1997 and total assets, total proved reserves, and Present Value as of December 31, 1997. The analysis did not assume the realization of any cost savings or synergies from the Merger. The analysis indicated a combined company Total Market Capitalization on May 8, 1998 of $1,144 million with a 75.8% and 24.2% contribution from Lomak and Domain, respectively, and a combined company common stock market valuation of $490 million on May 8, 1998 with a 60.3% and 39.7% contribution from Lomak and Domain, respectively. Lomak's contribution to the combined company for the latest twelve month period 1997 would be (i) as to revenues, 69.9%, (ii) as to EBITDA, 71.3%, (iii) as to Cash Flow, 66.6%, (iv) as to net income, 83.3%, (v) as to total assets, 77.8%, (vi) as to proved reserves, 79.2%, and (vii) as to Present Value, 80.5%. Based on an Exchange Ratio of 1.040 (which was based upon the closing price of Lomak Common Stock on May 8, 1998), holders of Lomak Common Stock will own approximately 61.8% of the Common Stock outstanding of the combined company after giving effect to the Merger.

     The Lomak Board selected PaineWebber to be its financial advisor in connection with the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

     Pursuant to an engagement letter between Lomak and PaineWebber dated May 7, 1998, PaineWebber will receive a fee for its services in connection with the delivery of the PaineWebber Opinion. Lomak has also agreed to reimburse PaineWebber for certain reasonable out-of-pocket expenses incurred in connection with the Merger (including reasonable fees and expenses of its legal counsel) and to indemnify its affiliates and each of its directors, officers, agents and each person controlling PaineWebber or its affiliates against certain liabilities and expenses in connection with the Merger, including certain liabilities under the federal securities laws.

     PaineWebber has previously rendered certain investment banking and financial advisory services to both Lomak and Domain. In the ordinary course of business, PaineWebber may actively trade the securities of Domain and Lomak for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     CSFB Opinion to the Domain Board of Directors. CSFB was retained by Domain to render an opinion as to the fairness of the Exchange Ratio from a financial point of view to the holders of Domain Common Stock. CSFB was selected by Domain based on CSFB's experience, expertise and familiarity with Domain and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. At a meeting of the Domain Board of Directors

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

held on May 11, 1998 to consider the proposed Merger, CSFB rendered to the Domain Board an oral opinion (subsequently confirmed by delivery of a written opinion dated May 12, 1998, the date of execution of the Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair to the holders of Domain Common Stock from a financial point of view.

     THE FULL TEXT OF CSFB'S WRITTEN OPINION DATED MAY 12, 1998 TO THE BOARD OF DIRECTORS OF DOMAIN, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF DOMAIN COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CSFB'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF DOMAIN AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, CSFB reviewed the Merger Agreement and certain publicly available business and financial information relating to Domain and Lomak. CSFB also reviewed certain other information, including financial forecasts and reserve reports, provided to CSFB by Domain and Lomak, and met with the managements of Domain and Lomak to discuss the businesses and prospects of Domain and Lomak. CSFB also considered certain financial and stock market data of Domain and Lomak and compared those data with similar data for other publicly held companies in businesses similar to Domain and Lomak and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, CSFB assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Domain and Lomak as to the future financial performance of Domain and Lomak and the strategic benefits anticipated to result from the Merger. CSFB assumed that the reserve reports reviewed by CSFB were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of Domain and Lomak. In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Domain or Lomak, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, CSFB on the date of its opinion. CSFB did not express any opinion as to the actual value of the Lomak Common Stock when issued pursuant to the Merger or the prices at which the Lomak Common Stock will trade subsequent to the Merger. In connection with its engagement, CSFB was not requested to, and did not, participate in the negotiation and structuring of the Merger, nor was CSFB requested to, and CSFB did not, solicit third party indications of interest in acquiring all or any part of Domain. Although CSFB evaluated the Exchange Ratio from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the Merger, which consideration was determined through negotiation between Domain and Lomak. No other limitations were imposed on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

     In preparing its opinion to the Board of Directors of Domain, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered

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

by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to Domain, Lomak, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Domain and Lomak. No company, transaction or business used in such analyses as a comparison is identical to Domain or Lomak or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the Board of Directors of Domain in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management of Domain with respect to the Merger or the Exchange Ratio.

     The following is a summary of the material analyses performed by CSFB in connection with its opinion dated May 12, 1998:

     Discounted Cash Flow Analysis -- Based on certain financial forecasts provided by the managements of Domain and Lomak and certain sensitivities to such forecasts, CSFB estimated the present value of the unlevered free cash flows for each company on a stand-alone basis using discount rates ranging from 10.0% to 12.0%. The free cash flows were developed based on certain operating and financial assumptions, estimates and other information and certain sensitivities to such estimates regarding the respective businesses of Domain and Lomak, including estimated commodity prices, production, operating costs and related capital expenditures which were discussed with the managements of Domain and Lomak. CSFB also analyzed, and added to the resulting free cash flows, implied enterprise reference ranges for certain non-depletable assets of Domain and Lomak not included in their respective exploration and production operations. The discounted cash flow analysis resulted in selected equity reference ranges for Domain and Lomak of approximately $10.55 to $13.68 per fully diluted common share and approximately $11.22 to $15.10 per fully diluted common share, respectively.

     Selected Companies Analysis -- CSFB compared certain publicly available financial, operating and stock market data of Domain and Lomak to corresponding data of selected publicly traded companies in the oil and gas exploration and production industry. All multiples were based on closing stock prices as of May 8, 1998. With respect to Domain, the companies reviewed were Bellwether Exploration Company, The Houston Exploration Company, The Meridian Resource Corp., Panaco, Inc., St. Mary Land and Exploration Company, and Stone Energy Corporation (collectively, the "Domain Selected Companies"). Applying selected multiples for the Domain Selected Companies of (i) enterprise value to estimated 1998 and 1999 earnings before interest, taxes, depreciation, amortization and exploration expense ("EBITDAX") of 6.0x to 7.0x and 5.0x to 6.0x, respectively,
(ii) equity value to estimated 1998 and 1999 after-tax cash flow (defined as net income plus depreciation, exploration expense and deferred taxes) of 5.0x to 6.5x and 4.0x to 5.0x, respectively, (iii) enterprise value to 1997 proved reserves of oil and gas equivalent barrels ("BOE") of $5.50 to $7.00 per BOE, and (iv) enterprise value to 1997 after-tax Present Value of 1.9x to 2.1x to corresponding financial data of Domain resulted in an implied equity reference range for Domain of approximately $11.18 to $14.31 per fully diluted common share. With respect to Lomak, the companies reviewed were Barrett Resources Corporation, Cabot Oil & Gas Corporation, Devon Energy Company, Louis Dreyfus Natural Gas Corp., Swift Energy Company, and Vintage Petroleum, Inc. (collectively, the "Lomak Selected Companies" and, together with the Domain Selected Companies, the "Selected Companies"). Applying selected multiples for the Lomak Selected Companies of (i) enterprise value to estimated 1998 and 1999 EBITDAX of 6.0x to 7.0x and 5.5x to 6.5x, respectively, (ii) equity value to estimated 1998 and 1999 after-tax cash flow of 5.0x to

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

6.5x and 4.5x to 6.0x, respectively, (iii) enterprise value to 1997 proved reserves of $5.50 to $7.00 per BOE, and (iv) enterprise value to 1997 after-tax Present Value of 1.9x to 2.1x to corresponding financial data of Lomak resulted in an implied equity reference range for Lomak of approximately $11.22 to $15.10 per fully diluted common share.

     Because of inherent differences between the businesses, operations and prospects of Domain, Lomak and the Selected Companies, CSFB believes that a purely quantitative analysis of the Selected Companies without considering qualitative judgments concerning differences between the financial and operating characteristics of Domain, Lomak and the Selected Companies that could affect the public trading values of Domain, Lomak and the Selected Companies, would not be particularly meaningful in the context of the Merger.

     Selected Transactions Analysis -- Using publicly available information, CSFB analyzed the purchase prices and implied transaction multiples paid in selected transactions in the oil and gas exploration and production industry. All multiples were based on financial information available at the time of the transaction. Included in the transactions reviewed by CSFB with respect to Domain were the acquisition by Ocean Energy, Inc. of United Meridian Corporation, the acquisition by Forcenergy Inc. of certain properties of EEX Corporation, the acquisition by Titan Exploration, Inc. of Offshore Energy Development Corporation, the acquisition by The Meridian Resource Corp. of Cairn Energy USA, Inc., the acquisition by Louis Dreyfus Natural Gas Corp. of American Exploration Company, the acquisition by Panaco, Inc. of Goldking Companies, and the acquisition by The Meridian Resource Corp. of certain properties of Shell Oil Company (the "Domain Selected Transactions"). Applying selected multiples for the Domain Selected Transactions of (i) enterprise value to EBITDAX of 6.0x to 7.0x and (ii) enterprise value to proved reserves of $5.50 to $7.00 per BOE to corresponding financial data of Domain resulted in an implied equity reference range for Domain of approximately $9.61 to $12.74 per fully diluted common share. With respect to Lomak, CSFB reviewed the Domain Selected Transactions and 151 additional transactions in the oil and gas exploration and production industry (collectively, the "Selected Transactions"). Applying selected multiples for the Selected Transactions of (i) enterprise value to EBITDAX of 6.0x to 7.0x and (ii) enterprise value to proved reserves of $5.50 to $7.00 per BOE to corresponding financial data of Lomak resulted in an implied equity reference range for Lomak of approximately $8.32 to $14.13 per fully diluted common share.

     Because the market conditions, rationale and circumstances surrounding the Selected Transactions were specific to each transaction and vary between transactions and because of inherent differences between the businesses, operations and prospects of Domain, Lomak and the companies involved in the Selected Transactions, CSFB believes that a purely quantitative analysis of the Selected Transactions, without considering qualitative judgments concerning differences between the characteristics of the Selected Transactions and the Merger that could affect the acquisition values of Domain, Lomak and the acquired companies involved in the Selected Transactions, would not be particularly meaningful in the context of the Merger.

     Aggregate Reference Ranges -- On the basis of the valuation methodologies employed in the analyses described above, CSFB derived equity reference ranges for Domain and Lomak of approximately $10.55 to $13.68 per fully diluted common share and $11.22 to $15.10 per fully diluted common share, respectively. A comparison of the midpoints of these equity reference ranges of approximately $12.12 per fully diluted common share for Domain and approximately $13.16 per fully diluted common share for Lomak resulted in an implied exchange ratio of 0.9206.

     Exchange Ratio Analyses -- CSFB also conducted the following relative valuation analyses and compared the Exchange Ratio as of May 8, 1998 of 1.0404 with the exchange ratios implied by such analyses:

          Historical Stock Trading Exchange Ratio Analysis -- CSFB performed an exchange ratio analysis comparing the average closing stock prices for Domain and Lomak during the one day, one week, one month and three month periods preceding May 8, 1998 and since the initial public offering of Domain Common Stock on June 24, 1997. This comparison resulted in implied exchange ratios ranging from 0.8535 to 0.9444.

          Contribution Exchange Ratio Analysis -- Using historical and future estimated operating and financial data for Domain and Lomak provided by the managements of Domain and Lomak, CSFB

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

     performed an exchange ratio analysis comparing the relative contributions of Domain and Lomak on a combined basis with respect to EBITDAX, EBIT, net income, after-tax cash flow and after-tax Present Value, reserves and production. This analysis resulted in implied exchange ratios ranging from
     0.1588 to 0.9058.

     Pro Forma Merger Analysis -- CSFB analyzed the potential pro forma effect of the Merger on Lomak's estimated 1998 and 1999 earnings per share ("EPS") and cash flow per share ("CFPS") based upon financial forecasts provided by Domain and Lomak managements and after giving effect to certain pre-tax cost savings estimates of such managements. CSFB then compared the EPS and CFPS of Lomak on a stand-alone basis to the EPS and CFPS attributable to the pro forma combined entity. This analysis indicated that the proposed Merger would be dilutive to Lomak's EPS and CFPS in 1998 and 1999 assuming the Merger is accounted for as a purchase under generally accepted accounting principles. For purposes of this analysis, IPF return of capital was not included in net income or Domain's cash flow. CSFB also reviewed certain 1998 estimated pro forma credit statistics of the combined company resulting from the Merger, including EBITDAX to estimated interest expense, total debt to EBITDAX and total debt to total book capitalization. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors. In the course of preparing its opinion, CSFB considered certain other information and data, including, among other things, the trading characteristics of Domain Common Stock and Lomak Common Stock and equity research coverage of Domain and Lomak provided by securities analysts.

     Miscellaneous. Pursuant to the terms of CSFB's engagement, CSFB will receive a fee for its services in connection with the delivery of its opinion. Domain also has agreed to reimburse CSFB for reasonable out-of-pocket expenses incurred by CSFB in performing its services, including reasonable fees and expenses for legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities under the federal securities laws, arising out of CSFB's engagement.

     CSFB has in the past provided financial services to Domain, Lomak and certain of their respective affiliates unrelated to the proposed Merger, for which services CSFB has received compensation. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both Domain and Lomak for their own accounts and for the accounts of customers and accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Domain's Board of Directors with respect to the Merger, Domain's stockholders should be aware that the members of Domain's Board of Directors and the officers of Domain have certain interests respecting the Merger separate from their interests as holders of Domain Common Stock, including those referred to below.

     Transactions with FRLP. Each of Jonathan S. Linker, William E. Macaulay and Steven H. Pruett is a member of Domain's Board of Directors and is affiliated with First Reserve, the managing general partner of the general partner of FRLP. FRLP entered into a Stock Purchase Agreement, dated May 12, 1998 (the "Stock Purchase Agreement"), with Lomak whereby FRLP will sell to Lomak 3,250,000 shares of Domain Common Stock at a price equal to $13.50 per share in cash. FRLP and Lomak also entered into a Voting and Standstill Agreement, dated May 12, 1998 (the "Voting Agreement"), whereby Lomak granted to FRLP demand and "piggyback" registration rights with respect to the Lomak Common Stock to be acquired by FRLP in the Merger and agreed, so long as FRLP owns at least 5% of the outstanding shares of Lomak's Common Stock, to nominate annually one individual designated by FRLP for election to Lomak's Board of Directors. FRLP also agreed in the Voting Agreement (i) to vote its shares of Domain Common Stock in favor of the Merger; (ii) that it would not take any action to solicit, initiate or encourage any transaction involving a merger or other business combination involving Domain other than the Merger; (iii) that, subject to certain exceptions, it would not sell, transfer or pledge, or grant a proxy with respect to, any of the shares of Lomak Common Stock beneficially owned by it other than pursuant to a bona fide public offering or to an entity who immediately after such transaction would not own more than 1% of the voting securities of Lomak; (iv) that it would not initiate or submit, or solicit any stockholders of Lomak with respect to, any stockholder
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

proposal; (v) that it would not initiate or engage in any acquisition or business combination proposal relating to Lomak, or any tender or exchange offer for Lomak's voting securities, or any proxy contest or other proxy solicitation or change of control of Lomak; and (vi) that, subject to certain exceptions, it would not vote the shares of Lomak Common Stock in favor of any matter involving a business combination or other change in control of Lomak that had not been approved by the Lomak Board of Directors. See "Voting Agreement" and "Stock Purchase Agreement."

     Loans to Domain Employees. Pursuant to the Merger Agreement, Lomak has agreed to make available to certain employee stockholders of Domain loans in an aggregate amount not to exceed approximately $1.4 million. The loans are to be used to pay federal income taxes owed by the employees as a result of the exchange of Domain Common Stock for Lomak Common Stock in the Merger. The loans would be recourse to the employee and secured by the Lomak Common Stock received by the employee in the Merger.

     Retention Plan. Pursuant to the Merger Agreement, Lomak and Domain agreed that Domain would adopt, and Lomak would assume at the Effective Time, a Key Employee Retention Plan providing that (i) employees of Domain who remain employed by Range at May 15, 1999 would receive a retention payment in an amount agreed to by Domain and Lomak (which in the aggregate shall not exceed $650,000) and (ii) all employees of Domain other than Michael V. Ronca and Michael L. Harvey whose employment is terminated prior to May 15, 1999, other than by Range for "Cause" or by the employee without "Good Reason," would receive a severance payment equal to six months of their base salary.

     Domain Option Plans. Lomak has agreed to assume at the Effective Time the obligations of Domain under its Second Amended and Restated 1996 Non-Qualified Stock Purchase and Option Plan and the grant agreements thereunder (collectively, the "Employee Option Plan") and its 1997 Stock Option Plan for Nonemployee Directors and the grant agreements thereunder (collectively, the "Director Option Plan" and, together with the Employee Option Plan, the "Domain Plans"). Options to purchase 942,517 and 20,010 shares of Domain Common Stock were outstanding as of May 12, 1998 under the Employee Option Plan and the Director Option Plan, respectively. Consistent with the terms of the Domain Plans, if the Merger is approved by Lomak's stockholders, at the Effective Time, outstanding options under the Domain Plans will become options to acquire a number of shares of Lomak Common Stock equal to the number of shares of Domain Common Stock subject to such options multiplied by the Exchange Ratio at an exercise price per share of Lomak Common Stock equal to the exercise price per share of Domain Common Stock immediately prior to the Effective Time divided by the Exchange Ratio.

     The Employee Option Plan currently provides that the "Time Options" granted thereunder shall vest in 20% increments over a five-year period commencing on the date of grant and shall become immediately exercisable upon a Change of Control (as defined in the Employee Option Plan). As of the date hereof, 84,251 of the Time Options granted under the Employee Option Plan have vested. The Director Option Plan currently provides that the options granted thereunder shall vest in one-third increments over a three-year period and shall become immediately exercisable upon a Change of Control (as defined in the Director Option Plan). As of the date hereof, 13,340 of the options granted under the Director Option Plan have vested. At the Effective Time, all of the 471,259 outstanding Time Options and all of the 20,010 options granted under the Director Option Plan shall vest and become immediately exercisable. The balance of the options granted under the Employee Option Plan are "Performance Options," which vest two years after the date of grant provided that an Investment Return Hurdle (as defined in the Employee Option Plan) has been satisfied. The Employee Option Plan currently provides that if a Performance Option is not exercisable at the time an optionee's employment is terminated, it shall be immediately canceled. The Merger Agreement permits Domain to modify the Performance Options to provide that if an optionee's employment is terminated as a result of the death or disability of the optionee, or if Domain (prior to the Effective Time) or Lomak terminates an optionee's employment without Cause (as defined in the Employee Option Plan), or if an optionee terminates his or her employment for Good Reason (as defined in the Employee Option Plan), all Performance Options granted to the optionee shall become immediately exercisable. Since the Merger Consideration exceeds the Investment Return Hurdle at the time of the Merger, the Investment Return Hurdle will be satisfied upon consummation of the Merger.

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     Officers and Directors of Range. Immediately after the Effective Time,
Jonathan S. Linker, the Chairman of the Board of Domain, and Michael V. Ronca, the President and Chief Executive Officer and a director of Domain, will be elected as directors of Range, and the size of Range's Board of Directors will be increased accordingly. In addition, immediately after the Effective Time, Mr. Ronca will become the Chief Operating Officer of Range.

     Ronca Employment Agreement. The Merger Agreement provides that Lomak and Michael V. Ronca will negotiate in good faith to enter into an amendment to Mr. Ronca's existing Employment Agreement with Domain to address the following: title; job responsibilities; salary; annual performance bonus; stock option grants; and participation in deferred compensation and stock purchase or other incentive compensation plans.

     Harvey Loan Arrangement. The Merger Agreement provides that the existing agreement between Domain and Michael L. Harvey, Executive Vice President and a director of Domain, permitting Mr. Harvey to obtain a loan of $250,000 to acquire Domain Common Stock through open market purchases will be assumed by Range and converted into an agreement to obtain a loan in such amount, on the same terms, to acquire Lomak Common Stock, and such agreement will be extended to December 31, 1998.

     Range Stock Options. At the Effective Time, former Domain employees continuing as employees of Range will receive new stock options under Range's existing stock option plan as recommended by Mr. Ronca and Mr. Pinkerton, not to exceed 175,000 options in the aggregate. Former Domain employees continuing with Range in 1999 and thereafter will be eligible for participation in regular annual option grants consistent with Range's policies for similarly situated employees.

     Indemnification. The Merger Agreement provides that, for six years after the Effective Time, Lomak will indemnify, defend and hold harmless the present and former officers and directors of Domain and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Lomak)) arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under the DGCL or Domain's Certificate of Incorporation, Bylaws or written indemnification agreements in effect at the date of the Merger Agreement. In addition, Lomak shall maintain Domain's existing officers' and directors' liability insurance for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that Lomak may substitute therefor policies of substantially similar coverage and amounts with a comparably rated underwriter containing terms no less advantageous in any material respect to such former directors or officers and provided that Lomak is not obligated to pay more than an aggregate of $600,000 for such insurance during such period. Domain currently estimates that this insurance will not cost more than $250,000 in the aggregate.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to the holders of Domain Common Stock and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder, current administrative rulings of the Internal Revenue Service (the "IRS") and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including holders that are subject to special tax rules which may modify or alter the following discussion, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities and holders who do not hold their shares as capital assets. HOLDERS OF DOMAIN COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     The Merger will not constitute a tax-free reorganization for federal income tax purposes. Accordingly, even though no cash is received in the transaction, a holder of Domain Common Stock that exchanges such stock for Lomak Common Stock in the Merger will recognize gain or loss equal to the difference between the fair market value of the Lomak Common Stock received by such holder in the Merger and the adjusted basis of the Domain Common Stock surrendered in the Merger. Such gain or loss will be a capital gain or loss if the

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Domain Common Stock surrendered in the Merger is held as a capital asset at the
Effective Time, and will be long-term capital gain or loss if such Domain Common Stock has been held for more than one year. For individuals, the maximum federal income tax rate for long-term capital gain generally is 28% (20% for capital assets held more than 18 months). There are substantial restrictions on the ability of both individuals and corporations to deduct capital losses. The basis of a holder's shares of Lomak Common Stock received in the Merger will be equal to the fair market value of those shares at the Effective Time.

ACCOUNTING TREATMENT

     The Merger will be accounted for using the purchase method of accounting in accordance with Opinion No. 16 of the Accounting Principles Board. Under this method of accounting, the purchase price, based on the fair market value of Lomak Common Stock issued for Domain Common Stock in the Merger and any cash consideration, will be compared to the value of the net assets acquired and the difference generally will be recorded as additional investment in oil and gas properties.

     For presentation of certain anticipated effects of the accounting treatment on the combined financial position and results of operations of Lomak after giving effect to the purchase of Domain by Lomak, see "Risk Factors -- Certain Accounting Consequences of the Merger" and "Unaudited Pro Forma Condensed Financial Information."

GOVERNMENTAL AND REGULATORY APPROVALS

     Antitrust. Transactions such as the acquisition by FRLP of shares of Lomak Common Stock pursuant to the Merger are reviewed by the Department of Justice and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, such acquisition by FRLP pursuant to the Merger (and therefore the Merger itself) may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. Because of the number of shares of Lomak Common Stock to be received by the Principal Stockholder in the Merger, Lomak and the Principal Stockholder filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and
the FTC under the HSR Act on             , 1998. Unless earlier terminated or a
request for additional information is made, the applicable waiting period for
each of these filings will expire on                     , 1998.

     At any time before or after the Effective Time, the Department of Justice, the FTC, a state Attorney General or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Lomak to divest itself, in whole or in part, of Domain or of other businesses conducted by Lomak. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Lomak and Domain will prevail.

     Antitakeover. DGCL Section 203, in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the time such stockholder became an "interested stockholder" unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) after such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation, a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through his or its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock and Stock Purchase Agreement and the Voting Agreement.

     On May 11, 1998, the Board of Directors of Domain approved Lomak's purchase of shares of Domain Common Stock pursuant to the Stock Purchase Agreement and the execution by Lomak and FRLP of the Voting Agreement, as well as the Merger and the Merger Agreement. As a result, the restrictions of Section 203 of the DGCL described above will not apply to the Merger or the transactions contemplated by the Merger Agreement.

     Lomak and Domain are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Lomak Common Stock to be received by Domain stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Lomak Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Domain prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of Lomak, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. In addition, the Principal Stockholder is party to the Voting Agreement with Lomak, which grants FRLP certain demand and piggy-back registration rights on the shares of Lomak Common Stock acquired in the Merger, subject to customary limitations.

FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

     Certain of the information set forth under the captions "The
Companies -- Domain Energy Corporation -- Certain Projections," "Post-Merger Profile and Strategy," "-- Domain's Reasons for the Merger; Recommendation of Board of Directors of Domain," "-- Lomak's Reasons for the Merger; Recommendation of the Board of Directors of Lomak" and "Opinions of Financial Advisors" contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including projections, estimates and expectations. Although Lomak and Domain believe that such projections, estimates and expectations are based on reasonable assumptions, they can give no assurance that such projections, estimates and expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include political and economic developments in the United States and/or foreign countries, federal and state regulatory requirements, the timing and extent of changes in commodity prices, the extent of success in acquiring oil and gas properties and in discovering, developing and producing reserves, conditions of the capital markets and equity markets during the periods covered by the forward-looking statements, and the ability of the two companies to successfully integrate their operations in a timely manner. See "Risk Factors" for further information with respect to certain of such factors. In addition, certain of such projections and expectations are based on historical results, which may not be indicative of future performance. See "Unaudited Pro Forma Combined Financial Information."

                     CERTAIN TERMS OF THE MERGER AGREEMENT

     The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Capitalized terms used but not defined herein are defined in the Merger Agreement and used herein with same meaning as ascribed thereto in the Merger Agreement.

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that, as soon as practicable after the satisfaction or waiver of the conditions to effecting the Merger, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. It is anticipated that, if the Stock Issuance is approved at the Lomak Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Lomak Special Meeting, or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

     As of the Effective Time of the Merger, without any action on the part of the holders of Domain Common Stock, each share of Domain Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into such number of shares of Lomak Common Stock equal to the Exchange Ratio. The "Exchange Ratio" shall be equal to the quotient of (i) $14.50 divided by (ii) the Closing Date Market Price (rounded to four decimal places); provided, however, that in no event shall the Exchange Ratio be greater than 1.2083 nor less than 0.8529. The term "Closing Date Market Price" shall mean the average closing sales price of Lomak Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal for the period of the 15 most recent trading days ending on the third business day prior to the Closing Date (as defined in the Merger Agreement). All such Domain Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate (a "Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Domain Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate, the Lomak Common Stock to which such holder is entitled without interest (the "Merger Consideration"). Until surrendered as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by the Merger Agreement.

     All shares of Lomak Common Stock issued upon the surrender of Certificates in accordance with the terms of the Merger Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Certificates and the Domain Common Stock formerly represented thereby.

     Each share of Lomak Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Lomak Common Stock and shall not be affected by the Merger.

TREATMENT OF DOMAIN STOCK OPTIONS

     For a description of the treatment of stock options under Domain's stock option plans, see "The Merger -- Interests of Certain Persons in the Merger -- Domain Option Plans."

SURRENDER AND EXCHANGE OF CERTIFICATES

     Prior to the Effective Time, Lomak shall deposit with the Exchange Agent for the benefit of the holders of Domain Common Stock (other than Lomak, Merger Sub, any other Subsidiary of Lomak, Domain or any Subsidiary of Domain), for exchange in accordance with the Merger Agreement through the Exchange Agent, (i) as of the Effective Time, certificates representing the Merger Consideration to be issued pursuant to the

Merger Agreement, and (ii) from time to time as necessary, cash to be paid in lieu of any fractional share in accordance with the Merger Agreement (such certificates for the Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and cash in exchange for surrendered Certificates pursuant to the Merger Agreement out of the Exchange Fund.

     Promptly after the Effective Time, but in any event not later than five business days thereafter, Lomak will send, or will cause the Exchange Agent to send, to each holder of a Certificate (other than Lomak, Merger Sub, any other Subsidiary of Lomak, Domain or any Subsidiary of Domain) a letter of transmittal and instructions for use in effecting the exchange of such Certificate for certificates representing the Merger Consideration and, if applicable, cash in lieu of any fractional share. Provision also shall be made for holders of Certificates to procure a letter of transmittal and instructions and deliver such letter of transmittal and Certificates in exchange for the Merger Consideration and, if applicable, cash in lieu of any fractional shares in person immediately after the Effective Time.

     After the Effective Time, the stock transfer books of Domain shall be closed and there shall be no further registration of transfers of Domain Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in the Merger Agreement.

     Any Merger Consideration and any cash in the Exchange Fund that remain unclaimed six months after the Effective Time shall be returned to Lomak, upon demand of Lomak, and any holder of Domain Common Stock who has not exchanged such holder's Certificates in accordance with the Merger Agreement prior to that time shall thereafter look only to Lomak, as general creditors thereof, to exchange such Certificates or to pay amounts to which they are entitled pursuant to the Merger Agreement. If outstanding Certificates are not surrendered prior to two years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable in respect of such Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable in respect of such Certificates, and the amount of dividends and other distributions, if any, that have become payable and that thereafter become payable on the Merger Consideration shall, to the extent permitted by applicable law, become the property of Lomak, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Lomak, the Surviving Corporation or Domain shall be liable to any holder of Certificates for any amount paid, or Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

     No dividends or other distributions declared or made after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Merger Consideration represented thereby until such Certificate is surrendered as provided in the Merger Agreement. Following such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the Merger Consideration issued in exchange therefor are registered, (i) promptly all dividends and other distributions paid in respect of such Merger Consideration with a record date on or after the Effective Time and theretofore paid, and (ii) at the appropriate date, all dividends or other distributions in respect of such Merger Consideration with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.

     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Lomak, the posting by such person of a bond in such reasonable amount as Lomak may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

TREATMENT OF FRACTIONAL INTERESTS

     No fractional shares of Lomak Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Lomak. All holders of fractional shares of Lomak Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Lomak Common Stock to which such holder would otherwise have been entitled by the Closing Date Market Price.

NO DISSENTERS' OR APPRAISAL RIGHTS

     Holders of Domain Common Stock, Lomak Common Stock and Lomak Preferred Stock (including holders of Lomak Common Stock and Lomak Preferred Stock who vote against the Stock Issuance) will not be entitled to dissenters' or appraisal rights under the DGCL if the Merger is consummated.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of Domain, Merger Sub and Lomak relating to, among other things, certain aspects of the respective businesses and financial statements of the parties and certain other matters. The representations and warranties expire at the Closing.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Conduct of Business by Domain Pending the Merger. From the date of the Merger Agreement until the Effective Time, unless Lomak shall otherwise agree in writing, or except as set forth in the disclosure letter delivered to Lomak and Merger Sub contemporaneously with the execution of the Merger Agreement (the "Domain Disclosure Schedule") or as otherwise contemplated by the Merger Agreement, Domain and its Subsidiaries (as defined in the Merger Agreement) shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of the Merger Agreement. Except as set forth in the Domain Disclosure Schedule or as otherwise provided in the Merger Agreement, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Lomak, which consent will not be unreasonably withheld: (a) neither Domain nor its Subsidiaries will adopt or propose any change to its Certificate of Incorporation or Bylaws; (b) Domain will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Domain or its Subsidiaries or
(ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Domain or any of its Subsidiaries, other than intercompany acquisitions of stock; (c) Domain will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person (as defined in the Merger Agreement) or acquire assets having an individual purchase price of more than $2.5 million or aggregate purchase prices of more than $10 million; (d) Domain will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an individual fair market value exceeding $1 million or aggregate fair market value exceeding $5 million; (e) Domain will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return (each as defined in the Merger Agreement); (f) Domain will not issue any securities (except pursuant to existing obligations disclosed in any form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation Domain's Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the Commission since December 31, 1996 under the Securities Act or the Exchange Act (collectively, the "Domain SEC Reports") or the Domain Disclosure Schedule), enter into any amendment of any term of any outstanding security of Domain or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by Domain or any trade or business, whether or not incorporated, which together with Domain would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA within six years prior to the Effective Time, which provide benefits to Domain's employees ("Domain Benefit Plans"), increase compensation, bonus (with certain specified exceptions) or other benefits payable to any employee or former employee or enter into any settlement or consent with respect to any pending litigation; (g) Domain will not change any method of accounting or accounting practice by Domain or any of its Subsidiaries, except for any such change required by GAAP; (h) Domain will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act); (i) Domain will not amend or otherwise change the terms of its engagement letter with CSFB, except to the extent that any such amendment or change would result in terms more favorable to Domain; (j) neither Domain nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests (as defined in the Merger Agreement) that will individually cost in excess of $2.5 million, unless the operation is a currently existing obligation of Domain or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest; (k) neither Domain nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons (as defined in the Merger Agreement), or securities other than in the ordinary course of business in accordance with Domain's current policies;
(l) Domain will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Domain in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;
(m) neither Domain nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Domain or any Subsidiary, or amendments required by law to preserve the qualified status of a Domain Benefit
Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or, except as described in the Merger Agreement, enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of Domain or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated by the Merger Agreement) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transactions (either acting alone or in conjunction with any Domain Benefit Plan or trust created thereunder) in connection with which Domain or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Domain Benefit Plan in a manner, or take any other action with respect to any Domain Benefit Plan, that could result in liability of Domain or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Domain Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Domain Benefit Plan, any agreement relating thereto or applicable law, Domain or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Domain Benefit Plan; and (n) Domain will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Conduct of Business by Lomak Pending the Merger. From the date of the Merger Agreement until the Effective Time, unless Domain shall otherwise agree in writing, or except as set forth in the Lomak Disclosure Schedule (as defined in the Merger Agreement) or as otherwise contemplated by the Merger Agreement, Lomak shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of the Merger Agreement. Except as set forth in the Lomak Disclosure Schedule or as otherwise contemplated by or provided in the Merger Agreement, from the date of the Merger Agreement until the Effective Time, without the prior written consent of Domain, which consent will not be unreasonably withheld: (a) neither Lomak nor Merger Sub will adopt or propose any change to its Certificate of Incorporation or Bylaws; (b) Lomak will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Lomak or its Subsidiaries other than regular quarterly dividends not in excess of 150% of the per share dividends currently paid or
(ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Lomak or any of its Subsidiaries, other than intercompany acquisitions of stock; (c) neither Lomak nor Merger Sub will merge or consolidate with any other Person or acquire assets having an individual purchase price of more than $5 million or aggregate purchase prices of more than $20 million; (d) Lomak will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an individual fair market value exceeding $2 million or an aggregate fair market value exceeding $10 million; (e) Lomak will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return (each as defined in the Merger Agreement); (f) Lomak will not issue any securities (except pursuant to existing obligations disclosed in the Lomak SEC Reports or the Lomak Disclosure Schedule), enter into any amendment of any term of any outstanding security of Lomak or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Lomak Benefit Plan (as defined in the Merger Agreement), increase compensation, bonus (with certain specified exceptions) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation; (g) Lomak will not change any method of accounting or accounting practice by Lomak or any of its Subsidiaries, except for any such change required by GAAP; (h) Lomak will not amend or otherwise change the terms of its engagement letter with PaineWebber, except to the extent that any such amendment or change would result in terms more favorable to Lomak; (i) neither Lomak nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests (as defined in the Merger Agreement) that will individually cost in excess of $5 million, unless the operation is a currently existing obligation of Lomak or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest; (j) neither Lomak nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities other than in the ordinary course of business in accordance with Lomak's current policies; (k) Lomak will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Lomak or Merger Sub in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time; (l) neither Lomak nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Lomak or any Subsidiary, or amendments required by law to preserve the qualified status of a Lomak Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of Lomak or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated by the Merger Agreement) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Lomak Benefit Plan or trust created thereunder) in connection with which Lomak or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Lomak Benefit Plan in a manner, or take any other action with respect to any Lomak Benefit Plan, that could result in the liability of Lomak or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Lomak Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Lomak Benefit Plan, any agreement relating thereto or applicable law, Lomak or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Lomak Benefit Plan; and (m) Lomak will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

NO SOLICITATION

     The Merger Agreement provides that, from the date thereof until the termination thereof, Domain and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Domain Acquisition Proposal (as hereinafter defined), or (ii) engage in negotiations with, or disclose any nonpublic information relating to Domain or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Domain Acquisition Proposal. Nothing contained in the foregoing provision shall prohibit Domain and the Domain Board from taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Commission under the Exchange Act. The term "Domain Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Domain or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by the Merger Agreement.

CERTAIN ADDITIONAL AGREEMENTS

     Employee Benefit Matters. After the Effective Time, Lomak will provide to any employees of Domain who are employed by Domain as of the Effective Time (the "Retained Employees") the same base salary or wages provided to such employees prior to the Effective Time. From and after the Effective Time until January 1, 1999, Lomak will provide, or cause to be provided to, the Retained Employees employee plans that are comparable to the employee plans that Lomak provides to its similarly situated employees or provide coverage under existing Lomak benefit plans provided to similarly situated employees. Further, Lomak shall (i) waive, or cause to be waived, any preexisting condition limitations applicable to the Retained Employees under any group medical plan to the extent that a Retained Employee's condition would not have operated as a preexisting condition limitation under Domain's group medical plan, (ii) cause any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) which is intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Domain and its predecessors to the extent such predecessor employment was recognized by Domain, and (iii) credit the Retained Employees under each other employee benefit plan or policy which is not described in clause (ii) above for their period of employment with Domain or its predecessors to the extent such predecessor employment was recognized by Domain, but not in excess of the maximum credit available to Lomak's employees under such plan or policy. At the Effective Time, Lomak shall assume, and shall, and shall cause the Surviving Corporation to, honor and perform all obligations of Domain under (i) the employment arrangements described in the Merger Agreement, (ii) Domain's employment agreements with each of Michael V. Ronca and Michael L. Harvey, as in effect on the date of the Merger Agreement and as may be amended in the manner described in the Merger Agreement, (iii) the Domain Employee Option Plan and all grant agreements executed thereunder, as same may be amended as contemplated by the Merger Agreement and (iv) the Domain Director Option Plan and all stock option grant agreements executed thereunder, as the same may be amended as contemplated by the Merger Agreement.

     Board of Directors of Range. Immediately after the Effective Time, Jonathan
S. Linker, the Chairman of the Board of Domain, and Michael V. Ronca, the President and Chief Executive Officer and a director of Domain, will be elected as directors of Range, and the size of Range's Board of Directors will be increased accordingly. Lomak has also agreed to nominate these newly appointed directors for election by the Company's stockholders at Range's 1999 Annual Meeting of Stockholders. For a description of certain rights granted to FRLP with respect to the nomination of a director to the Lomak Board, see "Voting Agreement."

     Stock Exchange Listing. Lomak shall use all reasonable efforts to cause the Lomak Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

CERTAIN POST-MERGER MATTERS

     Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and Domain as the surviving corporation will continue in existence as a subsidiary of Lomak and will succeed to all of the assets, rights and obligations of Merger Sub. Pursuant to the Merger Agreement, the Certificate of Incorporation and Bylaws of Domain, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and Bylaws of Domain until amended as provided therein and pursuant to the DGCL.

CONDITIONS TO THE MERGER

     Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law: (a) the Lomak Stockholder Approval (as defined in the Merger Agreement) shall have been obtained with respect to the Stock Issuance; (b) no action, suit or proceeding instituted by any Governmental Authority (as defined in the Merger Agreement) shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction will be in effect that would prohibit, restrain, enjoin or restrict the consummation of the Merger; (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the Commission; (d) each of Domain and Lomak shall have obtained such permits, authorizations, consents, or approvals required to be obtained by such party (or its Subsidiaries or Affiliates) to consummate the transactions contemplated by the Merger Agreement;
(e) the shares of Lomak Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and
(f) any applicable waiting period under the HSR Act relating to the transactions contemplated by the Merger Agreement shall have expired.

     Conditions to the Obligations of Lomak and Merger Sub. The obligation of Lomak and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Lomak and Merger Sub, as the case may be, to the extent permitted by applicable law: (a) Domain shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Domain contained in the Merger Agreement shall be true and correct in all respects, in each case except for such failures to be so true and correct (without giving effect for purposes hereof to the individual materiality standards otherwise contained in the Merger Agreement) which would not, individually or in the aggregate, reasonably be expected to have a Domain Material Adverse Effect (as defined below), in each case as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Merger Agreement, and Lomak shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of Domain as to the satisfaction of this condition; and (b) the transactions contemplated by the Stock Purchase Agreement shall have been consummated on or prior to the Effective Time in accordance with the terms thereof, and as a result of such transactions, Lomak shall have acquired at least 3,250,000 shares of outstanding Domain Common Stock. For purposes of the foregoing, a Domain Material Adverse Effect shall mean any event, circumstance, condition, development or occurrence (x) causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Domain and its Subsidiaries, taken as a whole, or (y) preventing or delaying in any material respect the consummation of the transactions contemplated by the Merger Agreement or any Ancillary Agreement (as defined in the Merger Agreement) by Domain or any of its Subsidiaries; provided, that such term shall not include effects that result from market conditions generally in the oil and gas industry.

     Conditions to the Obligations of Domain. The obligation of Domain to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the condition (which may be waived in whole or in part by Domain to the extent permitted by applicable law) that each of Lomak and Merger Sub shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of each of Lomak and Merger Sub contained in the Merger Agreement shall be true and correct (without giving effect for purposes hereof to the individual materiality standards otherwise contained in the Merger Agreement) which would not, individually or in the aggregate, reasonably be expected to have a Lomak Material Adverse Effect (as defined in the Merger Agreement), in each case as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Merger Agreement, and Domain shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of Lomak and an executive officer and the chief financial officer of Merger Sub as to the satisfaction of this condition.

     There can be no assurance that all of the conditions to the Merger will be satisfied.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Domain or Lomak:
(a) by the mutual written consent of the Boards of Directors of Lomak and Domain; (b) by either Lomak or Domain if the Effective Time shall not have occurred on or before October 31, 1998 (provided that the right to terminate the Merger Agreement under this clause shall not be available to any party who at the time of such termination is in material breach of any of its obligations under the Merger Agreement); (c) by Domain if there has been a material breach by Lomak or Merger Sub of any covenant or agreement set forth in the Merger Agreement, the Voting Agreement or the Stock Purchase Agreement or if there shall be a breach by Lomak of any representation contained in the Merger Agreement that would result in a failure to satisfy the conditions to the obligations of Domain set forth in the Merger Agreement in each case which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Lomak of notice of such breach;
(d) by Lomak, if there has been a material breach by Domain or the Principal Stockholder of any covenant or agreement set forth in the Merger Agreement, the Voting Agreement or the Stock Purchase Agreement, or if there shall be a breach by Domain of any representation contained in the Merger Agreement that would result in a failure to satisfy the conditions to the obligations of Lomak and Merger Sub set forth in the Merger Agreement or a material breach by the Principal Stockholder of the Voting Agreement or Stock Purchase Agreement, in each case which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Domain or the Principal Stockholder, as applicable, of notice of such breach; (e) by either Domain or Lomak, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; or (f) by either Domain or Lomak, if the requisite stockholder approval shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

EXPENSES

     The Merger Agreement provides that all expenses incurred by the parties to the Merger Agreement shall be paid by the party that has incurred such expenses; provided, however, that both (i) the filing fee in connection with the filing of the Registration Statement or Proxy Statement/Prospectus with the Commission and
(ii) the expenses incurred in connection with printing and mailing the Registration Statement and Proxy Statement/Prospectus will be shared equally by Domain and Lomak.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Merger Agreement provides that, for six years after the Effective Time, Lomak shall indemnify, defend and hold harmless the present and former officers and directors of Domain and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Lomak, which shall not be unreasonably withheld)) in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under the DGCL or Domain's Certificate of Incorporation, Bylaws or written indemnification agreements in effect at the date of the Merger Agreement. In addition, Lomak shall maintain Domain's existing directors' and officers' insurance for a period of not less than six years after the Effective Time; provided that Lomak may substitute therefor policies of substantially similar coverage and amounts with a comparably rated underwriter containing terms no less advantageous to such former directors or officers and provided that Lomak is not obligated to pay in the aggregate more than $600,000 for such insurance during such period. Domain currently estimates that this insurance will not cost more than $250,000 in the aggregate.

                                VOTING AGREEMENT

GENERAL

     Lomak and FRLP entered into the Voting Agreement on May 12, 1998 simultaneously with the execution of the Stock Purchase Agreement. The Voting Agreement will terminate on the second anniversary of the consummation of the Merger or by mutual written agreement of the parties.

     Because FRLP will receive a significant number of shares of Lomak Common Stock in the Merger, the Voting Agreement addresses: (i) FRLP's ownership and voting of Domain Common Stock during the period prior to the Effective Time and
(ii) FRLP's ownership and voting of Lomak Common Stock after the Effective Time.

PRE-MERGER PROVISIONS RELATING TO DOMAIN COMMON STOCK

     Pursuant to the Voting Agreement, FRLP has, among other things, agreed to vote all shares of Domain Common Stock beneficially owned by FRLP (i) in favor of the Merger Agreement and (ii) against any business combination proposal or other matter that may interfere or be inconsistent with the Merger (including, without limitation, a Domain Acquisition Proposal). Accordingly, as described above under "Lomak Special Meeting -- Domain Stockholder Consent," FRLP executed a written stockholder consent on May 12, 1998 in favor of the Merger pursuant to
Section 228 of the DGCL.

     FRLP also has agreed, if requested by Lomak, not to attend and not to vote any Domain Common Stock beneficially owned by FRLP at any annual or special meeting of Domain stockholders and not to execute any written consent of stockholders, in each case relating directly or indirectly to a Domain Acquisition Proposal.

     The Voting Agreement also provides that neither FRLP nor any other member of the FRLP Group (as defined in the Voting Agreement) will initiate, solicit or encourage any offer or proposal for, or any indication of interest in a Domain Acquisition Proposal or engage in negotiations with, or disclose any nonpublic information relating to Domain or its subsidiaries, or afford access to Domain's or its subsidiaries' properties, books or records to, any person that may be considering making, or has made, a Domain Acquisition Proposal.

     FRLP has also agreed that it will not, directly or indirectly, (i) sell, transfer, pledge or otherwise dispose of any shares of Domain to any person other than Lomak or its designee or (ii) grant a proxy with respect to any shares of Domain to any person other than Lomak or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing. Notwithstanding the foregoing, FRLP is permitted to sell up to 1% in the aggregate of the number of outstanding shares of Domain Common Stock under certain circumstances if the Closing Date Market Price is greater than $17.00 per share.

POST-MERGER PROVISIONS RELATING TO LOMAK COMMON STOCK

     FRLP has agreed that, during the term of the Voting Agreement, it will not, subject to certain exceptions, sell, transfer or pledge, or grant a proxy with respect to, any of the shares of Lomak Common Stock owned by it other than pursuant to a bona fide public offering or to an entity who immediately after such transaction would not own more than 1% of the voting securities of Lomak. FRLP has also agreed that during the term of the Voting Agreement, neither FRLP nor any member of the FRLP Group (as defined in the Voting Agreement) will (i) initiate or submit, or solicit any stockholders of Lomak with respect to, any stockholder proposal, including without limitation to seek the election or removal of one or more members of the Lomak Board of Directors; (ii) initiate or engage in any acquisition or business combination proposal relating to Lomak, or any tender or exchange offer for Lomak's voting securities, or any proxy contest or other proxy solicitation or change of control of Lomak; or (iii) subject to certain exceptions, vote the shares of Lomak Common Stock beneficially owned by it in favor of any matter involving a business combination or other change in control of Lomak that has not been approved by the Lomak Board of Directors.

     Pursuant to the Voting Agreement, Lomak granted to FRLP demand and "piggyback" registration rights with respect to the Lomak Common Stock and agreed, so long as FRLP owns at least 5% of the outstanding shares of Lomak's Common Stock, to nominate annually one individual designated by FRLP for election to Lomak's Board of Directors.

     Notwithstanding the foregoing, any shares of Lomak Common Stock acquired by any member of the FRLP Group pursuant to a business combination or similar transaction other than the Merger, as well as any shares representing the excess on May 12, 1998 of 19.9% of the outstanding shares of Lomak Common Stock over the shares to be received by the FRLP Group in the Merger, are not subject to the voting and standstill provisions described above, and are not entitled to the registration rights described in the immediately preceding paragraph.

                            STOCK PURCHASE AGREEMENT

     The Stock Purchase Agreement was entered into by Lomak and FRLP simultaneously with the execution of the Merger Agreement. Pursuant to the Stock Purchase Agreement, Lomak has agreed, on the terms and subject to the conditions set forth in the Stock Purchase Agreement, to acquire from FRLP 3,250,000 shares of Domain Common Stock on July 1, 1998 for a total consideration of $43,875,000 in cash. This aggregate consideration represents a per share purchase price of $13.50. The consummation of the Merger is contingent upon the consummation of the purchase pursuant to the Stock Purchase Agreement, but not vice versa.

     Lomak currently intends to fund the acquisition of the shares pursuant to the Stock Purchase Agreement under its existing revolving credit facility. As of May 20, 1998, Lomak had approximately $102 million of available borrowing capacity under its revolving credit facility.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The accompanying unaudited pro forma combined financial statements give effect to the Merger and the Name Change. As described in "Certain Terms of the Merger Agreement -- Manner and Basis of Converting Shares," the Exchange Ratio will range from 0.8529 to 1.2083 Lomak shares for each share of Domain Common Stock, depending upon the Closing Date Market Price. The closing sales price of Lomak Common Stock on the NYSE has ranged between $11.2500 and $14.1250 per share since the announcement of the Merger. Accordingly, Lomak's management believes that it is reasonable to assume that the applicable Exchange Ratio will be 1.1170 shares of Lomak Common Stock for each share of Domain Common Stock, which is based on the average closing price per share since the announcement of the Merger through June 1, 1998.

     In addition to the Merger, the accompanying unaudited pro forma combined statements of operations give effect to the following Lomak transactions which have occurred: (i) the sale of approximately 4 million shares of Lomak Common Stock and the application of the net proceeds therefrom (the "Common Offering"),
(ii) the sale of $125 million of Lomak 8.75% Senior Subordinated Notes and the application of the net proceeds therefrom (the "Notes Offering"), (iii) the sale of $120 million of Lomak 5 3/4% Trust Convertible Preferred Securities and the application of the net proceeds therefrom (the "TCP Offering"), (iv) the purchase by Lomak of the Meadville Properties (the "Meadville Acquisition"), (v) the purchase by Lomak of the Powell Ranch Properties (the "Powell Ranch Acquisition"); and the following Domain transactions which have occurred: (i) the disposition of Domain's interests in certain natural gas properties located in Michigan (the "Michigan Disposition"), (ii) the sale of approximately 6.3 million shares of Domain Common Stock and the application of the net proceeds therefrom (the "Domain Stock Offering"), (iii) the sale of 643,037 shares of Domain Common Stock to FRLP and the application of the net proceeds therefrom (the "FRLP Stock Sale") and (iv) the purchase of certain net profits overriding royalty interests owned by three institutional investors (the "NPI Acquisition") (collectively the "Transactions"). The unaudited pro forma combined statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 were prepared as if the Transactions and the Merger had occurred on January 1, 1997. The accompanying unaudited pro forma combined balance sheet of Range as of March 31, 1998 has been prepared as if the Merger had occurred as of that date.

     This information is not necessarily indicative of future consolidated results of operations and it should be read in conjunction with the separate historical statements and related notes of the respective entities appearing elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein.

                  RANGE RESOURCES CORPORATION AND SUBSIDIARIES

                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                        HISTORICAL          MERGER           PRO FORMA
                                                    -------------------    PRO FORMA        POST-MERGER
                                                     LOMAK      DOMAIN    ADJUSTMENTS          RANGE
                                                    --------   --------   -----------       -----------
ASSETS
Current assets
  Cash and equivalents............................  $  7,257   $  8,249                     $    15,506
  Accounts receivable.............................    23,103      8,631                          31,734
  IPF Program notes receivable, current portion...        --      9,175                           9,175
  Marketable securities...........................     8,393         --                           8,393
  Inventory and other.............................     1,975      2,808                           4,783
                                                    --------   --------                     -----------
         Total current assets.....................    40,728     28,863                          69,591
                                                    --------   --------                     -----------
IPF Program notes receivable, net.................        --     42,611                          42,611
Oil and gas properties............................   844,542    178,427     126,021(a)        1,148,990
  Accumulated depletion and amortization..........  (169,129)   (20,822)    (84,834)(a,b)      (274,785)
                                                    --------   --------                     -----------
                                                     675,413    157,605                         874,205
                                                    --------   --------                     -----------
Gas transportation and field services assets......    86,199         --                          86,199
  Accumulated depreciation........................   (10,917)        --                         (10,917)
                                                    --------   --------                     -----------
                                                      75,282         --                          75,282
                                                    --------   --------                     -----------
Other assets......................................     8,829      4,369      (2,301)(a)          10,897
                                                    --------   --------                     -----------
                                                    $800,252   $233,448                     $ 1,072,586
                                                    ========   ========                     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable................................  $ 19,645   $ 15,215                     $    34,860
  Accrued liabilities.............................    15,979        507       2,000(a)           18,486
  Accrued payroll and benefit costs...............     3,446        263                           3,709
  Current portion of debt.........................        28         --                              28
                                                    --------   --------                     -----------
         Total current liabilities................    39,098     15,985                          57,083
                                                    --------   --------                     -----------
Revolving credit facilities.......................   219,900     80,910      43,875(a)          344,685
8.75% Senior subordinated notes...................   125,000         --                         125,000
6% Convertible subordinated debentures............    55,000         --                          55,000
Other long-term debt..............................    15,005         --                          15,005
                                                    --------   --------                     -----------
                                                     414,905     80,910                         539,690
                                                    --------   --------                     -----------
Minority interest.................................        --        888                             888
Deferred income taxes.............................    27,191      1,181      13,704(a,b)         42,076
Company-obligated mandatorily redeemable
  convertible preferred securities of trust
  holding solely 6.0% convertible junior
  subordinated debentures of Lomak Petroleum,
  Inc.............................................   120,000         --                         120,000
Stockholders' equity
  $2.03 Preferred stock, $1 par value.............     1,150         --                           1,150
  Common stock, $.01 par value....................       211        151          (8)(a)             354
  Capital in excess of par value..................   217,988    129,019      53,305(a)          400,312
  Treasury stock..................................        --        (10)         10(a)               --
  Retained earnings (deficit).....................   (20,857)     5,324     (74,000)(a,b)       (89,533)
Unrealized gain on marketable securities..........       566         --                             566
                                                    --------   --------                     -----------
         Total stockholders' equity...............   199,058    134,484                         312,849
                                                    --------   --------                     -----------
                                                    $800,252   $233,448                     $ 1,072,586
                                                    ========   ========                     ===========

              See notes to pro forma combined financial statements

                  RANGE RESOURCES CORPORATION AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                         HISTORICAL        PRE-MERGER       MERGER           PRO FORMA
                                     ------------------     PRO FORMA      PRO FORMA        POST-MERGER
                                      LOMAK     DOMAIN     ADJUSTMENTS    ADJUSTMENTS          RANGE
                                     -------    -------    -----------    -----------       -----------
Revenues
  Oil and gas sales................  $32,540    $13,312      $1,806(c)      $                 $47,658
  Transportation, marketing and
     processing....................    2,791         --                                         2,791
  IPF income.......................       --      1,958                                         1,958
  Interest and other...............    1,741        688                      (2,898)(e)          (469)
                                     -------    -------                                       -------
                                      37,072     15,958                                        51,938
                                     -------    -------                                       -------
Expenses
  Direct operating.................    8,396      4,418         272(c)                         13,086
  Transportation, marketing and
     processing....................    1,062         --                                         1,062
  Exploration......................      413         --                       1,703(e)          2,116
  General and administrative.......    1,840      1,607                         649(e,g)        4,096
  Stock compensation...............       --        185                         104(e)            289
  Interest.........................    8,734        655         930(c)        1,204(d,e)       11,523
  Depletion, depreciation and
     amortization..................   12,198      5,598       1,022(c)        1,655(e,f)       20,473
  Minority interest................       --         --                         (35)(e)           (35)
                                     -------    -------                                       -------
                                      32,643     12,463                                        52,610
                                     -------    -------                                       -------
  Income (loss) before income
     taxes.........................    4,429      3,495                                          (672)
Income taxes
  Current..........................      109         38         (10)(c)                           137
  Deferred.........................    1,551      1,296        (146)(c)      (2,936)(e,h)        (235)
                                     -------    -------                                       -------
Income (loss) from continuing
  operations.......................  $ 2,769    $ 2,161                                       $  (574)
                                     =======    =======                                       =======
Income (loss) from continuing
  operations applicable to common
  shares...........................  $ 2,185    $ 2,161                                       $(1,158)
                                     =======    =======                                       =======
Net income (loss) per common share:
  Basic............................  $  0.10    $  0.14                                       $ (0.03)
                                     =======    =======                                       =======
  Diluted..........................  $  0.10    $  0.14                                       $ (0.03)
                                     =======    =======                                       =======
Weighted average shares
  outstanding......................   21,073     15,108                        (788)           35,393
                                     =======    =======                                       =======
Weighted average shares
  outstanding-diluted..............   21,591     15,822                      (1,502)           35,911
                                     =======    =======                                       =======

              See notes to pro forma combined financial statements

                  RANGE RESOURCES CORPORATION AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                  HISTORICAL       PRE-MERGER        MERGER         PRO FORMA
                                              ------------------    PRO FORMA       PRO FORMA      POST-MERGER
                                               LOMAK     DOMAIN    ADJUSTMENTS     ADJUSTMENTS        RANGE
                                              --------   -------   -----------     -----------     -----------
Revenues
  Oil and gas sales.........................  $130,017   $47,251    $ 16,826(i,j)   $               $194,094
  Transportation, marketing and
     processing.............................    11,727        --       1,427(i)                       13,154
  IPF income................................        --     4,779                                       4,779
  Interest and other........................     7,594       238         796(j)          882(l)        9,510
                                              --------   -------                                    --------
                                               149,338    52,268                                     221,537
                                              --------   -------                                    --------
Expenses
  Direct operating..........................    31,481    16,341       2,806(i,j)                     50,628
  Transportation, marketing and
     processing.............................     3,921        --         769(i)                        4,690
  Exploration...............................     2,527        --                      10,000(l)       12,527
  General and administrative................     5,290     4,237         262(j)        1,589(l,n)     11,378
  Stock compensation........................        --     4,587                         200(l)        4,787
  Interest..................................    27,175     3,774       6,059(i,j)      2,603(k,l)     39,611
  Depletion, depreciation and
     amortization...........................    55,407    16,072       5,930(i,j)      7,771(l,m)     85,180
  Provision for impairment..................    58,700        --                                      58,700
  Minority interest.........................        --        --                         (42)(l)         (42)
                                              --------   -------                                    --------
                                               184,501    45,011                                     267,459
                                              --------   -------                                    --------
Income (loss) before income taxes...........   (35,163)    7,257                                     (45,922)
Income taxes
  Current...................................       684       735          77(j)         (792)(o)         704
  Deferred..................................   (12,515)    3,359        (472)(i,j)    (6,445)(l,o)   (16,073)
                                              --------   -------                                    --------
Income (loss) from continuing operations....  $(23,332)  $ 3,163                                    $(30,553)
                                              ========   =======                                    ========
Income (loss) from continuing operations
  applicable to common shares...............  $(25,666)  $ 3,163                                    $(32,887)
                                              ========   =======                                    ========
Net income (loss) per common share:
  Basic.....................................  $  (1.31)  $  0.27                                    $  (0.95)
                                              ========   =======                                    ========
  Diluted...................................  $  (1.31)  $  0.26                                    $  (0.95)
                                              ========   =======                                    ========
Weighted average shares outstanding.........    19,641    11,578         756           2,742          34,717
                                              ========   =======                                    ========
Weighted average shares
  outstanding-diluted.......................    19,641    12,126         756           2,194          34,717
                                              ========   =======                                    ========

              See notes to pro forma combined financial statements

NOTE (1) BASIS OF PRESENTATION

     On May 12, 1998, Lomak and Domain entered into the Merger Agreement. The Merger will be accounted for using the purchase method of accounting. Each share of Domain Common Stock will be converted into a number of shares of Lomak Common Stock equal to the Exchange Ratio.

NOTE (2) MERGER PRO FORMA ADJUSTMENTS -- AS OF MARCH 31, 1998

     The accompanying unaudited pro forma combined balance sheet as of March 31, 1998 has been prepared as if the Merger had occurred on March 31, 1998 and reflects the following adjustments:

          (a) To adjust assets and liabilities under the purchase method of accounting based on the purchase price. Such purchase price has been allocated to the consolidated assets and liabilities of Domain based on preliminary estimates of fair values, with the remainder allocated between proved and unproved properties based on their relative fair values. The purchase price allocated to proved properties was further allocated based on the relative fair values of individual producing fields. This allocation was then reviewed for indications of impairment by comparing the allocated cost to the estimated undiscounted future net cash flows on a field-by-field basis. Those oil and gas properties having a carrying value in excess of the estimated undiscounted future net cash flows were deemed impaired pursuant to SFAS 121; the amount of the impairment was calculated based on estimated discounted future net cash flows of the properties. The purchase price allocated to unproved oil and gas properties was adjusted to the lower of cost (allocated purchase price) or market. The combined impairment resulted in a non-recurring pretax charge of $105.7 million ($68.7 million after tax). No goodwill will be recorded in connection with the Merger. The information presented herein may differ from the actual purchase price allocation. The purchase price is determined as follows (in thousands):

Cash consideration for FRLP shares of Domain Common Stock
  (3,250,000 shares)........................................  $ 43,875
Estimated fair value (at $12.9808 per share) of 13,245,072
  shares of Lomak Common Stock issued at the exchange rate
  of 1.1170 shares of Lomak Common Stock for each share of
  Domain Common Stock.......................................   171,941
Estimated fair value of options to purchase 962,527 shares
  of Domain Common Stock....................................    13,957
Estimated proceeds from options to purchase 962,527 shares
  of Domain Common Stock....................................    (3,431)
Estimated transaction costs.................................     2,000
                                                              --------
                                                              $228,342
                                                              ========

     The preliminary allocation of the purchase price included in the pro forma balance sheet is summarized as follows (in thousands):

Working capital assumed.....................................  $ 12,878
IPF notes receivable, noncurrent............................    42,611
Oil and gas properties:
  Proved....................................................   277,448
  Unproved..................................................    15,000
  Other.....................................................    12,000
Other assets................................................     2,068
Bank debt...................................................   (80,910)
Deferred income taxes.......................................   (51,865)
Other liabilities...........................................      (888)
                                                              --------
                                                              $228,342
                                                              ========

          (b) To record the estimated impairment charge resulting from the allocation of the purchase price to proved and unproved oil and gas properties as described in Note 2(a) above.

NOTE (3) PRE-MERGER PRO FORMA ADJUSTMENTS FOR THE POWELL RANCH
ACQUISITION -- FOR THE THREE MONTHS ENDED MARCH 31, 1998

     The accompanying unaudited pro forma combined statement of operations for the three months ended March 31, 1998 has been prepared as if the Powell Ranch Acquisition had occurred on January 1, 1997:

          (c) To record the Powell Ranch Acquisition. The adjustment reflects the following activities: (i) estimated adjustment to oil and gas revenues and direct operating expenses to reflect activity from January 1, 1997 to date of acquisition, (ii) estimated adjustment to depletion, depreciation and amortization attributable to the purchase price, (iii) estimated adjustment to interest expense for the incremental interest for additional borrowings made to fund the Powell Ranch Acquisition and (iv) adjustment to the provision for income taxes resulting from the change in taxable income.

NOTE (4) MERGER PRO FORMA ADJUSTMENTS -- FOR THE THREE MONTHS ENDED MARCH 31,
1998

     The accompanying unaudited pro forma combined statement of operations for the three months ended March 31, 1998 has been prepared as if the Merger had occurred on January 1, 1997 and reflects the following adjustments:

          (d) To adjust interest expense for the Merger and the borrowings of Domain under the existing Lomak credit facility. A 1/8% per annum increase in the interest rate would decrease Range's income before taxes by $13,000.

          (e) To record the adjustment for the change in accounting methods for the Domain operations from full cost method of accounting to successful efforts method of accounting.

          (f) To record the estimated adjustment to depletion, depreciation and amortization expense attributable to the allocation of the purchase price using the successful efforts method of accounting. Such adjustment assumes the recognition at closing of an estimated impairment charge totaling $105.7 million ($68.7 million after tax) (see Note 2(a) above). The non-recurring charge is not reflected in the unaudited pro forma statement of operations as presented herein.

          (g) To adjust general and administrative expenses for certain cost reductions realized from the combining of operations (i.e., NYSE fees, duplication of investor relations functions, printing costs, etc.).

          (h) To adjust the provision for income taxes for the change in taxable income resulting from the Merger.

NOTE (5) PRE-MERGER PRO FORMA ADJUSTMENTS FOR THE TRANSACTIONS -- FOR THE YEAR ENDED DECEMBER 31, 1997

     The accompanying unaudited pro forma combined statement of operations for the year ended December 31, 1997 has been prepared as if the Transactions had occurred on January 1, 1997 and reflects the following adjustments:

          (i) To record the pre-Merger pro forma activities for Lomak.

          (j) To record the pre-Merger pro forma adjustments for Domain.

NOTE (6) MERGER PRO FORMA ADJUSTMENTS -- FOR THE YEAR ENDED DECEMBER 31, 1997

     The accompanying unaudited pro forma combined statement of operations for the year ended December 31, 1997 has been prepared as if the Merger had occurred on January 1, 1997 and reflects the following adjustments:

          (k) To adjust interest expense for the Merger and the borrowings of Domain under the existing Lomak credit facility. A 1/8% per annum increase in the interest rate would decrease Range's income before taxes by $140,000.

          (l) To record the adjustment for the change in accounting methods for the Domain operations from full cost method of accounting to successful efforts method of accounting.

          (m) To record the estimated adjustment to depletion, depreciation and amortization expense attributable to the allocation of the purchase price using the successful efforts method of accounting. Such adjustment assumes the recognition at closing of an estimated impairment charge totaling $105.7 million ($68.7 million after tax) (See Note 2(a) above). The non-recurring charge is not reflected in the unaudited pro forma statement of income as presented herein.

          (n) To adjust general and administrative expenses for certain cost reductions realized from the combining of operations (i.e., NYSE fees, duplication of investor relations functions, printing costs, etc.).

          (o) To adjust the provision for income taxes for the change in taxable income resulting from the Merger and the effect on deferred taxes recorded at January 1, 1997 had the transaction taken place at that time.

                               BUSINESS OF DOMAIN

GENERAL DEVELOPMENT OF BUSINESS

     Domain is an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties. Domain's operations are concentrated principally in the Gulf of Mexico and Gulf Coast regions. Domain complements these activities with its IPF Program pursuant to which it invests in oil and natural gas reserves through the acquisition of term overriding royalty interests. During 1997, approximately 91% of Domain's revenue was generated by oil and natural gas sales and approximately 9% of Domain's revenue was generated by the IPF Program.

     Domain was formed in December 1996 and incorporated in the state of Delaware by the management of Tenneco Ventures Corporation and an affiliate of First Reserve Corporation to acquire Tenneco Ventures Corporation in the Acquisition. Senior management of Domain established Tenneco Ventures Corporation in 1992 as a separate business unit of its former parent, Tenneco Inc., to engage in exploration and production, oil and gas program management, producer financing and related activities. The majority of Domain's executive officers, including Mr. Ronca, are veterans of the Tenneco organization.

     In June 1997 Domain completed the IPO, generating net proceeds of $88 million, $29 million of which were used to fund an acquisition (the "Funds Acquisition") of oil and gas property interests from the participants in two investment programs formerly managed by Domain and $56 million of which was used to repay a substantial portion of the bank debt incurred to finance the Acquisition.

     Geographic Focus. Domain concentrates its primary oil and gas activities in the Gulf Coast region, specifically in state and federal waters off the coasts of Texas and Louisiana. Domain believes this region is attractive for future development, exploration and acquisition activities due to the availability of seismic data, significant reserve potential and a well developed infrastructure. Domain's relationships with major oil companies and independent producers operating in the region allow continued access to new opportunities. This geographic focus has enabled Domain to build and utilize a base of region-specific geological, geophysical, engineering and production expertise. Domain engages in IPF Program activities throughout the producing regions of the United States, with a principal geographic focus in the Gulf Coast region.

     Acquisition of Properties with Underexploited Value. Domain employs an acquisition strategy targeted primarily at purchases of Gulf Coast region producing properties from major oil companies and large independents. These properties provide opportunities to increase reserves, production and cash flow through development and exploitation drilling and lease operating expense reduction. Domain manages its acquired properties by working proactively with its joint interest partners to accelerate development, identify exploitation opportunities and implement cost controls on these properties.

     Development, Exploitation and Exploration. Domain's ability to integrate geophysics with detailed geology, reservoir engineering and production engineering allows it to identify multiple development and exploratory prospects in mature producing fields that were not identifiable through earlier technologies. Domain currently employs 15 geoscientists with an average experience level of more than 21 years and operates eight geophysical workstations interpreting 3D seismic data over 13 fields and three exploratory programs.

     Domain has assembled a multiyear inventory of development, exploitation and exploratory drilling opportunities in the Gulf Coast region and has identified more than 72 drilling and recompletion opportunities for 1998. Many of the properties comprising this inventory are located in fields that have well-established production histories. Domain believes these properties may yield significant additional recoverable reserves through the application of advanced exploration and development technologies. Domain participated in the drilling of 11 development wells and 28 exploratory wells in 1997, of which 91% and 61%, respectively, were successful.

     Continued Expansion of the IPF Program. Domain has leveraged its expertise in oil and gas reserve appraisal and evaluation to develop and grow the IPF Program. Domain believes this program offers an attractive risk/reward balance and stable earnings. The oil and gas companies that establish a relationship with

Domain through the IPF Program often come to view Domain as a prospective working interest partner for their drilling or acquisition projects. Management believes that the investment opportunities, market information and business relationships generated as a result of the IPF Program provide Domain with a strategic advantage over other independent oil and gas companies that are not engaged in this business. As a result of Domain's efficiency in originating and closing IPF Program transactions in the $0.5 to $5.0 million range, Domain currently encounters only limited competition from alternate sources of capital for investment in quality properties and projects of independent oil and gas companies.

     Oil and Gas Assets. As of December 31, 1997, Domain had proved reserves of approximately 173 Bcfe, and its average daily production during 1997 was 54.3 Mmcfe. Approximately 61% of these reserves were natural gas, and approximately 44% of proved reserves were classified as proved developed producing. As of December 31, 1997, Domain had a Present Value of $148.8 million, which does not include reserve value attributable to the IPF Program. As of December 31, 1997, Domain had transactions outstanding under the IPF Program of $49.8 million. Domain incurred capital expenditures of $131.2 million in 1997, including $40.2 million for investments in the IPF Program.

CERTAIN TRANSACTIONS

     Michigan Disposition. On April 9, 1997, Domain sold its interests in a natural gas development project located in northwestern Michigan (the "Michigan Development Project"). Domain views this transaction (the "Michigan Disposition") as a disposition of non-core assets and a further enhancement of its focus in the Gulf Coast region. Domain received $7.6 million in cash for its interest in the assets, net of debt repayment.

     Domain retained its interests in Oceana Exploration Company, L.C., a Michigan exploration company. See "-- Producing Properties and Exploitation of Assets -- Michigan."

     Funds Acquisition. On July 1, 1997, Domain consummated the Funds Acquisition of certain property interests from three unaffiliated institutional investors ("Funds"). Such interests are primarily located in the Gulf Coast region and, as of January 1, 1997, had combined proved reserves of approximately 33 Bcfe. The interests also include 18,209 net undeveloped leasehold acres. The aggregate purchase price for the interests was approximately $28.4 million, which was paid in cash with a portion of the net proceeds of the initial public offering of Domain's common stock consummated on June 27, 1997. Domain is no longer active in gas program management and has no current plans to participate in this activity in the future.

     Mobile Bay Block 864 Acquisition. On November 13, 1997, Domain paid approximately $11.8 million to acquire an additional interest in the Mobile Bay Block 864 Unit, increasing its 11.85% working interest position to 33.59%. Located in shallow reservoirs off the Alabama coast, the field includes four natural gas wells and offshore production platforms producing 29 Mmcf of natural gas per day.

     Argentina. In November 1997, Domain formed Domain Argentina, S.A. to explore for and acquire oil and natural gas reserves in Argentina. Domain owns a 50% interest in Domain Argentina, S.A., which has recently been awarded the rights to explore and develop 1.2 million gross acres in two Argentine producing basins, pending a Presidential decree. Furthermore, Domain is currently evaluating both exploration and producing acreage in Argentina for potential investment.

     The Gulfstar Acquisition. On December 15, 1997, Domain completed the Gulfstar Acquisition. The aggregate purchase price of the companies was $16.6 million comprised of $8.6 million in cash and 499,990 shares of Domain's common stock valued at $16.00 per share. The acquisition includes a 3D seismic database covering approximately 600 federal lease blocks in the shallow waters of the Gulf of Mexico. In addition, the acquisition added net production of 5 Mmcf of natural gas per day to Domain's production base.

     The Oakvale Acquisition. On February 26, 1998, Domain acquired the Oakvale Field from Pioneer Natural Resources USA Inc. for an aggregate purchase price of $11.5 million. The field is comprised of five producing wells with working interests ranging from 46% to 61% and is located in Jefferson Davis County, Mississippi, approximately 100 miles north of New Orleans. Production from the five producing wells is 2.6 Mmcf of natural gas per day, net to Domain's interest.

INDEPENDENT PRODUCER FINANCE ACTIVITIES

     Domain complements its exploration and production activities with its IPF Program through which it invests in oil and natural gas reserves through the acquisition of term overriding royalty interests. The IPF Program was established in 1993 and is funded by a combination of equity provided by Domain, cash flows generated by the IPF investments and funds borrowed under the IPF Credit Facility. The IPF Program enables independent producers to obtain nonrecourse financing through the sale to Domain of term overriding royalty interests. Transaction sizes for the program generally have ranged from $0.5 million to $5.0 million. From inception through December 31, 1997, Domain completed 60 transactions under the IPF Program. Domain's reserve estimates and reserve value shown throughout this document do not include that attributable to the IPF Program. As of December 31, 1997, Domain estimates that the Present Value attributable to the IPF Program assets was $61.8 million with approximately 30 Bcfe of oil and gas reserves.

     The GasFund. In May 1993, Ventures Corporation and EnCap Ventures 1993 Limited Partnership ("EnCap") finalized a partnership arrangement named the GasFund ("GasFund"). The GasFund was a financing vehicle that utilized bank debt supported by limited Domain and EnCap credit enhancements, which provided production-based financing to independent producers for oil and gas projects generally exceeding $10 million. IPF income reported elsewhere in this document for the years 1996 and 1995 includes the GasFund activities.

     Currently, there are no existing obligations and no outstanding transactions associated with the GasFund. As a result of Domain's assessment that the market to provide financing in amounts greater than $10 million is competitive to the point of unattractive returns, and the reduced credit enhancement capabilities of Domain as a result of the Acquisition, Domain does not anticipate participating in any future GasFund transactions.

PRODUCING PROPERTIES AND EXPLOITATION OF ASSETS

     The following table sets forth the net proved reserves and average daily production attributable to Domain's significant producing properties as of December 31, 1997. The reserve data set forth below does not include reserves attributable to the IPF Program.

                                         DECEMBER 31, 1997                       1997
                                              RESERVES                 AVERAGE DAILY PRODUCTION
                                  --------------------------------   -----------------------------
                                     GAS      LIQUIDS      TOTAL       GAS      LIQUIDS    TOTAL
                                   (MMCF)      (MBBL)     (MMCFE)    (MCF/D)    (BBL/D)   (MCFE/D)
                                  ---------   --------   ---------   --------   -------   --------
OFFSHORE FIELDS
  West Delta 30.................   10,544.3    2,338.0    24,572.5    1,044.3     578.1    4,512.9
  Matagorda Island 519..........   20,391.0       30.3    20,573.0    7,012.2      12.6    7,087.8
  Mobile Bay 864................   13,604.0         --    13,604.0    2,147.8        --    2,147.8
  Vermilion 329.................    7,575.1         --     7,575.1    1,057.2        --    1,057.2
  West Cameron 206..............    7,157.4       42.9     7,415.0      485.2       3.9      508.6
  Other.........................   28,744.0      140.4    29,585.7   17,913.0     324.7   19,861.2
ONSHORE FIELDS
  Wasson........................         --    7,927.4    47,564.4      530.9     533.8    3,733.7
  Michigan......................    6,375.8      511.4     9,444.2         --        --         --
  Other.........................   10,556.3      359.8    12,715.3   13,459.9     317.9   15,367.3
                                  ---------   --------   ---------   --------   -------   --------
          Total.................  104,947.9   11,350.2   173,049.2   43,650.5   1,771.0   54,276.5

     West Delta 30. The West Delta 30 Field is located offshore Louisiana, approximately 65 miles south-southeast of New Orleans, in approximately 50 feet of water. The field was discovered in 1954 and has had over 200 wells drilled. Effective January 1, 1995, Domain acquired 70% of Shell's working interests in this field, which ranged from 50% to 100%. The field currently produces 30.8 Mmcf of natural gas per day and 3,120 Bbls of oil per day (4.7 Mmcf and 990 Bbls net to Domain's interest). Seneca Resources Corporation and Exxon Company, U.S.A. are the operators of the field. During 1997, based on Domain's proposal and technical review, a successful development well and a successful exploration well were drilled. To date, the first completion in the development well has produced in excess of 1.5 Bcf of natural gas. The first recompletion of this well is being evaluated and is expected to occur in the third quarter of 1998. The exploration well was placed on production in February 1998 and is producing at a rate of approximately 19 Mmcfd of natural gas. One additional development well was drilled in 1998 and completed at a rate of 7 Mmcfd of natural gas and 485 Bbls of condensate per day.

     Matagorda Island 519. The Matagorda Island 519 Field is located offshore Texas, approximately 12 miles southeast of Matagorda County, in approximately 69 feet of water. Domain owns a 15.8% working interest in the unitized acreage and a 25% working interest in the non-unitized acreage in this field, which is operated by Amoco Production Company. This field is currently producing 35 Mmcf of natural gas per day and 46 Bbls of oil per day from two wells (4.5 Mmcf and 6 Bbls net to Domain's interest). One well, the F-1, is currently shut-in for recompletion operations in an attempt to increase production. Domain and the operator are evaluating the drilling of a new well and a sidetrack of an idle well in an effort to access new reserves. Additionally, Domain acquired a 3D seismic survey of this field in 1997.

     Mobile Bay 864. The Mobile Bay 864 Field is located 42 miles southwest of Mobile, Alabama. The field is in 60 feet of water and produces from two four pile structures and two free standing conductors. Domain acquired an 11.85% working interest from British Gas Exploration of America in 1993. On November 13, 1997, Domain acquired an additional interest in the Mobile Bay Block 864 Unit, increasing its working interest position to 33.59%. The field is currently producing 29.7 Mmcf of natural gas per day (8.3 Mmcf net to Domain's interest). In 1998, the working interest owners expect to implement modifications to the compression system to maximize recovery and complete an evaluation for an acceleration well to boost production rates.

     Vermilion 329. The Vermilion 329 Field is located 122 miles southeast of Cameron, Louisiana. The field is in 220 feet of water and produces from one four-pile structure. Domain acquired a 48% working interest from Marathon Oil Company in 1993. The field is currently producing 6.3 Mmcf of natural gas per day (2.3 Mmcf net to Domain's interest). In 1998, Domain, along with the operator, Basin Exploration, Inc., installed compression and will be pursuing one drilling opportunity and possibly one or two recompletions.

     West Cameron 206. The West Cameron 206 Field is located 36 miles south of Cameron, Louisiana and is in 50 feet of water. This field is currently produced from two wells. The first well began production in 1997 and currently produces at a rate of approximately 25 Mmcf of natural gas per day and 200 Bbls of oil per day. In February 1998, the second well began producing at a rate of approximately 20 Mmcf of natural gas per day and 125 Bbls of oil per day. Net to Domain's interest, production from these two wells is approximately 6.4 Mmcf of natural gas per day and 48 Bbls of oil per day.

     Wasson. The Wasson Field (discovered in 1937) is located in Gaines and Yoakum Counties, Texas, approximately 80 miles northwest of Midland, Texas. In June 1996 Domain acquired from Kerr-McGee Corporation 34.7% and 0.17% working interests in the Cornell and Denver Units in this field, respectively. This field was initially waterflooded in 1965, and a CO(2) flood was initiated in 1985 utilizing the water-alternating-gas injection method of enhanced oil recovery. The Cornell and Denver Units are currently operated by Exxon Company U.S.A. and Altura Energy, Inc. (a joint venture between Shell Offshore Inc. and Amoco Producing Company), respectively. These two units are currently producing 43,869 Bbls of oil per day (515 Bbls net to Domain's interest). Domain has identified numerous infill locations for future development. Additionally, development of an upper gas-bearing zone has been proposed by Altura in the offsetting unit and, pending Texas Railroad Commission approval, may occur in 1998.

     Michigan. Oceana Exploration Company, L.C. ("Oceana"), a Texas limited liability company and wholly owned subsidiary of Domain, drilled two successful wildcat wells, the Nyman 1-18 and the Rood 1-23 in 1997. The wells tested at combined rates exceeding 15 Mmcf of natural gas per day and 500 Bbls of condensate per day. Oceana holds an average 69.5% working interest in these two wells. Production is expected to commence from both wells at an initial rate of approximately 10 Mmcf of natural gas per day in the third quarter of 1998 when a regional pipeline extension is completed.

PRODUCTION, PRICES AND OPERATING EXPENSES

     The following table sets forth certain production volumes, the average realized prices and production expenses attributable to Domain's properties for 1995, 1996 and 1997.

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                 PREDECESSOR      SUCCESSOR
                                                              -----------------   ---------
                                                               1995      1996       1997
                                                              -------   -------   ---------
PRODUCTION VOLUMES:
  Natural gas (Mmcf)........................................   18,065    21,192     15,932
  Oil and condensate (Mbbls)................................      424       564        646
  Total (Mmcfe).............................................   20,609    24,575     19,811
AVERAGE REALIZED PRICES:(1)
  Natural gas (per Mcf).....................................  $  1.54   $  1.97    $  2.26
  Oil and condensate (per Bbl)..............................  $ 16.76   $ 18.63    $ 17.28
EXPENSES (PER MCFE):
  Lease operating expense (2)...............................  $  0.39   $  0.42    $  0.74
  Production taxes..........................................  $  0.03   $  0.05    $  0.07

---------------

(1) Reflects the actual realized prices received by Domain, including the results of Domain's hedging activities. See "Business of Domain -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters -- Hedging Activities."

(2) Lease operating expense per Mcfe increased to $0.74 in 1997 compared to $0.42 in 1996, or $0.32. This increase was primarily due to decreased production volumes ($0.14), increased workover expenses ($0.08) and an increase due to the Wasson Field acquisition ($0.06).

EXPLORATION

  Exploration Assets

     Domain holds approximately 144,000 net acres located primarily in its core areas. As of December 31, 1997, this land position included 73,000 net undeveloped acres. This land position plus the seismic licenses owned by Gulfstar provide the resource base for Domain's exploration prospects. The following table summarizes Domain's acreage position as of December 31, 1997:

                                                                                 DEVELOPED
                                                                          -----------------------
                                                        TOTAL ACREAGE     DEVELOPED   UNDEVELOPED
                                                      -----------------    ACREAGE      ACREAGE
                        AREA                          (GROSS)    (NET)      (NET)        (NET)
                        ----                          -------   -------   ---------   -----------
Onshore:
  Alabama...........................................    1,291       349       349           --
  Louisiana.........................................   57,653    14,125     6,048        8,077
  Michigan..........................................   15,090    13,601        60       13,541
  Mississippi.......................................    3,485       808       581          227
  New Mexico........................................   26,763    10,999       797       10,202
  Texas.............................................   80,470    13,837     3,226       10,611
                                                      -------   -------    ------       ------
Total Onshore.......................................  184,752    53,719    11,061       42,658
                                                      -------   -------    ------       ------
Offshore:
  Alabama...........................................   23,040     7,407     7,407           --
  Louisiana.........................................  164,368    61,012    32,431       28,581
  Texas.............................................   74,795    22,141    20,461        1,680
                                                      -------   -------    ------       ------
Total Offshore......................................  262,203    90,560    60,299       30,261
                                                      -------   -------    ------       ------
Total...............................................  446,955   144,279    71,360       72,919
                                                      =======   =======    ======       ======

     During 1997 Domain participated in 28 exploration wells with 17 completions, for a 61% success rate. In addition to the exploration that Domain may conduct on its existing properties, Domain intends to continue participation in exploration activities through various joint venture programs, including those summarized below.

     Shallow Water Gulf of Mexico. Domain, through its wholly owned subsidiary Gulfstar, operates a joint venture with a third party utilizing 3D seismic data to explore for natural gas and oil in the shallow waters of the Gulf of Mexico. The seismic data covers 700 contiguous blocks over 5,500 square miles. Combined with Gulfstar's multi-disciplined technical approach, a large number of high quality 3D supported drilling opportunities have been identified. Gulfstar has used this 3D database to map prospective geologic trends by region across the Gulf of Mexico from the High Island Area of offshore Texas to the South Pelto Area of offshore Louisiana, a distance of 200 miles.

     Southern Mississippi -- Jericho. Domain owns a 13% working interest in a 3D seismic program with a privately-held, independent exploration company. The exploration program will be targeting the Haynesville carbonate section across the Wiggins Uplift. Additional objectives exist above the main target, in the Cotton Valley Formation. Domain has more than 150,000 gross acres under lease and expects to shoot 70 square miles of 3D seismic in 1998. The first exploration well is scheduled to be drilled in late 1998 or early 1999.

     Michigan. Oceana operates an ongoing exploration play in Oceana County, Michigan. Oceana has 11,000 acres under lease, controlling 25 prospects. The first two of these prospects were drilled in 1997, resulting in a discovery that tested a combined gross daily rate of over 15 Mmcf of natural gas and 500 Bbls of condensate. Two additional wells are planned for 1998. Domain has an average 69.5% working interest in the two discoveries and a 75% working interest in the ongoing exploration program.

HISTORICAL RESULTS

     Domain's exploration and development drilling activity since 1995 is set forth in the following table:

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
                                                     GROSS   NET    GROSS   NET    GROSS   NET
                                                     -----   ----   -----   ----   -----   ----
OFFSHORE DRILLING ACTIVITY:
Development:
  Productive.......................................   2.00   0.50    5.00   1.50    6.00   3.12
  Non-productive...................................     --     --      --     --    1.00   1.00
                                                     -----   ----   -----   ----   -----   ----
          Total....................................   2.00   0.50    5.00   1.50    7.00   4.12
Exploratory:
  Productive.......................................   4.00   1.30    2.00   0.60    2.00   0.45
  Non-productive...................................   4.00   0.90    1.00   0.20    2.00   0.59
                                                     -----   ----   -----   ----   -----   ----
          Total....................................   8.00   2.20    3.00   0.80    4.00   1.04
ONSHORE DRILLING ACTIVITY:
Development:
  Productive.......................................   4.00   0.70    2.00   0.30    4.00   1.27
  Non-productive...................................   1.00   0.10    2.00   0.60      --     --
                                                     -----   ----   -----   ----   -----   ----
          Total....................................   5.00   0.80    4.00   0.90    4.00   1.27
Exploratory:
  Productive.......................................  15.00   1.80   18.00   2.00   15.00   5.12
  Non-productive...................................  25.00   4.60   12.00   1.70    9.00   2.57
                                                     -----   ----   -----   ----   -----   ----
          Total....................................  40.00   6.40   30.00   3.70   24.00   7.69

     During 1997, Domain participated in drilling activities on 39 gross wells. Of the 39 (14.12 net) wells, 27 (9.96 net) are being completed, or have been completed, as commercial producers, and 12 (4.16 net) were dry holes. Domain had no wells drilling at December 31, 1997.

     The following table sets forth the number of productive oil and natural gas wells in which Domain owned an interest as of December 31, 1997:

                                               PRODUCTIVE WELLS
                                               ----------------
                                                GROSS     NET
                                               -------   ------
OFFSHORE
Natural gas..................................   81.00    30.00
Oil..........................................   38.00    17.12
                                               ------    -----
          Total..............................  119.00    47.12
ONSHORE
Natural gas..................................   50.00    11.71
Oil (1)......................................  807.00    25.44
                                               ------    -----
          Total..............................  857.00    37.15
TOTAL OFFSHORE AND ONSHORE
Natural gas..................................  131.00    41.70
Oil (1)......................................  845.00    42.56
                                               ------    -----
          Total..............................  976.00    84.26
                                               ======    =====

---------------

(1) Includes 724 gross wells in the Wasson Field (Denver Unit) in which Domain holds a 0.17% working interest.

OIL AND NATURAL GAS RESERVES

     The following table summarizes the estimates of Domain's historical net proved reserves as of December 31, 1995, 1996 and 1997, and the Present Values attributable to these reserves at such dates. The reserve data and Present Values as of December 31, 1995 have been estimated by DeGolyer and MacNaughton ("D&M") and Netherland, Sewell & Associates, Inc. ("NSA"). The reserve data and Present Values as of December 31, 1996 have been estimated by (i) NSA with respect to the West Delta 30 Field, (ii) other third-party petroleum engineers with respect to the Michigan Development Project and (iii) D&M with respect to all of Domain's other oil and natural gas properties. The reserve data and Present Values as of December 31, 1997 have been estimated by (i) NSA with respect to the West Delta 30 Field, (ii) other third-party petroleum engineers with respect to the West Cameron 206 Field and (iii) D&M with respect to all of Domain's other oil and natural gas properties. See "-- Producing Properties and Exploitation of Assets." The reserve data set forth below does not include reserves or reserve value attributable to the IPF Program. At December 31, 1997, Domain estimates that the Present Value attributable to IPF Program assets was $61.8 million.

                                                                     AS OF DECEMBER 31,
                                                              --------------------------------
                                                              1995(1)    1996(1)(2)   1997(1)
                                                              --------   ----------   --------
PROVED RESERVES:
  Natural gas (Mmcf)........................................    82,682      81,338     104,948
  Oil and condensate (Mbbl).................................     2,197      11,380      11,350
          Total (Mmcfe).....................................    95,865     149,616     173,049
  Present Value (in thousands)..............................  $103,931    $184,816    $148,789
  Standardized measure of discounted future net cash flows
     (in thousands).........................................  $ 98,999    $154,424    $127,671
  Reserve life index (in years)(3)..........................       4.7         6.0         8.7
PROVED DEVELOPED PRODUCING RESERVES:
  Natural gas (Mmcf)........................................    45,386      36,293      53,496
  Oil and condensate (Mbbl)(4)..............................     1,219       9,248       3,840
          Total (Mmcfe).....................................    52,700      91,781      76,538
RESERVE REPLACEMENT DATA:
  Finding costs (per Mcfe)(5)...............................  $   1.02    $   0.25    $   0.94
  Production replacement ratio(6)...........................       223%        218%        366%

---------------

(1) The Present Values as of December 31, 1997 were prepared using a weighted average WTI sales price of $18.70 per Bbl of oil and a Henry Hub sales price of $2.55 per Mmbtu of natural gas and the Present Values as of December 31, 1996 and 1995 were prepared using a weighted average WTI sales price of $22.50 and $18.76 per Bbl of oil and Henry Hub sales prices of $3.38 and $3.30 per Mmbtu of natural gas, respectively. In each case, Present Values reflect the impact of hedges in place at the respective dates.

(2) Includes Domain's proportionate share of reserves attributable to the Michigan Development Project.

(3) Calculated by dividing year-end proved reserves by annual actual production for the most recent year.

(4) Proved developed producing reserves for oil and condensate decreased to 3.8 million barrels in 1997 compared to 9.2 million barrels in 1996, a decrease of 5.4 million barrels. This decrease was primarily the result of a reclassification of a portion of the reserves attributable to the Wasson Field from proved developed to proved undeveloped at year-end 1997.

(5) Finding costs are calculated by dividing the amount of total capital expenditures for oil and gas activities less the amount associated with unproven properties by the amount of estimated net proved reserves added (purchase of oil and gas reserves plus extensions and discoveries) during the same period.

(6) Equals current period reserve additions through acquisitions of reserves, extensions and discoveries, and revisions to estimates divided by the production for such period.

     The estimation of reserve data is a subjective process of estimating the recovery of underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of the available data, the assumptions made, and engineering and geological interpretation and judgment. Estimates of economically recoverable oil and natural gas reserves and future net cash flows therefrom necessarily depend upon a number of variable factors and assumptions, including historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Any such estimates are therefore inherently imprecise, and estimates by other engineers, or by the same engineers at a different time, might differ materially from those included herein. Actual prices, production, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those assumed in the estimates and it is likely that such variances will be significant. Any significant variance from the assumptions could result in the actual quantity of Domain's reserves and future net cash flow therefrom being materially different from the estimates set forth in this document. In addition, Domain's estimated reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and natural gas prices, operating and development costs and other factors.

     Estimates with respect to proved undeveloped reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

     The present value of future net cash flows shown above should not be construed as the current market value, or the market value as of December 31, 1997, or any prior date, of the estimated oil and natural gas reserves attributable to Domain's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs.

     Domain's Present Value as of December 31, 1997 was prepared using a weighted average WTI sales price of $18.70 per Bbl of oil and a Henry Hub sales price of $2.55 per Mmbtu of natural gas. These prices were substantially lower than prices used by Domain to calculate Present Value as of December 31, 1996. Domain estimates that a substantial decline in prices relative to year-end 1997 would cause a substantial decline in Domain's Present Value. For example, a $0.10 per Mmbtu decline in natural gas prices, holding all other variables constant, would decrease Domain's December 31, 1997 Present Value by approximately $7.8 million, or 5.3%, and a $1.00 per Bbl decline in oil and condensate prices would decrease Domain's Present Value by approximately $4.0 million, or 2.7%. While the foregoing calculations should assist the reader in understanding the effect of a decline in oil and natural gas prices on Domain's Present Value, such calculations assume that quantities of recoverable reserves are constant and therefore would not be accurate if prices decreased to a level at which reserves would no longer be economically recoverable.

OIL AND GAS MARKETING

     Domain sells all of its natural gas production to third parties based on short-term index prices. Domain marketed volumes averaging 43.6 Mmcf per day during 1997. During 1997, natural gas sold to El Paso Energy Marketing Company ("EPMC") accounted for approximately 57% of Domain's natural gas production with the remainder sold to various other third parties. In December 1997, Domain terminated its arrangement with EPMC and entered into a marketing arrangement with Cokinos Energy Corporation to purchase those gas volumes previously bought by EPMC.

     Natural gas sales averaged 43.6 Mmcf per day in 1997, down from 58.1 Mmcf per day in 1996. The average sales price for natural gas was $2.51 per Mcf, an increase of $0.10 per Mcf over 1996, or 4.1%. This does not take into account any gains or losses from Domain's hedging activities.

     Domain also sells all of its crude oil and condensate production to third parties. Texon was the largest purchaser of Domain's crude oil and condensate during 1997, purchasing on average 1,272 Mbbls per day, or 76%. Crude oil and condensate sales averaged 1,676 Bbls per day in 1997. The average prices realized for crude oil and condensate was $18.52 per Bbl, a decrease of $2.38 per Bbl from 1996, or 11.4%. This does not take into account any gains or losses from Domain's hedging activities.

     With regard to Domain's natural gas liquids ("NGLs"), NGL sales averaged 95 Bbls per day during 1997. In 1997, all of Domain's NGLs were purchased by various third parties. The average price realized for NGLs was $18.09 per Bbl, an increase of $1.67 per Bbl over 1996, or 10.2%.

RISK MANAGEMENT

     From time to time, Domain uses various hedging arrangements, predominately financial instruments, such as swaps, futures, options and collars to manage its commodity price risk. However, to the extent that Domain has an open position, Domain may be exposed to risk from fluctuating market prices. For additional information relating to risk management, see "Business of Domain -- Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Other Matters -- Hedging Activities."

COMPETITION

     Domain encounters competition from other companies in all areas of its operations, including the acquisition of producing properties and its IPF Program. Domain's competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs and, in the case of its IPF Program, affiliates of investment, commercial and merchant banking firms and affiliates of large interstate pipeline companies. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than Domain's and which, in many instances, have been engaged in the oil and gas business for a much longer time than Domain. Such companies may be able to pay more for productive natural gas and oil properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than Domain's financial or human resources permit. Domain's ability to acquire additional properties and to discover reserves in the future, and to grow its IPF Program, will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

SEASONALITY

     Historically, demand for natural gas has been seasonal in nature, with peak demand and typically higher prices occurring during the colder winter months.

REGULATION

     The availability of a ready market for oil and natural gas production depends upon numerous factors beyond Domain's control. These factors include regulation of oil and natural gas production, federal, state and local laws and regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the supply of oil and natural gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive natural gas well may be "shut-in" because of an oversupply of natural gas or the lack of an available natural gas pipeline in the areas in which Domain conducts its operations. Federal, state and local laws and regulations generally are intended to prevent waste of oil and natural gas, protect rights to produce oil and natural gas between owners in a common reservoir, control the amount of oil and natural gas produced by assigning allowable rates of production and control contamination of the environment.

     Regulation of Oil and Natural Gas Exploration and Production. Domain's exploration and production operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilling and the plugging and abandonment of wells. Domain's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells that may be drilled and unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of oil and natural gas Domain's operator or Domain can produce from its wells, and to limit the number of wells Domain can drill or the locations thereof. In addition, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases Domain's cost of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently expanded, amended or reinterpreted, Domain is unable to predict the future cost or impact of complying with such regulations.

     Natural Gas Marketing and Transportation. Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by Domain and the manner in which such production is marketed. The transportation and sale or resale of natural gas in interstate commerce is regulated pursuant to the Natural Gas Act of 1938 (the "NGA"), the Natural Gas Policy Act of 1978 (the "NGPA"), the Outer Continental Shelf Lands Act (the "OCSLA") and the Federal Energy Regulatory Commission (the "FERC"). Although maximum selling prices of natural gas were regulated in the past, on July 26, 1989, the Natural Gas Wellhead Decontrol Act of 1989 ("Decontrol Act") was enacted, which amended the NGPA to remove completely by January 1, 1993 price and nonprice controls for all "first sales" of domestic natural gas, which include all sales by Domain of its production; consequently, sales of Domain's natural gas production currently may be made at market prices, subject to applicable contract provisions. The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

     The FERC also has jurisdiction over transportation and gathering of oil and natural gas in the Outer Continental Shelf ("OCS") under the OCSLA. The FERC also regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by Domain, as well as the revenues received by Domain for sales of such natural gas. Since the latter part of 1985, the FERC has endeavored to make interstate natural gas transportation more accessible to natural gas buyers and sellers on an open and nondiscriminatory basis. The FERC's efforts have significantly altered the marketing and pricing of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B and 636-C (collectively, "Order No. 636"), which, among other things, require interstate pipelines to "restructure" to provide transportation separate or "unbundled" from the pipelines' sales of natural gas. Also, Order No. 636 requires pipelines to provide open-access transportation on a basis that is equal for all natural gas supplies. Order No. 636 has been implemented through negotiated settlements in individual pipeline service restructuring proceedings. In many instances, the result of the Order No. 636 and related initiatives has been to reduce substantially or bring to an end the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. The FERC has issued final orders in virtually all pipeline restructuring proceedings, and has now commenced a series of one year reviews to determine whether refinements are required regarding individual pipeline implementations of Order No. 636. Pipeline tariffs are revised from time to time to implement changes in transportation rates and terms and conditions of sale.

     The FERC has issued a statement of policy and a request for comments concerning alternatives to its traditional cost-of-service rate making methodology. This policy statement articulates the criteria that the FERC will use to evaluate proposals to charge market-based rates for the transportation of natural gas. The policy statement also provides that the FERC will consider proposals for negotiated rates for individual shippers of natural gas, so long as a cost-of service-based rate is available as a recourse rate. The FERC also has requested comments on whether it should allow gas pipelines the flexibility to negotiate the terms and conditions of transportation service with prospective shippers. Domain cannot predict what further action the FERC will take on these matters; however, Domain does not believe that it will be affected by any action taken materially differently than other natural gas producers and marketers with which it competes.

     The FERC has announced its intention to reexamine certain of its transportation-related policies, including the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order No. 636 for resale in the secondary market. While any resulting FERC action would affect Domain only indirectly, the FERC's current rules and policies may have the effect of enhancing competition in natural gas markets by, among other things, encouraging non-producer natural gas marketers to engage in certain purchase and sale transactions. Domain cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will achieve the goal of increasing competition in markets in which Domain's natural gas is sold. However, Domain does not believe that it will be affected by any action taken materially differently than other natural gas producers and marketers with which it competes.

     In May 1995, the FERC issued a policy statement on how interstate gas pipelines can recover the costs of new pipeline facilities. While this policy statement affects Domain only indirectly, in its present form the new policy should enhance competition in natural gas markets and facilitate construction of gas supply laterals. Requests for rehearing of this policy statement were denied on April 29, 1996. Domain cannot predict what action the FERC will take on individual proceedings applying its policy.

     Commencing in May 1994, the FERC issued a series of orders in individual cases that delineate a new gathering policy in light of the interstate pipeline industry's restructuring under Order No. 636. As a general matter, gathering is exempt from the FERC's jurisdiction; however, the courts have held that where the gathering is performed by the interstate pipelines in association with the pipeline's jurisdictional transportation activities, the FERC retains regulatory control over the associated gathering services to prevent abuses. Among other matters, the FERC slightly narrowed its statutory tests for establishing gathering status and reaffirmed that, except in situations in which the gatherer acts in concert with an interstate pipeline affiliate to frustrate the FERC's transportation policies, the FERC does not generally have jurisdiction over natural gas gathering facilities and services. In the FERC's opinion, such facilities and services are more properly regulated by state authorities. In addition, the FERC has approved several transfers proposed by interstate pipelines of gathering facilities to unregulated independent or affiliated gathering companies. Certain of the FERC's orders delineating its new gathering policy recently were the subject of an opinion issued by the United States Court of Appeals for the District of Columbia Circuit. That opinion generally upheld the FERC's policy of approving the interstate pipeline's proposed "spindown" of its gathering facilities to an unregulated affiliate company, but remanded to the FERC that portion of the FERC's orders imposing so-called "default contracts" by which the unregulated affiliate was obligated to continue existing gathering services to customers under "default contracts" for up to two years after spindown. It remains unclear whether the FERC will attempt to reimpose such conditions or will otherwise act in response to producer requests for additional protection against perceived monopolistic action by pipeline-related gatherers. In addition, in February 1996, the FERC issued a policy statement that, among other matters, reaffirmed, with some clarifications, its long-standing test for determining whether particular pipeline facilities perform a jurisdictional transmission function or nonjurisdictional gathering function. While changes to the FERC's gathering policy affect Domain only indirectly, such changes could affect the price and availability of capacity on certain gathering facilities, and thus access to certain interstate pipelines, which, in turn, could affect the price of gas at the wellhead and in markets in which Domain competes. However, Domain does not believe that it will be affected by these changes to the FERC's gathering policy materially differently than other natural gas producers with which it competes.

     Proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. Domain cannot predict when or if any such proposals might become effective, or their effect, if any, on Domain's operations. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

     Federal Offshore Leasing. Certain of Domain's operations are conducted on federal oil and gas leases administered by the Minerals Management Service ("MMS"). The MMS issues such leases through competitive bidding. These leases contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the OCSLA (which are subject to change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications. The MMS also has issued regulations restricting the flaring or venting of natural gas and prohibiting the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the removal of all production facilities. To cover the various obligations of lessees on the OCS, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other security can be substantial and there is no assurance that Domain can obtain bonds or other security in all cases. See
"-- Environmental Matters."

     The MMS issued a notice of proposed rulemaking in which it proposed to amend its regulations governing the calculation of royalties and the valuation of crude oil produced from federal leases. The proposed rule would modify the valuation procedures for both arm's length and non-arm's length crude oil transactions to decrease reliance on posted prices and assign a value to crude oil that better reflects market value, establish a new MMS form for collecting value differential data, and amend the valuation procedure for the sale of federal royalty oil. Domain cannot predict at this stage of the rulemaking proceeding how it might be affected by this amendment to the MMS regulations.

     In April 1997, after two years of study, the MMS withdrew proposed changes to the way it values natural gas for royalty payments. These proposed changes would have established an alternative market-based method to calculate royalties on certain natural gas sold to affiliates or pursuant to non-arm's length sales contracts.

     The OCSLA requires that all pipelines operating on or across the OCS provide open-access, non-discriminatory service. Although the FERC has opted not to impose the regulations of Order No. 509, which implements these requirements of the OCSLA, on gatherers and other non-jurisdictional entities, the FERC has retained the authority to exercise jurisdiction over those entities if necessary to permit non-discriminatory access to services on the OCS. If the FERC were to apply Order No. 509 to gatherers in the OCS, eliminate the exemption of gathering lines, and redefine its jurisdiction over gathering lines, the result would be a reduction in available pipeline space for existing shippers in the Gulf of Mexico and elsewhere.

     Oil Sales and Transportation Rates. Sales of crude oil, condensate and gas liquids by Domain are not regulated and are made at market prices. The price Domain receives from the sale of these products is affected by the cost of transporting the products to market. Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, subject to certain conditions and limitations, would generally index such rates to inflation. Domain is not able to predict with certainty what effect, if any, these regulations will have on it, but other factors being equal, under certain conditions the regulations may cause increased transportation costs and may reduce wellhead prices for such commodities.

ENVIRONMENTAL MATTERS

     Domain's operations are subject to federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, require remedial measures to prevent pollution from former operations, such as pit closure and plugging abandoned wells, and impose substantial liabilities for pollution resulting from Domain's operations. In addition, these laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects its profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal and clean-up requirements could have a significant impact on the operating costs of Domain, as well as the oil and gas industry in general. Management believes that Domain is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse effect on Domain.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment (including pre-remedial investigations and post-remedial monitoring), for damages to natural resources. In some instances, neighboring landowners and other third parties file claims based on common law theories of tort liability for personal injury and property damage allegedly caused by the release of hazardous substances at a CERCLA site.

     Domain generates wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA and various state agencies have limited the disposal options for certain hazardous and nonhazardous wastes. Furthermore, certain wastes generated by Domain's oil and natural gas operations that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

     Domain currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although Domain has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by Domain or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under Domain's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, Domain could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

     The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of requirements on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in "waters of the United States." A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The term "waters of the United States" has been broadly defined to include not only the waters of the Gulf of Mexico but also inland waterbodies, including wetlands, playa lakes and intermittent streams. A 1996 amendment to the OPA also requires owners and operators of "offshore facilities" (including those located in coastal inland waters, such as bays or estuaries) to establish $35 million in financial responsibility to cover environmental cleanup and restoration costs likely to be incurred in connection with an oil spill. Offshore facilities are facilities used for exploring for, drilling for or producing oil or transporting oil from facilities engaged in oil exploration, drilling or production. If it is determined that an increase in the amount of financial responsibility required is warranted, the President has the authority to raise such to an amount not exceeding $150 million. In any event, the impact of any adjustment to the annual required financial responsibility is not expected to be any more burdensome to Domain than it will be to other similarly situated companies involved in oil and gas exploration and production.

     OPA imposes a variety of additional requirements on responsible parties for vessels or oil and gas facilities related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. OPA assigns liability to each responsible party for oil spill removal costs and a variety of public and private damages from oil spills. OPA establishes a liability limit for offshore facilities of all removal costs plus $75 million. A party cannot take advantage of liability limits if the spill is caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If a party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability for oil spills imposed by OPA. OPA also imposes other requirements on facility operators, such as the preparation of an oil spill contingency plan. Failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject a responsible party to civil or criminal enforcement actions. As of the date hereof, Domain is not the subject of any civil or criminal enforcement actions under the OPA and is in substantial compliance with the requirements of the OPA.

     In addition, the OCSLA authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating in the OCS. Specific design and operational standards may apply to OCS vessels, rigs, platforms, vehicles and structures. Violations of lease conditions or regulations issued pursuant to OCSLA can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and the cancellation of leases. Such enforcement liabilities can result from either governmental or private prosecution. As of the date hereof, Domain is not the subject of any civil or criminal enforcement actions under the OCSLA and is in substantial compliance with the requirements under the OCSLA.

     The Clean Water Act ("CWA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters. The CWA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the OPA, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum or its derivatives into state waters. The U.S. Environmental Protection Agency ("EPA") issued general permits prohibiting the discharge of produced water and produced sand derived from oil and gas point source facilities into coastal waters in Louisiana and Texas, which became effective as of January 1, 1997. Although the costs of compliance with zero discharge mandates under federal or state law may be significant, the entire industry will experience similar costs and Domain believes that these costs will not have a material adverse effect on Domain's financial condition and operations. Certain oil and gas exploration and production facilities are required to obtain permits for their storm water discharges and costs may be associated with treatment of wastewater, or developing storm water pollution prevention plans. In addition, the Coastal Zone Management Act authorizes state implementation and development of management measures for nonpoint source pollution designed to restore and protect coastal waters.

EMPLOYEES

     On May 15, 1998, Domain employed 50 full-time employees and 10 full-time contractors. Domain believes that its relationships with its employees are good. None of Domain's employees are covered by a collective bargaining agreement.

OFFICES

     Domain currently leases approximately 33,000 square feet of office space in Houston, Texas.

LEGAL PROCEEDINGS

     On May 22, 1998, a Domain stockholder filed an action in the Delaware Court of Chancery, alleging that the terms of the Merger are grossly unfair to a purported class of Domain stockholders and that the defendants (except Lomak) violated their legal duties to the class in connection with the Merger. Lomak is alleged to have aided and abetted the breaches of fiduciary duty allegedly committed by the other defendants. The action seeks an injunction enjoining the Merger as well as a claim for money damages. The defendants believe that this litigation is without merit and intend to defend this matter vigorously.

     Various claims have been filed naming joint working interest owners of Domain in the ordinary course of business, particularly claims alleging personal injuries, for which Domain would be responsible for its pro rata share of any uninsured damages or settlement costs. No pending or threatened claims, actions or proceedings against Domain are expected to have a material adverse effect on Domain's financial condition or results of operations.

                                     DOMAIN

          SELECTED HISTORICAL COMBINED AND CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical combined and consolidated information of Domain for the five years ended and as of December 31, 1997 and for the three months ended March 31, 1997 and March 31, 1998. The selected historical combined and consolidated financial data should be read in conjunction with "Business of Domain -- Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.

                                                                                                       THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                             ---------------------------------------------------    ------------------
                                                                                                       (UNAUDITED)
                                                          PREDECESSOR                  SUCCESSOR
                                             --------------------------------------    ---------
                                              1993      1994      1995       1996        1997        1997       1998
                                             ------    ------    -------    -------    ---------    -------    -------
INCOME STATEMENT DATA:
Revenues:
  Oil and natural gas sales(1).............  $1,922    $5,340    $34,877    $52,274    $  47,251    $12,782    $13,312
  IPF income(2)............................     200     1,417      2,356      4,369        4,779        732      1,958
  Other....................................      --       283        414       (413)         238       (292)       688
                                             ------    ------    -------    -------    ---------    -------    -------
        Total revenues.....................   2,122     7,040     37,647     56,230       52,268     13,222     15,958
                                             ------    ------    -------    -------    ---------    -------    -------
Expenses:
  Lease operating..........................     218     1,790      7,980     10,207       14,924      3,060      4,113
  Production and severance taxes...........       2        18        710      1,340        1,417        413        305
  Depreciation, depletion and
    amortization...........................     987     3,101     22,692     24,920       16,072      3,282      5,598
  General and administrative, net..........     681        52      2,780      3,361        4,237        792      1,607
  Corporate overhead allocation............     257       944      2,627      4,827           --         --         --
  Stock compensation(3)....................      --        --         --         --        4,587      3,150        185
                                             ------    ------    -------    -------    ---------    -------    -------
        Total operating expenses...........   2,145     5,905     36,789     44,655       41,237     10,697     11,808
                                             ------    ------    -------    -------    ---------    -------    -------
Income (loss) from operations..............     (23)    1,135        858     11,575       11,031      2,525      4,150
Interest expense, net......................      --        --         --        150        3,774      1,109        655
                                             ------    ------    -------    -------    ---------    -------    -------
Income (loss) before income taxes..........     (23)    1,135        858     11,425        7,257      1,416      3,495
Income tax provisions......................       2       735        351      4,394        4,094      1,735      1,334
                                             ------    ------    -------    -------    ---------    -------    -------
Net income (loss)..........................  $  (25)   $  400    $   507    $ 7,031    $   3,163    $  (319)   $ 2,161
                                             ======    ======    =======    =======    =========    =======    =======
Net income per share:
  Basic....................................      NA        NA         NA         NA    $    0.27    $ (0.03)   $  0.14
  Assuming dilution........................      NA        NA         NA         NA    $    0.26    $ (0.03)   $  0.14

                                                               PREDECESSOR                 SUCCESSOR
                                                      -----------------------------   -------------------    MARCH 31,
                                                       1993       1994       1995       1996       1997        1998
                                                      -------   --------   --------   --------   --------   -----------
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA: (AT END OF PERIOD)
  Cash and cash equivalents.........................  $ 1,635   $ 11,467   $     --   $     36   $  4,731    $  8,249
  Property, plant and equipment, net................   11,544     93,823    111,724     66,176    137,974     157,605
  IPF Program notes receivable......................    4,215      4,023      7,991     21,710     49,765      51,786
  Total assets......................................   23,493    117,755    137,096    122,429    212,549     233,448
  Long-term debt (including current maturities).....       --         --         --     79,412     63,720      80,910
  Parent advances...................................   19,491    104,504    112,832         --         --          --
  Stockholders' equity..............................     (335)        65        572     28,577    132,034     134,484

---------------

(1) Oil and natural gas sales increased from $5.3 million in 1994 to $52.3 million in 1996 primarily as a result of Domain's acquisition of producing properties in 1994 and 1995, results of drilling activities in 1994, 1995 and 1996, and an increase in the net realized price of gas in 1996 relative to 1994 and 1995.

(2) IPF income for 1994, 1995 and 1996 also includes income from Domain's "GasFund" partnership with a financial investor. See "Business of Domain -- General Development of Business -- Continued Expansion of the IPF Program."

(3) Stock compensation for 1997 and 1998 represents non-cash stock compensation charges.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following discussion is intended to assist in understanding Domain's historical financial position and results of operations as of December 31, 1997 and 1996, and for each year of the three-year period ended December 31, 1997 and as of March 31, 1998 and for the three months ended March 31, 1998 and March 31, 1997. Domain's historical financial statements and notes thereto included elsewhere in this document contain detailed information that should be referred to in conjunction with this discussion.

     General. Domain is an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties, principally in the Gulf Coast region. Domain complements these activities with its Independent Producer Finance Program ("IPF Program") pursuant to which it invests in oil and natural gas reserves through the acquisition of term overriding royalty interests accounted for as notes receivable. As of December 31, 1997, Domain had estimated net proved reserves of 173 Bcfe. Approximately 61% of Domain's net proved reserves at such date were natural gas and approximately 44% of proved reserves were classified as proved developed producing. As of December 31, 1997, Domain had a Present Value of $148.8 million, which does not include reserve value attributable to the IPF Program. Domain had outstanding IPF Program notes receivable of $49.8 million as of December 31, 1997. During 1997, approximately 91% of Domain's revenue was generated by oil and natural gas sales and approximately 9% of Domain's revenue was generated by the IPF Program.

     On December 31, 1996, Domain acquired all of the outstanding capital stock of its operating subsidiaries, Domain Energy Ventures Corporation ("Ventures Corporation") and Domain Energy Production Corporation ("Production Corporation" and, together with Ventures Corporation, the "Predecessor"). Domain accounted for the acquisition (the "Acquisition") using the purchase method of accounting, under which the purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair values at the acquisition date.

     On December 15, 1997, Domain acquired all of the outstanding capital stock of Gulfstar Energy, Inc. and Mid Gulf Drilling Corp. (the "Gulfstar Acquisition"). Domain accounted for the Gulfstar Acquisition using the purchase method of accounting, under which the purchase price has been allocated to the assets acquired and liabilities assumed based upon preliminary fair values at the acquisition date.

     Domain's selected historical consolidated and combined financial data included elsewhere in this Proxy Statement/Prospectus has been derived from the audited and unaudited Combined and Consolidated Financial Statements of Domain. The selected balance sheet data at December 31, 1997 reflects the Acquisition that occurred on December 31, 1996 and the Gulfstar Acquisition that occurred on December 15, 1997. The selected balance sheet data at December 31, 1996 reflects the Acquisition that occurred on that date. The selected balance sheet and income statement data at other dates and for other periods prior to December 31, 1996 reflects the combined financial position and results of operations of Ventures Corporation and Production Corporation with intercompany transactions and account balances eliminated.

     Prior to the Acquisition, Ventures Corporation and Production Corporation were included in the consolidated federal income tax return of Tenneco Inc. ("Tenneco"), as a result of which Tenneco received all benefit for such entities' historical tax losses. In connection with the Acquisition, Domain agreed and filed an election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended, pursuant to which Domain allocated the purchase price paid by Domain among the assets of these companies to determine the basis of assets acquired in accordance with the principles of Treasury Regulation 1.338(h)(10)-1(f)(1)(ii).

     Domain's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and natural gas, which are dependent upon numerous factors beyond Domain's control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been highly volatile, and future decreases in oil or natural gas prices could have a material adverse effect on Domain's financial position, results of operations, quantities of oil and natural gas reserves that may be economically produced and access to capital.

     Domain uses the full cost method of accounting for its investments in oil and natural gas properties. Under such methodology, all costs of exploration, development and acquisition of oil and natural gas reserves are capitalized into separate country by country "full cost pools" as incurred and properties in each pool are depleted and charged to operations using the unit-of-production method based on a ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion, and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flows from proved oil and natural gas reserves and the lower of cost or fair value of unproved properties, such excess costs are charged to operations. If a write-down were required, it would result in a non-cash charge to earnings but would not have an impact on cash flows.

     Accounting for IPF Program Activity. Through its IPF Program, Domain acquires term overriding royalty interests in oil and gas properties owned by independent producers. Because the capital advanced to a producer for these interests is repaid from an agreed upon share of cash revenues from the sale of production until the capital advanced plus a contractual return is paid in full, Domain accounts for the term overriding royalty interests as notes receivable. Under this accounting method, Domain recognizes only the interest income portion of payments received from a producer as revenues on its income statement. The remaining cash receipts are recorded as a reduction in notes receivable on Domain's balance sheet and as IPF Program return of capital on Domain's statement of cash flows.

     If, instead of acquiring dollar-denominated term overriding royalty interests, Domain were purchasing term overriding royalty interests requiring delivery of a specified quantity of oil and gas, IPF Program results would be accounted for differently. Specifically, in 1997, Domain's EBITDA would increase by $12.1 million and IPF Program return of capital in the consolidated statement of cash flows would decrease by the same amount. To more accurately reflect the actual cash flows generated by Domain, IPF Program return of capital is identified separately to allow such cash receipts to be combined with EBITDA.

     Domain reviews the IPF Program portfolio on a quarterly basis (giving effect to commodity prices, production levels and reserve estimates) to determine if any transactions are at risk of loss of principal. Although to date, Domain has not incurred any losses on notes outstanding under the IPF Program, as of December 31, 1997 and March 31, 1998, Domain has a non-cash reserve for potential future losses of $437,000 and $708,000, respectively, which is netted against IPF Program notes receivable in Domain's consolidated balance sheet.

     Results of Operations. The following table summarizes certain financial data, non-GAAP financial data, production volumes, average realized prices and expenses for Domain's operations for the periods shown:

                                                                              FOR THREE MONTHS
                                               YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                           -------------------------------   ------------------
                                               PREDECESSOR       SUCCESSOR      (UNAUDITED)
                                           -------------------   ---------   ------------------
                                             1995       1996       1997       1997       1998
                                           --------   --------   ---------   -------   --------
FINANCIAL DATA (IN THOUSANDS):
  Revenues
     Natural gas.........................  $ 27,772   $ 41,767   $ 36,082    $10,094   $ 10,470
     Oil and condensate..................     7,105     10,507     11,169      2,688      2,842
     IPF income (a)......................     2,356      4,369      4,779        732      1,958
  Total revenues.........................    37,647     56,230     52,268     13,222     15,958
  Total operating expenses...............    36,789     44,655     41,237     10,697     11,808
                                           --------   --------   --------    -------   --------
  Operating income.......................  $    858   $ 11,575   $ 11,031    $ 2,525   $  4,150
                                           ========   ========   ========    =======   ========
  Net income.............................  $    507   $  7,031   $  3,163    $  (319)  $  2,161
  Net cash provided by operating
     activities..........................    19,933     34,553     21,014      8,112     16,631
  Net cash used in investing
     activities..........................   (39,728)   (47,329)   (87,602)    (7,577)   (30,849)
  Net cash provided by financing
     activities..........................     8,328     12,776     71,283      5,511     17,736
NON-GAAP FINANCIAL DATA (IN THOUSANDS):
  EBITDA(b)..............................  $ 23,550   $ 36,495   $ 31,690    $ 8,957   $  9,933
  IPF Program return of capital(c).......     2,638      4,618     12,109      3,426      4,557
  EBITDA plus IPF Program return of
     capital.............................    26,188     41,113     43,799     12,383     14,490
PRODUCTION VOLUMES:
  Natural gas (Mmcf).....................    18,065     21,192     15,932      3,668      4,872
  Oil and condensate (Mbbls).............       424        564        646        141        190
  Total (Mmcfe)..........................    20,609     24,575     19,811      4,516      6,013
AVERAGE REALIZED PRICES:(D)
  Natural gas (per Mcf)..................  $   1.54   $   1.97   $   2.26    $  2.75   $   2.15
  Oil and condensate (per Bbl)...........     16.76      18.63      17.28      19.06      14.96
EXPENSES (PER MCFE):
  Lease operating(e).....................  $   0.39   $   0.42   $   0.74    $  0.68   $   0.68
  Production taxes.......................      0.03       0.05       0.07       0.09       0.05
  Depreciation, depletion and
     amortization........................      1.08       1.01       0.78       0.69       0.90
  General and administrative, net(f).....      0.16       0.12       0.17       0.14       0.21

---------------

(a) IPF income for 1994, 1995 and 1996 also includes income from Domain's "GasFund" partnership with a financial investor. See "Business of Domain -- Independent Producer Finance Activities."

(b) EBITDA represents earnings before stock compensation expense, interest, income taxes, depreciation, depletion and amortization. Domain believes that EBITDA may provide additional information about Domain's ability to meet its future requirements for debt service, capital expenditures and working capital. EBITDA is a financial measure commonly used in the oil and gas industry and should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA calculation presented above may not be comparable to similarly titled measures of other companies.

(c) To more accurately reflect the actual cash flows generated by Domain, IPF Program return of capital is identified separately to allow such cash receipts to be combined with EBITDA.

(d) Reflects the actual realized prices received by Domain, including the results of Domain's hedging activities. See "-- Other Matters -- Hedging Activities."

(e) Lease operating expense per Mcfe increased to $0.74 in 1997 compared to $0.42 in 1996, or $0.32. This increase was primarily due to decreased production volumes ($0.14), increased workover expenses ($0.08) and an increase due to the Wasson Field acquisition ($0.06).

(f) Includes production attributable to properties managed for the Funds for the periods indicated and excludes fees received from investors and overhead allocations from Tenneco. Including Tenneco allocations, average net general and administrative expenses per Mcfe for the years ended December 31, 1996 and 1995 would be $0.28 and $0.20, respectively.

     Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997. Oil and natural gas revenues increased to $13.3 million in the first quarter of 1998 from $12.8 million in the first quarter of 1997, an increase of $0.5 million, or 4.1%. Production volumes for oil and condensate increased to 190 Mbbls in the first quarter of 1998 from 141 Mbbls in the first quarter of 1997, an increase of 49 Mbbls, or 34.8%. Production volumes for natural gas increased to 4.9 Bcf in the first quarter of 1998 from 3.7 Bcf in the first quarter of 1997, an increase of 1.2 Bcf, or 32.8%. The increase in natural gas production was primarily due to the Funds Acquisition (1.1 Bcf) completed in July 1997 and the Gulfstar Acquisition (0.4 Bcf) completed in December 1997, offset by natural declines in production from certain fields. The increase in total oil and natural gas production increased revenues by $4.2 million. This was largely offset by a 21.8% decrease in the average realized price received for Domain's natural gas and a 21.5% decrease in the average realized price received for Domain's oil and condensate. These decreases in realized prices decreased revenues by $3.7 million.

     Domain realized an average oil price of $14.21 per Bbl and an average natural gas price of $2.11 per Mcf for the first quarter of 1998. Net of hedging results, Domain realized average prices of $14.96 per Bbl and $2.15 per Mcf, respectively. Hedging activities increased oil and natural gas revenues for the first quarter 1998 by approximately $0.3 million. For the first quarter of 1997, Domain realized an average oil price of $21.45 per Bbl and an average natural gas price of $2.73 per Mcf. Net of hedging results, Domain realized average prices of $19.06 per Bbl and $2.75 per Mcf, respectively. Hedging activities decreased oil and natural gas revenues for the first quarter of 1997 by approximately $0.3 million.

     Other revenues increased to $0.7 million in the first quarter of 1998 from a loss of $0.3 million in the first quarter of 1997, an increase of $1.0 million. This increase was primarily due to a $0.6 million gain realized as the result of a treasury lock entered into by Domain during the first quarter of 1998 in anticipation of a proposed debt offering and $0.4 million of losses in the first quarter of 1997 from the Michigan Development Project, which Domain sold in April 1997.

     IPF income increased to $2.2 million, excluding a $0.3 million charge for doubtful accounts, in the first quarter of 1998 from $0.7 million in the first quarter of 1997, an increase of $1.5 million, or 204.5%. This increase was primarily the result of investing more than $40 million in IPF Program transactions during 1997, which was more than double the total invested in 1996.

     Lease operating expenses increased to $4.1 million in the first quarter of 1998 from $3.1 million in the first quarter of 1997, an increase of $1.0 million, or 34.4%. Lease operating expenses were higher in the first quarter of 1998 compared to the same period in 1997 due to the Funds Acquisition ($0.6 million) completed in July 1997 and the Gulfstar Acquisition ($0.4 million) completed in December 1997. On a per Mcfe basis, lease operating expenses were $0.68 for both the first quarter of 1998 and the first quarter of 1997.

     Depreciation, depletion and amortization ("DD&A") expense increased to $5.6 million in the first quarter of 1998 from $3.3 million in the first quarter of 1997, an increase of $2.3 million, or 70.6%. This was the result of higher oil and natural gas production volumes ($1.0 million) and an increase in the DD&A rate ($1.3 million). The DD&A rate increased to $0.90 per Mcfe in the first quarter of 1998 compared to $0.69 per Mcfe for the same period in 1997. The increase in the DD&A rate was primarily due to the addition of oil and natural gas properties acquired in 1997.

     General and administrative expense increased to $1.6 million in the first quarter of 1998 from $0.8 million in the first quarter of 1997, an increase of $0.8 million, or 102.9%. This increase was primarily due to an increase in the number of employees in 1998, partially due to the Gulfstar Acquisition completed in December 1997, and the expense of a proportional amount of anticipated 1998 year-end compensation awards ($0.3 million) in the first quarter of 1998.

     Stock compensation expense decreased to $0.2 million in the first quarter of 1998 from $3.2 million during the same period in 1997, a decrease of $3.0 million. The $3.0 million decrease is primarily attributable to stock purchased by the management of Domain in the first quarter of 1997 under the Employee Option Plan.

     Income tax expense decreased to $1.3 million in the first quarter of 1998 from $1.7 million in the first quarter of 1997, a decrease of $0.4 million. This decrease was primarily due to income before taxes decreasing to $3.5 million for the first quarter of 1998 compared to $4.5 million (excluding permanent difference attributable to stock compensation of $3.1 million) for the first quarter of 1997. The effective tax rates, excluding permanent differences, were 38% and 39% for the first quarters of 1998 and 1997, respectively.

     Net income was $2.2 million for the first quarter of 1998 compared to a net loss of $0.3 million for the first quarter of 1997.

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996. Oil and natural gas revenues decreased from $52.3 million in 1996 to $47.3 million in 1997, a decrease of $5.0 million, or 9.6%. Production volumes for oil and condensate increased from 564 Mbbls in 1996 to 646 Mbbls in 1997, an increase of 82 Mbbls, or 14.5%. Production volumes for natural gas decreased from 21.2 Bcf in 1996 to 15.9 Bcf in 1997, a decrease of 5.3 Bcf, or 24.8%. The decrease in natural gas production was primarily due to natural declines in production from certain fields, reduced capital expenditures prior to the Acquisition in 1996 as well as the sale of certain properties. This was partially offset by an increase in production resulting from the Funds Acquisition. The decrease in total production decreased revenues by $8.9 million. This was partially offset by a 14.7% increase in the average realized price received for Domain's natural gas and a 7.2% decrease in the average realized price received for Domain's oil and condensate. These changes in realized prices increased revenues by $3.9 million.

     Domain realized an average oil, condensate and natural gas liquids price of $18.50 per Bbl and an average gas price of $2.51 per Mcf for the year ended December 31, 1997. Net of hedging results, Domain realized average prices of $17.28 per Bbl and $2.26 per Mcf, respectively. These hedging activities decreased 1997 oil and natural gas revenues by approximately $4.6 million. Domain realized an average oil, condensate and natural gas liquids price of $20.88 per Bbl and an average gas price of $2.41 per Mcf for the year ended December 31, 1996. Net of hedging results, Domain realized average prices of $18.63 per Bbl and $1.97 per Mcf, respectively. These hedging activities decreased 1996 oil and natural gas revenues by approximately $10.5 million.

     IPF income increased from $4.4 million in 1996 to $4.8 million in 1997, an increase of $0.4 million, or 9.4%. The 1996 activities include $1.5 million for fees earned related to GasFund financings. Excluding the effect of these fees, revenues from IPF income increased by $1.9 million, or 65.5%, in 1997 compared to 1996, primarily due to increased financing activities.

     Lease operating expenses increased from $10.2 million in 1996 to $14.9 million in 1997, an increase of $4.7 million, or 46.2%. This increase was primarily due to an increase of $1.1 million as a result of the Wasson Field acquisition completed in June 1996, an increase of $1.4 million in workover expense, and an increase of $1.4 million relating to the Funds Acquisition completed on July 1, 1997. The Wasson Field, which is in tertiary recovery, had a relatively low purchase price based on reserves, but relatively high lease operating expenses. On an Mcfe basis, lease operating expenses increased from $0.42 in 1996 to $0.74 in 1997, an increase of $0.32, or 76.2%. The increase in lease operating expenses per Mcfe was primarily due to decreased production volumes ($0.14), increased workover expenses ($0.08), and an increase as a result of the Wasson Field acquisition ($0.06).

     DD&A expense decreased from $24.9 million in 1996 to $16.1 million in 1997, a decrease of $8.8 million. This was primarily the result of lower natural gas production volumes ($4.8 million) and a 22.8% decrease in the DD&A rate ($4.0 million) from $1.01 to $0.78 per Mcfe primarily resulting from the reduced cost basis attributable to Domain's oil and gas properties purchased in the Acquisition.

     General and administrative expense increased from $3.4 million in 1996 to $4.2 million in 1997, an increase of $0.8 million, or 23.5%. This increase reflects a decrease in the reimbursement of overhead paid to Domain via its funds management activities from $0.3 million in 1996 to zero in 1997 and a $0.5 million decrease in the capitalization of general and administrative expense in 1997 as compared to 1996.

     The corporate overhead allocation from Tenneco decreased from $4.8 million in 1996 to zero in 1997 due to the Acquisition and elimination of Tenneco's allocated overhead.

     Stock compensation expense increased from zero in 1996 to $4.6 million in 1997 due to the implementation of the Employee Option Plan.

     Net interest expense increased from $0.2 million in 1996 to $3.8 million in 1997. This increase was due to higher borrowings under Domain's revolving credit facilities due to increased IPF Program investments, the Acquisition and higher oil and gas capital expenditures in 1997.

     Income tax expense decreased from $4.4 million in 1996 to $4.1 million in 1997, a decrease of $0.3 million, or 6.8%. This decrease was primarily due to a decrease in income before taxes from $11.4 million in 1996 to $7.3 million in 1997. This decrease was partially offset by an increase in the effective tax rate from 38% in 1996 to 56% in 1997. This increase in the effective tax rate was due to the tax treatment of certain portions of stock compensation expense.

     Net income was $7.0 million in 1996 compared to $3.2 million in 1997, as a result of the factors described above.

     Year Ended December 31, 1996 Compared to Year Ended December 31, 1995. Oil and natural gas revenues increased from $34.9 million in 1995 to $52.3 million in 1996, an increase of $17.4 million, or 49.9%. Production volumes for oil and condensate increased from 424 Mbbls in 1995 to 564 Mbbls in 1996, an increase of 140 Mbbls, or 33.0%. Production volumes for natural gas increased from 18.1 Bcf in 1995 to 21.2 Bcf in 1996, an increase of 3.1 Bcf, or 17.3%. The increase in oil and natural gas production was due to new wells being successfully drilled and completed during 1996, as well as acquisitions of producing properties. The increase in total net production increased revenues by $7.2 million. In addition, Domain experienced an 11.2% increase in average oil and condensate prices and a 27.9% increase in average natural gas prices. Increases in average oil and natural gas prices were directly attributable to general improved market conditions.

     Domain realized an average oil, condensate and natural gas liquids price of $20.88 per Bbl and an average gas price of $2.41 per Mcf for the year ended December 31, 1996. Net of hedging results, Domain realized average prices of $18.63 per Bbl and $1.97 per Mcf, respectively. These hedging activities decreased 1996 oil and natural gas revenues by approximately $10.5 million. This loss of revenue was the result of hedges made at the direction of Tenneco in late 1995. For the year ended December 31, 1995, Domain realized an average oil, condensate and natural gas liquids price of $16.31 per Bbl and an average natural gas price of $1.54 per Mcf. Net of hedging results, Domain realized an average oil price of $16.76 per Bbl. These hedging activities increased 1995 oil revenues by approximately $0.2 million. Domain had no natural gas hedging activities in 1995.

     IPF income increased from $2.4 million in 1995 to $4.4 million in 1996, an increase of $2.0 million, or 85.4%. This increase was the result of a $1.0 million increase in IPF Program revenues and a $1.0 million increase in GasFund revenues. The 1996 activities include $1.5 million for fees earned related to GasFund financings. Excluding the effect of these fees, revenues from IPF income increased by $0.5 million, or 20.8%, in 1996 compared to 1995. IPF income increased as the result of a 100% increase in IPF Program customers, and a corresponding increase in investments, at year-end 1996 compared to year-end 1995.

     Lease operating expenses increased from $8.0 million in 1995 to $10.2 million in 1996, an increase of $2.2 million, or 27.9%. On an Mcfe basis, lease operating expenses increased from $0.39 in 1995 to $0.42 in 1996, an increase of $0.03, or 7.7%. The increase in lease operating expenses was primarily attributable to increased production volumes. On a per unit basis, the increase was primarily attributable to the acquisition in June 1996 of an interest in the Wasson Field, which is undergoing tertiary enhanced recovery and the expenses associated therewith.

     DD&A expense increased from $22.7 million in 1995 to $24.9 million in 1996, an increase of $2.2 million. This was the result of higher oil and gas production volumes partially offset by a 6.5% decrease in the DD&A rate from $1.08 to $1.01 per Mcfe. The reduced DD&A rate was attributable to the acquisition of low cost reserves in the Wasson Field.

     General and administrative expense increased from $2.8 million in 1995 to $3.4 million in 1996, an increase of $0.6 million, or 20.9%. This increase reflects a decrease in the reimbursement of overhead paid to Domain via its funds management activities from $1.1 million in 1995 to zero in 1996 partially offset by an increase in the capitalization of general and administrative expense in 1996 of $0.5 million as compared to 1995.

     The corporate overhead allocation from Tenneco increased from $2.6 million in 1995 to $4.8 million in 1996, an increase of $2.2 million, or 83.7%. The increase was primarily due to approximately $2.0 million in costs related to severance payments, retention bonuses and other costs associated with the merger of Tenneco with an affiliate of El Paso Natural Gas Company.

     Income tax expense increased from $0.4 million in 1995 to $4.4 million in 1996, an increase of $4.0 million, or 1152%. This was due to an increase in income before taxes from $0.9 million in 1995 to $11.4 million in 1996 and a decrease in the effective tax rate from 41% in 1995 to 38% in 1996.

     Net income was $0.5 million in 1995 compared to $7.0 million in 1996, as a result of the factors described above.

     Liquidity and Capital Resources. As of March 31, 1998, Domain had cash and cash equivalents of approximately $8.2 million and working capital of $12.9 million. During the first quarter of 1998, Domain's primary sources of cash were from its operating activities and its revolving credit facilities.

     Net cash provided by operating activities increased to $16.6 million for the first quarter of 1998 from $8.1 million for the first quarter of 1997. Net cash flows from operations before changes in operating assets and liabilities for the first quarter of 1998 was $9.5 million compared to $7.7 million for the first quarter of 1997, an increase of $1.8 million, or 23.6%. This increase was primarily due to an increase in IPF Income, before a charge for doubtful accounts, of $1.5 million. Changes in operating assets and liabilities accounted for the remaining $6.7 million increase in cash flows from operating activities.

     During 1997, cash flow from operations was $21.0 million, compared with $34.5 million in 1996. Net cash flow from operations before changes in operating assets and liabilities for 1997 was $27.7 million compared with $39.5 million in 1996, a decrease of $11.8 million. This decrease was primarily the result of lower revenues ($4.0 million) due to a decline in production, higher lease operating expenses and production taxes ($4.8 million), higher interest expense ($3.6 million) and lower deferred taxes ($3.3 million), partially offset by lower corporate overhead allocation ($3.9 million).

     Cash flows used in investing activities for the first quarter of 1998 was $30.8 million compared to $7.6 million for the first quarter of 1997, an increase of $23.2 million. This increase was primary due to an increase in oil and natural gas investments of $24.8 million, including $11.6 million for the Oakvale Acquisition.

     Net cash used in investing activities was $87.6 million in 1997, an increase of $40.3 million or 85.1% over 1996, primarily due to increased oil and gas property acquisitions and increased investment in the IPF Program. Oil and gas property acquisitions in 1997 included $28.4 million for the Funds Acquisition, $7.5 million for the Gulfstar Acquisition and $11.8 million for the acquisition of an additional working interest in Mobile Bay 864. IPF Program investments increased by $21.1 million in 1997, or 110.9%, over 1996. These increases in investing activities were partially offset by an increase in proceeds from the sale of oil and gas properties and Domain's equity investment in Michigan ($9.9 million), proceeds from the sale of a restricted certificate of deposit ($8.0 million), an increase in IPF Program return of capital ($7.5 million), lower investments in other assets ($1.7 million) and lower investment in drilling activities ($1.4 million).

     The following table sets forth Domain's capital expenditure and IPF Program investments for each of the three years ended December 31, 1997 and the three month period ended March 31, 1998 (in thousands):

                                                 YEAR ENDED DECEMBER 31,
                                               ----------------------------    MARCH 31,
                                                1995      1996       1997        1998
                                               -------   -------   --------   -----------
                                                                              (UNAUDITED)
                                                             (IN THOUSANDS)
Acquisition of oil and natural gas
  properties.................................  $18,393   $ 8,513   $ 55,372     $13,909
Development and exploitation.................    7,834     7,506     18,894       4,490
Exploration..................................   23,677    12,126     16,804       7,277
IPF Program..................................    6,606    18,608     40,164       6,849
                                               -------   -------   --------     -------
          Total..............................  $56,510   $46,753   $131,234     $32,525
                                               =======   =======   ========     =======

     Domain's capital expenditure budget for 1998 is approximately $150.0, including $55.0 million for acquisitions, $45.0 million for exploration and development, and $50.0 million for IPF Program investments. However, Domain now expects only to spend approximately $51.4 million in connection with acquisitions and exploration and development, and $30.0 million for IPF Program investments during 1998. Domain's expected capital expenditures and investments reflect changes due to current oil prices which impact acquisition and exploration and development activities as well as investments made by the IPF Program. Actual levels of capital expenditures may vary significantly due to a variety of factors, including drilling results, oil and gas prices, industry conditions, future acquisitions and IPF Program activity. Domain expects to selectively pursue acquisition opportunities for proved reserves where it believes significant operating improvement or exploration and exploitation potential exists.

     Domain expects to fund its activities for the remainder of 1998 through a combination of cash flow from operations and the use of its existing revolving credit facilities, and, if necessary, new financings required from time to time to supplement internal cash flows. Based upon Domain's currently level of operations and anticipated growth, management of Domain believes that available cash, together with borrowings under the existing revolving credit facilities, cash provided by operating activities and, if necessary, new financings will be adequate to meet Domain's anticipated future requirements for working capital, capital expenditures and payments of principal and interest on its indebtedness. However, there can be no assurance that such anticipated growth will be realized, that Domain's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable Domain to service its indebtedness or make necessary capital expenditures.

     Cash flows provided by financing activities increased to $17.7 million in the first quarter of 1998 compared to $5.5 million in the first quarter of 1997, an increase of $12.2 million. This increase is primarily due to increased net borrowings under Domain's revolving credit facilities of $12.8 million during the first quarter of 1998. Cash flows provided from financing activities was $71.3 million in 1997, reflecting net proceeds of $87.0 million from the issuance of common stock, $67.8 million in proceeds from debt borrowings less $83.5 million in repayments of debt borrowings. In 1996, cash flow from financing activities was $12.8 million, reflecting $7.0 million from debt borrowings and $6.6 million in parent advances, less $0.8 million in repayments of debt borrowings.

     Issuance of Common Stock. Domain raised approximately $89.3 million through the sale of common stock in various transactions in 1997. On February 21, 1997, Domain issued 390,307 shares of its common stock in a private offering to the management of Domain. For the sale of such shares Domain received $1,085,328 in cash and accepted notes payable from certain managers in the amount of $546,026. On April 3, 1997, Domain issued 95,696 shares of its common stock in a private offering to the employees of Domain. For the sale of such shares Domain received $400,000 in cash. In February 1998, payments relating to the management notes were received for all amounts outstanding, including accrued interest.

     On June 27, 1997, Domain consummated the IPO of its Common Stock pursuant to which it issued 6,000,000 shares for an aggregate purchase price of $75.3 million. Concurrently therewith, Domain sold 643,037 shares of Common Stock to FRLP at the public offering price for an aggregate purchase price of $8.7 million (the "Concurrent Sale"). On July 9, 1997, Domain issued an additional 303,400 shares of Common Stock pursuant to the over-allotment option granted to the underwriters in the IPO for an aggregate purchase price of $3.8 million. The net proceeds received by Domain from the issuance of these shares was $87.8 million. The following table shows the use of the net proceeds received:

           USE OF PROCEEDS (IN MILLIONS)
Acquisition of oil and gas properties...............   $28.7
Repayment of debt...................................    56.1
IPO closing costs...................................     1.3
Working capital.....................................     1.7

     Domain also issued 499,990 shares of common stock at a value of $16.00 per share as part of the Gulfstar Acquisition.

     Domain Credit Facility. In connection with the Acquisition, Domain entered into a $65.0 million revolving credit facility (the "Domain Credit Facility") maturing on December 31, 1999 with a group of banks led by The Chase Manhattan Bank (the "Lenders"). As of May 15, 1998, borrowings outstanding under Domain Credit Facility totaled $49.1 million. The borrowing base under the facility was $60.0 million as of May 15, 1998, and is subject to a scheduled redetermination every six months (and such other redetermination as the Lenders may elect to perform each year) by the Lenders at the Lenders' sole discretion and in accordance with their customary practices and standards in effect from time to time for reserve-based loans to borrowers similar to Domain.

     IPF Credit Facility. IPF Company has a $150.0 million revolving credit facility (the "IPF Credit Facility") with Compass Bank-Houston ("Compass") as agent pursuant to which it finances a portion of the IPF Program. The IPF Credit Facility matures June 1, 2000 at which time all amounts owed thereunder are due and payable. The IPF Credit Facility is secured by substantially all of IPF Company's oil and gas interests, including the notes receivable generated therefrom. IPF Company's obligations under such facility are nonrecourse to Domain. The borrowing base under the facility as of May 15, 1998 was $49.0 million and is subject to a scheduled redetermination by Compass every six months and such other redetermination as Compass may elect to perform each year. As of May 15, 1998, approximately $36.0 million was outstanding under the IPF Credit Facility.

     Environmental Matters. Domain is responsible for the payment of abandonment costs on its oil and natural gas properties pro rata to its working interest. Domain accrues for its expected future abandonment liabilities as a component of depletion, depreciation and amortization as the properties are produced. As of December 31, 1997, total pro forma undiscounted abandonment costs estimated to be incurred through the year 2007 were approximately $21.4 million for properties in federal and state waters. Domain does not consider abandonment costs estimated to be incurred on its onshore properties to be significant at this time. Estimates of abandonment costs and their timing may change due to many factors, including actual drilling and production results, changes in the inflation rate, and changes in environmental laws and regulations.

     The MMS requires lessees of OCS properties to post bonds in connection with the plugging and abandonment of wells located offshore in the federal OCS and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are currently required to post an area-wide bond of $3.0 million or $500,000 per producing lease, which Domain has provided. Under certain circumstances, the MMS has the authority to suspend or terminate operations on federal leases for failure to comply with the applicable bonding requirements or other regulations applicable to plugging and abandonment. Any such suspensions or terminations of Domain's operations could have a material adverse effect on Domain's financial condition and results of operations.

     During the three month period ended March 31, 1998 and for each year of the three year period ended December 31, 1997, Domain did not incur any significant charges to income for environmental remediation costs and made no related payments. At March 31, 1998, Domain did not have a separate environmental remediation reserve for Superfund or similar clean-up sites.

     On the basis of management's best assessment of the ultimate amount and timing of the contingencies associated with environmental matters, any expenses or judgments related to such matters are not expected to have a material adverse effect on Domain's financial condition, results of operations or cash flows.

     Accounting Pronouncements. In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," (SFAS No.
130). SFAS No. 130 is effective for periods beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and displaying of comprehensive income and its components. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that results from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. As of March 31, 1998, there are no adjustments ("Other comprehensive income") to net income in deriving comprehensive income.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. SFAS No. 131 is effective for periods beginning after December 15, 1997, but need not be applied to interim financial statements in the initial year of application. Management of Domain is evaluating what, if any, additional disclosures may be required when this statement is first applied.

     Year 2000. Domain has initiated a review of its current financial system and economic modeling system, as well as other purchased computer systems and software utilized by Domain. Pending completion of this review, Domain is unable to estimate what expenditures or disruptions of operations relating to year 2000 processing issues may result. The cost to achieve year 2000 compliance will be charged against earnings as incurred. Such cost may be material. In addition, no assurance can be given that total year 2000 compliance can be achieved because of the significant degree of interdependence with third party suppliers, service providers and customers.

OTHER MATTERS

     Natural Gas Balancing. Domain incurs certain gas production volume imbalances in the ordinary course of business and utilizes the sales method to account for such imbalances. Under this method, income is recorded based on Domain's net revenue interest in production taken for delivery. Management does not believe that Domain had any material gas imbalances as of December 31, 1997 or March 31, 1998.

     Operations Outside the United States. In November 1997, Domain formed Domain Argentina, S.A. to explore for and acquire oil and gas reserves in Argentina. Domain owns a 50% interest in Domain Argentina, S.A., which, pending a Presidential decree, has been awarded two Argentine concessions totalling 1.2 million acres. Domain has not previously conducted any operations outside the United States. Non-U.S. operations are subject to certain political, economic and other uncertainties not encountered in U.S. operations, including risks of war and civil disturbances (or other risks that may limit or disrupt markets), expropriation and the general hazards associated with the assertion of national sovereignty over certain areas in which operations are conducted. Operations outside the United States may face the additional risk of fluctuating currency values, hard currency shortages, controls of currency exchange and repatriation of income or capital. No prediction can be made as to what governmental regulations may be enacted in the future that could adversely affect the international oil and gas industry.

     Although Domain does not, as of the date hereof, have any plans or commitments for non-U.S. operations other than in Argentina, it could in the future expand its non-U.S. operations, which could result in the expenditure of a material amount of funds.

     Hedging Activities. From time to time, Domain uses certain financial instruments, such as futures contracts, options and collars to manage its commodity price risk. Under such financial instrument contracts, Domain may still be at risk for basis differential, which is the difference in the quoted financial price for contract settlement and the actual physical point of delivery price. Domain will from time to time attempt to mitigate basis differential risk by entering into basis swap contracts. Domain limits its open positions under these contracts not to exceed the volume of production controlled by Domain. Domain has established internal controls to monitor such positions against established limits. However, to the extent that Domain has an open position, Domain may be exposed to risk from fluctuating market prices.

     Domain realized $4.6 million and $10.5 million of pre-tax losses in 1997 and 1996, respectively, and a pre-tax gain of approximately $0.2 million in 1995 as a result of various hedging transactions for natural gas and crude oil. Since these transactions were considered to be hedges on production, these losses are included in oil and natural gas revenues and are reflected in the average realized price of the particular products.

     As of December 31, 1997, Domain has sold natural gas futures contracts covering an average of 15 Mmcfd of its expected natural gas production from January 1, 1998 through October 31, 1998. Under these contracts, Domain will receive an average price of $2.14 per MMbtu.

     As of December 31, 1997, Domain has sold under a swap agreement 532 Bbld, 402 Bbld, and 278 Bbld of its expected crude oil production for 1998, 1999 and 2000, respectively. Under this swap agreement, Domain will receive prices per barrel of $17.91, $18.48 and $19.07 for 1998, 1999 and 2000, respectively.

     Based on forward price quotes from brokers and NYMEX forward prices as of December 31, 1997, the deferred pre-tax loss to Domain for the hedged transactions for 1998, 1999 and 2000 would be approximately $0.3 million. The actual gains or losses realized by Domain from such hedges may vary significantly from the foregoing amounts due to the fluctuations of prices in the commodity market.

     Subsequent to December 31, 1997, Domain terminated its oil swap agreements for 1999 and 2000. Domain received $47,673 in settlement of these swap agreements.

     Subsequent to December 31, 1997, Domain sold natural gas futures contracts covering an average of 30 Mmcfd of its expected natural gas production for March 1998 through June 1998. Under these contracts, Domain received an average price of $2.20 per MMbtu for March 1998 and $2.28 per MMbtu for April 1998 through June 1998.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     The Lomak Common Stock and the Domain Common Stock are listed on the NYSE under the symbols "LOM" and "DXD," respectively. If the Name Change is approved by the stockholders at the Lomak Special Meeting, Lomak's NYSE trading symbol will be changed to "RRC." Prior to listing on the NYSE in October 1996, the Lomak Common Stock was listed on the Nasdaq National Market. The Domain Common Stock began trading on June 24, 1997. As of June 1, 1998, there were 3,432 and 79 holders of record of Lomak Common Stock and Domain Common Stock, respectively. The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Lomak Common Stock and Domain Common Stock as reported on the NYSE Composite transaction tape or the Nasdaq National Market, as applicable.

                                                                                           DOMAIN
                                                            LOMAK            LOMAK         COMMON
                                                        COMMON STOCK        COMMON          STOCK
                                                       ---------------     ---------   ---------------
                                                       HIGH        LOW     DIVIDENDS   HIGH        LOW
                                                       ----        ---     ---------   ----        ---
1996
First Quarter........................................  $12 1/8     $ 9 1/2   $.01
Second Quarter.......................................   14 3/4      11 5/8    .01
Third Quarter........................................   15          12        .02
Fourth Quarter.......................................   17 1/2      13 1/8    .02
1997
First Quarter........................................   23 5/8      16        .02
Second Quarter.......................................   19 3/8      16        .02      $13 1/2     $13 1/2
Third Quarter........................................   20 1/8      14 3/4    .03       19 1/4      13 9/16
Fourth Quarter.......................................   20 3/16     15 1/2    .03       20          14 3/4
1998
First Quarter........................................   17 1/2      13 1/4    .03       15 5/8      12 3/8
Second Quarter (through June 4, 1998)................   16 11/16    11 1/4    .03       14 1/8      11 3/4

     On May 11, 1998, the last full trading day prior to the public announcement of the proposed Merger, the closing price on the NYSE was $14.00 per share of
Lomak Common Stock and $12.50 per share of Domain Common Stock. On June   ,
1998, the most recent practicable date prior to the effectiveness of the registration statement of which this Proxy Statement/Prospectus is a part, the
closing price on the NYSE was $       per share of Lomak Common Stock and
$       per share of Domain Common Stock. Holders of Lomak Common Stock are
urged to obtain current market quotations prior to making any decision with respect to the Merger.

     Domain has never paid dividends on the Domain Common Stock. Dividends on the Lomak Common Stock were initiated in late 1995 and have been paid in each quarter since that time. The Lomak Preferred Stock is entitled to receive cumulative quarterly dividends at the annual rate of $2.03 per share. If there is any arrearage in dividends on preferred stock, Lomak may not pay dividends on the Lomak Common Stock. Lomak has never been in arrears in the payment of preferred dividends. The payment of future dividends on Lomak Common Stock is subject to declaration by the Board of Directors of Lomak and may depend on earnings, capital expenditures and market factors existing from time to time. Lomak's bank credit facility and the indenture for the 6% Convertible Subordinated Debentures and 8.75% Senior Subordinated Notes contain restrictions on Lomak's ability to pay dividends on capital stock.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

LOMAK

     The following table sets forth information regarding the beneficial ownership of the Lomak Common Stock and Lomak Preferred Stock as of May 28, 1998 by (i) each person known to Lomak to own beneficially more than 5% of the Lomak Common Stock or Lomak Preferred Stock, (ii) each of Lomak's directors, (iii) each named executive officer of Lomak and (iv) all current directors and executive officers of Lomak as a group. The business address of each officer and Director listed below is: c/o Lomak Petroleum, Inc., 500 Throckmorton Street, Fort Worth, Texas 76102.

                                                        COMMON STOCK                PREFERRED STOCK
                                                 ---------------------------   -------------------------
                                                    NUMBER OF                   NUMBER OF
                                                      SHARES                      SHARES
                                                   BENEFICIALLY     PERCENT    BENEFICIALLY     PERCENT
           NAME OF BENEFICIAL OWNER                   OWNED         OF CLASS      OWNED         OF CLASS
           ------------------------              ----------------   --------   ------------     --------
Thomas J. Edelman..............................     1,058,066(1)      4.74%            0             0%
John H. Pinkerton..............................       497,809(2)      2.23%            0             0%
C. Rand Michaels...............................       335,162(3)      1.51%            0             0%
Robert E. Aikman...............................       103,776(4)         *             0             0%
Anthony V. Dub.................................        80,577(5)         *             0             0%
Allen Finkelson................................        28,092(6)         *             0             0%
Ben A. Guill...................................        82,092(7)         *             0             0%
Steven L. Grose................................       106,728(8)         *             0             0%
Chad L. Stephens...............................       140,984(9)         *             0             0%
Thomas W. Stoelk...............................        39,250(10)        *             0             0%
All directors and executive officers as a group
  (16 persons).................................     2,680,627(11)    11.65%            0             0%
Public Employees Retirement System of Ohio.....     1,250,000(12)     5.65%            0             0%
Franklin Resources Inc.........................     1,531,490(13)     6.92%            0             0%
Cincinnati Financial Corporation...............             0            0%       86,957(14)      7.56%
Guardian Life Insurance Company of America.....             0            0%      191,304(15)     16.64%
Highbridge Capital Corporation.................             0            0%       83,000(16)      7.22%
Palisade Capital...............................             0            0%      121,739(17)     10.59%
Merrill Lynch Asset Management.................             0            0%       91,304(18)      7.94%
Pecks Management...............................             0            0%       86,957(19)      7.56%
Putman Investments.............................             0            0%       52,174(20)      4.54%

---------------

   * Less than 1%.

 (1) Includes 195,000 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 113,333 shares held under IRA, KEOGH and pension plan accounts; 37,916 shares owned by Mr. Edelman's spouse and 92,850 shares owned by Mr. Edelman's minor children, to which Mr. Edelman disclaims beneficial ownership.

 (2) Includes 215,000 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 115,899 shares held under IRA and pension plan accounts; 4,772 shares owned by Mr. Pinkerton's minor children and 3,499 shares owned by Mr. Pinkerton's spouse, to which Mr. Pinkerton disclaims beneficial ownership.

 (3) Includes 72,500 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 1,804 shares held under an IRA account; 107,011 shares owned by Mr. Michaels' spouse and 19,460 shares owned by Mr. Michaels' children, to which Mr. Michaels disclaims beneficial ownership.

 (4) Includes 36,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 9,366 shares owned by Mr. Aikman's spouse and 10,010 shares owned by Mr. Aikman's minor children, to which Mr. Aikman disclaims beneficial ownership.

 (5) Includes 15,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.

 (6) Includes 21,200 shares which may be purchased under currently exercisable stock options or options are exercisable within 60 days.

 (7) Includes 15,200 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.

 (8) Includes 72,500 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.

 (9) Includes 72,500 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days; 15,000 shares owned by Mr. Stephens' spouse; and 3,879 shares owned by Mr. Stephens' minor children, to which Mr. Stephens disclaims beneficial ownership.

(10) Includes 38,250 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.

(11) Includes 898,650 shares which may be purchased under currently exercisable stock options or options that are exercisable within 60 days.

(12) Such stockholder's address is 227 East Town Street, Columbus, Ohio 43215.

(13) Such stockholder's address is 777 Mariners Island Blvd., 6th Floor, San Mateo, California 94404.

(14) Such stockholder's address is 6200 South Gilmore Road, Fairfield, Ohio 45014-5141.

(15) Such stockholder's address is 201 Park Avenue, New York, New York 10003.

(16) Such stockholder's address is P.O. Box 30554, Seven Miles Beach, Grand Cayman Islands.

(17) Such stockholder's address is One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024.

(18) Such stockholder's address is 800 Scuddersmill Road, Plainsboro, New Jersey 08536.

(19) Such stockholder's address is 1 Rockefeller Place, Suite 320, New York, New York 10020.

(20) Such stockholder's address is One Post Office Square, Boston, Massachusetts 02109.

DOMAIN

     The following table sets forth certain information as of May 28, 1998 concerning the persons known by Domain to be beneficial owners of more than five percent of the outstanding Domain Common Stock, the members of the Board of Directors of Domain, the named executive officers of Domain and all directors and executive officers of Domain as a group.

                                                               BENEFICIAL OWNERSHIP
                                                              ----------------------
                  NAME OF BENEFICIAL OWNER                     SHARES        PERCENT
                  ------------------------                    ---------      -------
First Reserve Fund VII, Limited Partnership(1)..............  7,820,718       51.8%
First Reserve GP VII, L.P.(1)...............................  7,820,718       51.8%
First Reserve Corporation(1)................................  7,820,718       51.8%
William E. Macaulay(1)......................................  7,823,386(2)    51.8%
John A. Hill(1).............................................  7,820,718       51.8%
Michael V. Ronca............................................    218,947(3)     1.4%
Michael L. Harvey...........................................      9,532        *
Herbert A. Newhouse.........................................     71,123(3)     *
Catherine L. Sliva..........................................     51,565(3)     *
Rick G. Lester..............................................     35,440(3)     *
Jonathan S. Linker..........................................      2,668(2)     *
William P. Nicoletti........................................      6,668(2)     *
Steven H. Pruett............................................      3,168(2)     *
Gary K. Wright..............................................      2,668(2)     *
All directors and executive officers as a group (10
  persons)..................................................  8,225,165(1)    54.2%

---------------

 *  Less than 1%

(1) First Reserve Corporation, First Reserve GP VII, L.P. and Messrs. Macaulay and Hill do not directly own any Domain Common Stock, although Mr. Macaulay holds options to acquire 2,668 shares of Domain Common Stock. The number of shares shown as beneficially owned by First Reserve Corporation, First Reserve GP VII, L.P. and Messrs. Macaulay and Hill includes all the shares owned by FRLP. First Reserve Corporation and First Reserve GP VII, L.P. may be deemed to have beneficial ownership of the shares of voting stock held by FRLP because First Reserve GP VII, L.P. is the general partner of FRLP and First Reserve Corporation is the managing general partner of First Reserve GP VII, L.P. and each has voting and dispositive power over the shares owned by FRLP. Messrs. Macaulay and Hill may be deemed to have beneficial ownership over the shares held by FRLP because of their ownership of a controlling interest in the common stock of First Reserve Corporation and their positions as managing directors of First Reserve Corporation. Messrs. Macaulay and Hill disclaim beneficial ownership of such shares. Mr. Macaulay is a director of Domain. The addresses of FRLP, First Reserve Corporation, First Reserve GP VII, L.P. and Messrs. Macaulay and Hill (c/o First Reserve Corporation) is 475 Steamboat Rd., Greenwich, Connecticut 06830.

(2) Includes 2,668 shares issuable upon exercise of options held by each of Messrs. Macaulay, Linker, Pruett, Nicoletti and Wright, all of which are currently exercisable at $13.50 per share.

(3) Includes 33,930, 11,310, 11,310 and 5,027 shares issuable upon exercise of options held by Mr. Ronca, Mr. Newhouse, Ms. Sliva and Mr. Lester, respectively, which are currently exercisable at $4.18 per share.

PRO FORMA BENEFICIAL OWNERSHIP OF RANGE RESOURCES CORPORATION

     The following table sets forth information regarding the beneficial ownership of the Lomak Common Stock and Lomak Preferred Stock on a pro forma basis after giving effect to the Merger (assuming an Exchange Ratio of 1.1170) as of May 15, 1998 by (i) each person known to Lomak to own beneficially more than 5% of the Lomak Common Stock or Lomak Preferred Stock, (ii) each of Lomak's current directors (together with Mr. Ronca and Mr. Linker, who will become directors of Range immediately following the Merger), (iii) each named executive officer of Lomak and (iv) all current directors and executive officers of Lomak as a group (together with Mr. Ronca and Mr. Linker). The following table should be read in conjunction with the beneficial ownership tables (and related footnotes) set forth above for Lomak and Domain.

                                                              COMMON STOCK             PREFERRED STOCK
                                                        ------------------------   -----------------------
                                                         NUMBER OF                  NUMBER OF
                                                           SHARES                     SHARES
                                                        BENEFICIALLY    PERCENT    BENEFICIALLY   PERCENT
               NAME OF BENEFICIAL OWNER                    OWNED        OF CLASS      OWNED       OF CLASS
               ------------------------                 ------------    --------   ------------   --------
Thomas J. Edelman.....................................   1,058,066        2.89%            0           0%
John H. Pinkerton.....................................     497,809        1.36%            0           0%
Michael V. Ronca......................................     396,163(1)        *             0           0%
C. Rand Michaels......................................     335,162           *             0           0%
Robert E. Aikman......................................     103,776           *             0           0%
Anthony V. Dub........................................      80,577           *             0           0%
Allen Finkelson.......................................      28,092           *             0           0%
Ben A. Guill..........................................      82,092           *             0           0%
Jonathan S. Linker....................................       4,470(2)        *             0           0%
Steven L. Grose.......................................     106,728           *             0           0%
Chad L. Stephens......................................     140,984           *             0           0%
Thomas W. Stoelk......................................      39,250           *             0           0%
All directors and executive officers as a group (18
  persons)............................................   2,928,171        7.84%            0           0%
First Reserve Fund VII, Limited Partnership...........   5,105,492       14.01%            0           0%
First Reserve GP VII, L.P.(3).........................   5,105,492       14.01%            0           0%
First Reserve Corporation(3)..........................   5,105,492       14.01%            0           0%
William E. Macaulay(3)................................   5,109,962       14.02%            0           0%
John A. Hill(3).......................................   5,105,492       14.01%            0           0%
Cincinnati Financial Corporation......................           0           0%       86,957        7.56%
Guardian Life Insurance Company of America............           0           0%      191,304       16.64%
Highbridge Capital Corporation........................           0           0%       83,000        7.22%
Palisade Capital......................................           0           0%      121,739       10.59%
Merrill Lynch Asset Management........................           0           0%       91,304        7.94%
Pecks Management......................................           0           0%       86,957        7.56%
Putman Investments....................................           0           0%       52,174        4.54%

---------------

* Less than 1%

(1) Includes options to acquire 169,650 shares of Domain Common Stock, which will become exercisable for 189,499 shares of Lomak Common Stock upon consummation of the Merger.

(2) Includes options to acquire 4,002 shares of Domain Common Stock, which will become exercisable for 4,470 shares of Lomak Common Stock upon consummation of the Merger.

(3) First Reserve Corporation, First Reserve GP VII, L.P. and Messrs. Macaulay and Hill do not directly own any Lomak Common Stock, although Mr. Macaulay holds options to acquire 4,002 shares of Domain Common Stock, which will become exercisable for 4,470 shares of Lomak Common Stock upon consummation of the Merger.

                       DESCRIPTION OF LOMAK CAPITAL STOCK

     Lomak's authorized capital stock consists of (i) 10,000,000 shares of serial preferred stock, $1.00 par value, of which 1,150,000 shares has been designated as $2.03 Convertible Preferred Stock and (ii) 50,000,000 shares of Lomak Common Stock, $.01 par value, each of which is described below. The summary description of the capital stock of Lomak contained herein is necessarily general and reference should be made in each case to Lomak's Certificate of Incorporation and Bylaws, which are exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

LOMAK COMMON STOCK

     Holders of Lomak Common Stock are entitled to receive dividends if, when and as declared by the Board of Directors of Lomak out of funds legally available therefor (however, the indenture for the 6% Convertible Debentures, the indenture for the 8.75% Senior Subordinated Notes and Lomak's bank credit agreement contain certain restrictions on the payment of cash dividends). If there is any arrearage in the payment of dividends on any preferred stock, Lomak may not pay dividends upon, repurchase or redeem shares of its Lomak Common Stock. All shares of Lomak Common Stock have equal voting rights on the basis of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Shares of Lomak Common Stock have no preemptive, conversion, sinking fund or redemption provisions and are not liable for further call or assessment. Each share of Lomak Common Stock is entitled to share on a pro rata basis in any assets available for distribution to the holders of the Lomak Common Stock upon liquidation of Lomak after satisfaction of any liquidation preference on any series of Lomak's preferred stock. All outstanding shares of Lomak Common Stock are validly issued, fully paid and nonassessable.

OPTIONS

     Lomak's stock option plans, which are administered by the Compensation Committee, provide for the granting of options to purchase shares of Lomak Common Stock to key employees, directors and certain other persons who are not employees for advice or other assistance or services to Lomak. The plan permits the granting of options to acquire up to 3,200,000 shares of Lomak Common Stock subject to a limitation of 10% of the outstanding Lomak Common Stock on a fully diluted basis. At June 1, 1998, a total of 2.1 million options were outstanding under the plan of which options to purchase 1 million shares were exercisable at that date. The options outstanding at June 1, 1998 were granted at an exercise price of $3.38 to $18.00 per share. The exercise price of all such options was equal to the fair market value of the Lomak Common Stock on the date of grant. All options were granted for a term of five years, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after three years.

PREFERRED STOCK

     The Board of Directors of Lomak, without action by stockholders, is authorized to issue shares of serial preferred stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and the liquidation, conversion, redemption and other rights of each such series. The Board of Directors could issue a series with rights more favorable with respect to dividends, liquidation and voting than those held by the holders of its Lomak Common Stock. At June 1, 1998, 1,149,840 shares of Preferred Stock were outstanding, designated as $2.03 Convertible Preferred Stock.

     The $2.03 Convertible Preferred Stock bears an annual dividend rate of $2.03 payable quarterly. If dividends have not been paid on the $2.03 Convertible Preferred Stock, Lomak cannot redeem or pay dividends on shares of stock ranking junior to the $2.03 Convertible Preferred Stock. No new serial preferred stock can be created with rights superior to those of the $2.03 Convertible Preferred Stock, as to dividends and liquidation rights, without the approval of the holders of a majority of the $2.03 Convertible Preferred Stock. In addition, the holders of the $2.03 Convertible Preferred Stock are entitled to one vote for each share owned. Additionally, if dividends remain unpaid for six full quarterly periods, or if any future class of preferred stockholders is entitled to elect members of the Board of Directors based on actual missed and unpaid dividends, the number of members of the Board of Directors will be increased to such number as may be necessary to entitle the holders of the $2.03 Convertible Preferred Stock and such other future preferred stockholders, voting as a single class, to elect one-third of the members of the Board of Directors. The $2.03 Convertible Preferred Stock has liquidation rights of $25 per share. Lomak may exchange the $2.03 Convertible Preferred Stock for an aggregate of $28,750,000 principal amount of its 8.125% Convertible Subordinated Notes due December 31, 2005. Each share of $2.03 Convertible Preferred Stock is convertible into Lomak Common Stock at a conversion price of $9.50 per share, subject to adjustment under certain circumstances. The conversion price will be reduced for a limited period (but to not less than $5.21) if a change in control or fundamental change in Lomak occurs at a time that the market price of the Lomak Common Stock is less than the conversion price. Lomak may redeem the $2.03 Convertible Preferred Stock at any time after November 1, 1998, at redemption prices declining from $26.50 to $25.00 per share, plus cumulative unpaid dividends.

              COMPARATIVE RIGHTS OF LOMAK AND DOMAIN STOCKHOLDERS

     The following is a summary of material differences between the rights of holders of Lomak Common Stock and the rights of holders of Domain Common Stock. As each of Lomak and Domain is organized under the laws of Delaware, these differences arise principally from provisions of the charter and by-laws of each of Lomak and Domain.

     The following summaries do not purport to be complete statements of the rights of Lomak stockholders under the Lomak Restated Certificate of Incorporation (the "Lomak Charter") and the Lomak Amended and Restated By-Laws (the "Lomak By-Laws") as compared with the rights of Domain stockholders under the Domain Second Amended and Restated Certificate of Incorporation (the "Domain Charter") and the Domain Second Amended and Restated By-Laws (the "Domain By-Laws") or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. These summaries are qualified in their entirety by reference to the DGCL and governing corporate instruments of Lomak and Domain, to which stockholders are referred.

DIRECTORS

     Neither the Lomak Charter and By-Laws nor the Domain Charter and By-Laws contain provisions regarding the removal of directors by stockholders. Both are governed by the DGCL, which allows stockholders to remove directors, with or without cause, by a vote of the holders of a majority of the shares entitled to vote.

     Both the Lomak By-Laws and the Domain By-Laws provide that newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other reason may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of each such board of directors.

PREFERRED STOCK

     Pursuant to the Lomak Charter, the Lomak Board is authorized, subject to the limitations prescribed by law, to provide for the issuance of up to 10,000,000 shares of serial preferred stock, par value $1.00 per share, in one or more series (of which 1,150,000 shares have been designated as $2.03 Convertible Preferred Stock), to establish the number of shares of each such series, and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. The ability of the Lomak Board to issue a series of Lomak preferred stock could have the effect of impeding the completion of a merger or discouraging a third party from making a tender or exchange offer for Lomak Common Stock.

     The Domain Charter contains substantially similar provisions authorizing, subject to the limitations prescribed by law, up to 5,000,000 shares of preferred stock, par value $1.00 per share, in one or more series.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Neither the Lomak Charter nor the Domain Charter contain provisions regarding the amendment of each respective company's charter. The DGCL provides that a corporation may amend its certificate of incorporation with the approval of a majority of the outstanding stock entitled to vote thereon.

     The Lomak Charter authorizes the Board of Directors to amend the Lomak By-Laws. The Lomak By-Laws provide that such By-Laws may be amended by the affirmative vote of a majority of the directors present at any regular or special Lomak Board meeting.

     The Domain Charter provides that the Domain Board has the power to adopt, amend and repeal the Domain By-Laws. The Domain By-Laws provide that the Domain By-Laws may be altered, amended or repealed by the Domain stockholders or the Domain Board. The stockholders may prescribe that any amendment to the By-Laws adopted by the stockholders may not be amended by the Domain Board.

LIMITATION ON LIABILITY OF DIRECTORS

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iii) for any transaction from which the director derived an improper personal benefit. Both the Lomak Charter and the Domain Charter contain provisions limiting the liability of their respective directors, to the full extent permitted by the DGCL for monetary damages for breach of their fiduciary duty as directors.

     While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Lomak Charter provides that Lomak will indemnify each officer and director of Lomak against reasonable costs and fees associated with any action, suit or proceeding by reason of such person being an officer or director. The Lomak By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Lomak, or is or was serving at the request of Lomak as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by the corporation to the fullest extent permitted by the DGCL.

     The indemnification rights conferred by the Lomak Charter are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Lomak is authorized to purchase and maintain insurance on behalf of its directors and officers.

     The Domain Charter provides that Domain will indemnify each officer and director of Domain to the fullest extent permitted by applicable law. Domain maintains liability insurance on behalf of its directors and officers.

SPECIAL MEETINGS

     Lomak's By-Laws provide that a special meeting of its stockholders may be called by the Chairman of the Board, the President, the Board of Directors or by holders of a majority of the capital stock of Lomak outstanding and entitled to vote.

     Domain's By-Laws provide that a special meeting of its stockholders may be called by the Board of Directors or by holders of a majority of the shares of capital stock entitled to vote.

                                THE NAME CHANGE

     The Board of Directors of Lomak has determined that it is advisable to change the name of Lomak to "Range Resources Corporation" in connection with the Merger and has voted to recommend that the stockholders of Lomak approve and adopt the Name Change. Adoption of the Name Change is not necessary to complete, and is not a condition of completion of, the Merger.

     APPROVAL BY THE LOMAK STOCKHOLDERS OF THE NAME CHANGE WILL CONSTITUTE ADOPTION OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF LOMAK.

     As described above, the Merger is not conditioned upon the approval of the Name Change. Nevertheless, Lomak's Board of Directors and management believe that the Name Change is an important element of the implementation of the post-Merger strategy. As described under "Post-Merger Profile and Strategy," the post-merger company will have a more balanced strategy following the Merger, and will be less reliant on acquisitions for growth than Lomak has traditionally been. In addition, Lomak believes that its current name may continue to be identified with its historical roots in the Appalachia region, even though Lomak has significantly expanded its geographic scope to include the Permian, Midcontinent and Gulf Coast regions. Finally, the new name will help to underscore to the investing public that the Merger represents a true combination of the management teams, assets and other strengths of Lomak and Domain, as opposed to being merely another Lomak acquisition.

     The affirmative vote of a majority of the Lomak Common Stock and Lomak Preferred Stock outstanding and entitled to vote as of the Record Date, voting together as a class, is required to approve the Name Change. The Lomak Board of Directors considers this amendment to be advisable and in the best interests of its stockholders and recommends that such stockholders vote FOR approval and adoption of the Name Change.

                             STOCKHOLDER PROPOSALS

     If the Merger is consummated, holders of Domain Common Stock will become stockholders of Lomak. Any stockholder of Lomak desiring to present to stockholders a stockholder proposal at Lomak's 1999 Annual Meeting must transmit such proposal to Lomak so that it is received by Lomak on or before November 28, 1998. All such proposals should be in compliance with applicable regulations of the Commission.

                                 LEGAL MATTERS

     The validity of the Lomak Common Stock to be issued in the Merger has been passed upon for Lomak by Vinson & Elkins L.L.P., Houston, Texas. Certain tax consequences of the Merger have been passed upon for

Lomak by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters have been passed upon for Domain by Weil, Gotshal & Manges LLP, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Lomak Petroleum, Inc. and subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, incorporated by reference herein and elsewhere in this Proxy Statement/Prospectus have been incorporated herein and in the Registration Statement in reliance upon the reports of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Certain information with respect to the gas and oil reserves owned by Lomak derived from the reports of NSA, Wright & Company, Inc., H.J. Gruy and Associates, Inc., Huddleston & Co., Inc. and Clay, Holt & Klammer, independent petroleum engineers, has been incorporated by reference herein in reliance upon such firm as experts with respect to the matters contained therein.

     The consolidated financial statements of Domain as of December 31, 1996 and 1997, and for the period from December 30, 1996 (date of incorporation) to December 31, 1996 and for the year ended December 31, 1997 and the combined financial statements of the Predecessor for each of the years in the two-year period ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Certain information with respect to the oil and gas reserves owned by Domain and its subsidiaries derived from the reports of NSA and D&M, independent petroleum engineers, has been included herein in reliance upon such firms as experts with respect to the matters contained therein.

                              CERTAIN DEFINITIONS

     The terms defined below are used throughout this Proxy
Statement/Prospectus.

     Bbl. One barrel of crude oil, condensate or other liquids equal to 42 U.S. gallons.

     Bbld. One barrel of crude oil (Bbl) per day.

     Bcf. Billion cubic feet.

     Bcfe. Billion cubic feet of natural gas equivalent.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit under specific conditions.

     Development Well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

     Dry hole. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or gas well.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Lease operating expense. Costs incurred to operate and maintain wells and related equipment and facilities, including applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities.

     Mbbl. One thousand barrels.

     Mcf. One thousand cubic feet.

     Mcfd. One thousand cubic feet per day.

     Mcfe. One thousand cubic feet of natural gas equivalent.

     Mcfed. One thousand cubic feet of natural gas equivalent per day.

     MMbbl. One million barrels.

     Mmbtu. One million Btus.

     Mmcf. One million cubic feet.

     Mmcfd. One million cubic feet per day.

     Mmcfe. One million cubic feet of natural gas equivalent.

     Natural gas equivalent. Cubic feet of natural gas equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

     Net oil and gas sales. Oil and natural gas sales less oil and natural gas production expenses.

     Overriding royalty interest. A royalty interest that is carved out of a lessee's working interest under an oil and gas lease.

     Present Value. The pre-tax present value, discounted at 10% per annum, of future net cash flows from estimated proved reserves (including the estimated cost of abandonment and future development), calculated holding prices and costs constant at amounts in effect on the date of the estimate (unless such prices or costs are subject to change pursuant to contractual provisions) and in all instances in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission. The difference between the Present Value and the standardized measure of discounted future net cash flows is the present value of income taxes applicable to such future net cash flows.

     Productive well. A well that is producing oil and gas or that is capable of production.

     Proved developed producing reserves. Proved developed reserves that are expected to be recovered from currently producing zones under the continuation of present operating methods through existing wells with existing equipment and operating methods.

     Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

     Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     Reserve life index. Calculated by dividing year-end proved reserves by annual production for the most recent year.

     Royalty interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

     Spud. To start (or restart) the drilling of a new well.

     Standardized measure of discounted future net cash flows. The present value, discounted at 10% per annum, of future net cash flows from estimated proved reserves after income taxes, calculated holding prices and costs constant at amounts in effect on the date of the estimate (unless such prices or costs are subject to change pursuant to contractual provisions) and in all instances in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

     Term overriding royalty interest. An overriding royalty interest with a fixed duration.

     Undeveloped acreage. Lease acreage on which wells have not been participated in or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Waterflood. The injection of water into a reservoir to fill pores vacated by produced fluids, thus maintaining reservoir pressure and assisting production.

     Working interest. A cost bearing interest which gives the owner the right to drill, produce and conduct oil and gas operations on the property, as well as a right to a share of production therefrom.

     Workover. Operations on a producing well to restore or increase production.

     WTI. West Texas Intermediate.

                           DOMAIN ENERGY CORPORATION

            INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Balance Sheets as of December 31, 1997 and
  March 31, 1998............................................   F-2
Consolidated Statements of Operations for the Three Months
  Ended March 31, 1997 and 1998.............................   F-3
Consolidated Statement of Stockholders' Equity for the Three
  Months Ended March 31, 1998...............................   F-4
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1997 and 1998.............................   F-5
Notes to Consolidated Financial Statements..................   F-6
Independent Auditors' Report................................  F-10
Consolidated Balance Sheets as of December 31, 1996 and
  1997......................................................  F-11
Combined and Consolidated Statements of Income for the years ended December 31, 1995, 1996, and 1997...................  F-12
Combined and Consolidated Statements of Stockholders' Equity
  for the years ended December 31, 1995, 1996 and 1997 and
  for the period from December 30, 1996 (date of
  incorporation) to December 31, 1996, respectively.........  F-13
Combined and Consolidated Statements of Cash Flows for the
  years ended December 31, 1995, 1996 and 1997 and for the
  period from December 30, 1996 (date of incorporation) to
  December 31, 1996, respectively...........................  F-14
Notes to Combined and Consolidated Financial Statements.....  F-15

                           DOMAIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                    (NOTE 1)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Cash and cash equivalents...................................    $  4,731      $  8,249
Accounts receivable.........................................      12,562         8,631
IPF Program notes receivable, current portion...............       8,873         9,175
Notes receivable -- stockholders............................         546            --
Prepaid and other assets....................................       2,858         2,808
                                                                --------      --------
          Total current assets..............................      29,570        28,863
IPF Program notes receivable, net...........................      40,892        42,611
Oil and natural gas properties, full cost method
  Proved properties.........................................     116,782       139,252
  Unproved properties.......................................      36,603        39,175
Less: Accumulated depreciation, depletion and
  amortization..............................................     (15,411)      (20,822)
                                                                --------      --------
          Total oil and natural gas properties, net.........     137,974       157,605
Other assets, net...........................................       4,113         4,369
                                                                --------      --------
          Total assets......................................    $212,549      $233,448
                                                                ========      ========

                                      LIABILITIES

Accounts payable and accrued expenses.......................    $ 15,907      $ 15,985
                                                                --------      --------
          Total current liabilities.........................      15,907        15,985
Long-term debt..............................................      63,720        80,910
Deferred income taxes.......................................          --         1,181
                                                                --------      --------
          Total liabilities.................................      79,627        98,076
Minority interest...........................................         888           888
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock:
  $0.01 par value, 5,000,000 shares authorized, none
     issued.................................................          --            --
Common Stock
  $0.01 par value, 25,000,000 shares authorized and
     15,110,111 issued and 15,107,719 outstanding at
     December 31, 1997 and March 31, 1998...................         151           151
Additional paid-in capital..................................     128,730       129,019
Treasury stock..............................................         (10)          (10)
Retained earnings...........................................       3,163         5,324
                                                                --------      --------
          Total stockholders' equity........................     132,034       134,484
                                                                --------      --------
          Total liabilities and stockholders' equity........    $212,549      $233,448
                                                                ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           DOMAIN ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (NOTE 1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
REVENUES
Oil and natural gas.........................................  $12,782    $13,312
IPF Income, net.............................................      732      1,958
Other.......................................................     (292)       688
                                                              -------    -------
          Total revenues....................................   13,222     15,958
                                                              -------    -------
EXPENSES
Lease operating.............................................    3,060      4,113
Production and severance taxes..............................      413        305
Depreciation, depletion and amortization....................    3,282      5,598
General and administrative, net.............................      792      1,607
Stock compensation..........................................    3,150        185
                                                              -------    -------
          Total operating expenses..........................   10,697     11,808
Income from operations......................................    2,525      4,150
Interest expense, net.......................................    1,109        655
                                                              -------    -------
Income before taxes.........................................    1,416      3,495
Income tax provision........................................    1,735      1,334
                                                              -------    -------
Net income (loss)...........................................  $  (319)   $ 2,161
                                                              =======    =======
Net income (loss) per common share:
  Basic.....................................................  $ (0.03)   $  0.14
  Assuming dilution.........................................  $ (0.03)   $  0.14
Weighted average common shares outstanding:
  Basic.....................................................    9,156     15,108
  Assuming dilution.........................................    9,156     15,822

   The accompanying notes are an integral part of the consolidated financial statements.

                           DOMAIN ENERGY CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                    (NOTE 1)
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                        ADDITIONAL
                                               COMMON    PAID IN     TREASURY   RETAINED
                                               STOCK     CAPITAL      STOCK     EARNINGS    TOTAL
                                               ------   ----------   --------   --------   --------
Balance at December 31, 1997.................   $151     $128,730      $(10)     $3,163    $132,034
Stock compensation...........................     --          289        --          --         289
Net income...................................     --           --        --       2,161       2,161
                                                ----     --------      ----      ------    --------
Balance at March 31, 1998....................   $151     $129,019      $(10)     $5,324    $134,484
                                                ====     ========      ====      ======    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           DOMAIN ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (NOTE 1)
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                1997      1998
                                                              --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $   (319)  $ 2,161
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation, depletion and amortization..................     3,282     5,598
  Stock compensation........................................     3,150       185
  Deferred income taxes.....................................     1,550     1,296
  Minority interest.........................................        32        --
  Allowance for doubtful IPF investments....................        --       271
Changes in operating assets and liabilities:
  Decrease in accounts receivable...........................     5,467     3,931
  Decrease in prepaid and other current assets..............        57        50
  Increase (decrease) in accounts payable and accrued
     expenses...............................................    (5,107)    3,139
                                                              --------   -------
Net cash provided by operating activities...................     8,112    16,631
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in oil and natural gas properties................    (3,858)  (17,052)
Investment in Oakvale Acquisition...........................        --   (11,575)
Proceeds from sale of oil and gas properties................     1,700       628
IPF Program investments of capital (notes receivable).......    (9,246)   (6,849)
IPF Program return of capital (notes receivable)............     3,426     4,557
Other assets................................................       401      (558)
                                                              --------   -------
Net cash used in investing activities.......................    (7,577)  (30,849)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt borrowings...............................     9,379    20,445
Repayment of debt borrowing.................................    (4,953)   (3,255)
Issuance of common stock, net...............................     1,085       546
                                                              --------   -------
Net cash provided by financing activities...................     5,511    17,736
Increase in cash and cash equivalents.......................     6,046     3,518
Cash and cash equivalents, beginning of period..............        36     4,731
                                                              --------   -------
Cash and cash equivalents, end of period....................  $  6,082   $ 8,249
                                                              ========   =======

   The accompanying notes are an integral part of the consolidated financial statements.

                           DOMAIN ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BASIS OF PRESENTATION AND NATURE OF OPERATIONS

     Domain Energy Corporation ("Domain Energy") is an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties, principally in the Gulf Coast region. Domain Energy complements these activities with its Independent Producer Finance Program (the "IPF Program") pursuant to which it invests in oil and natural gas reserves through the acquisition of term overriding royalty interests.

     The consolidated balance sheet at March 31, 1998 and the consolidated statements of operations, stockholders' equity and cash flows included herein have been prepared by Domain Energy, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods on a basis consistent with the annual audited financial statements. All such adjustments are of a normal recurring nature. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have also been omitted from the interim financial statements pursuant to such rules and regulations, although Domain Energy believes that the disclosures are adequate to make the information presented not misleading. The results of operations for the interim periods are not necessarily indicative of the results to be expected for an entire year. The consolidated balance sheet at December 31, 1997 is derived from the December 31, 1997 audited balance sheet, but does not include all disclosures required by generally accepted accounting principles. These financial statements should be read in conjunction with Domain Energy's audited annual financial statements included at pages 36 through 57 in Domain Energy's Annual Report on Form 10-K, dated March 23, 1998.

2. ACQUISITIONS

     Funds Acquisition -- On July 1, 1997, Domain Energy consummated the acquisition (the "Funds Acquisition") of certain property interests from three unaffiliated institutional investors. The aggregate purchase price for the interests was approximately $28.4 million, which was paid in cash with a portion of the net proceeds of the initial public offering of Domain Energy's common stock consummated on June 27, 1997. The acquisition was accounted for using the purchase method of accounting.

     The following unaudited pro forma summary presents the consolidated results of operations of Domain Energy for the three months ended March 31, 1997 as if the Funds Acquisition had occurred at the beginning of 1997 (in thousands, except per share data).

                                                     THREE MONTHS ENDED
                                                       MARCH 31, 1997
                                                     ------------------
Revenues...........................................       $15,784
Net loss...........................................       $  (274)
Net loss per share(1)..............................       $ (0.03)

---------------

(1) EPS assuming dilution.

     Gulfstar Acquisition -- On December 15, 1997, Domain Energy acquired all of the outstanding capital stock of Gulfstar Energy, Inc. and Mid Gulf Drilling Corp. (the "Gulfstar Acquisition"). The aggregate purchase price of these privately held, independent energy companies was $16.6 million, comprised of $8.6 million in cash and 499,990 shares of Domain Energy's common stock valued at $16.00 per share. The acquisition was accounted for using the purchase method of accounting.

     The following unaudited pro forma summary presents the consolidated results of operations of Domain Energy for the three months ended March 31, 1997 as if the Gulfstar Acquisition had occurred at the

                           DOMAIN ENERGY CORPORATION
beginning of 1997. The 1997 pro forma amounts also give effect to the Funds Acquisition discussed above (in thousands, except per share data).

                                                     THREE MONTHS ENDED
                                                       MARCH 31, 1997
                                                     ------------------
Revenues...........................................       $16,074
Net loss...........................................       $  (459)
Net loss per share(1)..............................       $ (0.05)

---------------

(1) EPS assuming dilution. EPS calculation assumes that the 499,990 shares of common stock issued in connection with the Gulfstar Acquisition were outstanding for the entire year.

     Oakvale Acquisition -- On February 26, 1998, Domain Energy acquired the Oakvale Field from Pioneer Natural Resources USA Inc. for an aggregate purchase price of $11.6 million. The acquisition was accounted for using the purchase method of accounting. The acquisition is not material to Domain Energy's financial statements and therefore pro forma information is not provided.

3. NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income," (SFAS No. 130). SFAS No. 130 is effective for periods beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and displaying of comprehensive income and its components. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that results from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. As of March 31, 1998, there are no adjustments ("Other comprehensive income") to net income in deriving comprehensive income.

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. SFAS No. 131 is effective for periods beginning after December 15, 1997, but need not be applied to interim financial statements in the initial year of application. Management of Domain Energy is evaluating what, if any, additional disclosures may be required when this statement is first applied.

4. EARNINGS PER SHARE

     Domain Energy reports earnings per share ("EPS") in accordance with Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," (SFAS No. 128). SFAS No. 128 requires the dual presentation of basic and diluted EPS.

                           DOMAIN ENERGY CORPORATION

     The following table is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for net income reported for the first quarter of 1998 and 1997 (in thousands, except per share data):

                                         FIRST QUARTER 1997                         FIRST QUARTER 1998
                               ---------------------------------------   -----------------------------------------
                                 INCOME       SHARES(2)     PER SHARE      INCOME         SHARES        PER SHARE
                               (NUMERATOR)   (NUMERATOR)     AMOUNT      (NUMERATOR)   (DENOMINATOR)     AMOUNT
                               -----------   -----------   -----------   -----------   -------------   -----------
BASIC EPS
Income available to common
  stockholders...............     $(319)        9,156        $(0.03)       $2,161         15,108          $0.14
                                                             ======                                       =====
EFFECT OF DILUTIVE SECURITIES
Stock options(1).............        --            --                          --            714
                                  -----         -----                      ------         ------
DILUTED EPS
Income available to common
  stockholders...............     $(319)        9,156        $(0.03)       $2,161         15,822          $0.14
                                  =====         =====        ======        ======         ======          =====

---------------

(1) Domain Energy had options granted for 100,000 shares outstanding at March 31, 1998 which were not included in the EPS computation, because the effect of the options are antidilutive.

(2) For the first quarter of 1997, the shares outstanding used in the EPS calculation were determined in accordance with the regulations of the Securities and Exchange Commission. Shares outstanding were calculated assuming that the 7,177,681 shares of Common Stock issued in connection with Domain Energy's acquisition in December 1996, the 486,003 shares of Common Stock issued to Domain Energy's employees in February and April 1997, the 849,694 shares of Common Stock reserved for issuance pursuant to outstanding options under the Stock Purchase and Option Plan and the 643,037 shares of Common Stock purchased concurrently with Domain Energy's initial public offering by First Reserve Fund VII, Limited Partnership were outstanding since January 1, 1997.

5. LONG-TERM DEBT

     At March 31, 1998 and December 31, 1997, notes payable and long-term debt consisted of the following (in thousands):

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------    ---------
Domain Energy Credit Facility...............................    $34,552        $49,052
IPF Credit Facility.........................................     29,168         31,858
                                                                -------        -------
Long-term debt..............................................     63,720         80,910
less current maturities.....................................         --             --
                                                                -------        -------
                                                                $63,720        $80,910
                                                                =======        =======

6. SUBSEQUENT EVENTS

     On May 12, 1998, Domain Energy entered into a definitive agreement to merge with Lomak Petroleum, Inc. ("Lomak"). Pursuant to the merger agreement, Domain Energy's stockholders will receive $14.50 worth of Lomak common stock for each common share. The final exchange ratio will be determined based on the average closing price of Lomak's shares during the 15-day period prior to the third business day prior to completion of the merger. The exchange ratio is subject to a maximum and minimum of 1.2083 and 0.8529 Lomak shares, respectively. As a condition to the merger, Domain Energy's majority stockholder, an affiliate of First Reserve Corporation ("First Reserve"), has agreed to sell to Lomak 3.25 million shares of Domain

                           DOMAIN ENERGY CORPORATION

Energy (22% of the total outstanding) for $43.875 million in cash ($13.50 per share). As contemplated by the merger agreement, First Reserve has voted all of its shares (52% of the total outstanding) in favor of the merger. As a result, no further approval of Domain Energy's stockholders is necessary. Completion of the transaction is subject to approval of Lomak's stockholders and to customary regulatory approvals.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
Domain Energy Corporation

     We have audited the accompanying consolidated balance sheets of Domain Energy Corporation and subsidiaries ("Domain Energy"), the Successor, as of December 31, 1996 and 1997 and the related statements of income, stockholders' equity and cash flows for the period from December 30, 1996 (date of incorporation) to December 31, 1996 and for the year ended December 31, 1997. We have also audited the accompanying combined statements of income, stockholder's equity and cash flows of Tenneco Ventures Corporation and Tenneco Gas Production Corporation (the "Tenneco Entities"), the Predecessor, for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of Domain Energy's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Domain Energy as of December 31, 1996 and 1997 and the results of operations and cash flows for the Successor and the Predecessor for the applicable periods indicated above in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
February 17, 1998

                           DOMAIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                    (NOTE 1)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                   SUCCESSOR
                                                              -------------------
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Cash and cash equivalents...................................  $     36   $  4,731
Restricted certificate of deposit...........................     8,000         --
Accounts receivable.........................................    19,456     12,562
IPF Program notes receivable, current portion...............     7,874      8,873
Notes receivable -- stockholders............................        --        546
Prepaid and other assets....................................     1,968      2,858
                                                              --------   --------
          Total current assets..............................    37,334     29,570
IPF Program notes receivable, net...........................    13,836     40,892
Oil and natural gas properties, full cost method
  Proved properties.........................................    53,514    116,782
  Unproved properties.......................................    12,662     36,603
Less: Accumulated depreciation, depletion and
  amortization..............................................        --    (15,411)
                                                              --------   --------
          Total oil and natural gas properties, net.........    66,176    137,974
Other assets, net...........................................     5,083      4,113
                                                              --------   --------
          Total assets......................................  $122,429   $212,549
                                                              ========   ========
                                   LIABILITIES
Accounts payable and accrued expenses.......................  $ 14,060   $ 15,907
  Current maturities of long-term debt......................    24,900         --
                                                              --------   --------
          Total current liabilities.........................    38,960     15,907
Long-term debt..............................................    54,512     63,720
          Total liabilities.................................    93,472     79,627
Minority interest...........................................       380        888
Commitments and contingencies
                              STOCKHOLDERS' EQUITY
Preferred stock:
  $0.01 par value, 5,000,000 shares authorized, none
     issued.................................................        --         --
Common stock:
  $0.01 par value, 15,080,000 shares authorized and
     7,177,681 issued and outstanding at December 31, 1996
     and 25,000,000 shares authorized, 15,110,111 issued and
     15,107,719 outstanding at December 31, 1997............        72        151
Additional paid-in capital..................................    28,505    128,730
Treasury stock..............................................        --        (10)
Retained earnings...........................................        --      3,163
                                                              --------   --------
          Total stockholders' equity........................    28,577    132,034
                                                              --------   --------
          Total liabilities and stockholders' equity........  $122,429   $212,549
                                                              ========   ========

  The accompanying notes are an integral part of the combined and consolidated financial statements.

                           DOMAIN ENERGY CORPORATION

                 COMBINED AND CONSOLIDATED STATEMENTS OF INCOME
                                    (NOTE 1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED DECEMBER 31
                                                              ---------------------------------
                                                                  PREDECESSOR         SUCCESSOR
                                                              --------------------    ---------
                                                                1995        1996        1997
                                                              ---------    -------    ---------
REVENUE
Oil and natural gas.........................................   $34,877     $52,274     $47,251
IPF Income..................................................     2,356       4,369       4,779
Other.......................................................       414        (413)        238
                                                               -------     -------     -------
          Total revenues....................................    37,647      56,230      52,268
                                                               -------     -------     -------
EXPENSES
Lease operating.............................................     7,980      10,207      14,924
Production and severance taxes..............................       710       1,340       1,417
Depreciation, depletion and amortization....................    22,692      24,920      16,072
General and administrative, net.............................     2,780       3,361       4,237
Corporate overhead allocation...............................     2,627       4,827          --
Stock compensation..........................................        --          --       4,587
                                                               -------     -------     -------
          Total operating expenses..........................    36,789      44,655      41,237
Income from operations......................................       858      11,575      11,031
Interest expense............................................        --         150       3,774
                                                               -------     -------     -------
Income before taxes.........................................       858      11,425       7,257
Income tax provision........................................       351       4,394       4,094
                                                               -------     -------     -------
Net income..................................................   $   507     $ 7,031     $ 3,163
                                                               =======     =======     =======
Net income per common share:
          Basic.............................................                           $  0.27
          Assuming dilution.................................                           $  0.26

  The accompanying notes are an integral part of the combined and consolidated financial statements.

                           DOMAIN ENERGY CORPORATION

          COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                   PREDECESSOR
                                    -------------------------------------------------------------------------
                                             ADDITIONAL       NOTES                                 TOTAL
                                    COMMON    PAID IN     RECEIVABLE --   TREASURY   RETAINED   STOCKHOLDERS'
                                    STOCK     CAPITAL     STOCKHOLDERS     STOCK     EARNINGS      EQUITY
                                    ------   ----------   -------------   --------   --------   -------------
Balance at January 1, 1995.......    $  2     $     --        $  --         $ --      $   63      $     65
  Net income.....................      --           --           --           --         507           507
                                     ----     --------        -----         ----      ------      --------
Balance at December 31, 1995.....       2           --           --           --         570           572
  Net income.....................      --           --           --           --       7,031         7,031
                                     ----     --------        -----         ----      ------      --------
Balance at December 31, 1996
     (prior to the
       Acquisition)..............    $  2     $     --        $  --         $ --      $7,601      $  7,603
                                     ====     ========        =====         ====      ======      ========

                                                                    SUCCESSOR
                                    -------------------------------------------------------------------------
                                             ADDITIONAL       NOTES                                 TOTAL
                                    COMMON    PAID IN     RECEIVABLE --   TREASURY   RETAINED   STOCKHOLDERS'
                                    STOCK     CAPITAL     STOCKHOLDERS     STOCK     EARNINGS      EQUITY
                                    ------   ----------   -------------   --------   --------   -------------
Balance at December 30, 1996
  (date of incorporation)........    $ --     $     --        $  --         $ --      $   --      $     --
  Issuance of common stock,
     net.........................      72       27,505           --           --          --        27,577
  Issuance of detachable stock
     options.....................                1,000           --           --          --         1,000
                                     ----     --------        -----         ----      ------      --------
Balance at December 31, 1996.....      72       28,505           --           --          --        28,577
  Issuance of common stock,
     net.........................      79       95,438         (546)          --          --        94,971
  Repayment of notes (February
     1998).......................      --           --          546           --          --           546
  Purchase of common stock.......      --           --           --          (10)         --           (10)
  Stock compensation.............      --        4,787           --           --          --         4,787
  Net income.....................      --           --           --           --       3,163         3,163
                                     ----     --------        -----         ----      ------      --------
Balance at December 31, 1997.....    $151     $128,730        $  --         $(10)     $3,163      $132,034
                                     ====     ========        =====         ====      ======      ========

  The accompanying notes are an integral part of the combined and consolidated financial statements.

                           DOMAIN ENERGY CORPORATION

               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (NOTE 1)
                                 (IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------------------
                                                          PREDECESSOR                    SUCCESSOR
                                                      --------------------   ----------------------------------
                                                                               FOR THE PERIOD FROM
                                                                                DECEMBER 30, 1996
                                                                             (DATE OF INCORPORATION)
                                                        1995        1996      TO DECEMBER 31, 1996       1997
                                                      --------    --------   -----------------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..........................................  $    507    $  7,031          $      --          $  3,163
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation, depletion and amortization..........    22,692      24,920                 --            16,072
  Stock compensation................................        --          --                 --             4,587
  Deferred income taxes.............................       883       6,702                 --             3,359
  Minority interest.................................        --         380                 --               508
  Allowance for doubtful IPF investments............        --         437                 --                --
Changes in operating assets and liabilities:
  Decrease (increase) in accounts receivable........    (6,731)     (7,584)                --               998
  Decrease (increase) in prepaids and other current
     assets.........................................      (956)         83                 --              (705)
  Increase (decrease) in accounts payable and
     accrued expenses...............................     3,538       2,584                 --            (6,968)
                                                      --------    --------          ---------          --------
Net cash provided by operating activities...........    19,933      34,553                 --            21,014
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of the Tenneco Entities.................        --          --            (96,164)               --
Purchase of restricted certificate of deposit.......        --          --             (8,000)               --
Investment in oil and natural gas properties........   (44,118)    (32,023)                --           (42,439)
Investment in Funds Acquisition.....................        --          --                 --           (28,419)
Investment in Gulfstar Acquisition, net of cash
  acquired..........................................        --          --                 --            (7,464)
Proceeds from sale of oil and natural gas
  properties........................................     8,275       1,546                 --             3,862
Proceeds from sale of equity investments............        --          --                 --             7,622
IPF Program investments of capital (notes
  receivable).......................................    (6,606)    (19,045)                --           (40,164)
IPF Program return of capital (notes receivable)....     2,638       4,618                 --            12,109
Proceeds from sale of restricted certificate of
  deposit...........................................        --          --                 --             8,000
Investments and other assets........................        83      (2,425)                --              (709)
                                                      --------    --------          ---------          --------
Net cash used in investing activities...............   (39,728)    (47,329)          (104,164)          (87,602)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt borrowings.......................        --       6,968             73,200            67,830
Repayments of debt borrowings.......................        --        (756)                --           (83,508)
Advances from Parent, net...........................     8,328       6,564                 --                --
Issuance of common stock, net.......................        --          --             31,000            86,961
                                                      --------    --------          ---------          --------
Net cash provided by financing activities...........     8,328      12,776            104,200            71,283
Increase in cash and cash equivalents...............   (11,467)         --                 36             4,695
Cash and cash equivalents, beginning of period......    11,467          --                 --                36
                                                      --------    --------          ---------          --------
Cash and cash equivalents, end of period............  $     --    $     --          $      36          $  4,731
                                                      ========    ========          =========          ========

  The accompanying notes are an integral part of the combined and consolidated financial statements.

                           DOMAIN ENERGY CORPORATION

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BASIS OF PRESENTATION AND NATURE OF OPERATIONS

     Through December 11, 1996, Tenneco Ventures Corporation ("Ventures") and Tenneco Gas Production Corporation ("Production" and together with Ventures, the "Tenneco Entities") were indirect subsidiaries of Tenneco, Inc. ("Tenneco"). As a result of a merger between Tenneco and a subsidiary of El Paso Natural Gas Company ("El Paso"), Ventures and Production became wholly owned indirect subsidiaries of El Paso for the period from December 12, 1996 to December 31, 1996. On December 31, 1996, Domain Energy Corporation ("Domain Energy") acquired all of the outstanding common stock of Ventures and Production (the "Acquisition"). Domain Energy was incorporated in Delaware in December 1996 to acquire such common stock and had no operations prior to the Acquisition. Unless otherwise indicated, references to Domain are to Domain Energy and its subsidiaries at and subsequent to December 31, 1996 and to the combined activities of the Tenneco Entities prior to December 31, 1996. References to the Parent are to Tenneco or its affiliates prior to December 11, 1996 and to El Paso from December 12, 1996 to December 31, 1996.

     Domain was capitalized on December 31, 1996 with the issuance of 7,177,681 shares of common stock for $30.0 million and borrowings of $66.2 million under its credit facilities. Domain completed the Acquisition for a total cash purchase price of approximately $96.2 million and the assumption of liabilities of approximately $16.8 million. Domain did not assume the liability of $124.1 million due to the parent of the Tenneco Entities. Domain has accounted for the Acquisition using the purchase method of accounting. The assets and liabilities of the Tenneco Entities have been recorded in Domain's balance sheet at December 31, 1996 at their estimated fair market values, summarized as follows (in thousands):

ASSETS:
  Accounts
     receivable -- trade......  $ 19,456
  IPF Program notes
     receivable...............    21,710
  Oil and gas properties......    66,176
  Other assets................     5,658
                                --------
          Total assets........  $113,000
                                ========
LIABILITIES:
  Accounts payable............  $(10,624)
  Long-term debt..............    (6,212)
                                --------
          Total liabilities...  $(16,836)
                                ========

     The financial statements of the Tenneco Entities for each of the years ended December 31, 1996 and 1995 have been combined to reflect their combined historical results of operations.

     The following unaudited pro forma summary presents the consolidated results of operations of Domain for the years ended December 31, 1995 and 1996 as if the Acquisition had occurred at the beginning of each fiscal year (in thousands):

                                                    1995       1996
                                                   -------    -------
Revenues.........................................  $37,647    $56,230
Net income.......................................  $ 3,024    $ 9,714

     Domain is an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties, principally in the Gulf Coast region. Domain complements these activities with its Independent Producer Finance Program ("IPF Program") pursuant to which it invests in oil and natural gas reserves through the acquisition of term overriding royalty interests.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Combination -- The consolidated balance sheets at December 31, 1997 and 1996 include the accounts of Domain and its majority-owned subsidiaries. Prior to July 1, 1997, Domain sponsored and managed two oil and gas investment programs for unaffiliated institutional investors (the

                           DOMAIN ENERGY CORPORATION

"Funds"). Domain had a 10% interest in one program and a 30% interest in the other. Domain and the investors each owned direct undivided interests in oil and gas properties. Domain accounted for its interests in the Funds using the pro rata method of consolidation. On July 1, 1997, Domain acquired the direct undivided interests of the Funds. See Note 6.

     Until April 9, 1997, Domain owned 35% of the voting capital stock of Michigan Production Company L.L.C. ("MPC") and 28% of the voting capital stock of Michigan Energy Company, L.L.C. ("MEC"). Both were accounted for using the equity method of accounting. On April 9, 1997, Domain sold its MPC and MEC equity investments. See Note 5.

     The following presents combined summary information for MPC and MEC (in thousands):

                                 AS OF
                              DECEMBER 31,
                                  1996
                              ------------
Current assets.............     $ 1,654
Non-current assets.........      35,601
Current liabilities........       6,640
Non-current liabilities....      27,587

                               YEAR ENDED
                              DECEMBER 31,
                                  1996
                              ------------
Revenues...................       $ 690
Operating expenses.........         953
Net income.................        (520)

     The combined financial statements of the Tenneco Entities include their combined accounts and the combined accounts of their majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Oil and Gas Properties -- Investments in oil and gas properties are accounted for using the full cost method of accounting. All costs associated with the acquisition, exploration, exploitation and development of oil and gas properties are capitalized. General and administrative costs of $2.3 million, $2.6 million and $2.1 million were included in capitalized costs for the years ended December 31, 1997, 1996 and 1995, respectively. Such capitalized costs include payroll and other related costs attributable to Domain's acquisition and exploration activities. Interest cost of $0.8 million was included in the capitalized costs for the year ended December 31, 1997 representing the cost of borrowings relating to Domain's unproven properties. Costs related to production, development, and the IPF Program activities are expensed within the presented year and not capitalized.

     Oil and gas properties are amortized using the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of the assessment indicate that the properties are impaired, the amount of impairment is added to the proved oil and gas property costs to be amortized. The amortizable base includes future development costs and, where significant, dismantlement, restoration, and abandonments costs, net of estimated salvage values. The depletion rate per Mcfe for the years ended December 31, 1997, 1996 and 1995 was $0.78, $1.01 and $1.08, respectively.

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

     In addition, the total capitalized costs of oil and gas properties are subject to a "ceiling test," which limits such costs to the estimated present value, discounted at a 10% interest rate, of future net cash flows from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties. If capitalized costs exceed this limit, the excess is charged to depreciation, depletion and amortization.

                           DOMAIN ENERGY CORPORATION

     Other Assets -- Other capital cost, including computer equipment, 3D workstations, furniture and fixtures, debt issuance costs and organizational costs are amortized over a three to five year period using the straight-line method.

     Independent Producer Finance Program -- Through its IPF Program, Domain acquires term overriding royalty interests in oil and gas properties owned by independent producers. Because the funds advanced to a producer for these interests are repaid from an agreed upon share of cash proceeds from the sale of production until the amount advanced plus interest is paid in full, Domain accounts for the term overriding royalty interests as notes receivable. Under this accounting method, Domain recognizes only the interest income portion of payments received from a producer as revenues from IPF Income on its income statement. The remaining cash receipts are recorded as a reduction in notes receivable on Domain's balance sheet and as IPF Program return of capital on Domain's statement of cash flows. Domain records an impairment for its investments on a case-by-case basis when it determines repayment to be doubtful.

     Parent Advances -- Prior to the Acquisition, Parent advances to Domain for net working capital and capital expenditure requirements were recorded as non-current liabilities on the combined balance sheet. The Parent did not charge Domain any interest expense on the funds utilized by Domain.

     Income Taxes -- Through December 31, 1996, Domain's taxable income is included in a consolidated United States income tax return with the Parent. The intercompany tax allocation policy between Domain and the Parent provided that each member of the consolidated group compute a provision for income taxes on a separate return basis.

     Domain follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). This statement requires deferred tax assets and liabilities to be determined by applying tax regulations existing at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. See Note 11.

     Oil and Gas Hedging Activities -- Domain periodically uses derivative financial instruments to manage price risks related to oil and natural gas sales and not for speculative purposes. For book purposes, gains and losses related to the hedging of anticipated transactions are recognized as income when the hedged transaction occurs.

     Domain primarily utilizes price swap agreements with major energy companies to accomplish its hedging objectives. The price swap agreements generally provide for Domain to receive or make counter-party payments on the differential between a fixed price and a variable indexed price. Total oil and natural gas sales hedged during the years ended December 31, 1997, 1996 and 1995 were 244,540 Bbls and 12,010 MMbtus, 258,710 Bbls and 16,025 MMbtus and 65,840 Bbls and zero MMbtus, respectively. Gains (losses) realized by Domain under such hedging arrangements, and reported as an increase (reduction) of revenues, were ($4.6 million), ($10.5 million) and $0.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. The following table sets forth Domain's open hedging contracts for oil and natural gas under various price swap agreements with major energy companies as of December 31, 1997:

                                              CRUDE OIL                   NATURAL GAS
                                     ---------------------------   -------------------------
                                                   WEIGHTED                    WEIGHTED
                                                 AVERAGE FIXED               AVERAGE FIXED
                                      BBLS        SALES PRICE      MMBTU      SALES PRICE
                                     -------   -----------------   -----   -----------------
Jan 1998 -- Dec 1998...............  194,210        $17.91         4,560         $2.14
Jan 1999 -- Dec 2000...............  248,340        $18.72            --            --

     Subsequent to December 31, 1997, Domain terminated its oil swap agreements for 1999 and 2000. Domain received $47,673 in settlement of these swap agreements.

                           DOMAIN ENERGY CORPORATION

     Subsequent to December 31, 1997, Domain sold natural gas futures contracts covering an average of 30 MMcfd of its expected natural gas production for March 1998 through June 1998. Under these contracts, Domain will receive an average price of $2.20 per MMbtu for March 1998 and $2.28 per MMbtu for April 1998 through June 1998.

     Revenue Recognition -- Domain recognizes oil and gas revenue from its interests in producing wells as oil and gas is sold from those wells. Oil and gas sold in production operations is not significantly different from Domain's share of production. Domain recognizes financing revenues from its IPF activities using the effective interest rate method.

     Domain utilizes the sales method to account for gas production volume imbalances. Under this method, income is recorded based on Domain's net revenue interest in production taken for delivery. Management does not believe that Domain had any material natural gas imbalances at December 31, 1997 or 1996.

     Financial Instruments -- Domain's financial instruments consist of cash, accounts and notes receivable, payables, long-term debt and oil and natural gas commodity hedges. The carrying amount of cash, accounts receivable and payables approximates fair value because of the short-term nature of these items. Based on current industry and other conditions, management believes that the carrying value of its IPF Program notes receivable approximates, at a minimum, their fair value. The carrying value of long-term debt approximates fair value because the individual borrowings bear interest at floating market rates. Assuming a market price based on the twelve-month strip as of December 31, 1997, Domain's projected losses from open hedge contracts were approximately $0.3 million as of December 31, 1997. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of amounts that would be realized in a full market exchange.

     Use Of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates include depreciation, depletion and amortization of proved producing oil and natural gas properties; estimates of proved oil and natural gas reserve volumes; and discounted future net cash flows.

     Concentration of Risk -- Substantially all of Domain's accounts and notes receivable result from oil and natural gas sales, joint interest billings and lending activities to third parties in the oil and natural gas industry. This concentration of customers, joint interest owners and borrowers may impact Domain's overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

     Change in Presentation -- Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

     Major Customers -- Domain has sold to certain major customers oil and gas production representing 57%, 57% and 56% of its oil and gas revenues for the years 1997, 1996 and 1995, respectively. Based upon the current demand for oil and gas, Domain believes that the loss of any of these purchasers would not have a material adverse effect on Domain.

     Statements of Cash Flows -- The statements of cash flows are presented using the indirect method and consider all highly liquid investments with maturities at the time of purchase of three months or less to be cash equivalents.

                           DOMAIN ENERGY CORPORATION

     Supplemental cash flow information may be summarized as follows (in thousands):

                                                     PREDECESSOR       SUCCESSOR
                                                     -----------   ------------------
                                                     1995   1996     1996      1997
                                                     ----   ----   --------   -------
Interest expense paid..............................  $ --   $307   $     --   $ 4,401
Income taxes paid..................................    --     --         --       445
Acquisitions:
  Total cash consideration:
     The Acquisition...............................  $ --   $ --   $ 96,164   $    --
     Funds Acquisition.............................    --     --         --    28,419
     Gulfstar Acquisition..........................    --     --         --     8,000
  Fair value of assets acquired:
     The Acquisition...............................  $ --   $ --   $113,000   $    --
     Funds Acquisition.............................    --     --         --    28,419
     Gulfstar Acquisition..........................    --     --         --    17,802
  Liabilities assumed:
     The Acquisition...............................  $ --   $ --   $ 16,836   $    --
     Gulfstar Acquisition..........................    --     --         --     1,802
Non-Cash Items:
     Stock issued in connection with Gulfstar
       Acquisition.................................  $ --   $ --   $     --   $ 8,000

     Earning per Share -- The Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," (SFAS No. 128) in February 1997. SFAS 128, which is effective for periods ended after December 15, 1997, establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 replaces the presentation of primary EPS previously prescribed by Accounting Principles Board Opinion No. 15 (APB 15) with a presentation of basic EPS which is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. SFAS No. 128 also requires dual presentation of basic and diluted EPS. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB 15 and assumes the exercise of dilutive stock options less the number of treasury shares assumed to be purchased from the proceeds using the average market price of Domain's Common Stock. For the year ended December 31, 1997, Domain has adopted this statement.

     The following table is a reconciliation of the numerators and denominators of the basic and diluted earning per share computations for net income (in thousands, except per share data):

                                                    FOR THE YEAR ENDED DECEMBER 31, 1997
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
BASIC EPS
Income available to common stockholders..........    $3,163         11,578         $0.27
                                                                                   =====
EFFECT OF DILUTIVE SECURITIES
Stock options....................................        --            548
                                                     ------         ------
DILUTED EPS
Income available to common stockholders..........    $3,163         12,126         $0.26
                                                     ======         ======         =====

     Domain had no options outstanding at December 31, 1997 which have not been included in the EPS computation.

     Employee Stock-Based Compensation -- In October 1995, Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123) was issued. Under SFAS No. 123, Domain is permitted to either record expenses for stock options and other stock-based employee

                           DOMAIN ENERGY CORPORATION
compensation plans based on their fair value at the date of grant or to apply the existing standard, Accounting Principles Board Opinion No. 25 (APB 25) and recognize compensation expense, if any, based on the intrinsic value of the equity instrument at the measurement date. Domain has elected to continue to follow APB 25. See Note 10.

3. NOTES RECEIVABLE -- INDEPENDENT PRODUCER FINANCING

     At December 31, 1997 and 1996, Domain had total outstanding notes receivable related to its IPF Program of $49.8 million and $21.7 million, respectively. The notes receivable result from Domain's purchase of production payments in the form of term overriding royalty interests in exchange for an agreed upon share of revenues from identified properties until the amount invested and a specified rate of return on investment is paid in full. During 1997 and 1996, Domain realized returns from the IPF Program of 14.5% and 17.7%, respectively. The weighted average returns expected by Domain on the notes receivable outstanding at December 31, 1997 and December 31, 1996 were 19.0% and 20.9%, respectively. While the independent producer's obligation to deliver such revenues is nonrecourse to the producer, management believes that Domain's overriding royalty interest constitutes a property interest and therefore, such property interest and the underlying oil and gas reserves effectively serve as security for the notes receivable. Based on reserve data available, Domain has estimated that $8.9 million and $7.9 million of notes receivable at December 31, 1997 and 1996 will be repaid in the next twelve months and has classified such amounts as current assets.

     In fiscal 1996, Domain established an allowance for doubtful accounts of approximately $0.4 million related to its IPF Program, which is the balance of such account at December 31, 1997 and 1996. No other allowance activity occurred during the three years ended December 31, 1997. The allowance for doubtful accounts was zero for the year ended December 31, 1995. Based on the December 31, 1997 notes receivable balance, expected principal payments in each of the next five years are as follows (in thousands):

1998................................................  $8,873
1999................................................  $8,857
2000................................................  $7,721
2001................................................  $7,063
2002................................................  $5,691

4. UNEVALUATED PROPERTY

     Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds, and exploratory and developmental wells in progress. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by Domain and other operators, the terms of oil and gas leases not held by production and available funds for exploration and development. The following table summarizes the cost of the properties not subject to amortization for the year cost was incurred (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------     -------
Year cost incurred:
  1996......................................................  $12,662     $10,385
  1997......................................................       --      26,218
                                                              -------     -------
                                                              $12,662     $36,603
                                                              =======     =======

                           DOMAIN ENERGY CORPORATION

5. SALE OF NON-CORE ASSETS

     On April 9, 1997, Domain sold its interest in a natural gas development project located in northwest Michigan, previously accounted for under the equity method, (the "Michigan Development Project"). Domain received $7.6 million in cash for its interest, net of debt repayment. The aggregate sales price approximated Domain's book value. Additionally, in 1997 Domain received $3.9 million from the sale of other non-core assets.

6. ACQUISITIONS

     On July 1, 1997, Domain consummated the acquisition (the "Funds Acquisition") of certain property interests from three unaffiliated institutional investors. Such interests are primarily located in the Gulf Coast region and, as of January 1, 1997, had combined proved reserves of approximately
33.0 Bcfe. The interests also include 18,209 net undeveloped leasehold acres. The aggregate purchase price for the interests was approximately $28.4 million, which was paid in cash with a portion of the net proceeds of the initial public offering of Domain's Common Stock consummated on June 27, 1997.

     The following unaudited pro forma summary presents the consolidated results of operations of Domain for the years ended December 31, 1997 and 1996 as if the Funds Acquisition had occurred at the beginning of each fiscal year. The 1996 pro forma amounts also give effect to the Acquisition discussed in Note 1.

                                                           YEAR ENDED          YEAR ENDED
                                                        DECEMBER 31, 1996   DECEMBER 31, 1997
                                                        -----------------   -----------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..............................................       $70,409             $58,289
Net income............................................       $14,272             $ 4,443
Net income per share(1)...............................           N/A             $  0.37

---------------

(1) EPS assuming dilution.

     On December 15, 1997, Domain acquired all of the outstanding capital stock of Gulfstar Energy, Inc. and Mid Gulf Drilling Corp. (the "Gulfstar Acquisition"). The aggregate purchase price of these privately held, independent energy companies was $16.6 million, comprised of $8.6 million in cash and 499,990 shares of Domain's Common Stock valued at $16.00 per share.

     The following unaudited pro forma summary presents the consolidated results of operations of Domain for the years ended December 31, 1997 and 1996 as if the Gulfstar Acquisition had occurred at the beginning of each fiscal year. The 1997 and 1996 pro forma amounts also give effect to the Acquisition and to the Funds Acquisition discussed above.

                                                           YEAR ENDED          YEAR ENDED
                                                        DECEMBER 31, 1996   DECEMBER 31, 1997
                                                        -----------------   -----------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..............................................       $71,685             $61,946
Net income............................................       $13,537             $ 4,699
Net income per share(1)...............................           N/A             $  0.37

---------------

(1) EPS assuming dilution. EPS calculation assumes that 499,990 share of common stock issued in connection with the Gulfstar Acquisition was outstanding for the entire year.

                           DOMAIN ENERGY CORPORATION

7. LONG-TERM DEBT

     At December 31, 1997 and 1996, notes payable and long-term debt consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
Domain Credit Facility......................................  $61,200    $ 34,552
Indebtedness to FRLP........................................    7,000          --
IPF Credit Facility.........................................   11,212      29,168
                                                              -------    --------
Long-term debt..............................................  $79,412    $ 63,720
Less current maturities.....................................  (24,900)         --
                                                              -------    --------
                                                              $54,512    $ 63,720
                                                              =======    ========

     Domain Credit Facility -- In connection with the Acquisition, Domain entered into a $65.0 million revolving credit facility maturing on December 31, 1999 (the "Domain Credit Facility") with a group of banks led by The Chase Manhattan Bank (the "Lenders"). The Domain Credit Facility is secured by approximately 80% of the aggregate value of Domain's oil and gas properties and substantially all of Domain's other property (other than IPF Program related properties), including the capital stock of Ventures and Production and is also guaranteed by Ventures and Production. Amounts available under the Domain Credit Facility are subject to a borrowing base with scheduled redeterminations every six months (and such other redeterminations as the Lenders may elect to perform) by the Lenders at the Lenders' sole discretion and in accordance with their customary practices and standards in effect from time to time for reserve-based loans to borrowers similar to Domain. The borrowing base under the Domain Credit Facility at December 31, 1997 was $50.0 million.

     Absent a default or an event of default, borrowings under the Domain Credit Facility accrue interest at LIBOR plus a margin of 1.50% to 2.50% per annum depending on the total amount outstanding or, at the option of Domain, at the greater of (i) the prime rate and (ii) the federal funds effective rate plus 0.50%, plus a margin of 0.50% to 1.50% depending on the total amount outstanding. Domain also incurs a quarterly commitment fee ranging from 0.375% to 0.50% per annum on the average unused portion of the Lenders' aggregate commitment depending on the total amount outstanding and an administrative fee of $25,000 payable annually in advance. The interest rate on the amounts outstanding at December 31, 1997 was 7.97%.

     The Domain Credit Facility contains a number of covenants that, among other things, restrict the ability of Domain to dispose of assets, incur additional indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and that will otherwise restrict corporate activities. In addition, such facility requires Domain to maintain a specified minimum tangible net worth and to comply with certain prescribed financial ratios. Further, under such facility, an event of default is deemed to occur if any person, other than Domain's officers, FRLP (as defined below) or any other investment fund, the managing general partner of which is First Reserve Corporation ("First Reserve"), becomes the beneficial owner, directly or indirectly, of more than 40% of the outstanding shares of Common Stock.

     IPF Credit Facility -- Domain Energy Finance Corporation ("IPF Company"), an indirect wholly-owned subsidiary of Domain, has a $150.0 million revolving credit facility (the "IPF Credit Facility") agented by Compass Bank -- Houston ("Compass") through which it finances a portion of the IPF Program. The IPF Credit Facility matures June 1, 1999 at which time all amounts owed thereunder are due and payable. The IPF Credit Facility is secured by substantially all of IPF Company's oil and gas term overriding royalty interests, including the notes receivable generated therefrom. The borrowing base under the facility as of December 31, 1997 was $40.0 million and is subject to a scheduled redetermination by Compass every six

                           DOMAIN ENERGY CORPORATION
months and such other redeterminations as Compass may elect to perform each year. Absent a default or an event of default (as defined therein), borrowings under the IPF Credit Facility accrue interest at LIBOR plus a margin of 1.75% to 2.25% per annum depending on the total amount outstanding or, at the option of the IPF Company, the prime rate published in The Wall Street Journal. Domain also incurs a quarterly commitment fee ranging from 0.375% to 0.50% per annum on the average unused portion of the aggregate commitment depending on the total amount outstanding and an administrative fee of $15,000 payable annually in advance. The interest rate on the amounts outstanding as of December 31, 1997 was 8.21%.

     The IPF Credit Facility contains a number of covenants that, among other things, restrict the ability of IPF Company to incur additional indebtedness or grant liens on its properties, guarantee indebtedness of any other person, dispose of assets, make loans in excess of $100,000 other than in the ordinary course of its business, issue additional shares of capital stock, engage in certain transactions with affiliates, enter into any new line of business or amend certain of its material contracts. In addition, such facility requires IPF Company to maintain a specified minimum tangible net worth.

     The IPF Credit Facility restricts the ability of the IPF Company to dividend cash to its parent, Ventures, or otherwise advance cash to Domain. At December 31, 1997, IPF Company net assets of approximately $10.4 million were restricted.

     Indebtedness to FRLP -- Prior to the Acquisition, Tennessee Gas Pipeline Company ("TGPL"), the former wholly-owning parent of Ventures, was a guarantor with respect to certain indebtedness (the "Michigan Senior Debt") of a partnership formed to participate in a development project in Michigan in which Ventures was at the time a general partner. In connection with the Acquisition, Domain formed Domain Energy Guarantor Corporation ("Guarantor Corporation"), for the sole purpose of assuming the obligations of TGPL under such guaranty. As security for its obligations under the guaranty, Guarantor Corporation purchased an $8.0 million certificate of deposit issued by the lender in respect of the Michigan Senior Debt and assigned and pledged such certificate to the lender.

     To enable Guarantor Corporation to purchase the $8.0 million certificate pledged as collateral for its guaranty of the Michigan Senior Debt, First Reserve Fund VII, Limited Partnership ("FRLP"), Domain's sole stockholder at December 31, 1996, loaned Guarantor Corporation $8.0 million evidenced by a Subordinated Promissory Note dated December 31, 1996 (the "Note"). The full principal amount of the Note was scheduled to mature on December 31, 1999. Interest accrued on the Note at a rate per annum equal to the interest rate per annum earned by Guarantor Corporation on the $8.0 million certificate and was payable quarterly. The obligations of Guarantor Corporation under the Note were expressly made subordinated and subject in right of payment to the prior payment in full of the Michigan Senior Debt. Pursuant to the terms of the Note, FRLP had the right to convert the Note into common stock. In accordance with APB 14, $1.0 million of the Note was reclassified from notes payable to additional paid-in capital on Domain's financial statements. As a result of the reclassification the effective interest rate on the Note increased from 4.60% to 5.26%. The remaining $7.0 million of the Note was classified as current maturities of long-term debt at December 31, 1996 in keeping with FRLP's intent to exercise its option to acquire common stock concurrent with consummation of Domain's initial public offering (the "Offering"). Upon consummation of the Offering, in June 1997, the Note was repaid.

8. RELATED PARTY TRANSACTIONS

     Prior to the Acquisition, Domain paid an affiliate of the Parent for various administrative support services, including treasury, legal, tax, human resources and administration. Allocations were based on Domain's percentage of total assets as compared to the Parent's total assets. Included in the 1996 allocation was approximately $2.0 million of costs that were directly related to severance payments, retention bonuses and other costs associated with the merger of Tenneco with an affiliate of El Paso. Management of Domain

                           DOMAIN ENERGY CORPORATION
believes that the allocations were reasonable and approximate those costs which would have been incurred from unrelated parties.

     Prior to the Acquisition, the Parent also advanced various amounts to Domain for working capital and capital expenditure requirements. The Parent did not charge Domain any interest expense on the funds utilized by Domain. The average amounts of advances outstanding from the Parent were approximately $118.5 million and $107.7 million for the years ended December 31, 1996 and 1995, respectively. A summary of the activity in the advances from Parent account follows (in thousands):

                                                                1995        1996
                                                              --------    ---------
Beginning balance, January 1,...............................  $104,504    $ 112,832
Cash advances, net..........................................     5,545        1,737
Corporate overhead allocation...............................     2,627        4,827
Other allocations (accrued taxes)...........................       156        4,734
Liability to Parent at Acquisition date not assumed by
  Domain....................................................        --     (124,130)
                                                              --------    ---------
Ending balance, December 31.................................  $112,832    $      --
                                                              ========    =========

     In 1997, Domain paid First Reserve, the managing partner of FRLP, a fee of $500,000 for financial advisory services rendered in connection with the Acquisition.

9. STOCKHOLDERS' EQUITY

     Common Stock -- As of June 20, 1997, Domain was authorized to issue up to 25,000,000 shares of Common Stock, $.01 par value per share ("Domain Common Stock"). All share amounts in the financial statements have been retroactively restated to present a 754-for-one stock split effected on June 20, 1997. As of December 31, 1997, there were 15,110,111 shares of Domain Common Stock issued and 15,107,719 outstanding with 2,392 shares held in treasury. As of December 31, 1996, there were 7,177,681 shares of Domain Common Stock issued and outstanding. Holders of Domain Common Stock are entitled to one vote for each share held and are not entitled to cumulative voting for the purpose of electing directors and have no preemptive or similar right to subscribe for, or to purchase, any shares of Domain Common Stock or other securities to be issued by Domain in the future. Accordingly, the holders of more than 50% in voting power of the shares of Domain Common Stock voting generally for the election of directors will be able to elect all of Domain's directors.

     Option to Acquire Common Stock -- Pursuant to the Subscription Agreement, dated December 31, 1996 (the "First Reserve Subscription Agreement"), between Domain and FRLP, Domain granted to FRLP an option (the "First Reserve Option") to acquire 1,914,048 shares of Domain Common Stock for an aggregate purchase price of $8.0 million plus any accrued interest on the Note (the "Option Price") (see Note 7). The Option Price could be paid by FRLP (i) prior to the date on which the Note has been paid in full, by delivery to Domain of the Note together with the payment in cash of any principal or interest payments on the Note previously received by FRLP and (ii) after the date on which the Note has been paid in full, by payment of the Option Price in cash. In connection with the Offering, Domain and FRLP agreed to restructure the terms of the First Reserve Option as set forth below.

     Domain and FRLP agreed that concurrently with consummation of the Offering, FRLP would purchase a number of shares of Domain Common Stock at the Offering price such that the aggregate purchase price paid by FRLP for such shares equals $8,681,000. The amount of $8,681,000 represents the sum of (i) the outstanding principal balance of the Note plus estimated accrued interest thereon through June 15, 1997 and (ii) $500,000 in cash to be paid by FRLP. This transaction was completed on June 24, 1997.

                           DOMAIN ENERGY CORPORATION

     In accordance with APB 14, $1.0 million of the Note, representing the estimated fair value of the First Reserve Option, has been reclassified from notes payable to additional paid-in capital. See Note 7.

     Preferred Stock -- The Board of Directors is authorized, without action by the holders of Domain Common Stock, to issue up to 5,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), in one or more series, to establish the number of shares to be included in each such series and to fix the designations, preferences, relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Such matters may include, among others, voting rights, conversion and exchange privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights that could be superior and prior to the Domain Common Stock. As of December 31, 1997 and 1996, no shares of preferred stock were issued and outstanding.

10. STOCK-BASED COMPENSATION

     Domain maintains two stock-based compensation plans, which are described below. Domain applies APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which encourages, but does not require, all entities to record compensation expense on all stock-based compensation plans based upon fair value. However, pro forma disclosures as if Domain adopted the cost recognition provisions of SFAS No. 123 in 1997 are presented below.

     Stock Purchase and Option Plan -- In 1996, Domain adopted the Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees of Domain Energy Corporation and Affiliates (the "Stock Purchase and Option Plan"). The Stock Purchase and Option Plan authorizes the issuance of options to acquire up to 867,091 shares of Domain Common Stock and Domain has reserved 867,091 shares of Domain Common Stock for issuance in connection therewith. The Stock Purchase and Option Plan is administered by the Compensation Committee of the Board of Directors. Pursuant to the Stock Purchase and Option Plan, Domain may grant to employees, directors or other persons having a unique relationship with Domain or its affiliates, singly or in combination, Incentive Stock Options, Other Stock Options, Stock Appreciation Rights, Restricted Stock, Purchase Stock, Dividend Equivalent Rights, Performance Units, Performance Shares or Other Stock-Based Grants, in each case as such terms are defined therein. The terms of any such grant will be determined by the Compensation Committee and set forth in a separate grant agreement. The exercise price will be at least equal to 100% of fair market value of the Domain Common Stock on the date of grant in the case of Incentive Stock Options and the exercise price of Other Stock Options will be at least equal to 50% of fair market value of the Domain Common Stock on the date of grant, provided that options to purchase up to 433,546 shares of Domain Common Stock may be granted with an exercise price equal to $.01 per share, which is the par value of the Domain Common Stock. Non-Qualified Stock Options and Other Stock Options may be exercisable for up to ten years.

     On February 21, 1997 (the "Grant Date"), Domain granted to the officers of Domain pursuant to separate Non-Qualified Stock Option Agreements (collectively, as amended, the "Stock Option Agreements") between Domain and each of such persons, options to purchase a total of 753,998 shares of Domain Common Stock under the Stock Purchase and Option Plan. In addition, Domain has granted options to purchase an aggregate of 95,696 shares of Domain Common Stock to other employees of Domain. Under the terms of the Stock Option Agreements, 50% of the options granted to each such person are designated as time options (collectively, the "Time Options"), with an exercise price equal to $4.18 per share, and 50% are designated as performance options (collectively, the "Performance Options"), with an exercise price equal to $.01 per share. The Time Options become exercisable as to 20% of the shares of Domain Common Stock subject thereto on the first anniversary of the Grant Date and are exercisable as to an additional 20% of such shares upon each anniversary of the Grant Date thereafter. The Performance Options become exercisable at

                           DOMAIN ENERGY CORPORATION
any time following the second anniversary of the Grant Date, when the Investment Return Hurdle (as such term is defined) is met; provided that the Performance Options become exercisable as to 100% of the shares of Domain Common Stock subject thereto on the ninth anniversary of the Grant Date.

     At December 31, 1997, Domain had an additional 24,574 options available to grant. The following is a summary of all stock option activity for 1997:

                                                                 NUMBER      WEIGHTED
                                                              OF SHARES OF   AVERAGE
                                                               UNDERLYING    EXERCISE
                                                                OPTIONS       PRICES
                                                              ------------   --------
Outstanding at December 31, 1996............................         --           --
Granted.....................................................    869,704       $ 2.36
Exercised...................................................         --           --
Forfeited...................................................     (7,177)      $ 2.10
Expired.....................................................         --           --
                                                                -------       ------
Outstanding at December 31, 1997............................    862,527       $ 2.36
                                                                =======       ======
Exercisable at December 31, 1997............................      6,670       $13.50

     The weighted average per share fair value of options granted during 1997 was $3.28.

     The fair value of each option granted during 1997 was estimated as of the date of grant using the Black-Sholes option-pricing model with the following weighted-average assumptions for grants in 1997: no dividend yield; expected volatility of zero for options granted prior to the Offering and an expected volatility of 44.6% for options granted on or after the Offering; risk-free interest rates ranging from 5.44% to 6.70% ; and an expected option life of 2.50 years.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1997:

                                         WEIGHTED AVERAGE      WEIGHTED                       WEIGHTED
                                            REMAINING          AVERAGE                        AVERAGE
RANGE OF EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
------------------------   -----------   ----------------   --------------   -----------   --------------
  $0.01 to $4.18             842,517           9.25             $ 2.10             --              --
      $13.50                  20,010           9.50             $13.50          6,670          $13.50
---------------------        -------           ----             ------          -----          ------
  $0.01 to $13.50            862,527           9.26             $ 2.36          6,670          $13.50

     Management Investor Subscription Agreements and Related Transactions -- On February 21, 1997, each of Domain's officers and other managers of Domain (the "Management Investors") entered into a Management Investor Subscription Agreement with Domain pursuant to which the Management Investors purchased an aggregate of 390,307 shares of Common Stock at $4.18 per share. To facilitate such purchases, Domain loaned the Management Investors an aggregate of approximately $546,000. All such indebtedness of such persons accrues interest at the rate of 8% per annum, payable semiannually; provided that each Management Investor may elect to satisfy his or her semiannual interest payment obligation by increasing the principal amount of the indebtedness owed to Domain by the amount of interest otherwise payable. As security for such loans made by Domain, each Management Investor pledged to Domain, and granted a first priority security interest in, the shares of Domain Common Stock purchased by such Management Investor pursuant to its respective Management Investor Subscription Agreement and is required to pledge, and grant a first priority security interest in, all other shares of Domain Common Stock that each such person may subsequently acquire, including, without limitation, upon exercise of options to purchase shares of Domain Common Stock. Such loans were repaid in full in February 1998. In addition, in April 1997, other employees of Domain purchased 95,696 shares of Domain Common Stock at an average price of $4.18 per share.

                           DOMAIN ENERGY CORPORATION

     Stock Option Plan For Nonemployee Directors -- Domain has adopted the Domain Energy Corporation 1997 Stock Option Plan for Nonemployee Directors (the "Nonemployee Director Plan"). The objective of the Nonemployee Director Plan is to enable Domain to attract and retain the services of outstanding nonemployee directors by affording them an opportunity to acquire a proprietary interest in Domain through automatic, non-discretionary awards of options exercisable to purchase shares of Common Stock.

     Each member of the Board of Directors who is not an employee of Domain or its subsidiaries is eligible to receive options under the Nonemployee Director Plan. On the effective date of the Nonemployee Director Plan, each such of the five eligible directors were automatically granted an option to purchase 4,002 shares of Domain Common Stock. Future eligible directors will also be granted an option to purchase an identical number of shares of Domain Common Stock upon their initial appointment or election to the Board of Directors. The exercise price of the options will be equal to the fair market value of the Domain Common Stock on the date of grant. The options may be exercised for a period of ten years commencing on the date of grant as follows: (i) up to one-third of the total number of shares of Domain Common Stock subject to an option may be purchased as of the date of grant; (ii) up to an additional one-third of the total number of shares of Domain Common Stock subject to an option may be purchased as of the date of the annual meeting of stockholders of Domain in the year following the year in which the option was granted ("Second Vesting Date"), provided that the holder of the option is an eligible director immediately following such meeting; and (iii) the balance of the total number of shares of Domain Common Stock subject to an option may be purchased as of the date of the annual meeting of stockholders next following the Second Vesting Date ("Final Vesting Date"), provided that the holder of the option is an eligible director immediately following such meeting.

     Compensation Expense -- For purposes of determining compensation expense pursuant to APB 25, the measurement date for the stock options granted to officers of Domain is December 31, 1996 as on that date each officer knew the number of options (both Time Options and Performance Options) that they would be granted, the number of shares that they would be entitled to receive upon exercise of the options and the option exercise price. The measurement date for other options granted and stock sold is the date of the grant or sale. Compensation expense is calculated based on the difference in the proceeds that Domain receives upon issuance of the stock and the estimated fair value of the stock at the measurement date. Domain recognized stock compensation expense of $4,587,000 in 1997 and anticipates recognizing stock compensation expense based on actual stock acquired and in accordance with the vesting schedule of options granted as follows:

1998............................................   $1,158,000
1999............................................      227,000
2000............................................       37,000
2001............................................       18,000
2002............................................        3,000

     Pursuant to APB 25, Domain recognized a charge of $4.6 million as compensation expense for equity-based compensation awarded in 1997. If the fair value based method of accounting in SFAS No. 123 had been applied, Domain would have recognized $4.8 million in 1997 as compensation expense. Domain's pro forma net income and earnings per common share for 1997 is presented below (in thousands, except per share data):

                                                               1997
                                                              ------
Net income -- as reported..................................   $3,163
Net income -- pro forma....................................   $2,995
Diluted earnings per common share -- as reported...........   $ 0.26
Diluted earnings per common share -- pro forma.............   $ 0.25

                           DOMAIN ENERGY CORPORATION

     Because it is likely that additional options will be granted in future years and will vest ratably, the reported pro forma results are not necessarily representative of the effects on reported pro forma results for future years.

11. INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                             PREDECESSOR     SUCCESSOR
                                                           ---------------   ---------
                                                           1995     1996       1997
                                                           -----   -------   ---------
Federal:
  Current(1).............................................  $(518)  $(2,965)   $  445
  Deferred...............................................    791     6,511     3,359
State:
  Current................................................    (14)      657       290
  Deferred...............................................     92       191        --
                                                           -----   -------    ------
Income tax expense.......................................  $ 351   $ 4,394    $4,094
                                                           =====   =======    ======

---------------

(1) In 1997, $445,000 of current federal income taxes represents alternative minimum taxes paid.

     The following table sets forth a reconciliation of the statutory federal income tax with Domain's effective tax rate (in thousands):

                                                             PREDECESSOR     SUCCESSOR
                                                            --------------   ---------
                                                            1995    1996       1997
                                                            ----   -------   ---------
Income before income taxes................................  $858   $11,425    $7,257
                                                            ----   -------    ------
Income tax computed at statutory rates....................  $300   $ 3,999    $2,540
State taxes, net of federal benefit.......................    54       551       189
Other(1)..................................................    (3)     (156)    1,365
                                                            ----   -------    ------
Income tax expense........................................  $351   $ 4,394    $4,094
                                                            ====   =======    ======

---------------

(1) In 1997, Domain recorded $3.9 million of stock compensation expense for which it will receive no tax deduction.

                           DOMAIN ENERGY CORPORATION

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes. The components of deferred tax assets and liabilities pursuant to SFAS No. 109 are as follows (in thousands):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Deferred tax liability:
  Oil and gas properties....................................      $ --         $13,081
                                                                  ----         -------
Deferred tax asset:
  Alternative minimum tax...................................        --             445
  Net operating loss carryforwards..........................        --          12,441
  Other, net................................................        --             310
                                                                  ----         -------
                                                                    --          13,196
Valuation Allowance.........................................        --              --
                                                                  ----         -------
  Net deferred tax asset....................................      $ --         $   115
                                                                  ====         =======

     As of December 31, 1996, Domain had no deferred tax liability. As a result of the Acquisition and the corresponding election made by El Paso and Domain to step-up the tax basis in the assets acquired, there are no temporary differences in the carrying amounts of assets and liabilities for financial reporting and income tax purposes.

     As of December 31, 1997, Domain has a net operating loss ("NOL") carryforward for federal income tax purposes of approximately $35.5 million that may be used in future years to offset taxable income. Utilization of Domain's NOL carryforward is subject to annual limitations due to certain stock ownership changes that have occurred. To the extent not utilized, the NOL carryforward will begin to expire in 2006. Domain does not believe a deferred tax asset valuation is required because all tax carryovers are expected to be fully utilized.

12. COMMITMENTS AND CONTINGENCIES

     From time to time, Domain is a party to certain lawsuits and claims arising in the ordinary course of business. While the outcome of lawsuits and claims cannot be predicted with certainty, management does not expect these matters will have a materially adverse effect on Domain's financial condition, results of operations or cash flows.

     401(k) Plan -- Effective December 31, 1996, Domain has offered its employees an employee 401(k) savings plan (the "401(k) Plan"). The 401(k) Plan covers all full-time employees and entitles each to contribute up to 15% of his or her annual compensation subject to maximum limitations imposed by the Internal Revenue Code. The 401(k) Plan allows for employer matching of up to 8% of the employee's contributions based on years of participation in the plan, including years of participation in the 401(k) plan previously offered by Tenneco. Domain's contributions to the 401(k) Plan during 1997 were $146,000.

     Domain has entered into operating lease agreements for office space in Houston, Texas with the lease term expiring on September 30, 2002.

                           DOMAIN ENERGY CORPORATION

     Future minimum lease payments required as of December 31, 1997 related to these and other normal operating leases are as follows:

Year ended December 31,
     1998................................................  $  490,000
     1999................................................     440,000
     2000................................................     428,000
     2001................................................     420,000
     2002................................................     315,000
                                                           ----------
          Total minimum lease payments...................  $2,093,000
                                                           ==========

     Rent expense for the years ended December 31, 1997, 1996 and 1995 was $253,000, $604,000 and $545,000, respectively.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      QUARTER ENDED
                                                   ---------------------------------------------------
                                                   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
PREDECESSOR (IN THOUSANDS, EXCEPT PER SHARE DATA)    1996        1996         1996            1996
-------------------------------------------------  ---------   --------   -------------   ------------
Revenues........................................    $16,143    $14,686       $13,531        $11,870
Operating income (loss)(1)......................      4,096      6,126         2,047           (694)
Net income (loss)...............................      2,754      3,855           982           (560)
Net income per share............................         --         --            --             --

                                                                      QUARTER ENDED
                                                   ---------------------------------------------------
                                                   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
 SUCCESSOR (IN THOUSANDS, EXCEPT PER SHARE DATA)     1997        1997         1997            1997
 -----------------------------------------------   ---------   --------   -------------   ------------
Revenues.........................................   $13,222     $9,841       $13,671        $15,534
Operating income.................................     2,525      1,908         3,321          3,277
Net income (loss)(3).............................      (319)       673         1,634          1,175
Net income (loss) per share(2)...................   $ (0.03)    $ 0.08       $  0.11        $  0.08

---------------

(1) The fourth quarter 1996 includes $2.1 million of corporate overhead which is $1.2 million greater than the average of the first three quarters. This amount includes costs related to the merger between Tenneco and an affiliate of El Paso.

(2) Assuming dilution.

(3) The first quarter of 1997 includes $3.2 million of stock compensation expense which is $2.7 million greater than the average of the last three quarters. This amount includes cost related to stock purchases made by Domain's management.

                           DOMAIN ENERGY CORPORATION

14. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS
    EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

     This footnote provides unaudited information required by SFAS No. 69, "Disclosures About Oil and Gas Producing Activities".

     Capitalized Costs -- Capitalized costs and accumulated depreciation, depletion and amortization relating to Domain's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                     SUCCESSOR
                                                              -----------------------
                                                                 1996         1997
                                                              ----------    ---------
Proved producing oil and natural gas properties.............   $53,514      $116,782
Unevaluated properties......................................    12,662        36,603
                                                               -------      --------
                                                                66,176       153,385
Less: Accumulated depreciation, depletion and
  amortization..............................................        --       (15,411)
                                                               -------      --------
Net capitalized costs.......................................   $66,176      $137,974
                                                               =======      ========
Domain's share of equity method investee's net capitalized
  cost (sold in 1997).......................................   $17,815      $     --

     Costs Incurred -- Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                           PREDECESSOR          SUCCESSOR
                                                      ----------------------    ---------
                                                         1995         1996        1997
                                                      -----------    -------    ---------
Property acquisition costs:
  Proved............................................    $15,186      $ 7,781     $39,762
  Unproved..........................................      3,207          732      15,610
Exploration costs...................................     23,677       12,126      16,804
Development costs...................................      7,834        7,506      18,894
                                                        -------      -------     -------
Total costs incurred................................    $49,904      $28,145     $91,070
                                                        =======      =======     =======
Domain's share of equity method investee's cost
  incurred (sold in 1997)...........................    $    --      $17,978     $    --

                           DOMAIN ENERGY CORPORATION

     Results of Operations -- Results of operations for oil and gas producing activities (including operating overhead) were as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                           PREDECESSOR        SUCCESSOR
                                                        ------------------    ---------
                                                         1995       1996        1997
                                                        -------    -------    ---------
REVENUES
  Sales...............................................  $34,877    $52,274     $47,251
  Other revenues......................................      414       (413)        238
                                                        -------    -------     -------
          Total revenues..............................   35,291     51,861      47,489
                                                        -------    -------     -------
EXPENSES
  Production costs....................................    8,690     11,547      16,341
  Depreciation, depletion and amortization............   22,339     24,919      15,411
                                                        -------    -------     -------
  Income before taxes.................................    4,262     15,395      15,737
  Provision for income taxes..........................    1,743      5,921       5,744
                                                        -------    -------     -------
  Results of operations for oil and gas producing
     activities.......................................  $ 2,519    $ 9,474     $ 9,993
                                                        =======    =======     =======

     The difference between the above results of operations and the amounts reported in the Combined and Consolidated Statements of Income is primarily attributable to excluding IPF Program related activities, general and administrative expense, stock compensation expense, corporate overhead allocation, amortization of other assets and interest expense.

     Reserves -- Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes for the periods presented are based on estimates prepared by DeGolyer and MacNaughton, Netherland, Sewell & Associates, Inc., and other third-party independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

                           DOMAIN ENERGY CORPORATION

     Domain's net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below.

                                               OIL CONDENSATE AND NATURAL GAS LIQUIDS (BBLS)
                                              -----------------------------------------------
                                               PREDECESSOR                SUCCESSOR
                                              -------------     -----------------------------
                                                  1995              1996             1997
                                              -------------     ------------     ------------
Proved developed and undeveloped reserves:
  Beginning of year.........................     4,109,442        2,197,181       10,128,061
  Revisions of previous estimates...........      (704,308)         289,216         (232,597)
  Purchase of oil and gas properties........     1,713,328        8,152,514        1,546,024
  Extensions and discoveries................       179,224          180,286          570,129
  Sale of oil and gas properties............    (2,676,505)        (127,305)         (15,005)
  Production................................      (424,000)        (563,831)        (646,394)
                                               -----------       ----------       ----------
  End of year...............................     2,197,181       10,128,061       11,350,218
                                               ===========       ==========       ==========
Proved developed reserves at end of
  year(1)...................................     1,701,656        9,775,753        5,708,044
Equity in proved reserves of equity investee
  (sold in 1997)............................            --        1,251,592               --

                                                          NATURAL GAS (MCF)
                                              -----------------------------------------
                                              PREDECESSOR            SUCCESSOR
                                              -----------    --------------------------
                                                 1995           1996           1997
                                              -----------    -----------    -----------
Proved developed and undeveloped reserves:
  Beginning of year.........................   73,398,877     82,682,380     60,094,539
  Revisions of previous estimates...........    5,769,806     (2,920,927)       103,428
  Purchase of oil and gas properties........   19,898,227             --     40,465,190
  Extensions and discoveries................   13,083,241      4,743,646     20,624,856
  Sale of oil and gas properties............  (11,402,771)    (3,218,665)      (407,603)
  Production................................  (18,065,000)   (21,191,895)   (15,932,493)
                                              -----------    -----------    -----------
  End of year...............................   82,682,380     60,094,539    104,947,917
                                              ===========    ===========    ===========
Proved developed reserves at end of year....   65,178,731     47,495,614     84,444,975
Equity in proved reserves of equity investee
  (sold in 1997)............................           --     21,243,379             --

                                                            TOTAL (MCFE)
                                              -----------------------------------------
                                              PREDECESSOR            SUCCESSOR
                                              -----------    --------------------------
                                                 1995           1996           1997
                                              -----------    -----------    -----------
Proved developed and undeveloped reserves:
  Beginning of year.........................   98,055,529     95,865,466    120,862,905
  Revisions of previous estimates...........    1,543,958     (1,185,631)    (1,292,154)
  Purchase of oil and gas properties........   30,178,195     48,915,084     49,741,334
  Extensions and discoveries................   14,158,585      5,825,362     24,045,630
  Sale of oil and gas properties............  (27,461,801)    (3,982,495)      (497,633)
  Production................................  (20,609,000)   (24,574,881)   (19,810,857)
                                              -----------    -----------    -----------
  End of year...............................   95,865,466    120,862,905    173,049,225
                                              ===========    ===========    ===========
Proved developed reserves at end of year....   75,388,667    106,150,132    118,693,238
Equity in proved reserves of equity investee
  (sold in 1997)............................           --     28,752,931             --

                           DOMAIN ENERGY CORPORATION

---------------

(1) Proved developed oil, condensate and natural gas liquids reserves decreased by 4.1 million barrels in 1997 as compared to 1996. This decrease was the result of the reclassification of a portion of the reserves attributable to the Wasson Field from proved developed to proved undeveloped at year end 1997.

     Standardized Measure -- The table of the Standardized Measure of Discounted Future Net Cash Flows relating to Domain's ownership interests in proved oil and gas reserves as of year end is shown below (in thousands):

                                                           AS OF DECEMBER 31,
                                                  -------------------------------------
                                                  PREDECESSOR          SUCCESSOR
                                                  -----------    ----------------------
                                                     1995          1996         1997
                                                  -----------    ---------    ---------
Future cash inflows.............................   $210,818      $ 422,377    $ 434,977
Future oil and gas operating expenses...........    (43,204)      (204,741)    (172,347)
Future development costs........................    (38,680)       (31,208)     (52,378)
                                                   --------      ---------    ---------
Future net cash flows before income taxes.......    128,934        186,428      210,252
10% annual discount of future net cash flows
  before income taxes...........................    (25,003)       (38,591)     (61,463)
                                                   --------      ---------    ---------
Discounted future net cash flows before income
  taxes.........................................    103,931        147,837      148,789
Future income tax expenses, net of 10% annual
  discount......................................     (4,932)       (22,491)     (21,118)
                                                   --------      ---------    ---------
Standardized measure of discounted future net
  cash flows....................................   $ 98,999      $ 125,346    $ 127,671
                                                   ========      =========    =========
Domain's share of equity method investee's
  standardized measure of discounted future net
  cash flows (sold in 1997).....................   $     --      $  29,078    $      --

     Future cash flows are computed by applying year-end prices of oil and natural gas to year-end quantities of proved oil and natural gas reserves. Year-end prices utilized for oil and natural gas were $18.70/Bbl and $2.55/MMbtu in 1997, $22.50/Bbl and $3.38/MMbtu in 1996 and $18.76/Bbl and $3.30/MMbtu in
1995. Domain estimates that a substantial decline in prices relative to year-end 1997 would cause a substantial decline in Domain's Present Value. For example, a $0.10 per MMbtu decline in natural gas prices, holding all other variables constant, would decrease Domain's December 31, 1997 Present Value by approximately $7.8 million, or 5.3%, and a $1.00 per Bbl decline in oil and condensate prices would decrease Domain's Present Value by approximately $4.0 million, or 2.7%. While the foregoing calculations should assist the reader in understanding the effect of a decline in oil and natural gas prices on Domain's Present Value, such calculations assume that quantities of recoverable reserves are constant and therefore would not be accurate if prices decreased to a level at which reserves would no longer be economically recoverable.

     Future operating expenses and development costs are computed primarily by Domain's petroleum engineers by estimating the expenditures to be incurred in developing and producing Domain's proved oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.

     Future income taxes are based on year end statutory rates, adjusted for operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of Domain's oil and gas properties.

                           DOMAIN ENERGY CORPORATION

     The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Domain's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money, and the risks inherent in reserve estimates.

     Change in Standardized Measure -- Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below (in thousands):

                                                         PREDECESSOR         SUCCESSOR
                                                    ---------------------    ---------
                                                      1995         1996        1997
                                                    ---------    --------    ---------
Changes due to current operations:
  Sales of oil and gas, net of production costs...  $ (26,200)   $(40,727)   $(30,910)
  Sales of reserves in place......................    (20,027)     (4,639)       (478)
  Extensions and discoveries......................     18,595       7,941      34,617
  Purchase of reserves in place...................     21,143      12,601      57,398
  Future development costs incurred...............      7,834       7,270       4,385
Changes due to revisions in standardized
  variables:
  Price and production costs......................     23,926      52,020     (77,123)
  Revisions of previous quantity estimates........       (950)     (1,857)     (3,571)
  Estimated future development costs..............     (8,825)     (1,187)        962
  Income taxes....................................    (11,613)    (17,560)      1,373
  Accretion of discount...........................      6,181      10,393      14,784
  Production rates (timing) and other.............     20,443       2,092         888
                                                    ---------    --------    --------
Net increase......................................     30,507      26,347       2,325
Beginning of year.................................     68,492      98,999     125,346
                                                    ---------    --------    --------
End of year.......................................  $  98,999    $125,346    $127,671
                                                    =========    ========    ========

     Sales of oil and natural gas, net of oil and natural gas operating expenses and future development costs are based on historical pre-tax results. Sales of reserves in place, extensions and discoveries, purchases of reserves in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis.

                                                                         ANNEX A

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated May 12, 1998 (this "Amendment"), to the Agreement and Plan of Merger, dated as of May 12, 1998, by and among Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), Domain Energy Corporation, a Delaware corporation (the "Company"), and DEC Acquisition, Inc., a Delaware corporation ("Merger Sub").

                                  WITNESSETH:

     WHEREAS, Lomak, the Company and Merger Sub are parties to an Agreement and Plan of Merger, dated as of May 12, 1998 (the "Original Merger Agreement"), providing for the merger of Merger Sub with and into the Company on the terms and conditions set forth therein; and

     WHEREAS, Lomak, the Company and Merger Sub desire to amend the Original Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

     1. Capitalized terms used and not defined herein shall have the meaning given to such terms in the Original Merger Agreement.

     2. The Company hereby represents and warrants to Lomak and Merger Sub as follows, which representations and warranties shall be deemed to form part of the representations and warranties of the Company included in Article IV of the Original Merger Agreement for all purposes of the Original Merger Agreement:

          (a) First Reserve Fund VII, Limited Partnership (the "Principal Stockholder") is the record owner of 7,820,718 shares of Company Common Stock;

          (b) on the date hereof, 7,553,860 votes constituted a majority of the outstanding voting power of Company Common Stock; and

          (c) on the date hereof, the Principal Stockholder has delivered a written consent to the Company approving and adopting the Original Merger Agreement in accordance with applicable law, including without limitation the DGCL, and such consent will, upon mailing by the Company of the notice as described in Section 3 below, constitute the Company Stockholder Approval and no other approvals of the stockholders of the Company other than such consent are required to effect the Merger.

     3. The Company will, promptly after the execution of this Amendment, mail, in accordance with Section 228(d) of the DGCL, notice of the corporation action without a meeting taken by the Principal Stockholder to those Company stockholders who have not consented to such action in writing and who, if the action had been taken at a meeting of Company stockholders, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take such action were delivered to the Company in accordance with Section 228(c) of the DGCL. The covenant of the Company in this Section 3 shall be deemed to form part of the covenants of the Company included in Article VII of the Original Merger Agreement for all purposes of the Original Merger Agreement.

     4. All references to "Proxy Statement/Prospectus" in the Original Merger Agreement shall be deemed in all cases in the Original Merger Agreement to include the information statement required to be sent to the

Company's stockholders pursuant to Section 14(c) of the Exchange Act in connection with the Principal Stockholder's consent described in this Amendment.

     5. Notwithstanding anything contained in the Original Merger Agreement to the contrary, including without limitation Section 7.13 thereof, the Company shall not be required to hold the Company Special Meeting.

     6. This Amendment shall constitute an Ancillary Agreement for all purposes of the Original Merger Agreement.

     7. The validity, interpretation, construction and performance of this Amendment shall be governed by, and construed in accordance with, the laws of Delaware without reference to rules relating to conflicts of laws.

     8. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each party.

     9. Except as expressly modified and amended by this Amendment, the Original Merger Agreement shall continue in full force and effect and is hereby ratified and confirmed in all respects.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Lomak, the Company and Merger Sub have duly executed this Amendment on the date first above written.

                                            LOMAK PETROLEUM, INC.

                                            By:    /s/ JOHN H. PINKERTON

                                              ----------------------------------
                                                      John H. Pinkerton
                                                President and Chief Executive
                                                            Officer

                                            DEC ACQUISITION, INC.

                                            By:    /s/ JOHN H. PINKERTON

                                              ----------------------------------
                                                      John H. Pinkerton
                                                          President

                                            DOMAIN ENERGY CORPORATION

                                            By:    /s/ MICHAEL V. RONCA

                                              ----------------------------------
                                                       Michael V. Ronca
                                                President and Chief Executive
                                                            Officer

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                             LOMAK PETROLEUM, INC.,
                             DEC ACQUISITION, INC.
                                      AND
                           DOMAIN ENERGY CORPORATION
                               DATED MAY 12, 1998

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

  Section 1.1     The Merger..................................................  A-10
  Section 1.2     Effective Time of the Merger................................  A-10
  Section 1.3     Tax Treatment...............................................  A-10
                                      ARTICLE II
                              THE SURVIVING CORPORATION
  Section 2.1     Certificate of Incorporation................................  A-10
  Section 2.2     Bylaws......................................................  A-10
  Section 2.3     Directors and Officers......................................  A-10
                                     ARTICLE III
                                 CONVERSION OF SHARES
  Section 3.1     Conversion of Capital Stock.................................  A-11
  Section 3.2     Surrender and Payment.......................................  A-12
  Section 3.3     Company Stock Options.......................................  A-12
  Section 3.4     No Fractional Shares........................................  A-12
  Section 3.5     Closing.....................................................  A-12
                                      ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  Section 4.1     Organization and Qualification..............................  A-15
  Section 4.2     Capitalization..............................................  A-16
  Section 4.3     Authority...................................................  A-16
  Section 4.4     Consents and Approvals; No Violation........................  A-17
  Section 4.5     Company SEC Reports.........................................  A-17
  Section 4.6     Financial Statements........................................  A-18
  Section 4.7     Absence of Undisclosed Liabilities..........................  A-18
  Section 4.8     Absence of Certain Changes..................................  A-18
  Section 4.9     Taxes.......................................................  A-18
  Section 4.10    Litigation..................................................  A-19
  Section 4.11    Employee Benefit Plans; ERISA...............................  A-19
  Section 4.12    Environmental Liability.....................................  A-20
  Section 4.13    Compliance with Applicable Laws.............................  A-21
  Section 4.14    Insurance...................................................  A-21
  Section 4.15    Labor Matters; Employees....................................  A-21
  Section 4.16    Reserve Reports.............................................  A-22
  Section 4.17    Oil and Gas Reserves; Equipment.............................  A-23
  Section 4.18    Title to Oil and Gas Interests..............................  A-24
  Section 4.19    Title to Other Properties...................................  A-25
  Section 4.20    Permits.....................................................  A-25
  Section 4.21    Material Contracts..........................................  A-25
  Section 4.22    Required Stockholder Vote or Consent........................  A-26
  Section 4.23    Proxy Statement/Prospectus; Registration Statement..........  A-26

  Section 4.24    Intellectual Property.......................................  A-26
  Section 4.25    Hedging.....................................................  A-27
  Section 4.26    Brokers.....................................................  A-27
  Section 4.27    Opinion of Financial Advisor................................  A-27
                                      ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF LOMAK AND MERGER SUB
  Section 5.1     Organization and Qualification..............................  A-27
  Section 5.2     Capitalization..............................................  A-28
  Section 5.3     Authority...................................................  A-28
  Section 5.4     Consents and Approvals; No Violation........................  A-29
  Section 5.5     Lomak Financial Statements..................................  A-29
  Section 5.6     Absence of Undisclosed Liabilities..........................  A-30
  Section 5.7     Absence of Certain Changes..................................  A-30
  Section 5.8     Lomak SEC Reports...........................................  A-30
  Section 5.9     Taxes.......................................................  A-30
  Section 5.10    Litigation..................................................  A-31
  Section 5.11    Employee Benefit Plans; ERISA...............................  A-31
  Section 5.12    Environmental Liability.....................................  A-32
  Section 5.13    Compliance with Applicable Laws.............................  A-33
  Section 5.14    Insurance...................................................  A-33
  Section 5.15    Labor Matters...............................................  A-33
  Section 5.16    Reserve Reports.............................................  A-34
  Section 5.17    Oil and Gas Reserves; Equipment.............................  A-34
  Section 5.18    Title to Oil and Gas Interests..............................  A-35
  Section 5.19    Title to Other Properties...................................  A-36
  Section 5.20    Material Contracts..........................................  A-36
  Section 5.21    Permits.....................................................  A-37
  Section 5.22    Required Stockholder Vote or Consent........................  A-37
  Section 5.23    Proxy Statement/Prospectus; Registration Statement..........  A-37
  Section 5.24    Intellectual Property.......................................  A-38
  Section 5.25    Hedging.....................................................  A-38
  Section 5.26    Brokers.....................................................  A-38
  Section 5.27    Merger Sub's Operations.....................................  A-38
  Section 5.28    Opinion of Financial Advisor................................  A-38
                                      ARTICLE VI
                        CONDUCT OF BUSINESS PENDING THE MERGER
  Section 6.1     Conduct of Business by the Company Pending the Merger.......  A-39
  Section 6.2     Conduct of Business by Lomak Pending the Merger.............  A-40
  Section 6.3     Conduct of Business of Merger Sub...........................  A-42
                                     ARTICLE VII
                                ADDITIONAL AGREEMENTS
  Section 7.1     Access and Information......................................  A-42
  Section 7.2     Acquisition Proposals.......................................  A-42
  Section 7.3     Directors' and Officers' Indemnification....................  A-42
  Section 7.4     Further Assurances..........................................  A-43
  Section 7.5     Expenses....................................................  A-44
  Section 7.6     Cooperation.................................................  A-44
  Section 7.7     Publicity...................................................  A-44
  Section 7.8     Additional Actions..........................................  A-44

  Section 7.9     Filings.....................................................  A-44
  Section 7.10    Consents....................................................  A-44
  Section 7.11    Employee Matters; Benefit Plans.............................  A-44
  Section 7.12    Lomak Board.................................................  A-45
  Section 7.13    Stockholders Meetings.......................................  A-45
  Section         Preparation of the Proxy Statement/Prospectus and             A-46
    7.14.......   Registration Statement......................................
  Section 7.15    Stock Exchange Listing......................................  A-47
  Section 7.16    Notice of Certain Events....................................  A-47
  Section 7.17    Site Inspections............................................  A-47
  Section 7.18    Chief Operating Officer.....................................  A-47
  Section 7.19    Charter Amendments; Name....................................  A-47
  Section 7.20    Voting Agreement............................................  A-47
                                     ARTICLE VIII
                       CONDITIONS TO CONSUMMATION OF THE MERGER
  Section 8.1     Conditions to the Obligation of Each Party..................  A-48
  Section 8.2     Conditions to the Obligations of Lomak and Merger Sub.......  A-48
  Section 8.3     Conditions to the Obligations of the Company................  A-49
                                      ARTICLE IX
                                       SURVIVAL
  Section 9.1     Survival of Representations and Warranties..................  A-49
  Section 9.2     Survival of Covenants and Agreements........................  A-49
                                      ARTICLE X
                          TERMINATION, AMENDMENT AND WAIVER
  Section 10.1    Termination.................................................  A-49
  Section 10.2    Effect of Termination.......................................  A-49
                                      ARTICLE XI
                                    MISCELLANEOUS
  Section 11.1    Notices.....................................................  A-50
  Section 11.2    Separability................................................  A-51
  Section 11.3    Assignment..................................................  A-51
  Section 11.4    Interpretation..............................................  A-51
  Section 11.5    Counterparts................................................  A-51
  Section 11.6    Entire Agreement............................................  A-51
  Section 11.7    Governing Law...............................................  A-51
  Section 11.8    Attorneys' Fees.............................................  A-51
  Section 11.9    No Third Party Beneficiaries................................  A-51
  Section 11.10   Disclosure Schedules........................................  A-51
  Section 11.11   Amendments, Waivers, Etc....................................  A-51
  Section 11.12   No Waiver...................................................  A-51

Schedule 6.1(m) -- Company Employee Benefit Plan Amendments

                                  DEFINITIONS

DEFINED TERMS

Action......................................................  Section 7.3(a)
Affiliate...................................................  Section 3.3(a)
Ancillary Agreements........................................  Section 4.3
Assessment..................................................  Section 7.17
Audit.......................................................  Section 4.9(f)
Closing.....................................................  Section 3.5
Closing Date................................................  Section 3.5
Closing Date Market Price...................................  Section 3.1(a)
Code........................................................  Section 1.3
Common Stock Certificate....................................  Section 3.1(a)
Company.....................................................  Preamble
Company Acquisition Proposal................................  Section 7.2(b)
Company Benefit Plans.......................................  Section 4.11(a)
Company Breach..............................................  Section 10.1(d)
Company Classified Property.................................  Section 4.18(a)
Company Common Stock........................................  Section 3.1
Company Designees...........................................  Section 7.12
Company Disclosure Schedule.................................  Section 4.1(a)
Company Engagement Letters..................................  Section 4.26
Company ERISA Affiliate.....................................  Section 4.11(a)
Company Financial Statements................................  Section 4.6
Company Material Adverse Effect.............................  Section 4.1(c)
Company Material Contracts..................................  Section 4.21(a)
Company Permitted Encumbrances..............................  Section 4.18(a)
Company Reserve Report......................................  Section 4.16(a)
Company SEC Reports.........................................  Section 4.5
Company Special Meeting.....................................  Section 7.13(a)
Company Stock Options.......................................  Section 3.3(a)
Company Stockholder Approval................................  Section 4.22
Customary Post-Closing Consents.............................  Section 4.18(a)
DGCL........................................................  Section 1.1
D&O Insurance...............................................  Section 7.3(b)
Effective Time..............................................  Section 1.2
Enforceability Exception....................................  Section 4.3
Environmental Laws..........................................  Section 4.12(a)
ERISA.......................................................  Section 4.11(a)
Exchange Act................................................  Section 3.3(f)
Exchange Agent..............................................  Section 3.2(a)
Exchange Fund...............................................  Section 3.2(a)
Exchange Ratio..............................................  Section 3.1(a)
GAAP........................................................  Section 4.6
Governmental Authority......................................  Section 4.4(b)
Hazardous Substances........................................  Section 4.12(b)
Hydrocarbons................................................  Section 4.16(a)
Inspected Party.............................................  Section 7.17
Inspecting Party............................................  Section 7.17
Intellectual Property.......................................  Section 4.24
Liens.......................................................  Section 4.18(a)
Lomak.......................................................  Preamble

Lomak Benefit Plans.........................................  Section 5.11(a)
Lomak Classified Property...................................  Section 5.18(a)
Lomak Common Stock..........................................  Section 3.1(a)
Lomak Disclosure Schedule...................................  Section 5.1(a)
Lomak ERISA Affiliate.......................................  Section 5.11(a)
Lomak Engagement Letters....................................  Section 5.26
Lomak Financial Statements..................................  Section 5.5
Lomak Material Adverse Effect...............................  Section 5.1(d)
Lomak Material Contracts....................................  Section 5.20(a)
Lomak Permitted Encumbrances................................  Section 5.18(a)
Lomak Preferred Stock.......................................  Section 5.2(a)
Lomak Reserve Report........................................  Section 5.16(a)
Lomak SEC Reports...........................................  Section 5.8
Lomak Special Meeting.......................................  Section 7.13(b)
Lomak Stockholder Approval..................................  Section 5.22
Merger......................................................  Preamble
Merger Consideration........................................  Section 3.1(a)
Merger Sub..................................................  Preamble
NYSE........................................................  Section 3.1(a)
Oil and Gas Interests.......................................  Section 4.16(a)
PBGC........................................................  Section 4.11(b)
PCBs........................................................  Section 4.12(e)
Permits.....................................................  Section 4.20
Person......................................................  Section 3.2(d)
Principal Stockholder.......................................  Section 4.3
Proxy Statement/Prospectus..................................  Section 4.23
Registration Statement......................................  Section 4.23
SEC.........................................................  Section 3.1(a)
Securities Act..............................................  Section 4.4(b)
Stockholders................................................  Section 10.1(c)
Stock Issuance..............................................  Section 5.3
Stock Purchase Agreement....................................  Section 4.3
Subsidiary..................................................  Section 4.1(c)
Surviving Corporation.......................................  Section 1.1
Tax Authority...............................................  Section 4.9(f)
Tax Returns.................................................  Section 4.9(f)
Taxes.......................................................  Section 4.9(b)
Termination Fee.............................................  Section 7.5
Trading Day.................................................  Section 3.1(a)
Voting Agreement............................................  Section 4.3
WARN Act....................................................  Section 4.15(b)

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") dated May 12, 1998, by and among Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), DEC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Lomak ("Merger Sub"), and Domain Energy Corporation, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Lomak, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders that Merger Sub merge (the "Merger") with and into the Company upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 259 of the DGCL, including without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of the Company.

     Section 1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII hereof.

     Section 1.3 Tax Treatment. The parties acknowledge that the transactions contemplated by this Agreement, taken together with the transactions contemplated by the Stock Purchase Agreement (as defined below), are not intended to be treated as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE II
                           THE SURVIVING CORPORATION

     Section 2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time.

     Section 2.2 Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

     Section 2.3 Directors and Officers. At and after the Effective Time, (a) the Board of Directors of Merger Sub immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in the case of both clause (a) and (b) until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and the DGCL.

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Company's common stock, par value $.01 per share (the "Company Common Stock"):

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock, if any, held by Lomak, Merger Sub or any Subsidiary of Lomak) shall be converted into a number of shares of common stock, par value $.01 per share, of Lomak ("Lomak Common Stock") equal to the Exchange Ratio. The Exchange Ratio shall be equal to the quotient of (i) $14.50 divided by (ii) the Closing Date Market Price (rounded to four decimal places); provided, however, that in no event shall the Exchange Ratio be greater than 1.2083 nor less than 0.8529. The term "Closing Date Market Price" shall mean the average of the closing sales price of Lomak Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal during the period of the 15 most recent Trading Days ending on the third Business Day prior to the Closing Date. For purposes of this Agreement, (1) "Trading Day" shall mean a day on which the New York Stock Exchange (the "NYSE") is open for trading and (2) "Business Day" shall mean a day on which the principal offices of the Securities and Exchange Commission ("SEC") in Washington, D.C. are open to accept filings, or in the case of determining a date on which any payment is due, a day other than Saturday, Sunday or any day on which banks located in New York City are authorized or obligated by law to close. All such Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate, the number of shares of Lomak Common Stock determined pursuant to this Section 3.1(a) (the "Merger Consideration") and, if applicable, the right to receive cash pursuant to Section 3.6 of this Agreement. Until surrendered as contemplated by this Section 3.1, each Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this
Section 3.1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Lomak Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

     (c) Each share of Lomak Common Stock, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Lomak Common Stock, and shall not be affected by the Merger.

     (d) Each share of Company Common Stock, if any, held by Lomak, Merger Sub or any other Subsidiary of Lomak and each share of Company Common Stock held by the Company or any Subsidiary of the Company as treasury stock immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor, and shall cease to exist.

     (e) All Lomak Common Stock issued upon the surrender of Common Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock Certificates and the Company Common Stock formerly represented thereby.

     Section 3.2  Surrender and Payment.

     (a) Prior to the Effective Time, Lomak shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging Common Stock Certificates formerly representing Company Common Stock. At or prior to the Effective Time, Lomak shall deposit with the Exchange Agent for the benefit of the holders of Company Common Stock (other than Lomak, Merger Sub, any other Subsidiary of Lomak, the Company or any Subsidiary of the Company), for exchange in accordance with this Section 3.2 through the Exchange Agent, (i) as of the Effective Time, certificates representing the Merger Consideration to be issued pursuant to Section 3.1(a) and (ii) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section 3.4 (such certificates for the Merger Consideration and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and any cash in exchange for surrendered Common Stock Certificates formerly representing Company Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(f), the Exchange Fund shall not be used for any other purpose.

     (b) Promptly after the Effective Time, but in any event not later than five Business Days thereafter, Lomak will send, or will cause the Exchange Agent to send, to each holder of a Common Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding Company Common Stock (other than Lomak, Merger Sub, any other Subsidiary of Lomak or the Company or any Subsidiary of the Company) a letter of transmittal and instructions for use in effecting the exchange of such Common Stock Certificates for certificates representing the Merger Consideration and, if applicable, cash in lieu of a fractional share. Provision also shall be made for holders of Common Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Common Stock Certificates in exchange for the Merger Consideration and, if applicable, cash.

     (c) After the Effective Time, Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Lomak Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Common Stock Certificates. Until so surrendered, each such Common Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive, upon such surrender, the Merger Consolidation and, if applicable, cash as contemplated by this Article III.

     (d) If any shares of Lomak Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Common Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Common Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

     (e) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Common Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article III.

     (f) Any Merger Consideration and any cash in the Exchange Fund that remain unclaimed by the holders of Company Common Stock six months after the Effective Time shall be returned to Lomak, upon demand of Lomak, and any such holder who has not exchanged such holder's Common Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Lomak, as general creditors thereof, to exchange such Common Stock Certificates or to pay amounts to which they are entitled pursuant to Section 3.1 or 3.4. If outstanding Common Stock Certificates are not surrendered prior to two years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable in respect of such Common Stock Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable in respect of such Common Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Merger Consideration evidenced by such Common Stock Certificates as provided herein shall, to the extent permitted by applicable law, become the property of Lomak, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Lomak, the Company or the Surviving Corporation shall be liable to any holder of Common Stock Certificates for any amount paid, or Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) No dividends or other distributions declared or made after the Effective Time shall be paid to the holder of any unsurrendered Common Stock Certificates with respect to the Merger Consideration represented thereby until such Common Stock Certificates are surrendered as provided in this Section 3.2. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Common Stock Certificate, there shall be paid, without interest, to the Person in whose name the certificates representing the Merger Consideration issued in exchange therefor are registered, (i) promptly all dividends and other distributions paid in respect of such Merger Consideration with a record date on or after the Effective Time and theretofore paid, and (ii) at the appropriate date, all dividends or other distributions in respect of such Merger Consideration with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.

     (h) If any Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Lomak may direct as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Stock Certificate the Merger Consideration and, if applicable, cash and unpaid dividends and other distributions on any Merger Consideration deliverable in respect thereof pursuant to this Agreement.

     Section 3.3  Company Stock Options.

     (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding stock option of the Company outstanding at the Effective Time (the "Company Stock Options") under the Second Amended and Restated 1996 Stock Purchase and Option Plan for Domain Energy Corporation and its affiliates, as defined in Rule 12b-2 of the Exchange Act ("Affiliates") (as proposed to be adopted by the stockholders of the Company at their 1998 Annual Meeting (the "Company Employee Plan") and the Domain Energy Corporation 1997 Stock Option Plan for Nonemployee Directors (the "Company Director Plan") shall be assumed by Lomak and become an option to purchase that number of shares of Lomak Common Stock obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such option by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Company Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

     (b) At the Effective Time, automatically and without any action by any Person, (i) each outstanding Company Stock Option that constitutes a "Time Option" (as defined in the Company Employee Plan) then held by an employee of the Company or any of its Subsidiaries and (ii) each outstanding Company Stock Option issued under the Company Director Plan shall become immediately exercisable. Further, at the Effective Time and giving effect to consummation of the Merger, automatically and without any action by any

Person, Lomak acknowledges and agrees that the Investment Return Hurdle (as defined in certain of the Amended and Restated Non-Qualified Stock Option Agreements granted and executed pursuant to the Company Employee Plan) will be satisfied. Prior to the Effective Time, the Company may amend all Amended and Restated Non-Qualified Stock Option Agreements granted and executed pursuant to the Company Employee Plan to provide that after the date hereof, if an optionee's employment is terminated as a result of death or disability, or if the Company or Lomak (as successor to the Company's obligations under such agreements, as contemplated elsewhere herein) terminates the optionee's employment without Cause (as defined in such agreements), or if the optionee terminates his or her employment for Good Reason (as defined in such agreements), all "Performance Options" granted thereunder, if not then exercisable, shall, upon such termination of employment, automatically and without any action by any Person, become immediately exercisable. Prior to the Effective Time, the Company may also amend the Company Director Plan or take such other action in each case to the extent necessary so that all stock options granted pursuant thereto shall become fully exercisable.

     (c) Lomak shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Lomak Common Stock for delivery upon exercise of Company Stock Options assumed by Lomak pursuant to Section 3.3(a) above.

     (d) As promptly as practicable after the Effective Time, Lomak shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Lomak Common Stock subject to Company Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (e) Except as provided herein or as otherwise agreed to by the parties, each of the Company Employee Plan and the Company Director Plan and related stock option grant agreements providing for the issuance or grant of options in respect to the stock of the Company shall be assumed as of the Effective Time by Lomak with such amendments thereto as are permitted hereunder or as otherwise may be required (i) to give effect to the provisions of this Agreement and (ii) to reflect the Merger.

     (f) In connection with the submission of the Proxy Statement/Prospectus to its stockholders, Lomak shall seek such stockholder approval as may be necessary so that grants of options and issuances of securities pursuant to the exercise of such options under the Company stock option plans assumed by it hereunder, as amended, and all other Company stock option plans as in effect on the date hereof shall qualify for the exemption for such issuances provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Section 3.4 No Fractional Shares. No fractional shares of Lomak Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Lomak. All holders of fractional shares of Lomak Common Stock shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a share of Lomak Common Stock to which such holder would otherwise have been entitled by the Closing Date Market Price of Lomak Common Stock on the NYSE.

     Section 3.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, Houston, Texas, or at such other location as shall be mutually acceptable to Lomak and the Company, at 10:00 a.m., local time, on the first day (the "Closing Date") on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date and time as Lomak and the Company shall agree in writing.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Lomak and Merger Sub as follows:

     Section 4.1  Organization and Qualification.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Lomak and Merger Sub contemporaneously with the execution hereof (the "Company Disclosure Schedule"), which include each jurisdiction in which the character of the Company's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to Lomak and Merger Sub a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and the Company's certificate of incorporation and bylaws as so delivered are in full force and effect. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

     (b) Section 4.1(b) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company and the jurisdictions in which each such Subsidiary (as defined below) is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of the Company's Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign corporation or other legal entity and is in good standing in the jurisdictions listed in Section 4.1(b) of the Company Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. Each of the Company's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to Lomak and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of the Company is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than the Company's Subsidiaries, the Company does not own (beneficially or otherwise) or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

     (c) For purposes of this Agreement, (i) a "Company Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence (x) causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) preventing or delaying in any material respect the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by the Company or any of its Subsidiaries; provided, that such term shall not include effects that result from market conditions generally in the oil and gas industry; and (ii) "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

     Section 4.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. As of the date of this Agreement, (i) 15,107,719 shares of Company Common Stock were issued and outstanding and (ii) stock options to acquire 962,527 shares of Company Common Stock were outstanding under all stock option plans and agreements of the Company. All of the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Section 4.2(a) of the Company Disclosure Schedule sets forth each optionee under the Company Stock Options and the numbers of shares of Company Common Stock issuable upon exercise of such Company Stock Options. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

     (b) Except as set forth in Section 4.2(b) of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Company Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and, except as set forth in Section 4.2(b) of the Company Disclosure Schedule, are owned by it free and clear of all Liens.

     Section 4.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby (the "Ancillary Agreements") to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements to which the Company is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of this Agreement and the Merger by its stockholders as contemplated by
Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or upon execution will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception"). The Company has taken all actions necessary to satisfy or render inapplicable the restrictions on business combinations contained in Section 203 of the DGCL with respect to the transactions contemplated hereby, including the Merger, as well as the execution and delivery by Lomak and First Reserve Fund VII, Limited Partnership, a Delaware limited partnership (the "Principal Stockholder"), of each of that certain Stock Purchase Agreement dated of even date herewith (the "Stock Purchase Agreement") and that certain Voting and Standstill Agreement dated of even date herewith (the "Voting Agreement"), as well as the consummation of the transactions contemplated by each such agreement. No other state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company, of any other domestic state or jurisdiction) applies or purports to apply to the Company or any of its Subsidiaries, or to this Agreement, the Merger, the Stock Purchase Agreement, the Voting Agreement or any of the other transactions contemplated hereby or thereby.

     Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not:

     (a) subject to the obtaining of any requisite approvals of the Company's stockholders as contemplated by Section 7.13 hereof, conflict with any provision of the Company's certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

     (b) require on the part of the Company or any of its Subsidiaries or Affiliates any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "Governmental Authority"), except for applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws and Customary Post-Closing Consents (as defined below), (ii) filings by the Principal Stockholder under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (iii) except as set forth in Section 4.4(b) of the Company Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (A) result in a Company Material Adverse Effect or (B) materially impair the ability of the Company or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement;

     (c) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Company Material Adverse Effect or (ii) materially impair the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement;

     (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any Subsidiary of the Company;

     (e) result in the creation of any Lien upon any shares of capital stock, properties or assets of the Company or any of its Subsidiaries under any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound; or

     (f) result in any holder of any securities of the Company being entitled to appraisal, dissenters' or similar rights.

     Section 4.5 Company SEC Reports. The Company has filed with the SEC, and has heretofore made available to Lomak and Merger Sub true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1996 under the Securities Act or the Exchange Act (collectively, the "Company SEC Reports"). As of the respective dates such Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (collectively, the "Company Financial Statements") have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments that are not material individually or in the aggregate) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments that are not material individually or in the aggregate and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 4.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Company SEC Reports and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1997, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Company Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto which is not so reflected.

     Section 4.8 Absence of Certain Changes. Except as disclosed in the Company SEC Reports or as expressly contemplated by this Agreement, since December 31, 1997 (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of any of the foregoing that, individually or in the aggregate, would have a Company Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of the Company or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of the Company.

     Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Company Disclosure Schedule (and for matters that would have no adverse effect on the Company):

     (a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

     (b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

     (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any Subsidiary of the Company. No issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

     (d) Neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters that will be outstanding as of the Closing Date.

     (e) Prior to the date hereof, the Company and its Subsidiaries have disclosed, and provided or made available true and complete copies to Lomak of, all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

     (f) As used in this Agreement, (i) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

     Section 4.10  Litigation. Except as disclosed in the Company SEC Reports or
Section 4.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against or directly affecting the Company, any Subsidiary of the Company or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Company Material Adverse Effect, if adversely determined. Neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary nor, to the knowledge of the Company, is the Company, any Subsidiary of the Company or any officer, director or employee of the Company or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Company SEC Reports or Section 4.10 of the Company Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section
4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

     Section 4.11  Employee Benefit Plans; ERISA.

     (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Company ERISA Affiliate") within six years prior to the Effective Time, which provide benefits to the Company's employees ("Company Benefit Plans").

     (b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each

Company ERISA Affiliate does not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any Company ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Company Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of the Company or any Company ERISA Affiliate, threatened; (v) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of section 406(a) or (b) of ERISA for which no exemption exists under Section 4975(c)(1) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Company Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code
Section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans, such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Company Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of the Company or a Company ERISA Affiliate.

     (c) No Company Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to the Company or a Company ERISA Affiliate in connection with which the Company could be subject to any liability, lien or encumbrance with respect to any Company Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Company ERISA Affiliate under ERISA or the Code.

     (d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, no employees of the Company or any of its Subsidiaries are covered by any severance plan or similar arrangement.

     Section 4.12 Environmental Liability. Except as set forth in Section 4.12 of the Company Disclosure Schedule:

     (a) The businesses of the Company and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know, each as amended and currently in effect (together, "Environmental Laws").

     (b) Neither the Company nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to the Company's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by the Company or any of its Subsidiaries except in material compliance with all Environmental Laws.

     (c) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or, to the knowledge of the Company, any other communication alleging or concerning any material violation by the Company or any of its Subsidiaries of, or responsibility or liability of the Company or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of the Company, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of the Company or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Company Material Adverse Effect, nor does the Company have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

     (d) The Company and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of the Company and its Subsidiaries; there are no pending or, to the knowledge of the Company, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and the Company does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

     (e) Without in any way limiting the generality of the foregoing, (i) all off-site locations where the Company or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in Section 4.12 of the Company Disclosure Schedule, (ii) to the Company's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by the Company or any of its Subsidiaries are identified in Section 4.12 of the Company Disclosure Schedule,
(iii) to the knowledge of the Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, and (iv) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by the Company or any of its Subsidiaries.

     Section 4.13 Compliance with Applicable Laws. The Company and each of its Subsidiaries holds all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority or Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Company Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

     Section 4.14 Insurance. Except as disclosed in Section 4.14 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and has been continuously since January 1, 1997, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Company and its Subsidiaries during such time period. Except as disclosed in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of the Company and its Subsidiaries are valid and enforceable policies.

     Section 4.15  Labor Matters; Employees.

     (a) Except as set forth in Section 4.15 of the Company Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (iii) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and none of the Company or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries.

     (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of the Company or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Company Material Adverse Effect.

     Section 4.16  Reserve Reports.

     (a) Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, all information supplied to Netherland, Sewell & Associates, Inc. and DeGolyer & MacNaughton by or on behalf of the Company and its Subsidiaries that was material to each such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of the Company and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of the Company and its Subsidiaries as of December 31, 1997 and prepared by Netherland, Sewell & Associates, Inc. and DeGolyer & MacNaughton, respectively (such reserve reports, the "Company Reserve Report"), was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Report) true and correct in all material respects and the Company has no knowledge of any material errors in such information that existed at the time of such issuance. For purposes of this Agreement, "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect.

     (b) Set forth in Section 4.16(b) of the Company Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Company Reserve Report that have been disposed of prior to the date of this Agreement.

     Section 4.17 Oil and Gas Reserves; Equipment. Except as otherwise set forth in Section 4.17 of the Company Disclosure Schedule:

     (a) None of the wells included in the Oil and Gas Interests of the Company and its Subsidiaries has been overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Company Material Adverse Effect;

     (b) There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of the Company and its Subsidiaries;

     (c) All wells included in the Oil and Gas Interests of the Company and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Company Material Adverse Effect;

     (d) Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, there are no wells included in the Oil and Gas Interests of the Company and its Subsidiaries that:

          (i) the Company or any of its Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities, except for such wells that will not individually, or in the aggregate with all other such wells, result in the Company and its Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $2,000,000;

          (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the wells; or

          (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells;

     (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of the Company and its Subsidiaries are being received by the Company and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business);

     (f) No Person has any call on, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company and its Subsidiaries, except where any call, option or similar right would not have a Company Material Adverse Effect and except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, the Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed;

     (g) Except for gas imbalances between the Company or any of its Subsidiaries and any third party working interest owners or pipelines relative to the Oil and Gas Interests of the Company or any of its Subsidiaries, which gas imbalances (to the extent constituting overproduction or underproduction from the wells in which the Company or any of its Subsidiaries has an interest) are described in Section 4.17(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas at a future time without then or thereafter receiving payment therefor;

     (h) To the knowledge of the Company, all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of the Company or any of its Subsidiaries as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted; and

     (i) With respect to Oil and Gas Interests of the Company and its Subsidiaries that are not operated by the Company or any of its Subsidiaries, the Company makes the foregoing representations and warranties set forth in paragraphs (b), (c) and (d)(iii) of this Section 4.17 and those set forth in Sections 4.12, 4.13 and 4.20 only to its knowledge.

     Section 4.18  Title to Oil and Gas Interests.

     (a) Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company or its Subsidiaries has defensible title to all of the Oil and Gas Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Company Reserve Report (each, a "Company Classified Property") except to the extent that such interests have thereafter been disposed of in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "defensible title" means, with respect to any Company Classified Property, such record and beneficial title that (x) entitles the party named to receive, from its ownership of such interest, a percentage of all Hydrocarbons produced, saved, and marketed from each well or property included in the Company Classified Properties not less than the net revenue interest set forth in the Company Reserve Report for such well or property, without reduction, suspension, or termination for the productive life of such well or property, except as a result of elections not to participate in an operation under an applicable operating, unit or other agreement, or readjustments of interest provided for under the terms of the applicable operating, unit or other agreement, in each case, after the date hereof; (y) obligates the party named to bear a percentage of the costs and expenses relating to operations on, and the maintenance and production of, such well or property, not greater than the working or operating interest set forth in the Company Reserve Report without increase for the productive life of such well or property, except as a result of an election of other parties not to participate in an operation under an applicable operating, unit or other agreement, contribution requirements with respect to defaulting co-owners, or readjustments of interest provided for under the terms of the applicable operating or unit agreement, in each case, after the date hereof; and (z) is free and clear of any liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") except the Company Permitted Encumbrances. For the purposes of this Agreement, "Company Permitted Encumbrances" means (i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest shown therefor in the Company Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Company Reserve Report; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in the Company Reserve Report covering production sales contracts and all other contracts and agreements disclosed in such Company Disclosure Schedule, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Company Classified Properties below the net revenue interest shown therefor in the Company Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Company Reserve Report without a proportionate increase in the net revenue interest with respect to such well or property; (iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Company Classified Properties, so long as they are not such that would have a Company Material Adverse Effect; (iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations not applicable to the transactions contemplated hereby, or if applicable to the transactions contemplated hereby, with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate Person, or (B) the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for Taxes or assessments not yet delinquent; (vi) materialmen's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents"); (viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Company Classified Properties in any manner, and all applicable laws, rules and orders of Governmental Authorities; and (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Company Material Adverse Effect or that are set forth in Section 4.18(a) of the Company Disclosure Schedule. Notwithstanding the foregoing, title to the Company Classified Properties is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

     (b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, (i) each oil and gas lease included in the Oil and Gas Interests of the Company and its Subsidiaries is valid, binding and enforceable in accordance with its terms, except for the Enforceability Exception, and (ii) neither the Company nor the Company Subsidiary that is party to each such lease, nor, to the knowledge of the Company, any other party to any such lease, is in breach or default thereunder in any material respect, no notice of default or termination thereunder has been given or received by the Company or any of its Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Company Material Adverse Effect.

     Section 4.19  Title to Other Properties. Except as set forth in Section
4.19 of the Company Disclosure Schedule, the Company or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and all real property (other than oil and gas leasehold interests included in the Company Classified Properties) in each case, as reflected on the consolidated financial statements of the Company included in the Company SEC Documents as being owned by it or any of its Subsidiaries and all such property thereafter acquired by it or any of its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with Section 6.1(d)), free and clear of any Liens except the Company Permitted Encumbrances.

     Section 4.20 Permits. The Company holds all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this
Section 4.20 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

     Section 4.21  Material Contracts.

     (a) Set forth in Section 4.21(a) of the Company Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by the Company or is otherwise, in the judgment of the Company, deemed material to the business of the Company and its Subsidiaries, taken as a whole (collectively, the "Company Material Contracts").

     (b) Except as set forth in Section 4.21(a) or 4.21(b) of the Company Disclosure Schedule, the Company Oil and Gas Interests are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $250,000. With respect to the Company Oil and Gas Interests, (A) all Company Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (B) the Company is not in material breach or default with respect to its obligations under any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Company Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Company Material Contract contains any provision that prevents the Company or any of its Subsidiaries from owning, managing and operating the Company Oil and Gas Interests substantially in accordance with historical practices.

     (c) As of the date of this Agreement, except as set forth in Section 4.21(c) of the Company Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1998, (i) there are no material outstanding calls for payments that are due or that the Company or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which the Company or its Subsidiaries have become a nonconsenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

     (d) Except as set forth in Section 4.21(d) of the Company Disclosure Schedule, (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Company Oil and Gas Interest in force and effect; (ii) there are no provisions applicable to the Company Oil and Gas Interests that increase the royalty percentage of the lessor thereunder; and (iii) none of the Company Oil and Gas Interests are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

     Section 4.22 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of the Company's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval of the Merger by the holders of a majority of the votes cast by holders of Company Common Stock entitled to vote (the "Company Stockholder Approval").

     Section 4.23 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by the Company for inclusion in (a) the proxy statement relating to the Company Special Meeting and the Lomak Special Meeting (also constituting the prospectus in respect of Lomak Common Stock into which shares of Company Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by the Company and Lomak with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Lomak with the SEC in connection with the Merger, and any amendments or supplements thereto, will, (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, the Company shall notify Lomak thereof by reference to this Section
4.23 and such event shall be so described to Lomak.

     Section 4.24 Intellectual Property. The Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business and operations of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Company Material

Adverse Effect. No Person has notified either the Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that could have a Company Material Adverse Effect, and, to the Company's knowledge, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to the Company's knowledge, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

     Section 4.25 Hedging. Section 4.25 of the Company Disclosure Schedule sets forth for the periods shown obligations of the Company and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in
Section 4.25 of the Company Disclosure Schedule and except for fixed price gas contracts entered into by the Company in the ordinary course of business, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

     Section 4.26 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by the Company and will not exceed the fee currently set forth in the Company Engagement Letter described below, plus reimbursement of reasonable out of pocket expenses) is entitled to any brokerage, finder's fee or other fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Credit Suisse First Boston Corporation (the "Company Engagement Letters") have been provided to Lomak.

     Section 4.27 Opinion of Financial Advisor. Credit Suisse First Boston Corporation has delivered to the Board of Directors of the Company its oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the Exchange Ratio was fair, from a financial point of view, to the holders of the Company Common Stock.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF LOMAK AND MERGER SUB

     Lomak and Merger Sub jointly and severally represent and warrant to the Company as follows:

     Section 5.1  Organization and Qualification.

     (a) Lomak is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered to the Company contemporaneously with the execution hereof (the "Lomak Disclosure Schedule"), which include each jurisdiction in which the character of Lomak's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Lomak Material Adverse Effect. Lomak has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Lomak has made available to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Lomak's certificate of incorporation and bylaws as so delivered are in full force and effect. Lomak is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

     (b) Section 5.1(b) of the Lomak Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Lomak and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Lomak's Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign corporation or other legal entity and is in good standing in the jurisdictions set forth in Section 5.1(b) of the Lomak Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Lomak Material Adverse Effect. Each of Lomak's Subsidiaries has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Lomak has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Lomak's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Lomak is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Lomak's Subsidiaries, Lomak does not own (beneficially or otherwise) or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

     (c) Merger Sub has no Subsidiaries.

     (d) For purposes of this Agreement, a "Lomak Material Adverse Effect" shall mean any event, circumstance, condition, development or occurrence (i) causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Lomak and its Subsidiaries, taken as a whole or (ii) preventing or delaying in any material respect the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement by Lomak or any of its Subsidiaries; provided, that such term shall not include effects that result from market conditions generally in the oil and gas industry.

     Section 5.2  Capitalization.

     (a) The authorized capital stock of Lomak consists of 50,000,000 shares of Lomak Common Stock, and 10,000,000 shares of preferred stock of Lomak, par value $1.00 per share, of which 1,150,000 shares have been designated as $2.03 Convertible Preferred Stock. As of the date of this Agreement, Lomak has (i) 21,193,742 shares of Lomak Common Stock issued and outstanding, (ii) 1,149,840 shares of preferred stock outstanding (all of which is designated $2.03 Convertible Preferred Stock) and (iii) outstanding stock options to acquire 2,076,092 shares of Lomak Common Stock under all stock option plans and agreements of Lomak. All such shares have been validly issued, are fully paid and nonassessable, and are free of preemptive rights. Except as set forth in
Section 5.2(a) of the Lomak Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Lomak to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

     (b) Except as set forth in Section 5.2(b) of the Lomak Disclosure Schedule, Lomak is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Lomak Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Lomak Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Lomak Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Lomak or any Lomak Subsidiary is or may be bound to issue additional shares of capital stock of any Lomak Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Lomak are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

     Section 5.3 Authority. Each of Lomak and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Lomak and Merger Sub, and no other corporate proceedings on the part of Lomak or Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the transactions contemplated hereby or thereby, other than the approval of the issuance of such number of shares required to effect the Merger in accordance with the rules of the New York Stock Exchange, Inc. (the "Stock Issuance") by Lomak's stockholders as contemplated by Section 7.13 hereof. This Agreement has been, and the Ancillary Agreements to which Lomak or Merger Sub are or will be a party are, or upon execution will be, duly and validly executed and delivered by each of Lomak and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute or upon execution will constitute, valid and binding obligations of each of Lomak and Merger Sub enforceable against each of Lomak and Merger Sub in accordance with their respective terms, except for the Enforceability Exception.

     Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by each of Lomak and Merger Sub of its obligations hereunder will not:

     (a) conflict with any provision of the certificate of incorporation or bylaws of either Lomak or Merger Sub; provided, however, that it is acknowledged that the Name Change (as defined below) would require approval of the holders of at least a majority of the outstanding shares of Lomak Common Stock;

     (b) subject to obtaining of the approval of Lomak's stockholders of the Stock Issuance as contemplated by Section 7.13 hereof, require on the part of Lomak or any of its Subsidiaries or Affiliates, any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws and Customary Post-Closing Consents, (ii) filings by Lomak under the HSR Act in connection with the acquisition of shares of Lomak Common Stock pursuant to the Merger or (iii) except as set forth in Section 5.4(b) of the Lomak Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (A) result in a Lomak Material Adverse Effect or (B) materially impair the ability of Lomak or Merger Sub or any other Subsidiaries of Lomak to perform its obligations under this Agreement or any Ancillary Agreement; provided, however, that it is acknowledged that the Name Change (as defined below) would require approval of the holders of at least a majority of the outstanding shares of Lomak Common Stock;

     (c) except as set forth in Section 5.4(c) of the Lomak Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Lomak or any of its Subsidiaries is a party or by which Lomak or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Lomak Material Adverse Effect or (ii) materially impair the ability of Lomak or Merger Sub or any other Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement;

     (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Lomak or any Subsidiary of Lomak; or

     (e) result in the creation of any Lien upon any material assets or on any shares of capital stock, properties or assets of Lomak or its Subsidiaries under any agreement or instrument to which Lomak or any of its Subsidiaries is a party or by which Lomak or any of its Subsidiaries or any of their properties or assets is bound.

     Section 5.5 Lomak Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Lomak (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1995, 1996 and 1997 (collectively, the "Lomak Financial Statements") have been prepared from, and are in accordance with, the books and records of Lomak and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments that are not material individually or in the aggregate) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Lomak and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Lomak and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments that are not material individually or in the aggregate and the absence of financial footnotes in the case of any unaudited interim financial statements).

     Section 5.6 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Lomak SEC Reports (as defined below) and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since December 31, 1997, neither Lomak nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Lomak Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Lomak and its Subsidiaries or the notes thereto which is not so reflected.

     Section 5.7 Absence of Certain Changes. Except as expressly contemplated by this Agreement or disclosed in the Lomak SEC Reports, since December 31, 1997
(a) Lomak and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of any of the foregoing that, individually or in the aggregate, would have a Lomak Material Adverse Effect,
(c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Lomak or Merger Sub or any repurchase, redemption or other acquisition by Lomak or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Lomak or Merger Sub, (d) there has not been any amendment of any term of any outstanding security of Lomak or Merger Sub, and (e) there has not been any change in any method of accounting or accounting practice by Lomak or Merger Sub, except for any such change required by reason of a concurrent change in GAAP or to conform Merger Sub's accounting policies and practices to those of Lomak.

     Section 5.8 Lomak SEC Reports. Lomak has filed with the SEC, and has heretofore made available to the Company true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1995 under the Securities Act or the Exchange Act (collectively, the "Lomak SEC Reports"). As of the respective dates such Lomak SEC Reports were filed or, if any such Lomak SEC Reports were amended, as of the date such amendment was filed, each of the Lomak SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Lomak Disclosure Schedule and for matters that would have no adverse effect on Lomak or Merger Sub:

     (a) Lomak and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

     (b) Lomak and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

     (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Lomak or any Subsidiary of Lomak. No issue has been raised by any Tax Authority in any Audit of Lomak or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Lomak or any of its Subsidiaries. There are no liens for Taxes upon the assets of Lomak or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

     (d) Neither Lomak nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters that will be outstanding as of the Closing Date.

     (e) Prior to the date hereof, Lomak and its Subsidiaries have disclosed, and provided or made available true and complete copies to the Company of, all material Tax sharing, Tax indemnity, or similar agreements to which Lomak or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

     Section 5.10  Litigation. Except as disclosed in the Lomak SEC Reports or
Section 5.10 of the Lomak Disclosure Schedule and for matters that would not have a Lomak Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Lomak's knowledge, threatened against or directly affecting Lomak, any Subsidiary of Lomak or any of the directors or officers of Lomak or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Lomak Material Adverse Effect, if adversely determined. Neither Lomak nor any of its Subsidiaries, nor any officer, director or employee of Lomak or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Lomak or such Subsidiary, nor, to the knowledge of Lomak, is Lomak, any Subsidiary of Lomak or any officer, director or employee of Lomak or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Lomak SEC Reports or Section 5.10 of the Lomak Disclosure Schedule, there is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Lomak or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 5.12.

     Section 5.11  Employee Benefit Plans; ERISA.

     (a) Section 5.11 of the Lomak Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Lomak or any trade or business, whether or not incorporated, which together with Lomak would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Lomak ERISA Affiliate") within six years prior to the Effective Time, which provide benefits to Lomak's employees ("Lomak Benefit Plans").

     (b) With respect to each Lomak Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Lomak, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law; (iii) neither Lomak nor any Lomak ERISA Affiliate has engaged in, and Lomak and each Lomak ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Lomak or any Lomak ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Lomak Material Adverse Effect; (iv) no disputes are pending, or, to the

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

knowledge of Lomak or any Lomak ERISA Affiliate, threatened; (v) neither Lomak nor any Lomak ERISA Affiliate has engaged in, and Lomak and each Lomak ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 4975(c)(1) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Lomak Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Lomak Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Lomak or a Lomak ERISA Affiliate.

     (c) No Lomak Benefit Plan is a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of
Section 413(c) of the Code). No event has occurred with respect to Lomak or a Lomak ERISA Affiliate in connection with which Lomak could be subject to any liability, lien or encumbrance with respect to any Lomak Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Lomak ERISA Affiliate under ERISA or the Code.

     Section 5.12 Environmental Liability. Except as set forth in Section 5.12 of the Lomak Disclosure Schedule:

     (a) The businesses of Lomak and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

     (b) Neither Lomak nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Lomak's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Lomak or any of its Subsidiaries except in material compliance with all Environmental Laws.

     (c) Neither Lomak nor any of its Subsidiaries has received any written notice from any Governmental Authority or, to the knowledge of Lomak, any other communication alleging or concerning any material violation by Lomak or any of its Subsidiaries of, or responsibility or liability of Lomak or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Lomak, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Lomak or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Lomak Material Adverse Effect, nor does Lomak have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

     (d) Lomak and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Lomak and its Subsidiaries; there are no pending or, to the knowledge of Lomak, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Lomak does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

     (e) Without in any way limiting the generality of the foregoing, (i) all off-site locations where Lomak or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of

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

pollutants, contaminants, hazardous wastes or toxic substances required by law to be disposed at a licensed disposal site are identified in Section 5.12 of Lomak Disclosure Schedule, (ii) to Lomak's knowledge, all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Lomak or any of its Subsidiaries are identified in Section 5.12 of the Lomak Disclosure Schedule, (iii) to the knowledge of Lomak, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Lomak and (iv) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Lomak or any of its Subsidiaries.

     Section 5.13 Compliance with Applicable Laws. Lomak and each of its Subsidiaries holds all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Lomak nor any of its Subsidiaries has received any notice from any Governmental Authority or Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including without limitation any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Lomak Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this
Section 5.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

     Section 5.14 Insurance. Except as disclosed in Section 5.14 of the Lomak Disclosure Schedule, Lomak and each of its Subsidiaries is, and has been continuously since January 1, 1997, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Lomak and its Subsidiaries during such time period. Except as disclosed in Section 5.14 of the Lomak Disclosure Schedule, neither Lomak nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Lomak and its Subsidiaries are valid and enforceable policies.

     Section 5.15  Labor Matters; Employees.

     (a) Except as set forth in Section 5.15 of the Lomak Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Lomak, threatened against or affecting Lomak or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Lomak or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Lomak or any of its Subsidiaries, (iii) none of the employees of Lomak or any of its Subsidiaries are represented by any labor organization and none of Lomak or any of its Subsidiaries has any knowledge of any current union organizing activities among the employees of Lomak or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Lomak and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation,
(v) there is no unfair labor practice charge or complaint against any of Lomak or any of its Subsidiaries pending or, to the knowledge of Lomak, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Lomak or any of its Subsidiaries, and (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Lomak or any of its Subsidiaries.

     (b) Since the enactment of the WARN Act, none of Lomak or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Lomak or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Lomak or any of its Subsidiaries, nor has Lomak or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Lomak Material Adverse Effect.

     Section 5.16  Reserve Reports.

     (a) All information supplied to Netherland, Sewell & Associates, Inc., Wright & Company, Inc., H.J. Gruy and Associates, Inc., Huddleston & Co., Inc. and Clay, Holt & Klammer by or on behalf of Lomak and its Subsidiaries that was material to each such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Lomak and its Subsidiaries in connection with the preparation of the proved oil and gas reserve report concerning the Oil and Gas Interests of Lomak and its Subsidiaries as of December 31, 1997 by such firms (the "Lomak Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Lomak Reserve Report) true and correct in all material respects and Lomak has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Lomak Reserve Report that would have a Lomak Material Adverse Effect.

     (b) Set forth in Section 5.16(b) of the Lomak Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Lomak Reserve Report that have been disposed of prior to the date of this Agreement.

     Section 5.17 Oil and Gas Reserves; Equipment. Except as otherwise set forth in Section 5.17 of the Lomak Disclosure Schedule:

     (a) None of the wells included in the Oil and Gas Interests of Lomak and its Subsidiaries has been overproduced, except where such overproduction individually, or in the aggregate with all other such overproduction, would not have a Lomak Material Adverse Effect;

     (b) There have been no material changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Lomak and its Subsidiaries;

     (c) All wells included in the Oil and Gas Interests of Lomak and its Subsidiaries have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation would not have a Lomak Material Adverse Effect;

     (d) Except as set forth in Section 5.17(d) of the Lomak Disclosure Schedule, there are no wells included in the Oil and Gas Interests of Lomak and its Subsidiaries that:

          (i) Lomak or any of its Subsidiaries is currently obligated by law or contract to plug and abandon or will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities, except for such wells that will not individually, or in the aggregate with all other such wells, result in Lomak and its Subsidiaries incurring plugging and abandonment costs (net of salvage value) in an amount in excess of $2,000,000 in addition to any plugging and abandonment costs that have been provided for in the Lomak Financial Statements;

          (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the wells; or

          (iii) have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells;

     (e) Proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of Lomak and its Subsidiaries are being received by Lomak and its Subsidiaries in a timely manner and are not being held by third parties in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business);

     (f) No Person has any call on, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of Lomak and its Subsidiaries, except where any call, option or similar right would not have a Lomak Material Adverse Effect and except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, Lomak or its Subsidiaries will have the right to market production from the Oil and Gas Interests of Lomak and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed;

     (g) Except for gas imbalances between Lomak or any of its Subsidiaries and any third party working interest owners or pipelines relative to the Oil and Gas Interests of Lomak or any of its Subsidiaries, which gas imbalances (to the extent constituting overproduction or underproduction from the wells in which Lomak or any of its Subsidiaries has an interest) are described in Section 5.17(g) of the Lomak Disclosure Schedule, neither Lomak nor any of its Subsidiaries is obligated by any gas prepayment arrangement or by any "take-or-pay" requirement to deliver any gas at a future time without then or thereafter receiving payment therefor;

     (h) To the knowledge of Lomak, all equipment and machinery currently in use and material to the operation of the Oil and Gas Interests of Lomak or any of its Subsidiaries as conducted prior to the date hereof are in reasonable working condition, ordinary wear and tear excepted; and

     (i) With respect to wells in which the only Oil and Gas Interests of Lomak and its Subsidiaries that are not operated by Lomak or any of its Subsidiaries, Lomak makes the foregoing representations and warranties set forth in paragraphs
(b), (c) and (d)(iii) of this Section 5.17 and those set forth in Sections 5.12,
5.13 and 5.20 only to its knowledge.

     Section 5.18  Title to Oil and Gas Interests.

     (a) Except as set forth in Section 5.18(a) of the Lomak Disclosure Schedule, Lomak or its Subsidiaries has defensible title to all of the real property included in the Oil and Gas Interests classified as proved developed producing, proved developed nonproducing and proved undeveloped in the Lomak Reserve Report (each, a "Lomak Classified Property") except to the extent that such interests have thereafter been disposed of in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "defensible title" means, with respect to any Lomak Classified Property, such record and beneficial title that (x) entitles the party named to receive, from its ownership of such interest, a percentage of all Hydrocarbons produced, saved, and marketed from each well or property included in the Lomak Classified Properties, not less than the net revenue interest set forth in the Lomak Reserve Report for such well or property, without reduction, suspension, or termination for the productive life of such well or property, except as a result of elections not to participate in an operation under an applicable operating, unit or other agreement, or readjustments of interest provided for under the terms of the applicable operating, unit or other agreement, in each case, after the date hereof; (y) obligates the party named to bear a percentage of the costs and expenses relating to operations on, and the maintenance and production of, such well or property, not greater than the working or operating interest set forth in the Lomak Reserve Report without increase for the productive life of such well or property, except as a result of an election of other parties not to participate in an operation under an applicable operating, unit or other agreement, contribution requirements with respect to defaulting co-owners, or readjustments of interest provided for under the terms of the applicable operating or unit agreement, in each case, after the date hereof; and (z) is free and clear of any Liens except the Lomak Permitted Encumbrances. For the purposes of this Agreement, "Lomak Permitted Encumbrances" means (i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest shown therefor in the Lomak Reserve Report or increase the working interest with respect to such well or property above the working interest shown therefor in the Lomak Reserve Report; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements set forth in the

Lomak Reserve Report covering production sales contracts and all other contracts and agreements disclosed in such Lomak Disclosure Schedule, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Lomak Classified Properties below the net revenue interest shown therefor in the Lomak Reserve Report or increase the working interest of such well above the working interest shown therefor in the Lomak Reserve Report without a proportionate increase in the net revenue interest of such well or property; (iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Lomak Classified Properties, so long as they are not such that would have a Lomak Material Adverse Effect; (iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations not applicable to the transactions contemplated hereby, or if applicable to the transactions contemplated hereby, with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate Person, or (B) the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for Taxes or assessments not yet delinquent;
(vi) materialmen's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) Customary Post-Closing Consents;
(viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Lomak Classified Properties in any manner, and all applicable laws, rules and orders of Governmental Authorities; (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Lomak Material Adverse Effect or that are set forth in Section 5.18(a) of the Lomak Disclosure Schedule. Notwithstanding the foregoing, title to the Lomak Classified Properties is of a type and nature customarily acceptable to the reasonably prudent oil and gas operator of oil and gas interests.

     (b) Except as set forth in Section 5.18(b) of the Lomak Disclosure Schedule, (i) each oil and gas lease included in the Lomak Classified Properties is valid, binding and enforceable in accordance with its terms, except for the Enforceability Exception (to the extent applicable), and (ii) neither Lomak nor the Lomak Subsidiary that is party to each such lease, nor, to the knowledge of Lomak, any other party to any such lease, is in breach or default thereunder in any material respect, no notice of default or termination thereunder has been given or received by Lomak or any of its Subsidiaries, and no event has occurred which would, with the giving of notice or passage of time or both, constitute a breach or default thereunder or permit termination, modification or acceleration thereunder that could reasonably be expected to result in a Lomak Material Adverse Effect.

     Section 5.19  Title to Other Properties. Except as set forth in Section
5.19 of the Lomak Disclosure Schedule, Lomak or its Subsidiaries owns, of record (to the extent applicable) and beneficially, all material personal property and all real property (other than oil and gas leasehold interests included in the Lomak Classified Properties), purported to be owned by Lomak or its Subsidiaries (except to the extent that such properties have thereafter been disposed of in the ordinary course of business consistent with past practice or after the date hereof in compliance with Section 6.2(d)), free and clear of any Liens except Lomak Permitted Encumbrances.

     Section 5.20  Material Contracts.

     (a) Set forth in Section 5.20(a) of the Lomak Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Lomak or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration was filed by Lomak or is otherwise, in the judgment of Lomak, deemed material to the business of Lomak and its Subsidiaries, taken as a whole (the "Lomak Material Contracts").

     (b) Except as set forth in Section 5.20(a) or 5.20(b) of the Lomak Disclosure Schedule, the Oil and Gas Interests of Lomak and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $250,000. With respect to the Oil and Gas Interests of Lomak and its Subsidiaries, (A) all Lomak Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms;
(B) Lomak is not in material breach or default with respect to the obligations under any Lomak Material Contract and, to the knowledge of Lomak, no party to any Lomak Material Contract is in material breach or default with respect to its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Lomak Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Lomak Material Contract contains any provision that prevents Lomak or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Lomak and its Subsidiaries substantially in accordance with historical practices.

     (c) As of the date of this Agreement, except as set forth in Section 5.20(c) of the Lomak Disclosure Schedule, with respect to authorizations for expenditure executed on or after January 1, 1998, (i) there are no material outstanding calls for payments that are due or which Lomak or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Lomak or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

     (d) Except as set forth in Section 5.20(d) of the Lomak Disclosure Schedule, (i) there are no express contractual obligations to engage in continuous development operations in order to maintain any producing Oil and Gas Interest of Lomak or its Subsidiaries in force and effect; (ii) there are no provisions applicable to the Oil and Gas Interests of Lomak and its Subsidiaries that increase the royalty percentage of the lessor thereunder; and (iii) none of the Oil and Gas Interests of Lomak and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

     Section 5.21 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Lomak or its Subsidiaries will hold all of the Permits required or necessary to construct, own, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Lomak Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section
5.21 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

     Section 5.22 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Lomak's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval of the Stock Issuance by the holders of a majority of the shares of Lomak Voting Stock represented in person or by proxy and voting with respect thereto (the "Lomak Stockholder Approval"); provided, however, that it is acknowledged that the Name Change (as defined below) would require approval of the holders of at least a majority of the outstanding shares of Lomak Common Stock. The "Lomak Voting Stock" shall include the outstanding shares of Lomak Common Stock (on the basis of one vote per share) and the outstanding shares of $2.03 Convertible Preferred Stock (on the basis of one vote per share).

     Section 5.23 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Lomak or Merger Sub for inclusion in (a) the Proxy Statement/Prospectus to be filed by the Company and Lomak with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Lomak with the SEC in connection with the Merger, and any amendments and supplements thereto, will, (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the

Lomak Special Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Lomak makes no representation with respect to information supplied in writing by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the Effective Time any event with respect to Lomak, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Lomak and such amendment or supplement shall comply with all provisions of applicable law. The Registration Statement will, at the time it becomes effective, comply as to form in all material respects with the provisions of the Securities Act.

     Section 5.24 Intellectual Property. Lomak and its Subsidiaries own, or are licensed or otherwise have the right to use all Intellectual Property currently used in the conduct of the business of Lomak and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, have a Lomak Material Adverse Effect. No Person has notified either Lomak or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Lomak and its Subsidiaries that could have a Lomak Material Adverse Effect, and, to Lomak's knowledge, no Person is infringing on any right of Lomak or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Lomak's knowledge, threatened that Lomak or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

     Section 5.25 Hedging. Section 5.25 of the Lomak Disclosure Schedule sets forth for the periods shown obligations of Lomak and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Lomak or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.25 of the Lomak Disclosure Schedule and except for fixed price gas contracts entered into in the ordinary course of business, as of the date of this Agreement, neither Lomak nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

     Section 5.26 Brokers. No broker, finder or investment banker (other than PaineWebber Incorporated, the fees and expenses of which will be paid by Lomak and will not exceed the fee currently set forth in the Lomak Engagement Letter described below, plus reimbursement of reasonable out of pocket expenses) is entitled to any brokerage, finder's fee or other fee or commission payable by Lomak or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Lomak or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with PaineWebber Incorporated (the "Lomak Engagement Letters") have been provided to the Company.

     Section 5.27 Merger Sub's Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     Section 5.28 Opinion of Financial Advisor. PaineWebber Incorporated has delivered to the Board of Directors of Lomak its written opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to Lomak from a financial point of view.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Lomak shall otherwise agree in writing, or except as set forth in the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Schedule or as otherwise contemplated by or provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Lomak, which consent shall not be unreasonably withheld:

     (a) Neither the Company nor its Subsidiaries will adopt or propose any change to its Certificate of Incorporation or Bylaws;

     (b) The Company will not, and will not permit any of its Subsidiaries to
(i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or its Subsidiaries or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than intercompany acquisitions of stock;

     (c) The Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets having an individual purchase price of more than $2.5 million or aggregate purchase prices of more than $10 million;

     (d) Except as set forth in Section 6.1(d) of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an individual fair market value exceeding $1 million or an aggregate fair market value exceeding $5 million;

     (e) The Company will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

     (f) Except as otherwise permitted by this Agreement, the Company will not issue any securities (except pursuant to existing obligations disclosed in the Company SEC Reports or the Company Disclosure Schedule), enter into any amendment of any term of any outstanding security of the Company or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Company ERISA Plan, increase compensation, bonus (except as set forth in Section 6.1(f) of the Company Disclosure Schedule) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation;

     (g) The Company will not change any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by GAAP;

     (h) The Company will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

     (i) The Company will not amend or otherwise change the terms of the Company Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to the Company;

     (j) Neither the Company nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $2.5 million unless the operation is a currently existing obligation of the Company or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;
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

     (k) Neither the Company nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with the Company's current policies;

     (l) The Company will not, and will not permit any of its Subsidiaries to
(i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

     (m) Neither the Company nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by the Company or any Subsidiary, or amendments required by law to preserve the qualified status of a Company Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or, except as described in Schedule 6.1(m) attached hereto, enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of the Company or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Company Benefit Plan or trust created thereunder) in connection with which the Company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Company Benefit Plan in a manner, or take any other action with respect to any Company Benefit Plan, that could result in the liability of the Company or any Subsidiary to any Person, (iv) take any action that could adversely affect the qualification of any Company Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Company Benefit Plan, any agreement relating thereto or applicable law, the Company or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company Benefit Plan; and

     (n) The Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.2 Conduct of Business by Lomak Pending the Merger. From the date hereof until the Effective Time, unless the Company shall otherwise agree in writing, or except as set forth in the Lomak Disclosure Schedule or as otherwise contemplated by this Agreement, Lomak shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause its each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its key employees, subject to the terms of this Agreement. Except as set forth in the Lomak Disclosure Schedule or as otherwise contemplated by or provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of the Company, which consent shall not be unreasonably withheld:

     (a) Neither Lomak nor Merger Sub will adopt or propose any change to its Certificate of Incorporation or Bylaws;

     (b) Lomak will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Lomak or its Subsidiaries other than regular quarterly dividends not in excess of 150% of the per share dividends currently paid or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Lomak or any of its Subsidiaries, other than intercompany acquisitions of stock;

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

     (c) Neither Lomak nor Merger Sub will merge or consolidate with any other Person or acquire assets having an individual purchase price of more than $5 million or aggregate purchase prices of more than $20 million;

     (d) Except as set forth in Section 6.2(d) of the Lomak Disclosure Schedule, neither Lomak nor any of its Subsidiaries will sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an individual fair market value exceeding $2 million or an aggregate fair market value exceeding $10 million;

     (e) Lomak will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

     (f) Except as otherwise permitted by this Agreement, Lomak will not issue any securities (except pursuant to existing obligations disclosed in the Lomak SEC Reports or the Lomak Disclosure Schedule), enter into any amendment of any term of any outstanding security of Lomak or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Lomak ERISA Plan, increase compensation, bonus (except as set forth in Section 6.2(f) of the Lomak Disclosure Schedule) or other benefits payable to any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation;

     (g) Lomak will not change any method of accounting or accounting practice, except for any such change required by GAAP;

     (h) Lomak will not amend or otherwise change the terms of the Lomak Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Lomak;

     (i) Neither Lomak nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that will individually cost in excess of $2.5 million unless the operation is a currently existing obligation of Lomak or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

     (j) Neither Lomak nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the ordinary course of business in accordance with Lomak's current policies;

     (k) Lomak will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Lomak or Merger Sub hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being materially inaccurate in any respect at any such time;

     (l) Neither Lomak nor any of its Subsidiaries shall (i) adopt, amend (other than amendments that reduce the amounts payable by Lomak or any Subsidiary, or amendments required by law to preserve the qualified status of a Lomak Benefit
Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of Lomak or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Lomak Benefit Plan or trust created thereunder) in connection with which Lomak or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Lomak Benefit Plan in a manner, or take any other action with respect to any Lomak Benefit Plan, that could result in the liability of Lomak or any Subsidiary to any Person,
(iv) take any action that could adversely affect the qualification of any Lomak Benefit Plan or its compliance with the applicable requirements or ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Lomak Benefit Plan, any agreement relating thereto or applicable law, Lomak or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Lomak Benefit Plan; and

     (m) Lomak will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.3 Conduct of Business of Merger Sub. From the date hereof to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all non-public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated March 31, 1998 between Lomak and the Company shall survive the execution and delivery of this Agreement.

     Section 7.2  Acquisition Proposals.

     (a) From the date hereof until the termination hereof, the Company and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Company Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Company Acquisition Proposal. Nothing contained in this Section 7.2 shall prohibit the Company and its Board of Directors from taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act.

     (b) The term "Company Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving the Company or any Company Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

     Section 7.3  Directors' and Officers' Indemnification.

     (a) For six years after the Effective Time, Lomak shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Lomak, which shall not be unreasonably withheld)) in connection with any claim, action, suit, proceeding or investigation (an "Action") arising out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under the DGCL or the Company's Certificate of Incorporation, Bylaws or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Company's Certificate of Incorporation or Bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Lomak and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company. In the event of any Action, any Indemnified Party wishing to claim indemnification will promptly notify Lomak thereof (provided that failure to so notify Lomak will not affect the obligations of Lomak to provide indemnification except to the extent that Lomak shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, Lomak will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, Lomak may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from Lomak to the Indemnified Party of its election to assume the defense of an Action, Lomak will not be liable to the Indemnified Party in connection with the defense thereof, other than as provided below. Lomak will not settle any Action without the Indemnified Party's written consent (which consent will not be unreasonably withheld). The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from Lomak of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by Lomak, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and Lomak in the conduct of the defense of an action, or (iii) Lomak shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of Lomak. Notwithstanding the foregoing, Lomak will not be liable for any settlement effected without its written consent (which shall not be unreasonably withheld) and Lomak will not be obligated pursuant to this
Section 7.3(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

     (b) Lomak shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that Lomak may substitute therefor policies of substantially similar coverage and amounts with a comparably rated underwriter containing terms no less advantageous in any material respect to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six year period shall not exceed $600,000.

     (c) Lomak will cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     (d) The provisions of this Section 7.3 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     Section 7.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby.

     Section 7.5  Expenses.

     (a) All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein and except that both
(i) the filing fee in connection with the filing of the Registration Statement or Proxy Statement/Prospectus with the SEC and (ii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement/Prospectus will be shared equally by the Company and Lomak.

     (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

     Section 7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     Section 7.7 Publicity. Neither the Company, Lomak nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange. The parties agree to respond promptly to any press release or other announcement submitted for comment pursuant to this Section 7.7.

     Section 7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of the Company and Lomak required so to vote.

     Section 7.9 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

     Section 7.10 Consents. Each of Lomak, Merger Sub and the Company shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

     Section 7.11 Employee Matters; Benefit Plans. After the Effective Time, Lomak will provide to any employees of the Company who are employed by the Company as of the Effective Time (the "Retained Employees") the same base salary or wages provided to such employees prior to the Effective Time. From and after the Effective Time until January 1, 1999, Lomak will provide, or cause to be provided to, the Retained Employees employee plans that are comparable to the employee plans that Lomak provides to its similarly situated employees or provide coverage under existing Lomak benefit plans provided to similarly situated employees. Further, Lomak shall (i) waive, or cause to be waived, any preexisting condition limitations applicable to the Retained Employees under any group medical plan to the extent that a Retained Employee's condition would not have operated as a preexisting condition limitation under the Company's group medical plan, (ii) cause any employee pension benefit plan (as such term is defined in section 3(2) of ERISA) which is intended to be qualified under
Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with the Company and its predecessors to the extent such predecessor employment was recognized by the Company, and (iii) credit the Retained Employees under each other employee benefit plan or policy which is not described in clause (ii) above for their period of employment with the Company or its predecessors to the extent such predecessor employment was recognized by the Company, but not in excess of the maximum credit available to Lomak's employees under such plan or policy. At the Effective Time, Lomak shall assume, and shall, and shall cause the Surviving Corporation to, honor and perform all obligations of the Company under (i) the employment arrangements described in
Schedule 6.1(m), (ii) the Company's employment agreements with each of Michael
V. Ronca and Michael L. Harvey, as in effect on the date hereof and as may be amended in the manner described in Schedule 6.1(m), (iii) the Company Employee Plan and all Amended and Restated Non-Qualified Stock Option Agreements executed thereunder, as same may be amended as contemplated by Section 3.3 hereof and
(iv) the Company Director Plan and all stock option grant agreements executed thereunder, as the same may be amended as contemplated by Section 3.3 hereof.

     Section 7.12 Lomak Board. Lomak shall take action to cause the number of directors on the Lomak Board immediately after the Effective Time to be increased by two directors and shall cause the President of the Company and Chairman of the Board of the Company elected to the Board of Directors immediately after the Effective Time. Lomak agrees to nominate such newly appointed directors for election by Lomak's stockholders at Lomak's 1999 Annual Meeting of Stockholders.

     Section 7.13  Stockholders Meetings.

     (a) Approval of the Company Stockholders. The Company shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting") for the purpose of securing the Company Stockholder Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement/ Prospectus shall contain the recommendation of the Board of Directors of the Company that its stockholders approve the Merger, this Agreement and the transactions contemplated hereby, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby and to secure the Company Stockholder Approval, and (iv) cooperate and consult with Lomak with respect to each of the foregoing matters. The parties acknowledge that, in lieu of the Company Special Meeting, the Company Stockholder Approval may be obtained by the execution of written stockholder consents pursuant to Section 228 of the DGCL by the holders of at least a majority of the outstanding shares of Company Common Stock, and that in such event, the Registration Statement shall include an information statement with respect to the holders of Company Common Stock pursuant to Section 14(c) under the Exchange Act.

     (b) Approval of Lomak Stockholders. Lomak shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Lomak Special Meeting") for the purpose of securing the Lomak Stockholder Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Lomak Board of Directors that its stockholders approve the Stock Issuance and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Stock Issuance and to secure the Lomak Stockholder Approval, and (iv) cooperate and consult with the Company with respect to each of the foregoing matters. Lomak, as the sole stockholder of Merger Sub, has consented to the adoption of this Agreement by Merger Sub and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for this purpose.

     (c) Meeting Date. The Lomak Special Meeting and the Company Special Meeting shall be held on the same day unless otherwise agreed by Lomak and the Company.

     Section 7.14 Preparation of the Proxy Statement/Prospectus and Registration Statement.

     (a) Lomak and the Company shall promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/ Prospectus. Each of Lomak and the Company shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Lomak shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Lomak Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of shares of the Company Common Stock as may be reasonably requested in connection with any such action. The Company authorizes Lomak to utilize in the Registration Statement the information concerning the Company and its Subsidiaries provided to Lomak for the purpose of inclusion in the Proxy Statement/Prospectus. The Company shall have the right to review and comment on the form of proxy statement and prospectus included in the Registration Statement. Promptly after the effectiveness of the Registration Statement, each of Lomak and the Company shall cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Lomak shall advise the Company and the Company shall advise Lomak, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Lomak Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Prior to the Effective Time or the termination of this Agreement, each party shall consult with each other with respect to any material (other than the Proxy Statement/Prospectus) that constitutes a "prospectus" relating to the Merger within the meaning of the Securities Act. Lomak shall furnish such information concerning Lomak as is necessary to cause the Proxy Statement/Prospectus, insofar as it relates to Lomak, to be prepared in accordance with this Section 7.14. Lomak agrees promptly to advise the Company if at any time prior to the Company Special Meeting (or in the case of the delivery of an information statement pursuant to Section 14(c) under the Exchange Act, the date of mailing thereof) any information provided by Lomak in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission. The Company shall furnish Lomak such information concerning the Company and its Subsidiaries as is necessary to cause the Proxy Statement/Prospectus, insofar as it relates to the Company and its Subsidiaries, to be prepared in accordance with this Section 7.14. The Company agrees promptly to advise Lomak if at any time prior to the Lomak Special Meeting any information provided by the Company in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

     (b) Letter of Lomak's Accountants. Following receipt by Arthur Andersen LLP, Lomak's independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Lomak shall use all reasonable efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus. Lomak shall also use all reasonable efforts to obtain from Arthur Andersen LLP any consents of such firm required in connection with the filing of the Proxy Statement/Prospectus with the SEC.

     (c) Letter of the Company's Accountants. Following receipt by Deloitte & Touche LLP, the Company's independent auditors, of an appropriate request from Lomak pursuant to SAS No. 72, the Company shall use all reasonable efforts to cause to be delivered to Lomak a letter of Deloitte & Touche LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Lomak, in form and substance satisfactory to Lomak and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus. The Company shall also use all reasonable efforts to obtain from Deloitte & Touche LLP any consents of such firm required in connection with the filing of the Proxy Statement/Prospectus with the SEC.

     Section 7.15 Stock Exchange Listing. Lomak shall use all reasonable efforts to cause the Lomak Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, in each case, subject to official notice of issuance.

     Section 7.16 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

     (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12 or which relate to the consummation of the transactions contemplated by this Agreement;

     (d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

     (e) any Company Material Adverse Effect or Lomak Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Company Material Adverse Effect or a Lomak Material Adverse Effect, as the case may be.

     Section 7.17 Site Inspections. Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each of the parties hereto may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "Assessment") of any other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include, but not be limited to, a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "Inspecting Party") shall confer with the party whose operations, business or property is the subject of such Assessment (the "Inspected Party") regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment.

     Section 7.18 Chief Operating Officer. Immediately after the Effective Time, Michael V. Ronca shall be elected by the Lomak Board of Directors as Chief Operating Officer of Lomak.

     Section 7.19 Charter Amendments; Name. At the Effective Time, the name of Lomak shall be changed to "Range Resources Corporation" (the "Name Change"), and Lomak shall use all reasonable efforts to take such actions as are necessary to amend the Certificate of Incorporation of Lomak to reflect the Name Change; provided, however, that obtaining the requisite stockholder approval to effect the Name Change shall not constitute a condition to the obligations of either party to consummate the transactions contemplated by this Agreement.

     Section 7.20 Voting Agreement. Concurrently with the execution of this Agreement, Lomak shall enter into the Voting Agreement with the Principal Stockholder regarding, among other things, the voting of shares of Company Common Stock. Concurrently with the execution of this Agreement, Lomak and the

Principal Stockholder shall enter into the Stock Purchase Agreement, pursuant to which Lomak shall agree, on the terms and subject to the conditions set forth therein, to acquire at least 3,250,000 of the outstanding shares of Company Common Stock for $13.50 per share in cash.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

     (a) The Company Stockholder Approval and the Lomak Stockholder Approval shall have been obtained.

     (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

     (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall be effective at the Effective Time, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

     (d) Each of the Company and Lomak shall have obtained such permits, authorizations, consents, or approvals required to be obtained by such party (or its Subsidiaries or Affiliates) to consummate the transactions contemplated hereby.

     (e) The shares of Lomak Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

     (f) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired.

     Section 8.2 Conditions to the Obligations of Lomak and Merger Sub. The obligation of Lomak and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Lomak and Merger Sub, as the case may be, to the extent permitted by applicable law:

     (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, in each case except for such failures to be so true and correct (without giving effect for purposes of this Section 8.2(a) to the individual materiality standards otherwise contained in Article IV hereof) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement, and Lomak shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of this condition.

     (b) The transactions contemplated by the Stock Purchase Agreement shall have been consummated on or prior to the Effective Time in accordance with the terms thereof, and as a result of such transactions, Lomak shall have acquired at least 3,250,000 shares of outstanding Company Common Stock.

     Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

     (a) Each of Lomak and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of each of Lomak and Merger Sub contained in this Agreement, shall be true and correct in all respects, in each case except for such failures to be so true and correct (without giving effect for purposes of this Section 8.3(a) to the individual materiality standards otherwise contained in Article V hereof) which would not, individually or in the aggregate, reasonably be expected to have a Lomak Material Adverse Effect, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by this Agreement, and the Company shall have received a certificate of the President and Chief Executive Officer and Chief Financial Officer of Lomak and an executive officer and the chief financial officer of Merger Sub as to the satisfaction of this condition.

                                   ARTICLE IX

                                    SURVIVAL

     Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Closing.

     Section 9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Closing contained in this Agreement shall survive the Closing.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Lomak and the Company:

     (a) by the mutual written consent of the Boards of Directors of Lomak and the Company;

     (b) by either Lomak or the Company if the Effective Time shall not have occurred on or before October 31, 1998 (provided that the right to terminate this Agreement under this subsection (b) shall not be available to any party who at the time of the proposed termination is in material breach of any of its obligations under this Agreement);

     (c) by the Company, if there has been a material breach by Lomak or Merger Sub of any covenant or agreement set forth in this Agreement, the Voting Agreement or the Stock Purchase Agreement or if there shall be a breach by Lomak of any representation contained in Article V hereof that would result in a failure to satisfy the conditions set forth in Section 8.3(a), in each case which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Lomak of notice of such breach;

     (d) by Lomak, if there has been a material breach by the Company or the Principal Stockholder of any covenant or agreement set forth in this Agreement, the Voting Agreement or the Stock Purchase Agreement, or if there shall be a breach by the Company of any representation contained in Article IV hereof that would result in a failure to satisfy the conditions set forth in Section 8.2(a) or a material breach by the Principal Stockholder of the Voting Agreement or Stock Purchase Agreement, in each case which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by the Company or Principal Stockholder as applicable, of notice of such breach (the "Company Breach");

     (e) by either the Company or Lomak, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; or

     (f) by either the Company or Lomak, if the stockholder approvals referred to in Section 7.13 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

     Section 10.2 Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.5, 7.7 and 11.8 and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any willful breaches hereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

              To Lomak or Merger Sub:

              Lomak Petroleum, Inc.
              500 Throckmorton Street, Suite 1900
              Fort Worth, Texas 76102
              Attention: John H. Pinkerton
              Facsimile No.: (817) 870-2316

              With a copy to:

              Vinson & Elkins L.L.P.
              2300 First City Tower
              1001 Fannin
              Houston, Texas 77002-6760
              Attention: J. Mark Metts
              Facsimile No.: (713) 615-5605

              To the Company:

              Domain Energy Corporation
              16801 Greenspoint Park Drive, Suite 200
              Houston, Texas 77060
              Attention: Michael V. Ronca
              Facsimile No.: (281) 618-1977

              With copies to:

              Weil, Gotshal & Manges LLP
              700 Louisiana, Suite 1600
              Houston, Texas 77002
              Attention: James L. Rice III
              Facsimile No.: (713) 224-9511

              and:

              First Reserve Fund VII, Limited Partnership
              c/o First Reserve Corporation
              1801 California Street, Suite 4110
              Denver, Colorado 80202
              Attention: Thomas R. Denison
              Facsimile No.: (303) 382-1275

Any such notice or communication shall be deemed given (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (b) one Business Day after being deposited with a next-day courier, postage prepaid, or
(c) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     Section 11.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

     Section 11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     Section 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

     Section 11.6 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the Lomak Disclosure Schedules) represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

     Section 11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law.

     Section 11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     Section 11.9 No Third Party Beneficiaries. Except as provided in Section 7.3, no Person or entity other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

     Section 11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Company Disclosure Schedule and the Lomak Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Company Material Adverse Effect or a Lomak Material Adverse Effect, as applicable.

     Section 11.11 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the parties hereto. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Lomak, Merger Sub and the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.

     Section 11.12 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            LOMAK PETROLEUM, INC.

                                            By:    /s/ JOHN H. PINKERTON
                                              ----------------------------------
                                                      John H. Pinkerton
                                                President and Chief Executive
                                                            Officer

                                            DEC ACQUISITION, INC.

                                            By:    /s/ JOHN H. PINKERTON
                                              ----------------------------------
                                                      John H. Pinkerton
                                                          President

                                            DOMAIN ENERGY CORPORATION

                                            By:    /s/ MICHAEL V. RONCA
                                              ----------------------------------
                                                       Michael V. Ronca
                                                President and Chief Executive
                                                            Officer

                                                                         ANNEX B

                        VOTING AND STANDSTILL AGREEMENT

     VOTING AND STANDSTILL AGREEMENT ("Agreement") dated May 12, 1998, between Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), and First Reserve Fund VII, Limited Partnership, a Delaware limited partnership ("FRLP").

                              W I T N E S S E T H:

     WHEREAS, FRLP beneficially owns, and has the right to vote, 7,820,718 shares (the "Shares") of common stock, par value $.01 per share ("Domain Common Stock"), of Domain Energy Corporation, a Delaware corporation ("Domain"), which represent at least a majority of the shares of Domain Common Stock outstanding on the date hereof;

     WHEREAS, Lomak is prepared to enter into an Agreement and Plan of Merger with Domain (as amended from time to time, the "Merger Agreement") providing for the merger of a wholly owned subsidiary of Lomak into Domain and the conversion in such merger of each share of Domain Common Stock into the number of shares of common stock, par value $.01 per share, of Lomak (the "Lomak Common Stock") as set forth in the Merger Agreement (the "Merger");

     WHEREAS, pursuant to the Merger, FRLP would receive a substantial block of Lomak Common Stock;

     WHEREAS, FRLP fully supports the Merger and, in order to encourage Lomak to enter into the Merger Agreement with Domain, FRLP is willing to enter into certain arrangements with respect to (i) the Shares (ii) the shares of Lomak Common Stock to be beneficially owned by the FRLP Group as a result of the Merger and (iii) any shares of Lomak Common Stock beneficially owned by any member of the FRLP Group from time to time other than (x) the number of shares of Lomak Common Stock representing the excess on the date hereof of 19.9% of the outstanding shares of Lomak Common Stock over the number of shares of Lomak Common Stock to be beneficially owned by the FRLP Group in the aggregate as a result of the Merger and (y) any shares of Lomak Common Stock that may be acquired by any member of the FRLP Group as a result of any acquisition transaction, business combination or similar transaction other than the transactions contemplated by the Merger Agreement after the consummation of the Merger (the shares described in clauses (x) and (y) shall be collectively referred to herein as the "Exempt Lomak Shares" and any shares of Lomak Common Stock described in clauses (ii) and (iii) other than the Exempt Lomak Shares shall be referred to herein as the Lomak Shares);

     NOW THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Term. Except as otherwise expressly provided herein, the respective covenants and agreements of Lomak and FRLP contained in this Agreement will continue in full force and effect until the second anniversary of the consummation of the Merger (the "Termination Date"). This Agreement may be terminated by the mutual written agreement of the parties.

     2. FRLP's Support of the Merger. From the date hereof until April 30, 1999 or, if earlier, termination of this Agreement:

     (a) FRLP will not, directly or indirectly, sell, transfer, pledge or otherwise dispose of, or grant a proxy with respect to, any Shares to any person other than Lomak or its designee, or grant an option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing; provided, however, that if the Closing Date Market Price (as defined in the Merger Agreement and calculated as if the date of consummation of the Merger were the date of a proposed sale by FRLP) is greater than $17.00 per share, then FRLP may sell pursuant to transactions exempt under Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act") a number of Shares in the aggregate not greater than 1% of the number of outstanding shares of Domain Common Stock; provided further that in no event shall FRLP execute any sale that would result in FRLP's beneficially owning with power to vote less than an amount of Shares that, when added to the shares sold under the Stock Purchase Agreement, will aggregate a majority of the fully diluted shares of Domain Common Stock (assuming for such purposes the full exercise and conversion of all outstanding options, warrants and other rights to purchase shares of Domain Common Stock, regardless of whether such options, warrants or rights are then exercisable or "in-the-money").

     (b) Neither FRLP nor any other member of the FRLP Group will, and will cause their respective officers, directors, partners, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Domain or any subsidiary of Domain or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any third party, other than the transactions contemplated by the Merger Agreement or this Agreement (a "Domain Acquisition Proposal"), or (ii) engage in negotiations with, or disclose any nonpublic information relating to Domain or its subsidiaries, respectively, or afford access to Domain's or its subsidiaries' respective properties, books or records to, any person that may be considering making, or has made, a Domain Acquisition Proposal. FRLP shall promptly notify Lomak of all relevant terms of any such inquiries or proposals received by FRLP or any other member of the FRLP Group or by any such officer, director, partner, employee or other agent relating to any of such matters and if such inquiry or proposal is in writing, FRLP shall deliver or cause to be delivered to Lomak a copy of such inquiry or proposal. For purposes of this Agreement, the term "FRLP Group" shall collectively refer to FRLP, its general partner, First Reserve Corporation ("FRC"), managing directors and other senior officers of FRC and any affiliates or associates of any of the foregoing controlled by any of the foregoing; provided, however, that a person shall not be deemed a member of the FRLP Group if the only reason that such person would be deemed an affiliate or associate of FRLP is because it is a limited partner of FRLP.

     (c) FRLP agrees that FRLP will vote all Shares beneficially owned by FRLP
(i) in favor of the Merger and the Merger Agreement and (ii) subject to the provisions of paragraph (d) below, against any combination proposal or other matter that may interfere or be inconsistent with the Merger (including without limitation a Domain Acquisition Proposal). Without limiting the generality of the foregoing provisions of this paragraph (c), FRLP agrees to execute and deliver a stockholder consent pursuant to Section 228 of the Delaware General Corporation Law immediately following the execution of the Merger Agreement in favor of the Merger and Merger Agreement in form reasonably satisfactory to Domain, Lomak and their respective counsels.

     (d) FRLP agrees that, if requested by Lomak, it will not, and it will cause each member of the FRLP Group not to, attend or vote any Shares beneficially owned by any such person at any annual or special meeting of stockholders at which a Domain Acquisition Proposal is being considered, or execute any written consent of stockholders relating directly or indirectly to a Domain Acquisition Proposal, during such period.

     (e) FRLP shall take all affirmative steps reasonably requested by Lomak to indicate its full support for the Merger, and hereby consents to Lomak's announcement in any press release, public filing, advertisement or other document, that FRLP fully supports the Merger.

     (f) Lomak and FRLP agree that they shall use all reasonable efforts to seek the successful completion of the Merger in an expeditious manner including the preparation and filing of any necessary reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     (g) To the extent inconsistent with the provisions of this Section 2, each member of the FRLP Group hereby revokes any and all proxies with respect to such member's Shares or any other voting securities of Domain.

     3. FRLP's Ownership of Lomak Voting Securities. Following the consummation of the Merger and prior to the termination of this Agreement and subject to the further provisions hereof, no member of the

FRLP Group will, directly or indirectly, acting alone or in concert with others, without the prior written consent of Lomak's Board of Directors:

     (a) sell, transfer, pledge, distribute or otherwise dispose of, or grant a proxy with respect to, any Lomak Shares to any person other than Lomak or its designee, or grant any option with respect to any of the foregoing, or enter into any other agreement or arrangement with respect to any of the foregoing, except as follows (and the parties acknowledge that, solely for the purposes of this paragraph (a), "FRLP Group" will exclude managing directors and officers of FRC and any of their family members and family trusts created by any of such persons or family members, but will not exclude any other affiliates of such persons controlled by such persons):

          (i) after the consummation of the Merger, bona fide sales of Lomak Shares may be (x) made pursuant to a bona fide public offering otherwise satisfying the requirements of Section 4 of this Agreement registered under the Securities Act or (y) sold pursuant to Rule 144; provided that no sales of Lomak Shares shall be made under clause (y) to any person or related group of persons who would immediately thereafter, to the knowledge of any member of the FRLP Group, beneficially own or have the right to acquire Lomak Voting Securities representing more than 1% of the total combined voting power of all Lomak Voting Securities then outstanding; provided further that in connection with any such proposed sales the FRLP Group shall use all reasonable efforts to advise Lomak of such proposed sales at least two business days prior to such sales; and

          (ii) after the consummation of the Merger, FRLP may distribute all or a portion of the Lomak Shares to its partners in a pro rata distribution to the extent required by the current terms of the limited partnership agreement for FRLP, a copy of which has been provided to Lomak on or prior to the date hereof;

     (b) in any manner acquire, or attempt, seek or propose to acquire (or make any request for permission with respect thereto), beneficial ownership of any Lomak Voting Securities (other than any Exempt Lomak Shares) or any option with respect to the foregoing, or enter into any other agreement or arrangement with respect to the foregoing; provided, however, that the foregoing provisions of this paragraph (b) shall not restrict or prohibit any purchase or acquisition by any member of the FRLP Group of any Exempt Lomak Shares (as same may be adjusted or reconstituted by any stock splits, stock dividends. stock combinations, recapitalizations or similar corporate changes);

     (c) initiate, submit or otherwise solicit any stockholders of Lomak with respect to any proposal, including, without limitation, to seek the election or removal of one or more members of the Lomak Board of Directors, for the vote of stockholders of Lomak;

     (d) become a member of or in any way participate in a "group" (other than the FRLP Group) within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to any Lomak Voting Securities;

     (e) initiate or engage in, or induce or attempt to induce, or give encouragement to any other person to initiate or engage in, any acquisition or business combination proposal relating to Lomak, or any tender or exchange offer for Lomak Voting Securities, or any proxy contest or other proxy solicitation or change of control of Lomak (provided that the foregoing shall not restrict the FRLP Group's ability to sell Lomak Shares pursuant to the terms of this Agreement) or to communicate with, seek to advise, encourage or influence any person or entity, in any manner, with respect to the voting of any Lomak Voting Securities, or to become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to Lomak;

     (f) fail to be present in person or be represented by proxy at any stockholder meeting of Lomak so that all Lomak Shares of which it is the beneficial owner may be counted for the purpose of determining the presence of a quorum at any such meeting;

     (g) as a stockholder, vote or cause to be voted all Lomak Shares of which any member of the FRLP Group is the beneficial owner with respect to each matter submitted to Lomak's stockholders providing for, involving, expected to facilitate or that could reasonably be expected to result in a business combination or other change in control of Lomak that has not been approved by the Lomak Board of Directors (including without limitation the election or removal of one or more Lomak directors or one or more nominees for director proposed by the Lomak Board of Directors), in the manner recommended by the Lomak Board of Directors;

     (h) deposit any Lomak Shares in a voting trust, execute any written consent with respect to any such securities or subject any Lomak Shares to any arrangement or agreement with respect to the voting of such Lomak Shares (other than this Agreement); or

     (i) disclose any intention, plan or arrangement, or make any public announcement (or request permission to many any such announcement) inconsistent with the foregoing.

     4. Registration Rights.

     (a) RIGHT TO REQUEST REGISTRATION. At any time following the six-month anniversary of the consummation of the Merger and prior to the fourth anniversary of the consummation of the Merger, upon the written request of any member of the FRLP Group, Lomak will use all reasonable efforts promptly to file (but in any event within 90 days of such request) with the Securities and Exchange Commission ("Commission") a registration statement under the Securities Act, on such appropriate form as Lomak shall select, covering the Lomak Shares then proposed to be sold by such member of the FRLP Group and will use all reasonable efforts to cause such registration statement to become effective as soon as practicable following such request; provided, however, that Lomak will not be required to file any such registration statement during any period of time (not to exceed 60 days) when Lomak (i) is contemplating a public offering of the securities of Lomak or any subsidiary thereof and, in the judgment of the managing underwriter thereof (or Lomak, if such offering is not underwritten), such filing would have a material adverse effect on the contemplated offering,
(ii) is in possession of material information that it deems advisable not to then disclose in a registration statement, or (iii) is engaged in any program for the repurchase of Lomak Voting Securities which program cannot be suspended without material adverse financial effects to Lomak or without breaching any contractual obligations to which Lomak is subject; provided, however, that such suspension of the obligation to file such registration statement resulting from the occurrence of an event in clause (i), (ii) or (iii) or a series of similar or related events may not last in excess of 60 days without the consent of FRLP, which consent shall not be unreasonably withheld. In addition, Lomak shall not be required (i) to effect any registration pursuant to this Section 4(a) unless Lomak Shares representing at least 33% of the initial number of Lomak Shares (subject to adjustment for any stock splits, stock dividends. stock combinations, recapitalizations or similar corporate changes) are to be sold by the FRLP Group or if the sale of such Lomak Shares would violate Section 3(a)(ii) hereof, or (ii) to consummate at the request of FRLP and/or any member of the FRLP Group more than one registered offering under this Section 4(a). Notwithstanding the foregoing, Lomak shall not be obligated to effect more than one registration pursuant to this Section 4(a), but such obligation shall not be deemed to have been satisfied until the sale of the registered shares is consummated.

     (b) INCLUSION IN OTHER REGISTRATIONS. If Lomak shall at any time after the six-month anniversary of the consummation of the Merger and prior to the fourth anniversary of the consummation of the Merger propose the registration under the Securities Act of an offering of Lomak Voting Securities by Lomak solely for cash (regardless of whether for its own account, for the account of other security holders, or both), Lomak shall give notice as promptly as practicable of such proposed registration to FRLP, and Lomak will use all reasonable efforts to cause the offering of such Lomak Shares beneficially owned by the FRLP Group as FRLP shall request within 15 days after the receipt of such notice to be included, upon the same terms (including the method of distribution) in any such offering; provided, however, that (i) Lomak shall not be required to give notice or include such Lomak Shares in any such registration if the proposed registration is (A) a registration of a stock option or compensation plan or of securities issued or issuable pursuant to any such plan or (B) a registration of securities proposed to be issued in connection with a merger or consolidation or other business combination with another corporation or other person; (ii) Lomak shall not be required to include such number of Lomak Shares in any such registration as to which Lomak and FRLP are advised in writing by Lomak's investment banking firm that the inclusion of such Lomak Shares would in the opinion of such firm materially and adversely affect the successful marketing of the Lomak Voting Securities originally proposed to be offered and sold in such offering (provided, however, that the number of shares of Lomak Voting Securities to be sold by persons other than Lomak, including members of the FRLP Group, shall be reduced proportionately, based upon the number of shares proposed to be sold by such persons); and (iii) Lomak may, without the consent of FRLP, withdraw such registration statement and abandon the proposed offering in which FRLP has requested to participate, in which case Lomak shall have no obligations under this Section 4(b) with respect to the securities requested to be registered by FRLP.

     (c) TERMS AND CONDITIONS. The registration rights of FRLP pursuant to this
Section 4 are subject to the following terms and conditions:

          (i) The appropriate members of the FRLP Group shall provide Lomak with such information with respect to the Lomak Shares to be sold, the plans for the proposed disposition thereof and such other information regarding such Lomak Shares and their proposed disposition as shall, in the opinion of counsel for Lomak, be necessary to enable Lomak to include in such registration statement all material facts required to be disclosed with respect to the FRLP Group and the Lomak Shares to be sold.

          (ii) Lomak shall not be required to furnish any audited financial statements at the request of FRLP other than those statements customarily prepared at the end of its fiscal year, unless (A) FRLP shall agree to reimburse Lomak for the out-of-pocket costs incurred by Lomak in the preparation of such other audited financial statements or (B) such other audited financial statements shall be required by the Commission as a condition to declaring a registration statement effective under the Securities Act.

          (iii) In connection with any registration pursuant to Section 4(a) hereof, the appropriate members of the FRLP Group shall select the managing underwriter, if any, for offering related to such registration; provided, however, that the appropriate members of the FRLP Group shall consult with Lomak in connection with such selection. Nothing in this clause (iii) shall limit Lomak's ability to select any underwriter in connection with any registration effected pursuant to Section 4(b) hereof.

          (iv) Lomak and FRLP each agrees in connection with any registration of Lomak Shares contemplated by this Section 4 (i) to enter into an appropriate underwriting agreement containing terms and provisions in such agreements (including reasonable lock-up provisions and, to the extent consistent with the provisions hereof, indemnification and contribution provisions) and (ii) to provide the FRLP Group and its representatives with reasonable opportunity for due diligence.

     (d) REGISTRATION PROCEDURES.

     (i) If and whenever Lomak is required by the provisions of Sections 4(a) or 4(b) to use all reasonable efforts to effect the registration of any Lomak Shares under the Securities Act, Lomak will, as expeditiously as possible:

          (A) prepare and file with the Commission a registration statement, on Form S-3 or such other appropriate form as Lomak shall select, with respect to such securities and use all reasonable efforts to cause such registration statement to become and remain effective for a period of up to six months from the date on which the Commission declares such registration statement effective or such shorter period that will terminate when all Lomak Shares covered by such registration statement have been sold pursuant to such registration statement;

          (B) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (A) above and comply with the provisions of the Securities Act with respect to the disposition of all Link Shares covered by such registration statement in accordance with FRLP's intended method of disposition set forth in such registration statement for such period;

          (C) furnish to FRLP and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Lomak Shares covered by such registration statement;

          (D) use all reasonable efforts to register or qualify the Lomak Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as FRLP or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; provided, however, that Lomak shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

          (E) use all reasonable efforts to list the Lomak Shares covered by such registration statement with any securities exchange on which the Lomak Common Stock is then listed;

          (F) promptly notify FRLP and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which Lomak has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to FRLP and each underwriter under such registration statement a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Lomak Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (G) if the offering is underwritten and at the request of FRLP, use all reasonable efforts to furnish on the date that Lomak Shares are delivered to the underwriters for sale pursuant to such registration: (1) an opinion dated such date of counsel representing Lomak for the purposes of such registration, addressed to the underwriters and to FRLP, to such effects as reasonably may be requested by counsel for the underwriters or by FRLP or its counsel, and (2) a letter dated such date from the independent public accountants retained by Lomak, addressed to the underwriters and to FRLP covering such matters as are customarily covered in accountants' letters delivered to the underwriters in underwritten public offerings and such other matters as such underwriters reasonably may request; and

          (H) make available for inspection by FRLP, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by FRLP or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of Lomak, as such parties may reasonably request, and cause Lomak's officers, directors and employees to supply all information reasonably requested by FRLP or any such underwriter, attorney, accountant or agent in connection with such registration statement.

     (ii) In connection with each registration hereunder, FRLP will furnish to Lomak in writing such information requested by Lomak with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

     (iii) Lomak will permit FRLP to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to Lomak in writing, which in the reasonable judgment of FRLP, its counsel and Lomak should be included.

     (iv) Lomak will otherwise cooperate in such manner as may be reasonably requested by FRLP in the marketing of all Lomak Shares to be sold, including, without limitation, participating in any customary "road shows" and related presentations to prospective purchasers in connection therewith.

     (v) In connection with each registration pursuant to Sections 4(a) or 4(b) covering an underwritten public offering, Lomak and FRLP agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in underwritten offerings.

     (e) Expenses. Lomak shall pay for all expenses incurred by Lomak in complying with Sections 4(a) and 4(b), including, without, limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for Lomak, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the securities exchange upon which the common stock of Lomak is then listed, transfer taxes, fees of transfer agents and registrars and the reasonable fees and disbursements of counsel to FRLP in connection with such registration, but excluding any underwriting discounts and selling commissions applicable to the sale of Lomak Shares (which discounts and commissions shall be paid by FRLP).

     (f) INDEMNIFICATION AND CONTRIBUTION.

     (i) In the event of a registration of any of the Lomak Shares under the Securities Act pursuant to Sections 4(a) or 4(b), Lomak will indemnify and hold harmless FRLP, its officers and directors, each underwriter of such Lomak Shares thereunder and each other person, if any, who controls FRLP or such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which FRLP or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Lomak Shares were registered under the Securities Act pursuant to Sections 4(a) or 4(b), any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, (B) any blue sky application or other document executed by Lomak specifically for that purpose or based upon written information furnished by Lomak filed in any state or other jurisdiction in order to qualify any or all of the Lomak Shares under the securities laws thereof (any such application, document or information herein called a "Blue Sky Application"), (C) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (D) any violation by Lomak or its agents of any rule or regulation promulgated under the Securities Act applicable to Lomak or its agents and relating to action or inaction required of Lomak in connection with such registration, or (E) any failure to register or qualify the Lomak Shares in any state where Lomak or any of its agents has affirmatively undertaken or agreed in writing that Lomak will undertake such registration or qualification on FRLP's behalf (provided that in such instance Lomak shall not be so liable if it has undertaken its reasonable efforts so to register or qualify the Lomak Shares) and will reimburse FRLP and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Lomak will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by FRLP, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus, and provided further, that Lomak shall not be liable to any person who participates as an underwriter, in the offering or sale of Lomak Shares or any other person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage or liability arises out of or is based on such person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Lomak Shares to such person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of FRLP or any such director, officer, underwriter or controlling person and shall survive the transfer of such securities by FRLP.

     (ii) In the event of a registration of any of the Lomak Shares under the Securities Act pursuant to Sections 4(a) or 4(b), FRLP will indemnify and hold harmless Lomak, each person, if any, who control Lomak within the meaning of the Securities Act, each officer and director of Lomak, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which Lomak or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Lomak Shares were registered under the Securities Act pursuant to Sections 4(a) or 4(b), any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, (B) any Blue Sky Application and (C) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Lomak and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that FRLP will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to FRLP, as such, furnished in writing to Lomak by FRLP specifically for use in such registration statement or prospectus, and provided further, that the liability of FRLP hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Lomak Shares sold by FRLP under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by FRLP from the sale of Lomak Shares covered by such registration statement. Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations of FRLP hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this Section 4(d)(ii).

     (iii) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4(e) and shall only relieve it from any liability which it may have to such indemnified party under this
Section 4(e) if and to the extent the indemnifying party is prejudiced by such omission In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4(e) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     (iv) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any holder of Lomak Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 4(e) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4(e) provides for indemnification in such case, or (B) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 4(e), then, and in each case, Lomak and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportions so that FRLP is responsible for the portion represented by the percentage that the public offering price of its Lomak Shares offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and Lomak is responsible for the remaining portion; provided, however, that, in any such case, (A) FRLP will not be required to contribute any amount in excess of the public offering price of all such Lomak Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

     (f) RULE 144. Lomak will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder to the extent required from time to time to enable FRLP to sell the Lomak Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rule or regulation adopted by the Commission.

     (g) AVAILABILITY OF REGISTRATION RIGHTS TO FRLP GROUP. For purposes of this
Section 4, any reference to FRLP shall include members of the FRLP Group, unless the context otherwise requires.

     5. Legends, Stop Transfer Orders and Notice.

     (a) FRLP agrees to the placement on the certificates representing the Lomak Shares of the legends in substantially the following forms as well as any other legends required by applicable state or federal securities laws:

          "The securities represented by this certificate are subject to the provisions of a Voting and Standstill Agreement, dated May 11, 1998, between FRLP and Lomak, a copy of which is available for inspection at the office of the Secretary of Lomak."

          "These securities have not been registered under the Securities Act of 1933 or applicable state securities laws. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Lomak that such registration is not required or unless sold pursuant to Rule 144 of such Act."

     (b) FRLP shall provide to Lomak (i) prior notice, as promptly as reasonably practicable, of any planned acquisition by any member of the FRLP Group pursuant to an open market buying program of more than 1% of any class of Lomak Voting Securities in a two-week period, (ii) prior notice, as reasonably practicable, of privately-negotiated purchases or proposed purchases of blocks of 10,000 or more shares of Common Stock or equivalents of Lomak by any member of the FRLP Group; (iii) prior notice, as reasonably practicable, of filings under Sections 13(d), 13(e) and 14(d) of the Exchange Act by any member of the FRLP Group with respect to any class of Lomak Voting Securities; and (iv) prompt notice of purchases of every 1% of any class of Lomak Voting Securities by any member of the FRLP Group for which notice was not previously given. FRLP shall present promptly to Lomak all certificates representing Lomak Shares of which any member of the FRLP Group is now, or hereafter becomes, the beneficial owner for the placement thereon of the legend referred to in subsection (a) above; and

     (c) FRLP agrees to the entry of stop transfer orders with the transfer agent (or agents) and the registrar (or registrars) of Lomak Voting Securities against the transfer other than in compliance with the requirements of this Agreement of Lomak Shares.

     6. Nomination of Director. Notwithstanding any other provision in this Agreement with respect to the term of this Agreement, until the first date, if any, that FRLP ceases to beneficially own Lomak Common Stock in an aggregate amount equal or greater than 5% of the outstanding shares of Lomak Common Stock, Lomak will, in connection with each election of directors to the Lomak Board of Directors at an annual meeting of shareholders, nominate, as one of the director nominees proposed by Lomak, one individual designated by FRLP for election as a director; provided, however, that if a member of the FRLP Group already serves as a director of Lomak, then FRLP agrees that such person shall be FRLP's nominee pursuant to the provisions of this
Section 6. Notwithstanding the foregoing, in no event shall more than one member of the FRLP Group serve on the Lomak Board of Directors at any given time.

     7. Miscellaneous

     (a) NOTICES. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

               To Lomak:

           Lomak Petroleum, Inc.
           500 Throckmorton Street, Suite 1900
           Fort Worth, Texas 76102
           Attention: John H. Pinkerton
           Facsimile No.: (817) 870-2316

           With a copy to:

           Vinson & Elkins L.L.P.
           2300 First City Tower
           1001 Fannin
           Houston, Texas 77002-6760
           Attention: J. Mark Metts
           Facsimile No.: (713) 615-5605

           To FRLP:

           First Reserve Fund VII, Limited Partnership
           c/o First Reserve Corporation
           1801 California St., Suite 4110

           Denver, Colorado 80202
           Attention: Thomas R. Denison
           Facsimile No.: (303) 382-1275

           With a copy to:

           Gibson, Dunn & Crutcher LLP
           1801 California St., Suite 4100
           Denver, Colorado 80202
           Attention: Richard M. Russo
           Facsimile No.: (303) 296-5310

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or
(iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     (b) SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     (c) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     (d) INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

     (f) ENTIRE AGREEMENT. This Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

     (g) GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law.

     (h) ATTORNEYS' FEES. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     (i) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the parties hereto.

     (j) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (k) DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

     (i) AFFILIATE. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

     (ii) BENEFICIAL OWNER. A person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Lomak Voting Securities or Shares, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13-d(3) under the Exchange Act, as in effect on the date hereof, provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Lomak Voting Securities and/or Shares, as the case may be, that such person or any Affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

     (iii) DAY. The term "day" shall mean a calendar day, except that when a specified period shall terminate on a day other than a Business Day (a "Business Day" being any day other than a day on which banks are required or authorized to be closed in the City of New York) such period shall be extended until the next Business Day.

     (iv) LOMAK VOTING SECURITIES. "Lomak Voting Securities" includes Common Stock and any other securities of Lomak entitled to vote generally for the election of directors, and options and rights to acquire any such securities and securities convertible into, or exercisable or exchangeable for, such securities, in each case now or hereafter outstanding.

     (v) PERSON. A "person" shall mean any individual, firm, corporation, partnership, trust, limited liability company or other entity.

     (l) DUE AUTHORIZATION; NO CONFLICTS. FRLP hereby represents and warrants to Lomak as follows: FRLP has full power and authority to enter into this Agreement. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Limited Partnership or limited partnership agreement or other organizational documents of any member of the FRLP Group or
(ii) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which any member of the FRLP Group is a party or to which it is subject, (b) except as expressly contemplated herein, result in the creation of any lien, charge or other encumbrance on any Shares or Lomak Shares or (c) require any member of the FRLP Group to obtain the consent of any private nongovernmental third party. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or FRLP's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

     (m) SPECIFIC PERFORMANCE. Each party recognizes that its failure to carry out the terms of this Agreement could result in financial injury to the other party which would be substantial and not susceptible of measurement. Accordingly, each party agrees that the other party shall be entitled to (i) require such party specifically to perform its obligations under this Agreement and (ii) sue in any court of competent jurisdiction to obtain such specific performance.

     (n) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

                                          LOMAK PETROLEUM, INC.

                                          By:     /s/ JOHN H. PINKERTON
                                            ------------------------------------
                                                     John H. Pinkerton
                                               President and Chief Executive
                                                           Officer

                                          FIRST RESERVE FUND VII, LIMITED
                                            PARTNERSHIP

                                          By: First Reserve Corporation, its
                                              general partner

                                          By:     /s/ THOMAS R. DENISON
                                            ------------------------------------
                                                     Thomas R. Denison
                                                     Managing Director

                                                                         ANNEX C

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into on May 12, 1998, by and between Lomak Petroleum, Inc., a Delaware corporation ("Lomak"), and First Reserve Fund VII, Limited Partnership, a Delaware limited partnership ("FRLP").

                              W I T N E S S E T H:

     WHEREAS, FRLP beneficially owns shares of common stock, par value $.01 per share (the "Domain Common Stock"), of Domain Energy Corporation, a Delaware corporation ("Domain").

     WHEREAS, FRLP desires to sell to Lomak, and Lomak desires to purchase from FRLP, 3,250,000 shares of Domain Common Stock (the "Shares") on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Purchase and Sale. FRLP agrees to sell, assign, transfer, and convey to Lomak, and Lomak agrees to purchase, accept and receive from FRLP on July 1, 1998 (the "Effective Date"), the Shares at a price equal to $13.50 per Share, for an aggregate purchase price of $43,875,000 (the "Purchase Price"). On the Effective Date, Lomak shall deliver to FRLP the Purchase Price in immediately available funds and FRLP shall deliver to Lomak certificates representing all of the Shares, accompanied by stock powers duly executed in blank for transfer by the record holders thereof, together with such other documents and instruments, if any, as may be necessary to permit Lomak to acquire the Shares free and clear of any and all claims, liens, pledges, charges, encumbrances, security interests or other restrictions of any kind whatsoever adverse to Lomak (collectively, "Encumbrances"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Date the outstanding shares of Domain Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Shares to be sold pursuant hereto and the Purchase Price per share shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     2. Representations and Warranties of Lomak. Lomak hereby represents and warrants to FRLP that as of the date of this Agreement and the Effective Date:

     (a) Lomak is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by it;

     (b) The execution and delivery by Lomak of this Agreement, and the consummation of the transactions contemplated by this Agreement to be performed by Lomak, have been duly authorized by all necessary corporate action on the part of Lomak, and this Agreement will, when executed and delivered by FRLP, constitute a valid and binding obligation of Lomak, enforceable against Lomak in accordance with its terms;

     (c) There are no actions or proceedings pending or threatened against Lomak before any court or administrative agency which do or will adversely affect Link's ability to perform its obligations under this Agreement;

     (d) Neither this Agreement nor the consummation of the transactions contemplated herein conflict with or result in a breach, default or violation of
(i) any of the terms, provisions or conditions of the Certificate of Incorporation or Bylaws of Lomak or (ii) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which Lomak is a party or to which it is subject; and

     (e) No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or Lomak's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

     3. Representations and Warranties of FRLP. FRLP hereby represents and warrants to Lomak that as of the date of this Agreement and the Effective Date:

     (a) FRLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership authority to execute and deliver this Agreement and to perform all of the transactions contemplated by this Agreement to be performed by it;

     (b) The execution and delivery by FRLP of this Agreement, and the consummation of the transactions contemplated by this Agreement to be performed by FRLP, have been duly authorized by all necessary partnership action on the part of FRLP, and this Agreement will, when executed and delivered by Lomak, constitute a valid and binding obligation of FRLP, enforceable against FRLP in accordance with its terms;

     (c) FRLP has good and valid title to the Shares, and upon delivery of the Shares to Lomak against delivery by Lomak to FRLP of the Purchase Price as provided in this Agreement, Lomak will have good and valid title to, the Shares, free and clear of any and all Encumbrances, and the sole and unrestricted voting power and power of disposition with respect thereto;

     (d) There are no actions or proceedings pending or threatened against FRLP before any court or administrative agency which do or will adversely affect FRLP's ability to perform under this Agreement;

     (e) Neither this Agreement nor anything provided to be done hereunder, including, without limitation, the transfer of the Shares as herein contemplated will (i) conflict with or result in a breach, default or violation of (A) any of the terms, provisions or conditions of the Certificate of Limited Partnership or limited partnership agreement of FRLP or (B) any agreement, proxy, document, instrument, judgment, decree, order, governmental permit, certificate, license, law, statute, rule or regulation to which FRLP is a party or to which it is subject or (ii) result in the creation of any Encumbrance on any Shares; and

     (f) No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required to permit the execution and delivery of this Agreement or FRLP's performance of the terms of this Agreement or the validity or enforceability of this Agreement.

     4. Investment Representation and Acknowledgment of Lomak. Lomak acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and the Shares have not been approved by the Securities and Exchange Commission, the security commission of any state, or any other regulatory authority, nor have the merits of the Shares been passed upon by any regulatory authority. Lomak represents and warrants that it has independently assessed the risks of this investment and is purchasing the Shares from FRLP for investment only and not with a view or intent to resell or distribute all or any part of the Shares acquired from FRLP.

     5. Further Assurances. Each of the parties will, at any time, upon the request of any other party hereto, take, or cause to be taken, all actions and do, or cause to be done, all things (including without limitation executing, acknowledging and delivering any additional agreements, instruments and documents) as may be necessary, appropriate or advisable in order to consummate or make effective transactions contemplated by, this Agreement.

     6. Miscellaneous.

     (a) NOTICES. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

               To Lomak:

           Lomak Petroleum, Inc.
           500 Throckmorton Street, Suite 1900
           Fort Worth, Texas 76102
           Attention: John H. Pinkerton
           Facsimile No.: (817) 870-2316

           With a copy to:

           Vinson & Elkins L.L.P.
           2300 First City Tower
           1001 Fannin
           Houston, Texas 77002-6760
           Attention: J. Mark Metts
           Facsimile No.: (713) 615-5605

           To FRLP:

           First Reserve Fund VII, Limited Partnership
           c/o First Reserve Corporation
           1801 California St., Suite 4110
           Denver, Colorado 80202
           Attention: Thomas R. Denison
           Facsimile No.: (303) 382-1275

           With a copy to:

           Gibson, Dunn & Crutcher LLP
           1801 California St., Suite 4100
           Denver, Colorado 80202
           Attention: Richard M. Russo
           Facsimile No.: (303) 296-5310

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or
(iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     (b) SEPARABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     (c) ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     (d) INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

     (f) ENTIRE AGREEMENT. This Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

     (g) GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law.

     (h) ATTORNEYS' FEES. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     (i) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the parties hereto.

     (j) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (k) SPECIFIC PERFORMANCE. Each party recognizes that its failure to carry out the terms of this Agreement could result in financial injury to the other party which would be substantial and not susceptible of measurement. Accordingly, each party agrees that the other party shall be entitle to (i) require such party specifically to perform its obligations under this Agreement and (ii) sue in any court of competent jurisdiction to obtain such specific performance.

     (l) WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

                                          LOMAK PETROLEUM, INC.

                                          By:     /s/ JOHN H. PINKERTON
                                            ------------------------------------
                                                     John H. Pinkerton
                                               President and Chief Executive
                                                           Officer

                                          FIRST RESERVE FUND VII, LIMITED
                                            PARTNERSHIP

                                          By: First Reserve Corporation, its
                                              general partner

                                          By:     /s/ THOMAS R. DENISON
                                            ------------------------------------
                                                     Thomas R. Denison
                                                     Managing Director

                                                                         ANNEX D

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

May 12, 1998

Board of Directors
Domain Energy Corporation
16801 Greenspoint Park Drive
Houston, Texas 77060

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of Domain Energy Corporation ("Domain") from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger dated May 12, 1998, as amended as of May 12, 1998 (the "Merger Agreement"), by and among Lomak Petroleum, Inc. ("Lomak"), DEC Acquisition, Inc., a wholly owned subsidiary of Lomak ("Merger Sub"), and Domain. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Domain (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.01 share, of Domain (the "Domain Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.01 per share, of Lomak (the "Lomak Common Stock") equal to the quotient of (i) $14.50 divided by (ii) the average of the closing sales prices of Lomak Common Stock during the period of the 15 most recent trading days ending on the third business day prior to the closing date for the Merger (the number of shares of Lomak Common Stock into which shares of Domain Common Stock will be so converted in the Merger, the "Exchange Ratio"); provided that in no event will the Exchange Ratio be greater than
1.2083 or less than 0.8529.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Domain and Lomak. We have also reviewed certain other information relating to Domain and Lomak, including financial forecasts and reserve reports, provided to us by Domain and Lomak, and have met with the managements of Domain and Lomak to discuss the businesses and prospects of Domain and Lomak.

We have also considered certain financial and stock market data of Domain and Lomak, and we have compared those data with similar data for other publicly held companies in businesses similar to Domain and Lomak, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Domain and Lomak as to the future financial performance of Domain and Lomak and the strategic benefits anticipated to result from the Merger. We also have assumed that the reserve reports reviewed by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of Domain and Lomak. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Domain and Lomak, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and

Board of Directors
Domain Energy Corporation
May 12, 1998
Page 2

can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of the Lomak Common Stock when issued pursuant to the Merger or the prices at which the Lomak Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Merger, nor were we requested to, and we did not, solicit third party indications of interest in acquiring all or any part of Domain.

We have acted as financial advisor to Domain in connection with this opinion and will receive a fee upon the delivery of this opinion. In the past, we have provided financial services to Domain, Lomak and certain of their respective affiliates unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Domain and Lomak for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Domain in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder with respect to any matters relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Domain Common Stock from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX E

                    [LETTERHEAD OF PAINEWEBBER INCORPORATED]

May 12, 1998

Board of Directors
Lomak Petroleum, Inc.
500 Throckmorton
Fort Worth, Texas 76102

Gentlemen:

     Lomak Petroleum, Inc. (the "Company" or "Lomak") and Domain Energy Corporation (the "Subject Company" or "Domain") propose to enter into an agreement and plan of merger (the "Agreement") pursuant to which Lomak will form a new subsidiary that will merge into Domain (the "Merger"). In connection with the Merger, each share of Domain common stock issued and outstanding immediately prior to the effectiveness of the Merger shall be converted into a number of shares of common stock, par value $.01 per share, of Lomak ("Lomak Common Stock") equal to the Exchange Ratio. The Exchange Ratio shall be equal to the quotient of (i) $14.50 divided by (ii) the Closing Date Market Price (rounded to four decimal places); provided, however, that in no event shall the Exchange Ratio be greater than 1.2083 nor less than 0.8529. The term "Closing Date Market Price" shall mean the average of the closing sales price of Lomak Common Stock, rounded to four decimal places, as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal during the period of the 15 most recent trading days ending on the third business day prior to the closing date.

     You have asked us whether or not, in our opinion, the proposed Exchange Ratio is fair to the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Subject Company's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1997;

          (2) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1997;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Company and the Company, furnished to us by the Subject Company and the Company, respectively;

          (4) Conducted discussions with members of senior management of the Subject Company and the Company concerning their respective businesses and prospects;

          (5) Reviewed the historical market prices and trading activity for the Subject Company shares and the Company shares and compared them with that of certain publicly traded companies which we deemed to be relevant;

          (6) Compared the results of operations of the Subject Company and the Company with that of certain companies which we deemed to be relevant;

          (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (8) Considered the pro forma effect of the Merger on the Company's capitalization ratios and earnings and cash flow per share;

          (9)  Reviewed a draft of the Agreement dated May 8, 1998; and

          (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Subject Company and the Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company and the Subject Company as to the future performance of the Company and the Subject Company, respectively. We have also relied upon assurances of the management of the Company and the Subject Company, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Subject Company nor have we been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that (i) the Merger will be accounted for under the purchase method of accounting and (ii) any material liabilities (contingent or otherwise, known or unknown) of the Company and the Subject Company are as set forth in the consolidated financial statements of the Company and the Subject Company, respectively. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the shareholders of the Subject Company may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

     In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and the Subject Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will be receiving a fee in connection with the rendering of this opinion. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Company and the Subject Company and have received fees for rendering these services.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio is fair to the Company from a financial point of view.

     This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated, provided, however, that this letter may be reproduced in full in the Proxy Statement and Registration Statement related to the Merger.

                                          Very truly yours,

                                          /s/ PAINEWEBBER INCORPORATED

                                                                    EXHIBIT 99.1



                             LOMAK PETROLEUM, INC.

                           PROXY FOR SPECIAL MEETING
                         CALLED FOR ____________, 1998
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         John H. Pinkerton and Thomas W. Stoelk, and either of them, with full power of substitution, are hereby authorized as attorneys and proxies of the undersigned to represent and to vote the common stock of the undersigned at the Special Meeting of Stockholders of Lomak Petroleum, Inc. (the "Company") to be held at the ___________, Fort Worth, Texas on _____________, 1998, at _______
_.m., Fort Worth time, and any adjournment(s) thereof (the "Special Meeting"), with authority to vote as follows:

1. PROPOSAL to approve the issuance (the "Stock Issuance") of shares of the Company's common stock pursuant to the Agreement and Plan of Merger dated as of May 12, 1998, as amended (the "Merger Agreement"), among the Company, DEC Acquisition, Inc., and Domain Energy Corporation.

[   ] FOR                      [   ] AGAINST                     [   ] ABSTAIN

2. PROPOSAL to approve an amendment to the Company's Certificate of Incorporation to change the Company's name to "Range Resources Corporation" (the "Name Change").

[   ] FOR                      [   ] AGAINST                     [   ] ABSTAIN

         THE STOCK ISSUANCE AND NAME CHANGE ARE SEPARATE PROPOSALS TO BE VOTED ON SEPARATELY. THE PROPOSALS ARE NOT CONTINGENT ON EACH OTHER, AND THE FAILURE TO ADOPT ONE PROPOSAL WILL NOT CONSTITUTE A FAILURE TO ADOPT THE OTHER PROPOSAL IF THE REQUISITE STOCKHOLDER VOTE FOR THE OTHER PROPOSAL IS OTHERWISE OBTAINED.

         In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters as may properly come before such meeting and any adjournment(s) thereof.

         THIS PROXY, IF PROPERLY SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE STOCK ISSUANCE AND THE NAME CHANGE AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.



                                        ----------------------------------------



                                        ----------------------------------------


                                        DATED                             , 1998
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                                        [Please sign exactly as name appears
                                        hereon and return in accompanying
                                        postage-prepaid envelope.  When signing
                                        as attorney, executor, administrator,
                                        trustee, guardian, etc., give full
                                        title of such.  For joint accounts,
                                        each joint owner should sign.]